As filed with the Securities and Exchange Commission on February 9, 2023

Registration No. 333-269150

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Lanvin Group Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	2300	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3701-02, Tower S2, Bund Finance Center,

600 Zhongshan Rd East No.2,

Shanghai, 200010, China

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howie Farn, Esq.

Freshfields Bruckhaus Deringer

55th Floor, One Island East, Taikoo Place

Quarry Bay

Hong Kong

Tel: +852 2913 2797

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, or SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2023

PRELIMINARY PROSPECTUS

Lanvin Group Holdings Limited

Primary Offering of

31,979,969 Ordinary Shares Underlying Warrants

15,000,000 Ordinary Shares Underlying Convertible Preference Share

Secondary Offering of

153,735,526 Ordinary Shares

11,280,000 Warrants to Purchase Ordinary Shares

This prospectus relates to the offer and sale by us of (i) up to 20,699,969 of our ordinary shares, par value $0.000001 per share (“Ordinary Shares”) that are issuable by us upon the exercise of 20,699,969 Public Warrants (as defined below) that were previously registered, (ii) up to 11,280,000 Ordinary Shares that are issuable by us upon the exercise of 11,280,000 Private Placement Warrants (as defined below) and (iii) up to 15,000,000 Ordinary Shares that are issuable by us upon the conversion of one Convertible Preference Share (as defined below) that was issued by us to Meritz Securities Co., Ltd (“Meritz”) in exchange for one FFG Collateral Share (as defined below) issued to Meritz by Fosun Fashion Group (Cayman) Limited (“FFG”) on a private placement basis at a price of $1.00 per share pursuant to Meritz’s subscription agreement.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”) of (A) up to 153,735,526 Ordinary Shares, consisting of (i) up to 15,327,225 Ordinary Shares that were issued on a private placement basis at a price of $10.00 per share to the PIPE Investors (as defined below) in connection with our Business Combination (as defined below) pursuant to their subscription agreements (“PIPE Shares”), (ii) up to 4,500,000 Ordinary Shares that were issued to Aspex Master Fund (“Aspex”) pursuant to its forward purchase agreement, which are comprised of (a) 4,000,000 Ordinary Shares issued in exchange for the 4,000,000 Class A ordinary shares of Primavera Capital Acquisition Corporation (“PCAC”) that were issued to Aspex by PCAC on a private placement basis at a price of $10.00 per share (assuming no value is assigned to Private Placement Warrants originally issued to Aspex referred to in clause (B) below), and (b) 500,000 Ordinary Shares issued in exchange for the 500,000 Class B ordinary shares of PCAC, or founder shares, that were transferred to Aspex by Primavera Capital Acquisition LLC (the “Sponsor”) on a private placement basis for no consideration, (iii) up to 4,999,999 Ordinary Shares that were issued to Meritz in exchange for the 18,569,282 ordinary shares of FFG issued to Meritz by FFG on a private placement basis at a price of approximately $2.69 per share (or an effective price of $10.00 per share, as adjusted for the Exchange Ratio) pursuant to Meritz’s subscription agreement, (iv) up to 97,628,302 Ordinary Shares that were issued to certain other shareholders of FFG (“FFG Selling Securityholders”) in exchange for the 362,577,510 FFG ordinary shares issued to FFG Selling Securityholders by FFG on a private placement basis at a weighted average price of $1.41 per share (calculated based on the applicable exchange rate at the time of the investments, or an effective price of $5.24 per share, as adjusted for the Exchange Ratio) pursuant to their subscription agreements, (v) up to 5,000,000 Ordinary Shares that were issued to the Sponsor in exchange for the 5,000,000 Class B ordinary shares of PCAC issued to the Sponsor by PCAC at an effective price of $0.005 per share, as further described in the immediately following paragraph, (vi) up to 11,280,000 Ordinary Shares issuable upon the exercise of Private Placement Warrants, and (vii) up to 15,000,000 Ordinary Shares issuable upon the conversion of one Convertible Preference Share and (B) up to 11,280,000 Warrants originally issued on a private placement basis, each exercisable for one Ordinary Share at an exercise price of $11.50 per share (“Private Placement Warrants”), which are comprised of (i) up to 1,000,000 Private Placement Warrants that were originally issued to Aspex pursuant to its forward purchase agreement and (ii) up to 10,280,000 Private Placement Warrants that were originally issued to the Sponsor at a price of $1.00 per warrant in connection with PCAC’s initial public offering.

The Sponsor paid $25,000, or approximately $0.002 per share, to cover certain of offering and formation costs of PCAC in exchange for 12,350,000 founder shares (after giving effect to all rounds of share recapitalization). The Sponsor transferred (i) an aggregate of 335,625 founder shares to PCAC’s independent directors for an aggregate purchase price of $985, or approximately $0.003 per share, and (ii) an aggregate of 1,000,000 founder shares to Aspex and Sky Venture Partners L.P. (“Sky Venture”) pursuant to their forward purchase agreements for no consideration. After giving effect to such transfers, the Sponsor held 11,014,375 founder shares immediately prior to the consummation of PCAC’s initial public offering. Immediately prior to the consummation of our Business Combination, the Sponsor surrendered 6,014,375 founder shares to PCAC for no consideration pursuant to a letter agreement entered into in December 2022, following which the number of founder shares held by the Sponsor was reduced to 5,000,000. We issued 5,000,000 Ordinary Shares in exchange for the 5,000,000 founder shares held by the Sponsor. This resulted in an effective price of approximately $0.005 per share for the Ordinary Shares received by the Sponsor and being registered for resale by the Sponsor pursuant to this registration statement.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We are registering these securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Private Placement Warrants or interests in our Ordinary Shares or Private Placement Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

The Ordinary Shares received by FFG Selling Securityholders and Meritz in exchange for the FFG ordinary shares, are subject to contractual lock-up restrictions that prohibit them from selling such Ordinary Shares at this time. The 5,000,000 Ordinary Shares and 10,280,000 Private Placement Warrants (or the Ordinary Shares issuable by us upon the exercise of Private Placement Warrants) held by the Sponsor are also subject to contractual lock-up restrictions. See the section entitled “Plan of Distribution.”

On December 14, 2022, we consummated the business combination (the “Business Combination”) contemplated by that certain business combination agreement, dated as of March 23, 2022, and as amended on October 17, 2022, October 20, 2022, October 28, 2022 and December 2, 2022, entered into by and among Lanvin Group Holdings Limited, FFG and PCAC, among others. As a result of the Business Combination, PCAC has ceased to exist and the surviving company from the Mergers (as defined below) has become our wholly-owned subsidiary.

In connection with the Business Combination, holders of 40,591,779 PCAC public shares exercised their right to redeem their shares for cash at a price of approximately $10.12 per share, for an aggregate price of $410.8 million, which represented approximately 98.0% of the total PCAC public shares then outstanding. The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 86.4% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants and conversion of one Convertible Preference Share into 15,000,000 Ordinary Shares), and Private Placement Warrants being offered for resale pursuant to this prospectus represent approximately 35.3% of our current total outstanding Warrants. Upon expiration of the contractual lock-up restrictions mentioned above, the Selling Securityholders, including Fosun International Limited (who is a beneficial owner of approximately 64.9% of our total issued and outstanding Ordinary Shares), will be able to sell all of their shares registered for resale hereunder for so long as this registration statement of which this prospectus forms a part is available for use. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to this registration statement, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Ordinary Shares or Warrants or result in a significant decline in the public trading price of our Ordinary Shares or Warrants. As described above, the Selling Securityholders acquired the Ordinary Shares covered by this prospectus at prices ranging from $0.005 per share to $10.00 per share. By comparison, the offering price to public shareholders in PCAC’s initial public offering was $10.00 per unit, which consisted of one share and one-half of one warrant. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price of Ordinary Share is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. For example, based on the closing price of our Ordinary Shares referenced below, (i) FFG Selling Securityholders may experience weighted average profit of $1.44 per share, or approximately $140.6 million in the aggregate for selling the 97,628,302 Ordinary Shares they received and (ii) the Sponsor may experience profit of $6.675 per share, or approximately $33.4 million in the aggregate for selling the 5,000,000 Ordinary Shares it received.

We will not receive any proceeds from the sale of the securities by the Selling Securityholders, except with respect to amounts received by us upon exercise of Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $367.8 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Warrants is $11.50 per share, subject to adjustment. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the Existing Warrant Agreement and the Warrant Assignment, Assumption and Amendment Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Ordinary Shares and Warrants are listed on the New York Stock Exchange, or NYSE, under the trading symbols “LANV” and “LANV-WT,” respectively. On February 7, 2023, the closing prices for our Ordinary Shares and Warrants on the NYSE were $6.68 per share and $0.24 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. In addition, we are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Implications of Being a Foreign Private Issuer and a Controlled Company.”

We are a Cayman Islands holding company, and our operations are conducted by our subsidiaries organized in various jurisdictions, including China. The securities offered herein are our securities, not securities of such operating subsidiaries. We may face various legal and operational risks and uncertainties associated with having a portion (approximately 13.8% of our revenues in 2021) of our operations conducted in the Greater China region through our Chinese subsidiaries. For example, we may be subject to complex and evolving laws and regulations in China. The PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas by and/or foreign investment in China-based issuers, including regulatory uncertainties related to the use of variable interest entities, tightened supervision over China-based issuers listed overseas, oversight on cybersecurity and data security, and expanded efforts in anti-monopoly enforcement. Although we do not use any variable interest entities, we may face risks associated with regulatory approvals on offerings conducted overseas by, and foreign investment in, China-based issuers and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses in China, accept foreign investments, or list on a U.S. or other foreign exchange outside of China. These risks could result in a material adverse change in our operations and the value of our securities, significantly limit or completely hinder our ability to offer, or continue to offer, securities to investors or cause the value of such securities to significantly decline.

We may be subject to the risk of trading prohibitions under the Holding Foreign Companies Accountable Act, or the HFCA Act. Our independent auditor, Grant Thornton Zhitong Certified Public Accountants LLP, is an independent registered accounting firm based in mainland China. Pursuant to the HFCA Act and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined is unable to inspect and investigate completely for two consecutive years, the Securities and Exchange Commission, or the SEC, will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. In August 2022, the PCAOB signed a Statement of Protocol with the relevant PRC authorities governing inspections and investigations of audit firms based in China, pursuant to which the PCAOB determined that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong in December 2022 and vacated its December 16, 2021 determinations to the contrary. However, there can be no assurance that the PCAOB will continue to have such access. Should PRC authorities fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination, which may affect our ability to maintain the listing of our securities on the U.S. national securities exchanges, including the NYSE, and the trading of them in the over-the-counter trading market. A delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our securities. For details, see “Risk Factors—Risks Related to Our Business and Industry—Our ability to maintain the listing of our securities on the NYSE may be dependent on the PCAOB’s continued access to inspect our independent auditors.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED             , 2023

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Lanvin Group,” “the Company” and “our Company” refer to Fosun Fashion Group (Cayman) Limited and its consolidated subsidiaries, prior to the consummation of the Business Combination and to Lanvin Group Holdings Limited, or LGHL, and its consolidated subsidiaries following the Business Combination, as the context requires. The term “PCAC” refers to Primavera Capital Acquisition Corporation prior to the consummation of the Business Combination.

FINANCIAL STATEMENT PRESENTATION

LGHL

We are qualified as a “foreign private issuer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act and we prepare our financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB.

FFG

The unaudited interim condensed consolidated financial statements of FFG and its subsidiaries as of June 30, 2022 and for the six months ended June 30, 2022 and 2021 and the audited consolidated financial statements of FFG and its subsidiaries as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 included in this prospectus have been prepared in accordance with IFRS as issued by the IASB and are reported in EUR.

PCAC

The historical financial statements of PCAC were prepared in accordance with the generally accepted accounting principles in the United States, or U.S. GAAP and are reported in U.S. Dollars.

We refer in various places in this prospectus to contribution profit, adjusted EBITDA and adjusted EBIT, which are non-IFRS financial measures that are more fully explained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.” The presentation of non-IFRS information is not meant to be considered in isolation or as a substitute for our audited consolidated financial results prepared in accordance with IFRS.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to industry data, information and statistics regarding the markets in which we compete from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. We have supplemented this information where necessary with our own internal estimates, considering publicly available information about other industry participants and our management’s best view as to information that is not publicly available. This information appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus. We have taken such care as we consider reasonable in the extraction and reproduction of information from such data from third party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. We are responsible for the industry and market data contained in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including, but not limited to, those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us. Therefore, you should not place undue reliance on these forecasts or estimates.

v

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. Forward-looking statements include all statements that are not historical statements of fact and statements regarding, but not limited to, our expectations, hopes, beliefs, intention or strategies of regarding the future. You can identify these statements by forward-looking words such as “may,” “expect,” “predict,” “potential,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” “will,” “would” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	changes adversely affecting the business in which we are engaged;

•	our projected financial information, anticipated growth rate, profitability and market opportunity may not be an indication of our actual results or our future results;

•	management of growth;

•	the impact of COVID-19 or similar public health crises on our business;

•	our ability to safeguard the value, recognition and reputation of our brands and to identify and respond to new and changing customer preferences;

•	the ability and desire of consumers to shop;

•	our ability to successfully implement our business strategies and plans;

•	our ability to effectively manage our advertising and marketing expenses and achieve desired impact;

•	our ability to accurately forecast consumer demand;

•	high levels of competition in the personal luxury products market;

•	disruptions to our distribution facilities or our distribution partners;

•	our ability to negotiate, maintain or renew our license agreements;

•	our ability to protect our intellectual property rights;

•	our ability to attract and retain qualified employees and preserve craftmanship skills;

•	our ability to develop and maintain effective internal controls;

•	general economic conditions;

•	the result of future financing efforts; and

•	other factors discussed elsewhere in this prospectus, including the section entitled “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section as well as any other cautionary statements contained herein. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires in this prospectus:

“Amended Articles” means the amended and restated memorandum and articles of association of the Company.

“Business Combination” or “Transactions” means the Mergers and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 23, 2022 and as amended October 17, 2022, October 20, 2022, October 28, 2022 and December 2, 2022, by and among PCAC, FFG, LGHL, Lanvin Group Heritage I Limited (“Merger Sub 1”) and Lanvin Group Heritage II Limited (“Merger Sub 2”).

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“China” and the “PRC” means the People’s Republic of China, including the Hong Kong Special Administrative Region and the Macau Special Administrative Region (unless the context otherwise requires) but excluding, for the purposes of this prospectus only, Taiwan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Convertible Preference Share” means, upon the completion of the Share Subdivision and Redesignation, the convertible preference share, par value $0.000001 per share, of the Company, which is convertible into an aggregate number of up to 15,000,000 Non-Voting Ordinary Shares and/or Ordinary Shares (subject to adjustment as a result of any share subdivision or consolidation of the shares of LGHL) at the election of Meritz upon the occurrence of certain events.

“Existing Warrant Agreement” means certain warrant agreement, dated January 21, 2021, by and between PCAC and Continental Stock Transfer & Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing the price per FFG’s share (i.e. $2.6926188) by $10.00.

“FFG Collateral Share” means the preferred collateral share, par value EUR0.0001 per share, of FFG purchased by Meritz pursuant to the Meritz Private Placement Subscription Agreement (as defined below), which was automatically canceled in exchange for the right to receive one Convertible Preference Share at the Second Merger Effective Time.

“Fosun Group” means Fosun International and its affiliates.

“Fosun International” or “Fosun” means Fosun International Limited, a company incorporated in Hong Kong with limited liability.

“founder shares” or “PCAC Class B ordinary shares” means Class B ordinary shares of PCAC, par value US$0.0001 per share initially purchased by the Sponsor in a private placement prior to PCAC’s initial public offering.

“Initial Merger Effective Time” means the time when the plan of Initial Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by FFG and PCAC in writing and specified in the plan of Initial Merger (being not later than the 90th day after registration by the Registrar of Companies of the Cayman Islands).

“Investor Rights Agreement” means the investor rights agreement in substantially the form attached as an exhibit to the Business Combination Agreement.

“IRS” means the Internal Revenue Service of the United States.

“Non-Voting Ordinary Shares” means, upon the completion of the Share Subdivision and Redesignation, the non-voting ordinary shares, par value $0.000001 per share, of the Company, that have no voting right but otherwise rank pari passu with Ordinary Shares.

“Mergers” means each of: (i) the merger of PCAC with and into Merger Sub 1, with Merger Sub 1 surviving such merger (the “Initial Merger”); (ii) the merger of Merger Sub 2 with and into FFG, with FFG surviving such merger (FFG is referred to for the periods from and after the Second Merger Effective Time as the “Surviving Company”) (the “Second Merger”); and (iii) the subsequent merger of Merger Sub 1 as the surviving company of the Initial Merger with and into the Surviving Company as the surviving company of the Second Merger, with the Surviving Company surviving such merger (the “Third Merger”). Pursuant to the Mergers, prior unitholders, shareholders and warrant holders of PCAC and FFG received securities of LGHL, and the surviving company became a wholly owned subsidiary of LGHL.

“Meritz” means Meritz Securities Co., Ltd, a Korean incorporated investment fund.

“Meritz Investment” means the $50 million equity investment by Meritz pursuant to the Meritz Private Placement Subscription Agreement.

“Meritz Private Placement Subscription Agreement” means the subscription agreement, dated October 16, 2022, entered into by and among FFG, LGHL and Meritz, pursuant to which Meritz agreed to, among other things, subscribe for, and FFG agreed to issue to Meritz 18,569,282 ordinary shares of FFG at a subscription price of $49,999,999 and the FFG Collateral Share at a subscription price of $1, which agreement terminated upon the closing of our Business Combination.

“Meritz Relationship Agreement” means the relationship agreement, dated October 19, 2022, entered into between LGHL and Meritz and setting forth certain rights and obligations of LGHL and Meritz as the holder of Ordinary Shares and the Convertible Preference Share.

“Ordinary Shares” means (i) prior to the Share Subdivision and Redesignation ordinary shares, par value $1.00 per share, of the Company, and (ii) upon the completion of the Share Subdivision and Redesignation, ordinary shares, par value $0.000001 per share, of the Company.

“Private Placement Warrants” means the 11,280,000 warrants originally issued by LGHL on a private placement basis, each exercisable for one Ordinary Share at an exercise price of $11.50 per share, which are substantially identical to Public Warrants, subject to certain limited exceptions.

“Public Warrants” means the 20,699,969 warrants issued by LGHL as part of the Business Combination and listed on NYSE, each of which is exercisable for one Ordinary Share at an exercise price of $11.50 per share, in accordance with its terms.

“Second Merger Effective Time” means the time when the plan of Second Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by FFG and PCAC in writing and specified in the plan of Second Merger (being not later than the 90th day after registration by the Registrar of Companies of the Cayman Islands).

“Securities Act” means the Securities Act of 1933, as amended.

“Share Subdivision and Redesignation” means the share subdivision and redesignation that was effected by LGHL at the Closing and immediately prior to the Initial Merger Effective Time, such that each authorized, issued and unissued share of LGHL of a par value of $1.00 is subdivided on a 1,000,000:1 basis into 1,000,000 shares of LGHL of a par value $0.000001 each and (ii) a re-designation of shares such that the authorized share capital of LGHL is $50,000 divided into 49,984,999,999 Ordinary Shares with a par value of $0.000001 each, 15,000,000 Non-Voting Ordinary Shares with a par value of $0.000001 each and one (1) LGHL Convertible Preference Share with a par value of $0.000001 each.

“Warrants” means Public Warrants and Private Placement Warrants.

“$”, “USD” and “U.S. dollar” each means the currency in dollars of the United States of America. “U.S.” means the United States of America.

x

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Overview

We are a global luxury fashion group with five portfolio brands, namely Lanvin, Wolford, Sergio Rossi, St. John and Caruso. Founded in 1889, Lanvin is one of the oldest French couture houses still in operation, offering products ranging from apparel to leather goods, footwear, and accessories. Wolford, founded in 1950, is one of the largest luxury skinwear brands in the world, offering luxury legwear and bodywear, with a recent successful diversification into leisurewear and athleisure. Sergio Rossi is a highly recognized Italian shoemaker brand and has been a household name for luxury shoes since 1951. St. John is a classic, timeless and sophisticated American luxury womenswear house founded in 1962 and Caruso has been a premier menswear manufacturer in Europe since 1958. In addition to our current five portfolio brands, we are also actively looking at potential add-on acquisitions as part of our growth strategy.

Our goal is to build a leading global luxury group with unparalleled access to Asia, and to provide customers with excellent products that reflect our brands’ tradition of fine craftsmanship with exclusive design content and a style that preserves the exceptional manufacturing quality for which those brands are known. This is consistently achieved through the sourcing of superior raw materials, the careful finish of each piece, and the way the apparel products are manufactured and delivered to our customers. In 2021 and 2020, we recorded revenues of €308,822 thousand and €222,612 thousand, respectively, loss for the year of €76,452 thousand and €135,657 thousand, respectively and Adjusted EBITDA of €(58,945) thousand and €(88,116) thousand, respectively. For the six months ended June 30, 2022 and 2021, we recorded revenues of € 201,700 thousand and €116,882 thousand, respectively, loss for the period of €68,714 thousand and €68,628 thousand, respectively, and Adjusted EBITDA of €(35,519) thousand and €(35,914) thousand, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.”

Our products are sold through an extensive network of around 1,200 points of sale, or POSs including approximately 300 directly operated retail stores (across our five portfolio brands) as of December 31, 2021. We distribute our products worldwide via our retail and outlet stores, our wholesale customers and e-commerce platforms. Taking into account our DTC (including both directly-operated stores and e-commerce sites) and wholesale channels, we are present in more than 80 countries.

Competitive Strengths

We believe that the following key competitive strengths have been the primary drivers of our historic success and will continue to be the pillars of our growth strategy.

•	The first and only global luxury platform headquartered in China with an international outreach;

•	Balanced global strategy with a strong base in Europe and growth focus on Asia and North America;

•	Diverse heritage brands with luxury craftsmanship;

•	Long-term growth underpinned by sustainability;

•	Unique investor ecosystem to drive synergies and sustainable growth;

•	Clear growth strategy with proven track record;

•	Innovative management structure which empowers brands at global and local level; and

•	Disruptive digital and creative initiatives to optimize customer experience.

Strategy

We intend to build a global portfolio of iconic luxury fashion brands and drive sustainable growth by pursuing the following strategies:

•	Unleashing brand heritage and refreshing brand images to connect with today’s consumers;

•	Expanding our channels and footprint across the world;

•	Optimizing product category mixes within our current brands;

•	Reinforcing global digital strategies and customer experiences;

•	Harnessing the strength of our global platform to develop our brands;

•	Leveraging our unique strategic alliance to drive synergies and sustainable growth; and

•	Identifying new strategic investments that complement our luxury fashion ecosystem.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. Below please find a summary of the principal risks we face, organized under relevant headings.

Risks Relating to Our Business and Industry

•

The COVID-19 pandemic has had, and is expected to continue to have, a significant adverse impact on us and our financial condition and results of operations may be materially adversely affected, including due to supply chain disruptions, broad shutdowns, the impact on the businesses of our wholesale customers and other factors.

•	We have incurred significant losses in the past and anticipate that we will continue to incur losses for the current year and upcoming future years.

•

The re-branding to Lanvin Group is being challenged by the minority shareholders of Arpège SAS. Arpège SAS, one of our subsidiaries, holds our Lanvin brand portfolio including the “Lanvin” brand name. We cannot predict the outcome of such challenge and may have to discontinue the use by us, at the group holding company level, of the Lanvin brand name.

•	The success of our luxury fashion businesses depends on the value of our brands and, if the value of any of those brands were to diminish, our business could be adversely affected.

•	The long-term growth of our business depends on the successful execution of our strategic initiatives and we may not be able to continue to develop and grow our businesses.

•	Our growth depends, in part, on our continued retail expansion, and we may not be successful in undertaking such expansion.

•	Our business is heavily dependent on the ability and desire of consumers to shop.

•	Our inability to effectively execute our e-commerce strategy could materially adversely affect the reputation of our brands and our revenue and our operating results may be harmed.

•

We utilize a range of marketing, advertising, and other initiatives to increase existing customers’ spending and to acquire new customers; if the costs of advertising or marketing increase, or if our initiatives fail to achieve their desired impact, we may be unable to grow the business profitably.

•	Failure to accurately forecast consumer demand could lead to excess inventories or inventory shortages, which could result in decreased operating margins, reduced cash flows, and harm to our business.

•	We are dependent on suppliers for our products and raw materials, which poses risks to our business operations.

•	We face intense competition in the personal luxury goods industry.

•

We are exposed to the risk that personal information of our customers, employees and other parties collected in the course of our operations may be damaged, lost, stolen, divulged or processed for unauthorized purposes.

•

If one or more of our distribution facilities or those of our distribution partners experience operational difficulties or becomes inoperable, it could have a material adverse effect on our business, results of operations and financial condition.

•	Our revenues and operating results are affected by the seasonal nature of our business and cyclical trends in consumer spending.

•

Our potential inability to find suitable new targets to drive inorganic business growth and the risk that any acquisitions we do complete may not be successful in achieving intended benefits, cost savings and synergies.

•

If our trademarks and intellectual property or other proprietary rights are not adequately protected to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

•	We are subject to legal and regulatory risk.

•	Changes to taxation or the interpretation or application of tax laws could have an adverse impact on our results of operations and financial condition.

•	We are exposed to fluctuations in currency exchange rates.

•	We operate in many countries around the world and, accordingly, we are exposed to various international business, regulatory, social and political risks.

•	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. In addition, rules and regulations in China can change quickly with little advance notice.

•

If we were to become subject to the oversight, discretion or control of PRC government authorities over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline, which would materially affect the interests of the investors.

•	Changes in tax laws, regulations and policies in jurisdictions in which we operate may materially and adversely affect our results of operations and financial condition.

•	Because of the costs and difficulties inherent in managing cross-border business operations, our results of operations may be negatively impacted.

•

The conflict in Ukraine and sanctions and export controls imposed in response to the conflict, including on Russia and Belarus, may adversely affect our business and other escalating global trade tensions, wars and conflicts, and the adoption or expansion of economic sanctions, export controls, or other trade restrictions could negatively affect us.

•

We will rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

Risks Relating to Our Securities

•

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Ordinary Shares and Warrants to fall.

•

A certain number of our Warrants will become exercisable for our Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

•	The trading price of our securities has been and is likely to continue to be volatile, which could result in substantial losses to holders of our securities.

•

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

•	Future resales of our Ordinary Shares issued to Fosun and its affiliates may cause the market price of our securities to drop significantly, even if our business is doing well.

•	Our ability to maintain the listing of our securities on the NYSE may be dependent on the PCAOB’s continued access to inspect our independent auditors.

•

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States. The ability of U.S. authorities to bring actions for violations of U.S. securities laws and regulations against us and our directors and executive officers may be limited, and accordingly you may not be afforded the same protection as provided to investors in U.S. domestic companies.

•	The exercise price of our Warrants can fluctuate under certain circumstances which, if triggered, can potentially result in material dilution of our then existing shareholders.

•	Certain rights granted to Meritz in the Meritz Relationship Agreement could limit the funds available to us or potentially result in dilution of our then existing shareholders.

•

Fosun, being our controlling shareholder, has substantial influence over us and Fosun’s interests may not be aligned with the interests of our other shareholders, and Fosun losing control of us may materially and adversely impact us and our Securities.

Recent Developments

Business Combination

On March 23, 2022, we entered into the Business Combination Agreement, by and among LGHL, PCAC, FFG, Merger Sub 1 and Merger Sub 2, which was subsequently amended on October 17, 2022, October 20,

2022, October 28, 2022 and December 2, 2022. Pursuant to the Business Combination Agreement, (i) PCAC merged with and into Merger Sub 1, with Merger Sub 1 surviving and remaining as a wholly-owned subsidiary of LGHL, (ii) following the Initial Merger, Merger Sub 2 merged with and into FFG, with FFG being the surviving entity and becoming a wholly-owned subsidiary of LGHL, and (iii) subsequently, Merger Sub 1 as the surviving company of the Initial Merger merged with and into FFG as the surviving company of the Second Merger, with FFG surviving such merger.

As part of the Business Combination: (i) each of PCAC units (each consisting of one PCAC Class A ordinary share and one-half of one redeemable PCAC warrant) outstanding immediately prior to the Initial Merger Effective Time (to the extent not already separated) was separated into one PCAC Class A ordinary shares and one-half of one PCAC warrant; (ii) immediately following the separation of each PCAC units, each (x) PCAC Class A ordinary share and (y) PCAC Class B ordinary shares, issued and outstanding immediately prior to the Initial Merger Effective Time was canceled in exchange for the right to receive one Ordinary Share; (iii) each PCAC warrant outstanding immediately prior to the Initial Merger Effective Time was assumed by us and converted into one Warrant, subject to substantially the same terms and conditions as were applicable to such PCAC warrant immediately prior to the Initial Merger Effective Time; (iv) each ordinary share, non-voting ordinary share and preferred share in FFG held by the shareholders of FFG issued and outstanding immediately prior to the effective time of the Second Merger (excluding the FFG Collateral Share) was canceled in exchange for the right to receive such number of newly issued Ordinary Shares that is equal to the quotient obtained by dividing $2.6926188 by $10.00 (subject to rounding); and (v) the FFG Collateral Share was canceled in exchange for the right to receive one Convertible Preference Share.

Concurrently with the execution of the Business Combination Agreement, LGHL, PCAC and certain investors (the “Initial PIPE Investors”), including Fosun Fashion Holdings (Cayman) Limited, a majority shareholder of FFG, entered into the initial subscription agreements (as restated and amended from time to time (including the amended and restated subscription agreement entered into on October 28, 2022), the “Initial PIPE Subscription Agreements”), pursuant to which the Initial PIPE Investors committed to subscribe for and purchase, in the aggregate, 5,000,000 Ordinary Shares for $10.00 per share for an aggregate purchase price equal to $50 million. Fosun Fashion Holdings (Cayman) Limited initially agreed to subscribe for and purchase 3,800,000 Ordinary Shares for an aggregate purchase price of $38 million. Subsequently, on October 28, 2022, LGHL, PCAC, Fosun Fashion Holdings (Cayman) Limited, FFG and Fosun International entered into an amended and restated subscription agreement, pursuant to which the number of Ordinary Shares to be purchased by Fosun Fashion Holdings (Cayman) Limited was increased to 13,327,225, upsizing the PIPE subscription investment of Fosun Fashion Holdings (Cayman) Limited to approximately $133 million. The subscription commitment of $125 million from Fosun Fashion Holdings (Cayman) Limited was effected by way of re-investment of all of the repayment proceeds of certain existing shareholder loans that were borrowed by FFG from Fosun International for working capital purposes. On December 5, 2022, LGHL, PCAC and Handsome Corporation (the “Additional PIPE Investor,” and together with the Initial PIPE Investors, the “PIPE Investors”) entered into a subscription agreement (the “Additional PIPE Subscription Agreement,” and together with the Initial PIPE Subscription Agreements, the “PIPE Subscription Agreements”), pursuant to which the Additional PIPE Investor committed to subscribe for and purchase, in the aggregate, 800,000 Ordinary Shares for $10.00 per share for an aggregate purchase price equal to $8 million.

In addition, around the time of PCAC’s initial public offering, PCAC entered into a forward purchase agreement with each of Sky Venture and Aspex, pursuant to which each of Sky Venture and Aspex committed to subscribe for and purchase 4,000,000 PCAC Class A ordinary shares, plus 1,000,000 PCAC warrants, or the forward purchase units, for an aggregate purchase price equal to $40 million immediately prior to the Initial Merger Effective Time. In connection with these forward purchase agreements, the Sponsor transferred to each of Sky Venture and Aspex 500,000 PCAC Class B ordinary shares for no cash consideration. Sky Venture subsequently defaulted on its obligations under its forward purchase agreement to purchase the forward purchase units at the agreed time and PCAC canceled the 500,000 PCAC Class B ordinary shares held by Sky Venture.

The Business Combination was consummated on December 14, 2022. The transaction was unanimously approved by PCAC’s board of directors and was approved at the extraordinary general meeting of PCAC’s shareholders held on December 9, 2022, or the extraordinary general meeting. PCAC’s shareholders also voted to approve all other proposals presented at the extraordinary general meeting. As a result of the Business Combination, PCAC has ceased to exist and the surviving company from the Mergers has become a wholly-owned subsidiary of the Company. On December 15, 2022, our Ordinary Shares and Warrants commenced trading on the NYSE, under the symbols “LANV” and “LANV-WT,” respectively.

Meritz Private Placement

On October 16, 2022, FFG and LGHL entered into the Meritz Private Placement Subscription Agreement with Meritz, pursuant to which, among other things, Meritz agreed to subscribe for, and FFG agreed to issue to Meritz 18,569,282 ordinary shares of FFG (“FFG Private Placement Subscription Shares”) at a subscription price equal to $49,999,999 and the FFG Collateral Share at a subscription price equal to $1. Upon the closing of our Business Combination, the FFG Private Placement Subscription Shares subscribed by Meritz were exchanged for 4,999,999 Ordinary Shares and the FFG Collateral Share was exchanged for one Convertible Preference Share.

On October 19, 2022, LGHL entered into the Meritz Relationship Agreement with Meritz in respect to the rights and obligations described above that are assumed by LGHL after the closing of our Business Combination. The Meritz Relationship Agreement became effective upon the closing of our Business Combination and supersedes the relevant provisions in relation to FFG’s rights and obligations in the Meritz Private Placement Subscription Agreement. In addition, pursuant to the Meritz Relationship Agreement, we agreed to register for resale, pursuant to Rule 415 under the Securities Act, within certain period after the closing date of our Business Combination, Ordinary Shares held by Meritz exchanged from FFG’s shares and shares convertible from the Convertible Preference Share, Meritz together with FFG shareholders that are party to the Investor Rights Agreement are allowed to make up to two demands that we register their registrable securities under certain circumstances, and Meritz will have piggyback registration rights for its securities in connection with certain registrations of securities that we undertake, in each case, on the terms and subject to the conditions set forth in the Meritz Relationship Agreement.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Meritz Private Placement” for details of the Meritz Private Placement Subscription Agreement and the Meritz Relationship Agreement.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act, and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, we have been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Implications of Being a Foreign Private Issuer and a Controlled Company

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

We are a “controlled company” within the meaning of the NYSE listing rules as Fosun International owns more than 50% of our voting power as of the date of this prospectus. Under these rules, a “controlled company” will be permitted to elect to not comply with certain corporate governance requirements. Currently, we do not plan to utilize the exemptions available for controlled companies, but will rely on the exemption available for foreign private issuers to follow our home country governance practices instead.

Our Organizational Structure

The following diagram depicts an organizational structure of the Company as of the date hereof. Except as otherwise specified, equity interests depicted in this diagram are held as to 100%.

(1)

Includes a total of four other wholly-owned subsidiaries incorporated in the PRC: (i) Shanghai Fulang Brand Management (Group) Co., Ltd., (ii) Fosun Fashion (Hainan) Industry Development Co., Ltd., (iii) Fosun Fashion (Shanghai) Consulting Management Co., Ltd. and (iv) LANV FASHION PTE. LTD.

(2)

Includes a total of six wholly-owned subsidiaries: (i) Sergio Rossi Hong Kong Limited, a company incorporated in Hong Kong, (ii) Sergio Rossi Japan Limited, a company incorporated in Japan, (iii) Sergio Rossi UK Limited, a company incorporated in United Kingdom, (iv) Sergio Rossi USA Inc., a company incorporated in the U.S., (v) Sergio Rossi Retail s.r.l., a company incorporated in Italy and (vi) Sergio Rossi Deutschland GmbH, a company incorporated in Germany. Sergio Rossi Shanghai Trading Limited, a company incorporated in the PRC, is a wholly-owned subsidiary of Sergio Rossi Hong Kong Limited.

(3)

Includes a total of 13 wholly-owned subsidiaries: (i) Wolford Deutschland GmbH, a company incorporated in Germany, (ii) Wolford (Schweiz) AG, a company incorporated in Switzerland, (iii) Wolford London Ltd. (UK), a company incorporated in United Kingdom, (iv) Wolford Paris S.A.R.L., a company incorporated in France, (v) Wolford Italia S.r.l., a company incorporated in Italy, (vi) Wolford España S.L., a company incorporated in Spain, (vii) Wolford Scandinavia ApS, a company incorporated in Denmark, (viii) Wolford America, Inc., a company incorporated in the U.S., (ix) Wolford Nederland B.V., a company incorporated in Netherlands, (x) Wolford Canada Inc., a company incorporated in Canada, (xi) Wolford Asia Limited, a company incorporated in Hong Kong, (xii) Wolford Belgium N.V., a company incorporated in Belgium, and (xiii) Wolford (Shanghai) Trading Co., Ltd., a company incorporated in the PRC. Wolford Berangere, a company incorporated in France, is a wholly-owned subsidiary of Wolford Paris S.A.R.L.

(4)

Includes a total of eight wholly-owned subsidiaries incorporated in the U.S.: (i) L1 Bal Harbour LLC, (ii) L2 Crystals LLC, (iii) L3 Madison LLC, (iv) L4 Rodeo Drive LLC, (v) L5 US ECOM LLC, (vi) L6 MADISON, LLC, (vii) L7 Chicago LLC, and (viii) L8 South Coast Plaza LLC.

(5)	Includes a total of two wholly-owned subsidiaries incorporated in Italy: (i) L1 Outlet Srl and (ii) L1 Services Srl.
(6)	Includes a total of two wholly-owned subsidiaries: (i) Lans Atelier (SHANGHAI) Trading Co., Ltd., a company incorporated in the PRC and (ii) LANVIN MACAU LIMITED, a company incorporated in Macao.
(7)	One ordinary share of LANVIN ASIA PACIFIC LIMITED is held by LANVIN JAPAN K.K.

Our Corporate Information

We are a holding limited company incorporated under the laws of the Cayman Islands. Our principal executive office is at 3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai,

200010, China and our telephone number is +86-21-6334-0188. Our website is https://lanvin-group.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

PRC Permissions and Approvals

We conduct a portion (approximately 13.8% of our revenues in 2021) of our operations in the Greater China region, and as of the date of this prospectus, we have obtained all requisite permissions and approvals that are material to our operations in China. However, there can be no assurance that we will be able to maintain such permissions and approvals in the future. In addition, laws and regulations in China may change quickly with little advance notice, and the Chinese government may intervene or influence our operations in China at any time. As a result, we may be required to obtain additional permissions and approvals in the future. There can be no assurance that such permissions and approvals can be obtained in a timely manner, or at all, and our business, results of operations and financial condition could be materially and adversely affected.

Under the PRC laws, rules and regulations currently in effect, no prior permission or approval from PRC government authority is required for the transactions completed pursuant to the Business Combination Agreement, including but not limited to the listing of our securities on the NYSE. However, the Chinese government has recently indicated that it may exert more control over offerings conducted overseas and foreign investment in China-based issuers. In particular, on December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments, the “Overseas Listing Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments, the “Overseas Listing Filing Measures”) for public consultation. We cannot rule out the possibility that relevant PRC governmental authorities may subsequently determine the transactions completed pursuant to the Business Combination Agreement should have been subject to certain approval, filing or other regulatory procedures, including pursuant to the Overseas Listing Provisions and Overseas Listing Filing Measures if and when they are finally adopted, and we cannot assure you that we can obtain the required approval or accomplish the required filing or other regulatory procedures.

On December 28, 2021, the Cyberspace Administration of China, together with certain other government authorities, promulgated the Revised Cybersecurity Review Measures that took effect from February 15, 2022, pursuant to which online platform operators holding over one million users’ information must apply for a cybersecurity review before listing abroad, and operators of “critical information infrastructure” that intend to purchase internet products and services that will or may affect national security must apply for a cybersecurity review. Furthermore, the competent government authorities may also initiate a cybersecurity review against the relevant operators where the authorities believe that the network product or service or data processing activities affect or may affect national security. However, the scope of potential operators of “critical information infrastructure” remains unclear. In addition, the scope of network product or service or data processing activities that will or may affect national security is also unclear and subject to regulatory interpretation. As of the date of this prospectus (i) we had not been informed by any PRC governmental authority of any requirement to apply for a cybersecurity review; (ii) we did not hold or process personal information of over one million users; and (iii) we had not received any investigation, notice, warning, or sanctions from applicable government authorities in relation to national security. Nonetheless, the interpretation and implementation of the Revised Cybersecurity Review Measures is subject to uncertainties, and the relevant laws and regulations may also change in the future.

As a result of such regulatory development, government authorities in China could conduct a cybersecurity review over our PRC subsidiaries, which may have a material adverse effect on our business, results of operations and financial condition. See “Risk Factors—Risks Relating to Our Business and Industry—If we were to become subject to the oversight, discretion or control of PRC government authorities over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline, which would materially affect the interests of the investors.”

We are an offshore holding company and have operations in the PRC conducted by our PRC subsidiaries. We may make loans to our PRC subsidiaries subject to the approval from or registration with the governmental authorities and other limitations in the future. These include foreign exchange loan registrations and maximum statutory limit of the loan amount (which is either the difference between the registered capital and the total investment amount of the concerned company or the upper limit calculated based on the formula prescribed in the prevailing regulations). There can be no assurance that such permissions and approvals can be obtained in a timely manner, or at all, and our business, results of operations and financial condition could be materially and adversely affected.

Permissions and Approvals on Transfer and Repatriation of Cash within Our Group

We transfer cash to our subsidiaries through capital injection and shareholder loans. Subject to the cash needs of the subsidiaries, shareholders’ loans as granted may be capitalized (as equity) or repaid. For instance, in 2020, Wolford repaid EUR10,000,000 in shareholder loans to us.

Cash in the subsidiaries may also be repatriated to us via dividend distribution. Nevertheless, no cash repatriation by way of distribution/dividends was made to us prior to our Business Combination or to LGHL as of the date of this prospectus.

Our principal subsidiaries, being our portfolio brands, are based mainly in the U.S. (Delaware) and Europe including Italy, France and Austria. We are subject to certain restrictions or limitations regarding distribution of earnings from the portfolio brands to us, which may in turn limit the cash available to make distributions to our shareholders. For our operating subsidiaries that are Delaware corporations, to which the Delaware General Corporation Law (DGCL) applies, the power and authority to declare dividends/distributions resides with the board of directors of the corporation. Further, the DGCL permits distributions out of either a surplus or net profits (subject to certain limitations). In addition, specific provisions under credit agreements or the relevant subsidiary’s bylaws may impose specific restrictions or approval requirements regarding dividend payment (including a contingent obligation or otherwise). For our Italian subsidiaries, no distribution may be made unless a reserve fund accumulated from net profits reach at least 20% of the relevant subsidiary’s share capital. Our subsidiaries in Italy also face other general restrictions to the shareholders’ right to an earnings distribution. In Austria, our subsidiaries cannot issue a dividend unless the validly adopted financial statements for a financial year show a balance sheet profit, which represents the maximum amount of capital available for the distribution of profits. Loans by us to our subsidiaries in Austria are considered equity substitution if we are in a crisis, and will only be repaid if we are fully restructured.

For our portfolio brands, the cash needs of the brands’ subsidiaries are provided as necessary in the form of shareholder loans or capital injection from us or the relevant parent brand entity. Payments from local subsidiaries to their parent brands are typically for purchase of inventories from the parent brand, and generally do not face any foreign exchange or capital control limitations. However, dividends and loan repayments may face similar restrictions as mentioned above.

Dividends repatriated or paid from our Chinese subsidiaries must be made from retained earnings as per such subsidiary’s financial statements prepared in accordance with Chinese accounting rules. Additionally, each of our Chinese subsidiaries must set aside a statutory reserve fund of at least 50% of its registered capital before it may pay dividends, and a 10% withholding tax or other reduced rate withholding tax under the China-Hong Kong treaty may be applied to the dividends repatriated from our Chinese subsidiaries. Also, approval from or registration with appropriate Chinese government authorities is required where RMB is to be converted into foreign currency and remitted outside of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. However, we do not expect Chinese subsidiaries to declare any dividends or pay capital expenses to our portfolio brands in the near future.

We made capital injections of EUR 50.0 million in 2020 and EUR 50.0 million in 2021 into Lanvin brand portfolio through Arpège SAS, as well as EUR 0.8 million and EUR 7.9 million in Raffaele Caruso S.p.A. in 2020 and 2021, respectively. Caruso also received a shareholder loan of EUR 2.5 million from us in 2021. Wolford AG repaid a shareholder loan of EUR 11.1 million to us in 2020, and subsequently received a shareholder loan of EUR 10.0 million from us in 2021. In 2020 and 2021, we extended shareholder loans of $42.0 million and $35.8 million to St. John Knits. After we acquired Sergio Rossi in 2021, Sergio Rossi S.p.A received a capital injection of EUR 5.0 million. We have also made capital injections and intercompany loans totalling $4.2 million and RMB 1.1 million to our Chinese subsidiaries in 2020 and 2021, respectively.

Other than the loan repayment of EUR 11.1 million by Wolford AG to us in 2020, none of our direct subsidiaries made any dividends, distributions, or repayments to us. We have also not made any transfers, dividends, or distributions to our shareholders as of the date of this prospectus other than the cash dividend of $1.0 million paid to Meritz in October 2022. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Meritz Private Placement.”

The Holding Foreign Companies Accountable Act

We may be subject to the risk of trading prohibitions under the Holding Foreign Companies Accountable Act, or the HFCA Act. Our independent auditor, Grant Thornton Zhitong Certified Public Accountants LLP, is an independent registered accounting firm based in mainland China. Pursuant to the HFCA Act and related regulations, if we have filed an audit report issued by a registered public accounting firm that the PCAOB has determined is unable to inspect and investigate completely for two consecutive years, the SEC will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. In August 2022, the PCAOB signed a Statement of Protocol with the relevant PRC authorities governing inspections and investigations of audit firms based in China, pursuant to which the PCAOB determined that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong in December 2022 and vacated its December 16, 2021 determinations to the contrary. However, there can be no assurance that the PCAOB will continue to have such access. Should PRC authorities fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination, which may affect our ability to maintain the listing of our securities on the U.S. national securities exchanges, including the NYSE, and the trading of them in the over-the-counter trading market. A delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our securities. For details, see “Risk Factors—Risks Related to Our Business and Industry—Our ability to maintain the listing of our securities on the NYSE may be dependent on the PCAOB’s continued access to inspect our independent auditors.”

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	Lanvin Group Holdings Limited

Ordinary Shares offered by us	Up to (i) 31,979,969 Ordinary Shares issuable upon the exercise of 31,979,969 Warrants and (ii) 15,000,000 Ordinary Shares issuable upon the conversion of one Convertible Preference Share.

Securities offered by the Selling Securityholders

Ordinary Shares offered by the Selling Securityholders (including Ordinary Shares that may be issued upon exercise of Private Placement Warrants and conversion of Convertible Preference Share)	We are registering the resale by the Selling Securityholders of an aggregate of 153,735,526 Ordinary Shares, consisting of:

•	up to 15,327,225 of PIPE Shares;

•	up to 4,500,000 Ordinary Shares issued to Aspex;

•	up to 4,999,999 Ordinary Shares issued to Meritz;

•	up to 97,628,302 Ordinary Shares issued to FFG Selling Securityholders;

•	up to 5,000,000 Ordinary Shares issued to the Sponsor;

•	up to 11,280,000 Ordinary Shares issuable upon the exercise of Private Placement Warrants; and

•	up to 15,000,000 Ordinary Shares issuable upon the conversion of one Convertible Preference Share.

Warrants offered by the Selling Securityholders	Up to 11,280,000 Private Placement Warrants, including:

•	1,000,000 Private Placement Warrants issued to Aspex; and

•	10,280,000 Private Placement Warrants issued to the Sponsor.

Terms of Warrants	Each Warrant entitles the holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. Our Warrants expire on December 14, 2027 (i.e. five years after the closing date of our Business Combination) at 5:00 p.m., New York City time.

Terms of offering	The Selling Securityholders will determine when (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders) and how they will dispose of any Ordinary Shares registered under this prospectus for resale. See “Plan of Distribution.”

Ordinary Shares issued and outstanding prior to any exercise of Warrants or conversion of the Convertible Preference Share (as of the date of this prospectus)	130,971,070 Ordinary Shares.

Use of proceeds	All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $367.8 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Warrants is $11.50 per share, subject to adjustment. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. As of February 7, 2023, the closing price of our Ordinary Shares was $6.68 per share. Warrant holders have the option to exercise the Warrants on a cashless basis in accordance with the Existing Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

Liquidity	The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 86.4% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants and conversion of Convertible Preference Share into 15,000,000 Ordinary Shares). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Securityholders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders, as described under “Plan of Distribution”) to sell the shares registered hereby. The resale, or anticipated or potential resale, of a substantial number of shares of our Ordinary Shares may have a material negative impact on the market price of our Ordinary Shares and could make it more difficult for our shareholders to sell their Ordinary Shares at such times and at such prices as they deem desirable.

Market for our Ordinary Shares and Warrants	Our Ordinary Shares and Warrants are listed on the NYSE under the trading symbols “LANV” and “LANV-WT,” respectively. On

February 7, 2023, the closing prices of our Ordinary Shares and Warrants were $6.68 per share and $0.24 per warrant, respectively.

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our Ordinary Shares and Warrants could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Lanvin Group,” “the Company” and “our Company” refer to Fosun Fashion Group (Cayman) Limited and its consolidated subsidiaries, prior to the consummation of the Business Combination and to Lanvin Group Holdings Limited, or LGHL, and its consolidated subsidiaries following the Business Combination, as the context requires. The term “PCAC” refers to Primavera Capital Acquisition Corporation prior to the consummation of the Business Combination.

Risks Relating to Our Business and Industry

The COVID-19 pandemic has had, and is expected to continue to have, a significant adverse impact on us and our financial condition and results of operations may be materially adversely affected, including due to supply chain disruptions, broad shutdowns, the impact on the businesses of our wholesale customers and other factors.

The COVID-19 pandemic has had, and is expected to continue to have, a significant impact on our business, results of operations, financial position and cash flows from operations. As a result of the pandemic, governments and authorities across the world implemented lockdowns and restrictions to prevent the spread of the virus. These restrictions have impacted our operations in a number of respects, including due to cancelations of or capacity restrictions on certain marketing and brand events and limitations on in-person meetings among our sales teams. In addition, the inability or unwillingness of customers to travel has had a significant impact on sales driven by tourism. Restrictive measures in certain regions also resulted in store closures which have prevented consumers from purchasing goods directly from stores. The extent of the impact of the pandemic on our business, including our ability to execute our business strategies and initiatives in the expected time frame, will depend on future developments, including the duration, severity and locations of any resurgence of infections, the imposition or loosening of restrictions on store operations or travel, the availability and effectiveness of the vaccines, and other factors, none of which can be predicted with certainty.

Broad lockdowns under government orders, particularly in China and Europe, were put in place during the first quarter of 2020 and continued into 2022 for several regions in China including particularly the extended lockdown in Shanghai (where our headquarters are based) that was in effect through early June 2022. These shutdowns have negatively affected our business and those of our wholesale customers and our franchisees, and our business may continue to be impacted to the extent that shutdowns or other restrictive measures are continued or newly imposed in our operating markets. For example, the shutdowns in China have negatively affected our revenue from retail stores in the impacted areas. In places where stores are open, they generally are operating on reduced hours and at reduced occupancy levels and remain subject to closure due to health protocols or more limited governmental orders. The impact of the pandemic on some of our wholesale customers has resulted in them closing some of their stores. The pandemic has also impacted our supply chain partners, including third-party manufacturers, logistics providers and other vendors, as well as the supply chains of our wholesale customers, franchisees and licensees, due to factory closures, labor shortages, imposed restrictions on travel and import/export delays. At the same time, the extended lockdowns or reduced mobility of customers as a result of the pandemic has reduced customers desire to shop and incur spending on personal luxury goods. In December 2022, China started to relax COVID-19 related restrictive measures. Higher COVID-19 infection rate ensuing such relaxation in China may continue to cause disruption to consumer spending and behavior, tourism and supply chains, which may in turn negatively affect our business and those of our wholesale customers and supply chain partners.

Consumers have been unable to purchase our products due to the unwillingness to shop in stores out of fear of exposure. Store closures, reduced store hours and occupancy levels, travel restrictions and concerns about the health risks of traveling adversely affect traffic in our stores and our wholesale customers’ and franchisees’ stores. Consumer spending behavior is also being negatively impacted by job losses and reduced incomes, changing needs due to remote working, reduced in-person social interaction, vacation time spent at home and other factors. This is exemplified by the impact on the formalwear segment of each of our brands, as not going to the office means fewer men are wearing dress shirts and ties and by the impact on our shoe business, as women are wearing and purchasing fewer high heeled shoes for the same reasons. All these factors have and are expected to continue to negatively impact our direct sales to consumers and our sales to our wholesale customers, due to lower sales of our products, and those of our licensees, through their sales channels.

If sales, which are more difficult to predict due to the uncertainties surrounding the pandemic, exceed or fall below our expectations, we may experience a shortage of products required to meet demand or excess inventory levels, respectively. Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have a material adverse effect on the reputation of our brands and our profitability.

Any or all of the foregoing could have a material and adverse impact on our results of operations, financial condition and cash flows from operations, as well as placing limitations on our ability to execute on our business strategies and initiatives.

We have incurred significant losses in the past and anticipate that we will continue to incur losses for the current year and upcoming future years.

We have incurred significant losses in the past and anticipate that we will continue to incur losses in the current year and upcoming years. We incurred losses for the year of €135.7 million in the year ended December 31, 2020 and €76.5 million in the year ended December 31, 2021. We cannot assure you that we will be able to generate profit in the future. We will need to generate and sustain increased revenue levels in future periods to achieve profitability, and even if we achieve profitability, we may not be able to maintain or increase our level of profitability. Our efforts to grow our business may be more costly than we expect or may not result in the returns we anticipate, and we may not be able to increase our revenue enough to offset our higher operating expenses. As a result, there can be no assurance that we will achieve profitability, and we may continue to experience loss in the future.

The re-branding to Lanvin Group is being challenged by the minority shareholders of Arpège SAS. Arpège SAS, one of our subsidiaries, holds our Lanvin brand portfolio including the “Lanvin” brand name. We cannot predict the outcome of such challenge and may have to discontinue the use by us, at the group holding company level, of the Lanvin brand name.

In 2018, we acquired a controlling stake in Arpe`ge SAS and its subsidiary Jeanne Lanvin SA, which in turn owns the brand “Lanvin”. The shareholders’ agreement entered into by and between FIH and certain minority shareholders of Arpe`ge SAS (as subsequently acceded to by FFG Lily (Luxembourg) S.a`.r.l and then by FFG Lucky SAS, the “Lanvin SHA”) provides that certain matters require an affirmative vote of each member of the board of Arpe`ge SAS representing minority shareholders, including the entry into any related party transactions. The minority shareholders currently own, in the aggregate, 7.48% of the equity securities in Arpe`ge SAS.

In October 2021, after rounds of discussion and negotiation with the minority shareholders, we proposed to the members of the board of Arpe`ge SAS representing minority shareholders that an authorization letter permitting the rest of the Lanvin Group to use the “Lanvin” name and brand as part of an international re-branding of Fosun Fashion Group be approved by the board of Arpe`ge SAS. The re-branding was worldwide and well received by our investors and the press. At that time the minority shareholders did not object to the use of the “Lanvin” corporate name and merely suggested some changes to the terms of the authorization letter. We believed such terms were generally reasonable and would be quickly resolved in an amicable fashion. In March through May 2022, the parties continued discussions and negotiations in what appeared to us to be in an amicable and reasonable fashion. In September 2022, we received a letter (the “Minority Shareholder Letter of September 2022”) from one of the minority shareholders (the “Alleging Shareholder”) alleging that we had improperly used the “Lanvin” corporate name in connection with our re-branding initiative and that they had not given formal approval pursuant to the terms of the Lanvin SHA prior to our re-branding. The Alleging Shareholder had also stated in the same letter that other minority shareholders also object to our use of the “Lanvin” name in connection with our re-branding initiative.

We have sought preliminary legal advice and believe we have strong legal defense to such allegations. No formal legal proceedings have been brought by the minority shareholders to date, and we are actively negotiating with the minority shareholders regarding a settlement of these allegations. Any such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurance that we will prevail in any legal proceeding that may be brought by the minority shareholders or that we will be able to settle these allegations on a timely basis or on terms that are acceptable to us, or at all. Accordingly, we might have to cease our use, at the group holding company level, of the “Lanvin” brand name, and change to another name (or revert to our previous name as Fosun Fashion Group) should we not prevail or settle these allegations. However, we do not expect that, even if we do not prevail or settle these allegations, the continued use of the Lanvin name by Arpe`ge SAS and its subsidiaries, which constitute our Lanvin brand portfolio, will be affected.

The success of our luxury fashion businesses depends on the value of our brands and, if the value of any of those brands were to diminish, our business could be adversely affected.

Our success depends on our brands and their value. The brand names such as Lanvin, Wolford and Sergio Rossi are integral to the existing businesses, as well as to our strategies for continuing to grow and expand the business. Our sales and our ability to achieve premium pricing depend on the perception, recognition and reputation of our brands, which, in turn, depend on factors such as product design, the distinctive character and the quality of our products and customer service, the image of our stores and those of our franchisees and other wholesale customers, the success of our advertising and communication activities and our general corporate profile.

The recognition, integrity and reputation of our brands are among our most valuable assets, which are influenced by several factors, some of which are outside of our control. Our brands’ values could diminish significantly due to a number of factors, including changing consumer attitudes regarding social issues and consumer perception that we have acted in an irresponsible manner. Negative claims or publicity regarding our brands or products, including licensed products, especially through social media, which accelerates and increases the potential scope of negative publicity, could adversely affect the reputation of the brands and sales even if the subject of such publicity is unverified or inaccurate and we seek to correct it. Other factors that may adversely affect our brands’ image include our inability to respond adequately to the needs and expectations of our customers with regard to the quality, style and design of our products, the dissemination by third parties of information that is untrue or defamatory, the commencement of litigation proceedings against us, as well as factors attributable to the parallel distribution and counterfeiting of our products. Each of these factors could harm the recognition, integrity and reputation of our brands, causing us to lose existing customers or fail to attract new customers, or otherwise having a material adverse effect on our business, results of operations and financial condition.

Our reputation may also suffer as a result of facts depending on our suppliers. While we closely monitor our suppliers to ensure that they comply with all applicable laws and regulations by, among other things, reviewing any published violations and media reports relating to actual or alleged violations, as well as conducting internal due diligence, there can be no assurance that these measures will always be effective. If suppliers fail to comply with applicable law, including but not limited to those relating to labor, social security, health and safety, or if they deliver products that are defective or differ from our specifications or quality standards or do not comply with applicable law, this could have adverse effects on our production cycle and/or product quality and cause delays in product deliveries to our customers. Any of the foregoing in turn could damage our reputation, with possible adverse effects on our business, results of operations and financial condition.

The long-term growth of our business depends on the successful execution of our strategic initiatives and we may not be able to continue to develop and grow our businesses.

A significant portion of our business strategy involves growing our current brands, notwithstanding our intention to invest in new business lines and their development. Our achievement of revenue and profitability growth from these brands will depend largely upon our ability to:

•	continue to maintain and enhance the distinctive brand identities of the brands; and

•	continue to strengthen and expand the brands’ businesses.

As part of our long-term strategy, we intend to grow our market share and revenue through the following:

•	unleashing brand heritage and refreshing brand images to connect with today’s consumers;

•	optimizing product category mixes within our current brands;

•	expanding our channels and footprint across the world;

•	reinforcing global digital strategies and customer experiences

•	harnessing the strength of our global platform to develop our brands;

•	leveraging our unique strategic alliances to drive synergies and sustainable growth; and

•	identifying new strategic investments that complement our luxury fashion ecosystem.

We cannot guarantee that we will be able to successfully execute on these strategic initiatives. For example, we may not be able to successfully increase brand engagement due to the impact of COVID-19 and/or unsuccessful marketing campaigns, we may not be able to optimize the customer experience if we are unable to react quickly enough to customer needs and/or complains and our investments in technology may not succeed if we are unable to implement certain digitalization efforts or new technologies and systems do not work as expected. If we are unable to execute on our strategic initiatives, including for reasons due to the challenges we face as a result of the COVID-19 pandemic, our business, results of operations and financial condition could be materially adversely affected.

Further, we believe that our success is largely dependent on the images of our brands and ability to anticipate and respond promptly to changing consumer demands and fashion trends in the design, styling, production, merchandising and pricing of products. If we do not correctly gauge consumer needs and fashion trends and respond appropriately, consumers may not purchase our products and our brand names and the images of our brands may be impaired. Even if we react appropriately to changes in fashion trends and consumer preferences, consumers may consider our brands to be outdated or associate our brands with styles that are no longer popular or trend-setting. Any of these outcomes could have a material adverse effect on our brands, business, results of operations and financial condition.

We cannot assure you that we can execute successfully any of these actions or our growth strategy for these businesses, nor can we assure you that the launch of any additional product lines or businesses by us or that the continued offering of these lines will achieve the degree of consistent success necessary to generate profits or positive cash flow. Our ability to carry out our growth strategy successfully may be affected by, among other things, our ability to enhance our relationships with existing customers, our ability to attract retail customers to our DTC channels, our ability to develop new relationships with retailers, economic and competitive conditions, changes in consumer spending patterns and changes in consumer tastes and style trends. If we fail to continue to develop and grow the brands’ businesses, our financial condition and results of operations may be materially adversely affected.

Our growth depends, in part, on our continued retail expansion, and we may not be successful in undertaking such expansion.

We believe that our future growth depends not only on serving existing customers, but also on continuing to get new customers and expanding our distribution base internationally, including but not limited to opening of new retail stores. When expanding into new locations and markets, we may face challenges that are different from those we currently encounter, including competitive, merchandising, distribution, hiring, legal and regulatory, and other difficulties. Although we continue to evaluate sales and marketing efforts and other strategies to expand our supplier, customer and distribution bases, there is no assurance that we will be successful. If we are not successful, this could have a material adverse effect on our business, financial condition and results of operations.

Our business is heavily dependent on the ability and desire of consumers to shop.

Reduced consumer traffic and purchasing, whether in our own retail stores or in the stores of our wholesale customers, could have a material adverse effect on our financial condition, results of operations and cash flows. Reductions could result from economic conditions, fuel shortages, increased fuel prices and other circumstances, including adverse weather conditions, natural disasters, war, terrorist attacks or the perceived threat of war or terrorist attacks. Disease epidemics and other health-related concerns, also could result in (and, in the case of the COVID-19 pandemic, has resulted in) closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments impose mandatory business closures, travel restrictions or the like to prevent the spread of disease. Additionally, political or civil unrests and demonstrations also could affect consumer traffic and purchasing, as was the case with the protests in Hong Kong SAR in 2019.

The COVID-19 pandemic has had, and is expected to continue to have, an impact on our business, results of operations, financial position and cash flows from operations. As a result of the pandemic, governments and authorities across the world implemented lockdowns and restrictions to prevent the spread of the virus. These restrictions have impacted our operations in a number of respects, including due to cancelations of or capacity restrictions on certain marketing and brand events and limitations on in-person meetings among our sales teams. In addition, the inability or unwillingness of customers to travel has had a significant impact on sales driven by tourism. Restrictive measures in certain regions also resulted in store closures which have prevented consumers from purchasing goods directly from stores.

Consumers also are being affected, resulting in additional adverse impacts on us. Consumers have been unable to purchase our products due to the unwillingness to shop in stores out of fear of exposure. Store closures, reduced store hours and occupancy levels, travel restrictions and concerns about the health risks of traveling adversely affect traffic in our stores and our wholesale customers’ and franchisees’ stores. Consumer spending behavior is also being negatively impacted by job losses and reduced incomes, changing needs due to remote working, reduced in-person social interaction, vacation time spent at home and other factors.

In addition to the factors discussed above, international tourism could be reduced, as could the extent to which international tourists shop at our retail stores or the stores of our wholesale customers. A reduction in international tourist traffic or spending as a result of the ongoing pandemic therefore could have a material adverse effect on our financial condition and results of operations.

Other factors that could affect the success of our stores include:

•	the location of the store or mall, including the location of a particular store within the mall;

•	the other tenants occupying space at the mall;

•	increased competition in areas where the stores are located;

•	the amount of advertising and promotional dollars spent on attracting consumers to the store or mall;

•	the changing patterns of consumer shopping behavior;

•	increased competition from online retailers; and

•	the diversion of sales from our retail stores to our digital commerce sites.

Our inability to effectively execute our e-commerce strategy could materially adversely affect the reputation of our brands and our revenue and our operating results may be harmed.

E-commerce is the one of the fastest growing areas of our business both with respect to our direct-to-consumer businesses and the wholesale business (i.e., sales to pure play and e-commerce businesses of traditional retailers). The success of our e-commerce businesses depends, in part, on third parties and factors over which we have limited control, including changing consumer preferences and buying trends relating to e-commerce usage and promotional or other advertising initiatives employed by our wholesale customers or other third parties on their e-commerce sites. Any failure on our part, or on the part of our third party digital partners, to provide e-commerce platforms that attract consumers, build our brands and drive repeat consumer purchases could result in diminished brand image, relevance and loyalty and lost revenue. Additionally, as consumers shift purchasing preferences to online channels, the failure of our e-commerce channels to attract consumers who previously made purchases in our stores and those operated by our wholesale partners and franchisees, will adversely affect our financial condition and results of operations.

Our operation of e-commerce sites pose risks and uncertainties including:

•	changes in required technology interfaces;

•	website downtime and other technical failures;

•	costs and technical issues from website software upgrades;

•	data and system security;

•	computer viruses; and

•	changes in applicable laws and regulations.

Keeping current with technology, competitive trends and the like may increase our costs and may not succeed in increasing sales or attracting consumers. Our failure to respond successfully to these risks and uncertainties might adversely affect the reputation of our brands and our revenue and results of operations.

The success of our e-commerce businesses depends, in part, on consumer satisfaction, including timely receipt of orders. Fulfillment of these orders requires comprehensive fulfillment infrastructure and different logistics operations than for our retail store and wholesale customer operations. We need adequate capacity, systems and operations to support the anticipated growth in our e-commerce businesses. If we encounter difficulties with our distribution facilities or in our relationships with the third parties who operate the facilities, or if any such facilities were to shut down or be limited in capacity for any reason, including as a result of fire, natural disasters, systems disruptions (including as a result of attacks on computer systems, such as ransomware attacks), or labor interruptions, including as a result of disease epidemics and health related concerns (such as the current COVID-19 pandemic), we could experience longer lead times or disruption or delay in distributing our products to our consumers, which could result in consumer dissatisfaction and lost sales. Additionally, we might need to incur significantly higher costs than anticipated to ensure smooth and timely operation. Any of the foregoing could have an adverse effect on the reputation of our brands and our revenue and results of operations.

We utilize a range of marketing, advertising, and other initiatives to increase existing customers’ spending and to acquire new customers; if the costs of advertising or marketing increase, or if our initiatives fail to achieve their desired impact, we may be unable to grow the business profitably.

We utilize a range of marketing, advertising and other initiatives to drive customers from awareness to consideration to conversion, and promoting awareness of our brands and products is important to our ability to grow our business, drive customer engagement, and attract new customers. We invest significant resources in advertising communication and marketing, which include activities ranging from pure digital and social media marketing initiatives to events like fashion shows, product collaborations and co-marketing projects. We adopt a strategy with a dual-focus on both local and broader international audience. For details, see “Business—Marketing and Advertising.”

If our marketing and advertising efforts are not appropriately tailored to and accepted by our target customers, we may fail to attract customers, and our brands and reputation may be harmed. In addition, our marketing initiatives may become increasingly expensive as competition increases, and generating a meaningful return on those initiatives may be difficult. Our future growth and profitability and the success of our brands will depend in part upon the effectiveness and efficiency of these marketing efforts. Additionally, as the channels through which we conduct our marketing and advertising activities continue to rapidly evolve, we must continue to establish relationships with these channels and may be unable to develop or maintain these relationships on acceptable economic and other terms. Furthermore, we currently receive a significant number of visits to our digital platform via search engine results. Search engines frequently change the algorithms that determine the ranking and display of results of a user’s search, which could reduce the number of visits to our digital platform, in turn reducing new customer acquisition and adversely affecting our results of operations. If we are unable to cost-effectively drive traffic to our digital platform, our ability to acquire new customers and our financial condition would suffer. Email marketing efforts are also important to our marketing efforts. If we are unable to successfully deliver emails to our customers or if customers do not engage with our emails, whether out of choice, because those emails are marked as low priority or spam, or for other reasons, our business could be adversely affected.

Our marketing initiatives may become increasingly expensive, and generating a meaningful return on those initiatives may be difficult or unpredictable. Even if we successfully increase net revenue as a result of our marketing efforts, it may not offset the additional marketing expenses we incur. If our marketing efforts are not successful in promoting awareness of our brands or products, driving customer engagement, or attracting new customers, or if we are not able to cost-effectively manage our marketing expenses, our results of operations could be adversely affected.

Failure to accurately forecast consumer demand could lead to excess inventories or inventory shortages, which could result in decreased operating margins, reduced cash flows, and harm to our business.

To meet anticipated demand for our products, we must forecast inventory needs and arrange manufacturing activities based on our estimates of future demand for particular products. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in customer demand for our products or for products of our competitors, changing consumer preferences, changing product trends, our failure to accurately forecast consumer acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions, store closures (including, for example, due to the COVID-19 pandemic), and weakening of economic conditions or consumer confidence in future economic conditions. If we fail to accurately forecast consumer demand, we may experience excess inventory levels or a shortage of products available for sale in our stores or for delivery to customers.

Inventory levels in excess of customer demand may result in inventory write-offs, donations by us of our unsold products, inventory write-downs, and/or the sale of excess inventory at discounted prices, any of which could cause our gross margin to suffer, impair the strength and exclusivity of our brands, and have an adverse effect on our results of operations, financial condition, and cash flows.

Conversely, if we underestimate customer demand for our products and fail to arrange sufficient manufacturing capacities in advance, then we may not be able to deliver products to meet our requirements and we may experience inventory shortages. Inventory shortages in our stores or third-party distribution centers could result in delayed shipments to customers, lost sales, a negative customer experience, lower brand loyalty, and damage to our reputation and customer relationships, any of which could have an adverse effect on our results of operations, financial condition, and cash flows.

Counterfeit or “knock-off” products, as well as products that are “inspired by” our brands may siphon off demand for our brands’ products and may result in customer confusion, harm to our brands, a loss of our market share and/or a decrease in our results of operations.

We face competition from counterfeit or “knock-off” products manufactured and sold by third parties in violation of our intellectual property rights, as well as from products that are inspired by our brands’ products, including private label offerings by e-commerce retailers. In the past, third parties have targeted users on Facebook or other social media platforms intending to target individuals interested in our products and sell such individuals products that look like our brands’ products, often at steep discounts.

These activities of third parties may result in customer confusion, require us to incur additional administrative costs to manage customer complaints related to counterfeit goods, divert customers from us, cause us to miss out on sales opportunities, and result in a loss of our market share. We could also be required to increase our marketing and advertising spend. If consumers are confused by these other products and believe them to be actual products from our brands, we could be forced to deal with dissatisfied customers who mistakenly blame us for poor service or poor-quality goods.

In addressing these or similar issues in the future, we may also be required to incur substantial expense to protect our brands and enforce our intellectual property rights, including through legal action in the United States and the EU or other countries in which we and our brands operate, which could negatively impact our results of operations and financial condition.

These and similar issues related to these or similar counterfeit products or products “inspired by” our brands could reoccur and could again result in customer confusion, harm to our brand, a loss of our market share and/or a decrease in our results of operations.

We are dependent on suppliers for our products and raw materials, which poses risks to our business operations.

Although no single supplier is or is expected to become critical to our production needs, any of the following could materially and adversely affect our ability to produce or deliver our products and, as a result, have a material adverse effect on our business, financial condition and results of operations:

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political or labor instability or military conflict involving any of the countries in which we, or our suppliers operate, which could cause a delay in the transportation of our products and raw materials to us and an increase in transportation costs;

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heightened terrorism security concerns, which could subject imported or exported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundments of goods for extended periods or could result in decreased scrutiny by customs officials for counterfeit goods, leading to lost sales, increased costs for our anti-counterfeiting measures and damage to the reputation of our brands;

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a significant decrease in availability or increase in cost of raw materials, including commodities (particularly cotton, wool and cashmere), or the ability to use raw materials produced in a country that is a major provider due to political, human rights, labor, environmental, animal cruelty or other concerns;

•	a significant decrease in factory and shipping capacity or increase in demand for such capacity;

•	a significant increase in wage and shipping costs;

•	natural disasters, which could result in closed factories and scarcity of raw materials;

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disease epidemics and health related concerns, such as the current COVID-19 pandemic, which could result in (and in the case of the COVID-19 pandemic, has resulted in certain of the following) closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•	the migration and development of manufacturers, which could affect where our products are or are planned to be produced;

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the adoption of regulations, quotas and safeguards relating to imports and our ability to adjust timely to changes in trade regulations, which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and expertise needed. Notwithstanding the foregoing, we purchase cotton mainly from Europe and the United States, accordingly, the Uyghur Forced Labor Prevention Act (UFLPA) has no impact on our business; and

•	the implementation of new or increased duties, taxes and other charges on imports.

We face intense competition in the personal luxury goods industry.

Competition is intense in the luxury consumer goods industry. We compete with numerous luxury fashion designers (whether domestically or globally), brand owners, manufacturers and retailers of apparel, accessories and footwear, some of which have greater resources than we do. In addition, in certain instances, we compete directly with our wholesale customers, as they also sell their own private label products in their stores and online. We compete within the personal luxury goods industry primarily on the basis of:

•	anticipating and responding to changing consumer tastes, demands and shopping preferences in a timely manner and developing distinctive, attractive, quality products;

•	maintaining favorable brand recognition and relevance, including through digital brand engagement and online and social media presence;

•	appropriately pricing products and creating an attractive value proposition for customers;

•	providing strong and effective marketing support;

•	ensuring product availability and optimizing supply chain efficiencies with third party suppliers and retailers; and

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obtaining sufficient retail floor space at retail and effective presentation of our products at retail, on e-commerce sites operated by our department store customers and pure play e-commerce retailers, and on our e-commerce sites.

Our customer relationships and sales have been and may be negatively impacted if we do not anticipate and respond to consumer preferences and fashion trends or manage inventory levels appropriately.

Our ability to predict or respond to constantly changing fashion trends, demographics, consumer preferences and spending patterns significantly impacts our sales and operating results. If we do not identify and respond to emerging trends in consumer spending and preferences quickly enough, identify the right partners that align with our customer strategy, broaden or expand our product portfolio fast enough or in the right areas or develop, evolve, and retain our team’s talent, mindset and technical skills to support changing operating models, we may harm our ability to retain our existing customers or attract new customers. Ensuring we optimize our inventory and improve the planning and management of inventory through use of data and analytics is critical to serving our customers, driving growth and maximizing profitability. If we maintain too much inventory, we may be forced to sell our merchandise at lower average margins, which could harm our business. Conversely, if we fail to purchase enough merchandise, or inventory does not arrive fast enough or as expected, we may lose opportunities for additional sales and potentially harm relationships with our customers.

We are subject to certain risks related to the sale of our products through our direct to consumer (“DTC”) channel and in particular our directly operated stores

In our distribution model, the DTC channel primarily consists of directly operated stores (“DOSs”) and e- commerce platforms through which we sell directly to our customers. For details, see “Business—Sales Channels.” The risks related to managing currently existing DOSs mainly relate to possible difficulties in renewing the existing lease agreements, an increase in rental charges and a decline in sales.

Our DOSs are all located in properties that we lease from third parties. There is significant competition among retail operators in our industry to obtain commercial spaces in prestigious locations in major cities, towns and resort destinations worldwide. Accordingly, to renew our lease agreements, we may have to compete with other operators, including those in our same industry, some of which have greater economic and financial resources than ours or otherwise more bargaining power. If we are unable to renew our lease agreements on economic terms consistent with or more beneficial than those currently applicable, or if we are forced to accept rental charges which are substantially higher than the existing ones, this could have a material adverse effect on our business, results of operations and financial condition.

Our DOSs have a high level of fixed costs, which affect profits from the retail channel. A reduction in sales or a decrease in revenues from the retail channel could, in light of the high level of fixed costs, have a material adverse effect on our business, results of operations and financial condition.

We analyze the performance of each of our DOSs and market trends in order to assess whether to open new DOSs (or move DOSs to a different location), renew existing leases, or close DOSs that are underperforming. If our analysis is inadequate or based on the wrong assumptions, we could select sub-optimal locations for our stores, or keep or open underperforming stores, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, although we have adopted internal policies and training initiatives to ensure that the staff in our DOSs operate in a manner consistent with the image and prestige of our brands, there can be no assurance that such staff will abide by such policies or that inappropriate or illicit behavior by certain employees will not occur. If there is any allegation brought against us as a result of negligence or other impermissible conduct by our DOS staff, we may be exposed to legal or other proceedings or increased public scrutiny, which may result in substantial costs, diversion of resources and management’s attention and potential harm to our reputation.

The operations of our retail channel and DOSs are also subject to risks such as information technology system failure, work stoppage, civil unrest, natural disasters, fire and government imposed shutdowns. Any interruption of activity in our retail channel and DOSs due to these or other similar events out of our control could result in disruption to our operations and a reduction in sales, which could have an adverse effect on our business, results of operations and financial condition.

A data security or privacy breach could damage our reputation and our relationships with our customers or employees, expose us to litigation risk, and adversely affect our business.

We are dependent on information technology systems and networks, including the Internet, for a significant portion of our direct-to-consumer sales, including our e-commerce operations. We are also responsible for storing data relating to our customers and employees and rely on third parties for the operation of our e-commerce sites and for the various social media tools and websites that we use as part of our marketing strategy. In our normal course of business, we often collect, transmit, and/or retain certain sensitive and confidential customer information, including credit card information. There is significant concern by consumers, employees, and lawmakers alike over the security of personal information transmitted over the Internet, consumer identity theft, and user privacy, as cyber-criminals are becoming increasingly more sophisticated in their attempts to gain unauthorized access to computer systems and confidential or sensitive data.

We have been and may in future be subject to cyber-attacks and other attempted security breaches. Despite the security measures we currently have in place, our facilities and systems and those of our third-party service providers may be vulnerable to security breaches, acts of vandalism, phishing attacks, computer viruses, malware, ransomware, misplaced or lost data, programming and/or human errors, or other Internet or email events. The increased use of smartphones, tablets, and other wireless devices, as well as the need for a substantial portion of our corporate employees to work remotely during the COVID-19 pandemic, may also heighten these and other operational risks. The retail industry, in particular, continues to be the target of many cyber-attacks, which are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature.

The technology we use to protect our systems from being breached or compromised could become outdated as a result of advances in computer capabilities or other technological developments. Further, measures we implement to protect our computer systems against cyber-attacks may make them harder to use or reduce the speed at which they operate, which in turn could negatively impact our customers’ shopping experience resulting in reduced online traffic, diminished loyalty to our brands, and lost sales.

Any perceived or actual electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of our network security, whether by us or by a third party, could disrupt our business, severely damage our reputation and our relationships with our customers or employees, expose us to risks of litigation, significant fines and penalties, and liability, and result in deterioration in our customers’ and employees’ confidence in us, and adversely affect our business, results of operations, and financial condition. Since we do not control third-party service providers and cannot guarantee that no electronic or physical computer break-ins and security breaches will occur in the future, any perceived or actual unauthorized disclosure of personally identifiable information regarding our employees, customers, or website visitors could harm our reputation and credibility, result in lost sales, impair our ability to attract website visitors, and/or reduce our ability to attract and retain employees and customers. As these threats develop and grow, we may find it necessary to make significant further investments to protect data and our infrastructure, including the implementation of new computer systems or upgrades to existing systems, deployment of additional personnel and protection-related technologies, engagement of third-party consultants, and training of employees.

In addition, the regulatory environment relating to information security and privacy is becoming increasingly more demanding with frequent new requirements surrounding the handling, protection, and use of personal and sensitive information. We may incur significant costs in complying with the various applicable state, federal, and foreign laws regarding protection of, and unauthorized disclosure of, personal information. Additionally, failing to comply with such laws and regulations could damage the reputation of our brands and lead to adverse consumer actions, as well as expose us to government enforcement action and/or private litigation, any of which could adversely affect our business.

We are exposed to the risk that personal information of our customers, employees and other parties collected in the course of our operations may be damaged, lost, stolen, divulged or processed for unauthorized purposes.

In carrying out our business, we collect, store and process personal data of our customers, employees and other parties with whom we deal, including data we gather for product development and marketing purposes. Therefore we are subject to a variety of strict and ever-changing data protection and privacy laws on a global basis, including the EU General Data Protection Regulation and the PRC Personal Information Protection Law.

We collect customer data and personal information such as name, age, address, gender and contact number, in order to process sales and ensure product delivery as well as to register customers as brand members or VIP customers.

We are exposed to the risk that personal data we store and use may be damaged or lost, stolen, divulged or processed for unauthorized purposes by the individuals responsible for data management or by unauthorized individuals (including third parties and our employees). The destruction, damage to or loss of personal data, as well as its theft, unauthorized processing or dissemination, could significantly impair our reputation and impact our operations; it could also lead to governmental investigations and the imposition of fines by competent authorities, with possible adverse effects on our business, results of operations and financial condition.

Future economic conditions, including volatility in the financial and credit markets, may adversely affect our business.

Economic conditions in the past have adversely affected, and in the future may adversely affect, our business, our customers and licensees and their businesses, and our financing and other contractual arrangements, including, for example, as a result of the current COVID-19 pandemic. Such conditions, among other things, have resulted, and in the future may result, in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our customers and licensees, may cause such customers to reduce or discontinue orders of our products and licensed products sold by our licensees, and may result in customers being unable to pay us for products they have purchased from us and licensees being unable to pay us for royalties owed to us. Financial difficulties of customers and licensees may also affect the ability of our customers and licensees to access credit markets or lead to higher credit risk relating to receivables from customers and licensees.

Significant inflation could adversely affect our results of operations and financial condition.

Economies around the world have generally seen significant inflationary pressures since 2021, which may persist in 2023. If inflation continues to increase or stays above levels seen in recent years, we could face further increases in costs for raw materials, energy costs, labor costs or other production costs, which could adversely affect our business and results of operations if we are not able to pass on the increased costs to our customers, or successfully implement other mitigating actions. While we plan to respond to increases in costs through pricing increases for our brands, the foregoing could reduce our profit margins, with a material adverse effect on our results of operations and financial condition. Additionally, many central banks have increased, or are considering increasing, interest rates as a result of the recent inflation, which in turn may increase our borrowing costs.

In addition, significant increases in the costs of other products required by consumers, as well as a raise in interest rates may affect consumer spending power and result in overall reduced spending. The direct impact of inflation will be reflected in pricing increases for our brands.

We are dependent on a limited number of distribution facilities operated by us as well as those of our distribution partners. If one or more of our distribution facilities or those of our distribution partners experience operational difficulties or becomes inoperable, it could have a material adverse effect on our business, results of operations and financial condition.

We operate a limited number of distribution facilities, and our portfolio brands work with licensees for distribution of specific products, including but not limited to Marchon as Lanvin’s exclusive eyewear licensee and distributor, CWF as Lanvin’s exclusive childrenswear licensee and distributor, and Delta as Wolford’s exclusive lingerie licensee and distributor Our ability to meet the needs of our own retail stores and e-commerce channels, as well as our wholesale customers, depends on the proper and uninterrupted operation of distribution facilities, such as warehouses and/or distribution centers, we operate as well as those operated by third parties. If any of these distribution facilities were to shut down or otherwise become inoperable or inaccessible for any reason (including as a result of a government mandate or order due to COVID-19), we could suffer a substantial loss of inventory and/or disruptions of deliveries to our retail and wholesale customers. In addition, we could incur significantly higher costs and longer lead times associated with the distribution of our products during the time it takes to reopen or replace the affected facility. Any of the foregoing factors could result in decreased sales and have a material adverse effect on our business, results of operations and financial condition.

In addition, we continue to look for new and larger facilities as and when needed to further support our efforts to operate with increased efficiency and flexibility. There are risks inherent in operating in new distribution environments and implementing new warehouse management systems, including technological and operational difficulties that may arise with such transitions. We may experience shipping delays should there be any disruptions in our new warehouse management systems or warehouses themselves.

Our revenues and operating results are affected by the seasonal nature of our business and cyclical trends in consumer spending.

Apparel business is subject to seasonal fluctuations and cyclical trends in consumer spending. Our sales are typically higher in the last quarter of the year, driven by the holiday shopping season and in January and February, driven by Chinese New Year celebrations. To provide shareholders a better understanding of management’s expectations surrounding results, we may provide financial outlook on our expected operating and financial results for future periods comprised of forward-looking statements subject to certain risks and uncertainties. Any factor that negatively impacts these selling seasons could have an adverse and disproportionate effect on our results of operations for the entire year.

Additionally, factors such as results differing from guidance, changes in sales and operating income in the peak seasons, changes in our market valuations, performance results for the general retail industry, announcements by us or our industry peers or changes in analysts’ recommendations may cause volatility in the price of our common stock and our shareholder returns.

If our suppliers, licensees, or other business partners, or the suppliers used by our licensees fail to use legal and ethical business practices, our business could suffer.

We require our suppliers, licensees and other business partners, and the suppliers used by our licensees, to operate in compliance with applicable laws, rules and regulations regarding working conditions, employment practices and environmental compliance. Additionally, we impose upon our business partners operating guidelines that require additional obligations in those areas in order to promote ethical business practices. We audit, or have third parties audit, the operations of these independent parties to determine compliance, through onsite inspections, reviewing certification and sustainability reports, and reviewing whether suppliers are observing compliance standards. This process also includes ad hoc on-site visits from our sourcing and product development department, factory tours and on-site due diligence of new suppliers. We also collaborate with factories, suppliers, industry participants and other stakeholders to improve the lives of the workers and others in our sourcing communities. However, we do not control our business partners, or the suppliers used by our licensees, including with respect to their labor, manufacturing and other business practices.

If any of these suppliers or business partners violates labor, environmental, building and fire safety, or other laws or implements labor, manufacturing or other business practices that are generally regarded as unethical, the shipment of finished products to us or our customers could be interrupted, orders could be canceled and relationships could be terminated. Further, we could be prohibited from importing goods by governmental authorities. In addition, we could be the focus of adverse publicity and our reputation and the reputation of our brands could be damaged. Any of these events could have a material adverse effect on our revenue and, consequently, our results of operations.

Our potential inability to find suitable new targets to drive inorganic business growth and the risk that any acquisitions we do complete may not be successful in achieving intended benefits, cost savings and synergies.

Acquisitions have been a consistent part of our growth. Prior to completing any acquisition, our management team identifies expected synergies, cost savings and growth opportunities but, due to legal and business limitations, we may not have access to all necessary information. The integration process may be complex, costly and time-consuming. The potential difficulties of integrating the operations of an acquired business and realizing our expectations for an acquisition, including the benefits that may be realized, include, among other things:

•	failure to identify appropriate targets or to complete the deal;

•	failure to implement our business plan for the combined business;

•	delays or difficulties in completing the integration of acquired companies or assets;

•	higher than expected costs, lower than expected cost savings or a need to allocate resources to manage unexpected operating difficulties;

•	unanticipated issues in integrating systems and operations;

•	diversion of the attention and resources of management;

•	assumption of liabilities not identified in due diligence;

•	operational and regulatory challenges related to the jurisdictions in which an acquired business operates;

•	uncertainties associated with potential targets in certain jurisdictions given the current intensified geopolitical environment;

•	the impact on our or an acquired business’ internal controls and compliance with the requirements under applicable regulation; and

•	other unanticipated issues, expenses and liabilities.

Any future acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits.

We could be adversely affected if we are unable to negotiate, maintain or renew our license agreements.

We are a party to various strategic alliances. If we were to fail to comply with our obligations in relation to those strategic alliances (including with respect to required quality standards and timeliness of deliveries), our strategic alliance partners may terminate, fail to renew or amend in a manner adverse to us the existing arrangements, which may have material adverse consequences on our business, results of operations and financial condition. We are also party to certain license agreements, as licensor, whereby we grant, for a certain period of time, the use of our brands to third parties.

If any of these licensees were not to perform their obligations to us (including by failing to ensure the required quality standards and failing to comply with our directions with respect to distribution channels and after sale services), we may be unable in a commercially reasonable time, to replace such licensee with another licensee capable of ensuring equivalent quality and production standards, or procure our services upon the same or substantially the same financial terms. Our inability to maintain a presence in these adjacent luxury sectors or to provide products in these sectors, such as eyewear, childrenswear and lingerie, of a quality comparable to that of our other products may reflect negatively on the reputation and integrity of our brands.

If any of the foregoing licensing agreements or strategic alliances are terminated for any reason, not renewed upon their expiration or renewed but with less favorable terms and conditions, this could have a material adverse effect on our business, results of operations and financial condition.

If our trademarks and intellectual property or other proprietary rights are not adequately protected to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

Our trademarks and other intellectual property rights are important to our success and our competitive position. We are susceptible to others imitating our products and infringing on our intellectual property rights, especially with respect to our brands, as they enjoy significant worldwide consumer recognition and the generally premium pricing of our brands and products creates additional incentive for counterfeiters and infringers. Imitation or counterfeiting of our products or infringement of our intellectual property rights could diminish the value of our brands, undermine our reputation or otherwise adversely affect our revenue and profitability. We cannot assure you that the actions we take to establish and protect our trademarks and other intellectual property rights will be adequate to prevent imitation of our products by others. We cannot assure you that other third parties will not seek to invalidate our trademarks or block sales of our products as a violation of their own trademarks and intellectual property rights. In addition, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license or market or that we will be able to successfully resolve these types of conflicts to our satisfaction. In some cases, there may be trademark owners who have prior rights to our marks because the laws of certain foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. In other cases, there may be holders who have prior rights to similar trademarks. Other than certain trademark disputes described below, the management team is not aware of other trademark or IP disputes of sort, we have in the past and may in the future become involved in proceedings relating to a company’s claim of prior rights to some of our trademarks or marks similar to some of our brands, and any future proceeding (whether actual, potential, or threatened) may have an impact on our business and the financial position of the Group. There is an ongoing trademark dispute between Sergio Rossi and Stefano Ricci, which challenges the trademark registrations for “sr,” “sr 1,” “sr Milano,” and “sr twenty,” as well as challenges the use of “SR (rectangle)” and “SR (oval)”. We do not believe this is material to our brands as the use of such logos is minimal.

We are subject to certain laws, litigation, regulatory matters and ethical standards, and compliance or our failure to comply with or adequately address developments as they arise could adversely affect our reputation and operations.

Our policies, procedures and practices and the technology we implement are intended to comply with applicable federal, state, local and foreign laws, tariffs, rules and regulations, including those imposed by jurisdictions that our businesses have presence in, consumer protection and other regulatory agencies, the marketplace, as well as responsible business, social and environmental practices, all of which may change from time to time. Compliance with these requirements and/or changes to them may cause our business to be adversely impacted, or even limit or restrict the activities of our business. In addition, if we fail to comply with applicable laws and regulations or implement responsible business, social, environmental and supply chain practices, we could be subject to damage to our reputation, class action lawsuits, regulatory investigations, legal and settlement costs, charges and payments, civil and criminal liability, increased cost of regulatory compliance, losing our ability to accept credit and debit card payments from our customers, restatements of our financial statements, disruption of our business and loss of customers. New and emerging privacy and data protection laws may increase compliance expenses and limit business opportunities and strategic initiatives, including customer engagement. Any required changes to our employment practices could result in the loss of employees, reduced sales, increased employment costs, potential labor disputes, low employee morale and harm to our business and results of operations. In addition, political and economic factors could lead to unfavorable changes in tax laws, which may affect our tax assets or liabilities and adversely affect our results of operations. We are also regularly involved in various litigation matters that arise in the ordinary course of business. In addition, our directors, officers, employees, affiliates and other third-parties associated with us may be subject to investigations, litigation or other legal proceedings, including those that are unrelated to their relationships and dealings with us.

Any such litigation, legal proceedings or regulatory developments could adversely affect our business, financial condition or reputation.

We are subject to legal and regulatory risk.

We are required to comply with the laws and regulations applying to our products and operations in the various jurisdictions in which we operate, particularly in relation to the protection of intellectual property rights, competition, product safety, packaging and labeling, import and processing of certain raw materials and finished goods, data protection, limits on cash payments, worker health and safety and the environment. New legislation (or amendments to existing legislation) may require us to adopt stricter standards, which could lead to increased costs for production or limit our operations, and this may have a material adverse effect on our business, results of operations and financial condition. We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other anti-bribery, anti-corruption and anti-money laundering laws in the countries in which we conduct activities. We and our distribution partners may have direct or indirect interactions with officials and employees of government agencies or state owned or affiliated entities and other third parties where we may be held liable for corrupt or other illegal activities, with or without our explicit authorization. We are also subject to sanctions and export control laws and regulations, which may lead to commercial and economic sanctions and export control, prohibitions and other restrictive measures imposed by the different authorities and governments involved, including the European Union, the United States, the United Nations and other countries and international organizations. From time to time, we may conduct some limited activities in countries subject to sanctions, export control or other restrictive measures. While we believe that our activities are in compliance with the applicable laws and sanctions legislation, including embargoes, we cannot exclude the possibility that we or our distribution partners may violate such laws. Any violation of the foregoing laws could lead to regulatory and/or judicial proceedings and sanctions (including civil penalties, denial of export privileges, injunctions, asset seizures and revocations or restrictions of licenses, as well as criminal fines and imprisonment), which may have a material adverse effect on our reputation, business, results of operations and financial condition.

Changes to taxation or the interpretation or application of tax laws could have an adverse impact on our results of operations and financial condition.

Our business is subject to various taxes in different jurisdictions, which include, among others, value added tax, excise duty, registration tax and other indirect taxes. We are exposed to the risk that our overall tax burden may increase in the future.

Changes in tax laws or regulations, or in the position of the relevant authorities regarding the application, administration or interpretation of these laws or regulations, particularly if applied retrospectively, could have a material adverse effect on our business, results of operations and financial condition. These changes include the introduction of a global minimum tax at a rate of 15% under the Two-Pillar Solution to Address the Tax Challenges of the Digitalisation of the Economy, agreed upon by over 130 jurisdictions under the Organization for Economic Co-operation and Development/G20 Inclusive Framework on Base Erosion and Profit Shifting and implemented from 2023.

In addition, tax laws are complex and subject to subjective valuations and interpretive decisions, and we periodically may be subject to tax audits aimed at assessing our compliance with direct and indirect taxes. The tax authorities may not agree with our interpretations of, or the positions we have taken or intend to take on, tax laws applicable to our ordinary activities and extraordinary transactions. In case of challenges by the tax authorities to our interpretations, we could face long tax proceedings that could result in the payment of additional tax and penalties, with potential material adverse effects on our business, results of operations and financial condition.

We are subject to risks associated with climate change and other environmental impacts and increased focus by stakeholders on environment, social and governance (“ESG”) matters.

Our business is subject to risks associated with climate change, including in particular disruption to our supply chain, which may impact the production and distribution of our products and availability and price of raw materials. Increased frequency and intensity of weather events (including storms and floods) due to climate change could also lead to more frequent store closures and/or lost sales as customers prioritize basic needs.

There is also increased focus from our stakeholders, including consumers, employees and investors, on corporate responsibility (including ESG matters. We plan to announce in the near future our sustainability strategy and ESG goals. There can be no assurance that our stakeholders will agree with our strategy or will be satisfied with our disclosure, or that we will be successful in achieving our goals. If our ESG practices do not meet our stakeholders’ expectations and standards, or if we fail (or are perceived to fail) to implement our strategy or achieve our goals, our reputation could be damaged, causing our investors or consumers to lose confidence in us and our brands, negatively impacting our employee retention and our business, or having a negative effect on our sales and results of operations. In addition, implementing our ESG strategy and pursuing our ESG goals might involve higher than expected costs and investments which might adversely affect our results of operations.

We may lose key employees or may be unable to hire qualified employees.

We depend on the services and management experience of our executive officers, who have substantial experience and expertise in our business. We also depend on other key employees involved in our design, merchandising and marketing operations. Competition for qualified personnel in the apparel industry is intense and competitors may use aggressive tactics to recruit our key employees. The unexpected loss of services of one or more of these individuals could have a material adverse effect on us.

We depend on highly specialized craftsmanship and skills.

One of the distinguishing features of certain of our products is the highly specialized craftsmanship involved in their manufacturing, which is also a result of the experience that our specialized employees have acquired over the course of the years.

Although we try to preserve these craftsmanship skills and ensure that they are passed on to the next generations, the number of our specialized employees may decrease in the future and their craftsmanship skills may no longer be readily available. If this were to occur, it could affect our ability to ensure the distinctive quality of certain of our products in the future, which in turn could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to fluctuations in currency exchange rates.

We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates with respect to both revenues and costs related to the production and supply and material procurement processes. We earn revenue denominated in a number of currencies with the substantial majority of our revenue denominated in U.S. Dollars and Euro. Fluctuations in foreign currency exchange rates will affect FFG’s financial results, which FFG reports in Euro. In particular, depreciation of the U.S. dollar against the Euro would generally have a negative impact on our results of operations as this would result in a decrease in the results of our U.S. business (which are generally denominated in U.S. dollars) when translated into Euro for financial reporting purposes. On the other hand, the appreciation of U.S. dollar against the Euro would generally have a positive impact on our business given the revenue contribution from our U.S. businesses.

We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. Furthermore, foreign exchange markets have recently experienced significant volatility, and there can be no assurance that our results of operations will not be adversely affected by such volatility.

We are subject to risks related to the complexity and uncertainty in interpretation of transfer pricing rules.

We operate in multiple countries worldwide with integrated industrial, commercial, design and communication functions, trademarks used in different jurisdictions and are subject to taxation in countries in which our subsidiaries are located. Within our Group, transactions between related parties located in different countries are carried out in the ordinary course of business and are mainly related to the purchase and sale of goods and the provision of services.

These transactions are subject to transfer pricing rules defined globally by the Organization for Economic and Co-operation and Development (“OECD”) and local tax laws. In this respect, our intercompany prices are set up consistently with the guidance provided by the OECD Transfer Pricing Guidelines and we and our subsidiaries prepare specific transfer pricing documentation with respect to such transactions. Although we believe that our transfer pricing is correct, due to the complexity of these rules and the uncertainties in their interpretation, the tax authorities might challenge the prices of certain of our intercompany transactions and propose transfer pricing adjustments. Consequently, such adjustments may increase the related taxes and impose penalties and late payment interests, which may result in a material adverse effect on our business, results of operations and financial condition.

We operate in many countries around the world and, accordingly, we are exposed to various international business, regulatory, social and political risks.

We operate in multiple countries worldwide through a direct and indirect distribution network. Our operations in various international markets expose us to various risks, including those arising from: competition with local competitors (which may have greater resources and/or more favorable market positions); the diversity of consumers’ tastes and preferences and our ability to anticipate or respond to such tastes and preferences; changes in the political and economic environments in the countries where we operate; changes in regulations, including tax regulations, and the imposition of new duties or other protectionist measures; strict regulations affecting the import and processing of certain raw materials and finished goods; the occurrence of acts of terrorism or similar events, conflicts, civil unrest or situations of political instability; parallel imports of goods at terms inconsistent with our guidelines and distribution of our products, in violation of exclusive territorial rights granted to other importers and licensees (the so-called “gray market”). These or other factors may harm our business in international markets or cause us to incur significant costs in these markets, which could have a material adverse effect on our business, results of operations and financial condition.

Changes in global economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

We place significant focus and reliance on developing global consumer markets. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by global political, economic and social conditions. While the global economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economies in EMEA, North America, Greater China and Other Asia. Any adverse changes in economic conditions in our key geographical segments —EMEA, North America, Greater China and Other Asia—and the policies of these governments or in the laws and regulations of these governments could have a material adverse effect on global overall economic growth. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position.

Given our intention to develop global consumer markets including China, we may also be affected significantly by political, regulatory, economic and social conditions in China. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant discretion over the PRC’s economic growth through allocating resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Additionally, the PRC government also has significant authority to exert influence on the ability of China-based companies (as measured by the location of our company headquarters, and the nationality and location of our executive officers and certain of our directors and shareholders) and our PRC subsidiaries, to conduct their businesses. The PRC government may intervene or influence the operations of such subsidiaries at any time, which could result in a material change in such subsidiaries’ operations and/or the value of our securities. In particular, there has been recent legislation and statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas by China-based issuers. Any such regulatory oversight or control could significantly limit, or completely hinder, our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. In addition, rules and regulations in China can change quickly with little advance notice.

A portion of our operations are conducted (through our subsidiaries) in the PRC, and are governed by PRC laws, rules and regulations. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

Legislative efforts over the past three decades have significantly enhanced the protections afforded to various forms of foreign investment in China. However, China’s legal system remains evolving, and recently enacted laws, rules and regulations, which involve uncertainties and can be inconsistent and unpredictable, may be subject to significant degrees of interpretation and enforcement by PRC regulatory agencies.

Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy as compared to more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and/or our intellectual property rights.

If we were to become subject to the oversight, discretion or control of PRC government authorities over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline, which would materially affect the interests of the investors.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, include, among other things, provisions that purport to require any offshore special purpose vehicle that is controlled by PRC companies or individuals and formed for the purpose of seeking a public listing on an overseas stock exchange through acquisition of PRC domestic companies to obtain the approval of the CSRC prior to the listing and trading of its securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by any such special purpose vehicle seeking CSRC’s approval of overseas listings. We believe that under the PRC laws, regulations and rules currently in effect, the CSRC’s approval is not required for the transactions contemplated by the Business Combination Agreement, including but not limited to the listing of our securities on the NYSE, given that our PRC subsidiaries were incorporated as foreign-invested enterprises by means of foreign direct investments rather than by acquisitions of any PRC domestic companies owned by PRC companies or individuals as defined under the M&A Rules. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules and the CSRC approval requirement. Therefore, it is uncertain whether we will be required to obtain permission from the PRC government to maintain our listing status on U.S. exchanges in the future, and even when such permission is obtained, whether it will be later denied or rescinded. In addition, we may be required to receive approval under anti-monopoly and competition laws for our past and future acquisitions. We cannot guarantee that we will be able to obtain such regulatory approval when needed in a timely manner, or at all, failure of which will subject us to anti-monopoly regulatory actions.

The Opinions on Strictly Cracking Down on Illegal Securities Activities According to Law (the “Opinions”) jointly issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council, which were made available to the public on July 6, 2021, call for strengthened regulation over illegal securities activities and supervision of overseas listings by China-based companies and propose to take effective measures to deal with the risks and incidents faced by China-based overseas-listed companies. The Opinions also provide that the State Council will revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and will clarify the duties of domestic regulatory authorities. On December 24, 2021, the CSRC released the Overseas Listing Provisions and the Overseas Listing Filing Measures for public consultation. Pursuant to the Overseas Listing Provisions and the Overseas Listing Filing Measures:

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domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect form, shall fulfill a filing procedure with the CSRC and satisfy certain requirements; the direct form of listing overseas refers to the listing and offering by a company incorporated in the PRC, while the indirect form of listing overseas refers to the listing and offering overseas conducted by companies with major business operations within the PRC, but under the name of an overseas incorporated company and on the basis of the equity, assets, return or other similar rights of the relevant domestic enterprises;

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in the context of an indirect form of listing overseas, on the principle of substance over formality, if an issuer satisfies the following criteria (it is unclear whether both or either of the following should be satisfied), then the listing shall be captured as an indirect listing by a domestic company and be subject to the filing requirements: (i) the audited revenue, gross profit, total asset or net asset of domestic enterprises account for 50% or more of the issuer’s audited consolidated total revenue, gross profit, total asset or net asset of the last accounting year; (ii) the majority of the senior management responsible for business operations and management are PRC citizens or residents, the main places of business operations are located within the PRC or the business operations are primarily conducted within the PRC;

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overseas offering and listing is prohibited under certain circumstances, including, among others, (i) where there are specific laws and regulations prohibiting listing and financing; and (ii) where the competent authorities determine that the offering and listing would constitute a threat to or endanger national security; and

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when reviewing the filing applications, the CSRC will review, among other things, the regulatory opinions, filings or approvals of the industry regulators (if applicable), and the national security assessment opinion of competent authorities (if applicable).

Pursuant to the answers of relevant officials of the CSRC to reporter questions published by the CSRC on December 24, 2021, the draft new rules would not be applied retrospectively, and will only be applied to new listings and refinancing by existing overseas listed PRC companies. Filing requirements for existing overseas listed companies will be provided for separately and will allow sufficient transition period.

The Overseas Listing Provisions and the Overseas Listing Filing Measures had not yet come into effect. However, uncertainties exist regarding the interpretation of the draft regulations, the final form of these regulations and implementation thereof after promulgation. If according to the final rules to be adopted or as requested by the CSRC or any other PRC governmental authorities, we should complete a filing or obtain an approval to complete the Business Combination or this offering, there is no assurance that we will be able to complete the filing or obtain the approval. Furthermore, any such requirement could significantly limit our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline.

Corresponding to the proposed new rules on overseas listing, the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Edition) (the “2021 National Negative List”) and the Special Administrative Measures (Negative List) for Foreign Investment Access in Pilot Free Trade Zones (2021 Edition) (the “2021 FTZ Negative List”) (collectively the “2021 Negative Lists”) promulgated on December 27, 2021 provide that any domestic enterprise engaged in businesses prohibited by the 2021 Negative Lists that intends to issue and list shares overseas shall obtain pre-approval from relevant authorities, the foreign investors shall not participate in the management of the enterprise, and that the shareholding percentage of foreign investors shall comply with the relevant measures applicable to foreign investors’ domestic securities investments by reference. We believe we are not currently engaged in any business that falls into the 2021 Negative Lists.

On December 28, 2021, the Cyberspace Administration of China, together with certain other government authorities, promulgated the Revised Cybersecurity Review Measures that took effect from February 15, 2022, pursuant to which online platform operator holding over one million users’ information must apply for a cybersecurity review before listing abroad, and operators of “critical information infrastructure” that intend to purchase internet products and services that will or may affect national security must apply for a cybersecurity review. Furthermore, the competent government authorities may also initiate a cybersecurity review against the relevant operators where the authorities believe that the network product or service or data processing activities affect or may affect national security. However, the scope of potential operators of “critical information infrastructure” remains unclear. In addition, the scope of network product or service or data processing activities that will or may affect national security is also unclear and subject to regulatory interpretation. As of the date of this prospectus (i) we had not been informed by any PRC governmental authority of any requirement that we were required to apply for a cybersecurity review; (ii) we did not hold or process personal information of over one million users; and (iii) we had not received any investigation, notice, warning, or sanctions from applicable government authorities in relation to national security. Nonetheless, the interpretation and implementation of the Revised Cybersecurity Review Measures is subject to uncertainties, and the relevant laws and regulations may also change in the future. As a result of such regulatory development, government authorities in China could conduct a cybersecurity review over our PRC subsidiaries, which may have a material adverse effect on our business, results of operations and financial condition.

Changes in tax laws, regulations and policies in jurisdictions in which we operate may materially and adversely affect our results of operations and financial condition.

We operate our business in multiple jurisdictions across EMEA, North America and Asia, and we are subject to income taxes in these jurisdictions. Changes in tax laws and regulations in the relevant jurisdictions may change our tax obligations. Furthermore, interpretations and enforcement policies with respect to existing tax laws and regulations may also evolve over time. Any of the above developments could have a material and adverse impact on our results of operations and financial condition.

For example, under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC- controlled enterprise that is incorporated offshore is located in the PRC. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, rather than those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in the PRC, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the places where the senior management personnel responsible for the execution of the daily management and operation of production and business of our offshore enterprises and the relevant senior personnel departments performing such duties are mainly located within China; (ii) the decisions of our offshore enterprises over finance (e.g. borrowing, lending, financing, financial risk controls, etc.) and personnel (e.g. appointment, dismissal and remuneration, etc.) matters are made by organization(s) or individual(s) located in China or subject to approval of organization(s) or individual(s) located in China; (iii) the main properties, accounting ledger, corporate seal, minutes of the board meetings and shareholders’ meetings, etc. of our offshore enterprises are situated or kept in China; and (iv) 50% (inclusive) or above of directors with voting rights or senior management personnel of our offshore enterprises ordinarily reside in China.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. In the event of such regulatory development, we would seek to claim deductions in other relevant jurisdictions, but there can be no assurance that such efforts would effectively mitigate the incremental tax burdens on us. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders (including the common stockholders) may be subject to PRC tax on gains realized on the sale or other disposition of the common stock, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the common stockholders) and any gain realized on the transfer of the common stock or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non- PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our common stock.

Because of the costs and difficulties inherent in managing cross-border business operations, our results of operations may be negatively impacted.

Managing a business, operations, personnel or assets in another country is challenging and costly. Any management that we may have may be inexperienced in cross-border business practices and unaware of significant differences in accounting rules, legal regimes and labor practices. Even with a seasoned and experienced management team, the costs and difficulties inherent in managing cross-border business operations, personnel and assets can be significant (and much higher than in a purely domestic business) and may negatively impact our financial and operational performance.

The conflict in Ukraine and sanctions and export controls imposed in response to the conflict, including on Russia and Belarus, may adversely affect our business and other escalating global trade tensions, wars and conflicts, and the adoption or expansion of economic sanctions, export controls, or other trade restrictions could negatively affect us.

Due to ongoing conflict in Ukraine and resulting geopolitical tensions, many governments around the world, including those of the United States, the European Union, the United Kingdom and other jurisdictions, have imposed sanctions on Russia, Belarus, and the Ukrainian regions of Donetsk and Luhansk as well as on certain persons, entities from and industries within those regions, as well as export controls on exports or reexports to Russia or Belarus and involving certain industries and products and the exclusion of certain Russian financial institutions from the SWIFT system. On March 11, 2022, the President of the United States issued an executive order prohibiting exports to Russia and Belarus of luxury goods (including, inter alia, apparel, footwear and certain accessories with a per unit wholesale price of $1,000 or more). Shortly thereafter, on March 15, 2022, the Council of the European Union imposed new sanctions on Russia prohibiting the export of luxury goods having a value in excess of €300 per item (including clothing, footwear, leather and fashion accessories). On April 14, 2022, the United Kingdom implemented a prohibition on the export of luxury goods, which includes specifically defined goods generally in excess of £250 in value, to or for use in Russia. These and any additional sanctions or export controls, as well as any counter responses by the governments of Russia or other countries, are adversely affecting, and will continue to adversely affect, directly or indirectly, our supply chain and customers, as well as the global financial markets and financial services industry.

In light of the current crisis there is also no assurance that we will be able to collect from our franchisees and distributors in Russia certain outstanding receivable amounts for completed sales of the Spring/Summer 2022 collection; as of the date of this prospectus, such amounts were not material. Finally, several of the agreements with our wholesale customers in Russia are due to expire during the course of 2023. It is uncertain whether, when and at what terms and conditions such agreements will be renewed. Any of the foregoing factors could have a material adverse effect on our business, results of operations and financial condition.

In general, the banking, economic and monetary crisis triggered by the conflict may reduce customers’ interest for, and financial ability to buy, luxury products. An expansion of the conflict to other European countries, the United States or other parts of the world, or the worsening of the world economic situation in terms of inflation, energy costs and purchase power, is likely to translate into a lower propensity to spend on luxury good products and potentially impact our business.

We will rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and to a significant extent, rely on dividends and other distributions on equity paid by our principal operating subsidiaries for the funds necessary to fund inter-company loans, service any debt we may incur, pay our expenses, including our expenses as a publicly traded company, and to pay any dividends and other cash distributions to our shareholders. The earnings from, or other available assets of, our principal operating subsidiaries may not be sufficient to make distributions or pay dividends, pay expenses or satisfy our other financial obligations.

In addition, when our principal operating subsidiaries incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Further, the laws, rules and regulations applicable to most of our subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable local accounting standards and regulations. In addition, under the laws and regulations applicable to certain of our subsidiaries, statutory reserves for employees and pensions are required to be maintained. There are also other limitations under applicable local rules and regulations that may limit the portion of the available capital in our operating subsidiaries which may be transferred to shareholders as dividends. Any such limitations on the ability of our operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We expect to incur negative operating cash flows in the next few years and may need to raise substantial additional funding. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, scale back or discontinue some of our businesses, operations, investments, acquisitions or other growth initiatives.

We expect to incur negative operating cash flows over the next few years and accordingly may require additional funding in the future to support our operations and growth strategies. There can be no assurance that we will be able to raise sufficient capital from the capital markets or through borrowings or other fundings sources on acceptable terms or at all. If we are unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, we may be required to significantly curtail, delay or discontinue one or more of our product development programs, investments, acquisitions or other growth initiatives or to otherwise reduce or discontinue our operations. In general, we may be unable to expand our operations or otherwise capitalize on business opportunities, and defend against and prosecute litigation necessary to commercialize our product candidates as desired, which could materially affect our business, financial condition and results of operations. If we are ultimately unable to continue as a going concern, we may have to seek the protection of bankruptcy laws or liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that our securityholders will lose all or a part of their investment. In particular, various investments in the pipeline, including our incubator project dedicated to minority investments in fast-growing companies with strengths in creativity, digitalization, as well as sustainable and intelligent supply chains may be put on hold.

Risks Relating to Our Securities

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Ordinary Shares and Warrants to fall.

The Selling Securityholders can resell, under this prospectus, up to (a) 153,735,526 Ordinary Shares (on a post-exercise and post-conversion basis) constituting approximately 86.4% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants and conversion of one Convertible Preference Share into 15,000,000 Ordinary Shares) and (b) 11,280,000 Warrants constituting approximately 35.3% of our issued and outstanding Warrants as of the date of this prospectus. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Ordinary Shares and Warrants, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and Warrants and could depress the market price of our Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares and Warrants. See also “—Future resales of our Ordinary Shares issued to Fosun and its affiliates may cause the market price of our securities to drop significantly, even if our business is doing well.”

In addition, the Selling Securityholders acquired the Ordinary Shares covered by this prospectus at prices ranging from $0.005 per share to $10.00 per share. By comparison, the offering price to public shareholders in PCAC’s initial public offering was $10.00 per unit, which consisted of one share and one-half of one warrant. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price of Ordinary Share is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. For example, based on the closing price of our Ordinary Shares on February 7, 2023, (i) FFG Selling Securityholders may experience weighted average profit of $1.44 per share, or approximately $140.6 million in the aggregate for selling the 97,628,302 Ordinary Shares they received and (ii) the Sponsor may experience profit of $6.675 per share, or approximately $33.4 million in the aggregate for selling the 5,000,000 Ordinary Shares it received.

A certain number of our Warrants will become exercisable for our Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Our Warrants to purchase an aggregate of 31,979,969 Ordinary Shares will become exercisable in accordance with the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement governing those securities. These Warrants will become exercisable on January 13, 2023. The exercise price of these Warrants will be $11.50 per share. To the extent such Warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of our Ordinary Share and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Ordinary Shares.

Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $367.8 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Warrants is $11.50 per share, subject to adjustment. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. As of February 7, 2023, the closing price of our Ordinary Shares was $6.68 per share. Warrant holders have the option to exercise the Warrants on a cashless basis in accordance with the Existing Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

The trading price of our securities has been and is likely to continue to be volatile, which could result in substantial losses to holders of our securities.

The trading price of our securities has been and is likely to continue to be volatile and could fluctuate widely in response to a variety of factors, many of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline. Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

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our operating results failing to meet the expectation of securities analysts or investors in a particular period; changes in financial estimates and recommendations by securities analysts concerning us or the personal luxury goods market in general;

•	operating and share price performance of other companies that investors deem comparable to us;

•	our ability to enhance our marketing strategies;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our securities available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of securities by the our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, international currency fluctuations, pandemic and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress the trading price if our securities regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

The trading market for our securities will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage, or if these securities or industry analysts are not widely respected within the general investment community, the demand for our Ordinary Shares could decrease, which might cause our share price and trading volume to decline significantly. In the event that we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrade their assessment or publish inaccurate or unfavorable research about our business, the market price and liquidity for our Ordinary Shares could be negatively impacted.

Future resales of our Ordinary Shares issued to Fosun and its affiliates may cause the market price of our securities to drop significantly, even if our business is doing well.

In connection with the Business Combination, Fosun and its affiliates received, among other things, a significant amount of Ordinary Shares. Fosun and its affiliates are subject to certain lock-up arrangement and have certain registration rights with respect to their Ordinary Shares.

In addition, subject to a lock-up agreement signed by Fosun Fashion Holdings (Cayman) Limited, Fosun may cause its affiliates to sell Ordinary Shares pursuant to Rule 144 under the Securities Act (“Rule 144”), if available. In such event, the resales must meet the criteria and conform to the requirements of that rule, including, because we are currently a shell company, waiting until one year after our filing with the SEC of a shell company report on Form 20-F containing Form 10 type information reflecting the Business Combination on December 20, 2022.

Once this registration statement is declared effective or upon satisfaction of the requirements of Rule 144, or another applicable exemption from registration, Fosun and its affiliates may sell (subject to the lock-up agreement applicable to Fosun and its affiliates) large amounts of Ordinary Shares in the in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our Ordinary Shares price or putting significant downward pressure on the price of our securities.

The Existing Warrant Agreement, which has been assigned to us pursuant to Warrant Assignment, Assumption and Amendment Agreement, designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Warrant holders, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us in connection with such Warrants.

Under the terms of the Warrant Assignment, Assumption and Amendment Agreement, PCAC’s Existing Warrant Agreement was assigned by PCAC to us at the closing of our Business Combination. In connection with this assignment, each PCAC warrant was converted into one Warrant of us at such time and all of the terms of the Existing Warrant Agreement not amended by the Warrant Assignment, Assumption and Amendment Agreement remain in effect and applicable to each Warrant holder and to us after such Closing.

The Existing Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Existing Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We have waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Existing Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any Warrants under the Existing Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions of the Existing Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Existing Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such holder’s counsel in the foreign action as agent for such Warrant holder.

Since the provisions of the Existing Warrant Agreement continue to apply unless amended by the Warrant Assignment, Assumption and Amendment Agreement and the conversion of each Warrant from a PCAC warrant into a Warrant, and since the choice-of-forum and related provisions have not been amended by the Warrant Assignment, Assumption and Amendment Agreement, the choice-of-forum provision limits a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Existing Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, NYSE listing requirements and other applicable securities rules and regulations. As such, we incur relevant legal, accounting and other expenses, and these expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Many members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, compensation committee and nominating and corporate governance committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

Our ability to maintain the listing of our securities on the NYSE may be dependent on the PCAOB’s continued access to inspect our independent auditors.

Pursuant to the HFCA Act, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. Our independent auditor, Grant Thornton Zhitong Certified Public Accountants LLP, is an independent registered accounting firm based in mainland China.

The SEC and the PCAOB have adopted rules to implement the HFCA Act. Specifically, on November 5, 2021, the SEC announced the approval of the PCAOB’s new rule related to the PCAOB’s responsibilities under the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC announced the adoption of final amendments to implement the submission and disclosure requirement of the HFCA Act following its interim final amendments announced in March 2021. The adopting release establishes the SEC’s procedures for identifying covered issuers and for prohibiting the trading of covered issuers’ securities. Pursuant to the HFCA Act, the PCAOB issued determinations on December 16, 2021 notifying the SEC that it was unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong, including our auditor as an independent registered public accounting firm. In

March 2022, the SEC issued its first “conclusive list of issuers identified under the HFCAA” indicating that those companies are formally subject to the delisting provisions if they remain on the list for the number of consecutive years provided in the HFCA Act, and the SEC subsequently updated such list.

On August 26, 2022, the PCAOB signed a Statement of Protocol with relevant PRC authorities governing inspections and investigations of audit firms based in China, pursuant to which the PCAOB determined that it has secured complete access to inspect and investigate audit firms based in mainland China or Hong Kong in December 2022 and vacated its December 16, 2021, determinations to the contrary. However, there can be no assurance that the PCAOB will continue to have such access. Should PRC authorities fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination, which may affect our ability to maintain the listing of our securities on the U.S. national securities exchanges, including the NYSE, and the trading of them in the over-the-counter trading market. A delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our securities.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, you may receive less or different information about us than you would receive about a U.S. domestic public company.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled. See “Management—Foreign Private Issuer Status.”

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE corporate governance listing standards.

We are a company incorporated in the Cayman Islands and are listed on the NYSE. NYSE market rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from NYSE corporate governance listing standards applicable to domestic U.S. companies.

Among other things, we are not required to have: (i) a majority-independent board of directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating and corporate governance committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we have a majority-independent board of directors, a majority-independent compensation committee and a nominating and corporate governance committee. Subject to the foregoing, we rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE applicable to U.S. domestic public companies. See “Management—Foreign Private Issuer Status.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States. The ability of U.S. authorities to bring actions for violations of U.S. securities laws and regulations against us and our directors and executive officers may be limited, and accordingly you may not be afforded the same protection as provided to investors in U.S. domestic companies.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands, and conduct a majority of our operations through our subsidiary, FFG, outside the United States. A majority of our assets are located outside the United States. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and jurisdictions of our subsidiaries could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Our management has been advised that jurisdictions where we are operating such as the PRC, do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and these jurisdictions would permit effective enforcement of criminal penalties for violations of U.S. federal securities laws. In addition, our corporate affairs are governed by the Amended Articles, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, special resolutions and register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under the Amended Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but we are not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. See “Description of Share Capital—General Meetings and Shareholder Proposals—Inspection of Books and Records.”

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Management— Foreign Private Issuer Status.”

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Additionally, the SEC, the U.S. Department of Justice, or the DOJ, and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons. Due to jurisdictional limitations, matters of comity and various other factors, the SEC, the DOJ and other U.S. authorities may be limited in their ability to pursue bad actors, including in instances of fraud, in emerging markets such as China. A portion of our operations and assets are located in China. In addition, a majority of our directors and executive officers reside within China. There will be significant legal and other obstacles for U.S. authorities to obtain information needed for investigations or litigation against us or our directors and executive officers if we or any of these individuals engage in fraud or other wrongdoing. In addition, local authorities in China may be constrained in their ability to assist U.S. authorities and overseas investors in connection with legal proceedings. As a result, if we or our directors or executive officers commit any securities law violation, fraud or other financial misconduct, the U.S. authorities may not be able to conduct effective investigations or bring and enforce actions against such parties. Therefore, you may not be able to enjoy the same protection provided by various U.S. authorities as it is provided to investors in U.S. domestic companies.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Ordinary Shares and Warrants may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation and investigations. For example, as a result of the historical material weaknesses PCAC identified, we may face potential litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in PCAC’s internal control over financial reporting and the preparation of PCAC’s financial statements. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

We may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, applicable law, regulations, restrictions, our results of operations, financial condition, cash requirements, contractual restrictions, our future projects and plans and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends depends significantly on the extent to which we receive dividends from FFG and there can be no assurance that FFG will pay dividends. As a result, capital appreciation, if any, of our Ordinary Shares may be an investor’s sole source of gain for the foreseeable future.

The exercise price of our Warrants can fluctuate under certain circumstances which, if triggered, can potentially result in material dilution of our then existing shareholders.

As of the date of this prospectus, we have a total of 31,979,969 Warrants outstanding, which are exercisable to purchase up to 31,979,969 Ordinary Shares at an exercise price of $11.50 per share. The price at which such Ordinary Shares may be purchased upon exercise of the Warrants may be adjusted in certain circumstances, including, but not limited to, when (i) we undertake certain share capitalizations, share subdivisions, rights offerings or other similar events, or (ii) we pay certain dividends or makes certain distributions in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares. These adjustments are intended to provide the investors in our Warrants with partial protection from the effects of actions that dilute their interests in us on a fully-exercised basis. These provisions could result in substantial dilution to investors in our Ordinary Shares.

Certain rights granted to Meritz in the Meritz Relationship Agreement could limit the funds available to us or potentially result in dilution of our then existing shareholders.

On October 16, 2022, FFG and LGHL entered into the Meritz Private Placement Subscription Agreement with Meritz, pursuant to which, among other things, Meritz agreed to subscribe for 18,569,282 FFG Private Placement Subscription Shares and the FFG Collateral Share at an aggregate subscription price of $50 million, and FFG and LGHL granted certain rights to Meritz in connection therewith, which are governed by the Meritz Relationship Agreement. Under these agreements, the FFG Collateral Share was automatically converted into our Convertible Preference Share and the FFG Private Placement Subscription Shares were automatically exchanged into our Ordinary Shares upon the consummation of the Business Combination. Half of the Meritz Investment in the amount of $25 million was funded on October 20, 2022, with the remaining $25 million being withheld by Meritz and to be released when Meritz may sell all of the Ordinary Shares it holds pursuant to an effective resale registration statement or under Rule 144 and no event of default has occurred. If the conditions are not fulfilled, Meritz will surrender half of the Ordinary Shares converted from FFG Private Placement Subscription Shares to us at nil consideration.

Furthermore, Meritz is entitled to a cash dividend payable by us in the amount of $2.0 million per annum for three years following the closing of the Meritz Investment. Meritz has a right to put, upon the occurrence of certain credit events (including among other things, the current controlling shareholder of Fosun ceases to have control of Fosun or us, any occurrence of insolvency, bankruptcy, liquidation or winding up of Fosun, Fosun Tourism Group (“FTG”), FFG or us, delisting or suspension of trading of shares of FTG or Fosun for 15 trading days, delisting or suspension of trading of shares of us for 5 trading days, non-payment or events of default by us, FFG, Fosun and FTG with respect to borrowings over certain specified amount, and failure to pay Meritz any annual cash dividend), the lapse of certain our call option (on the date that is 90 days after the end of the 18 month period after completion of the Business Combination) or the third anniversary of Meritz’s investment, all of the Ordinary Shares (including those exchanged from the FFG Private Placement Subscription Shares) then held by it to us at an agreed return, which is the higher of (i) 11.5% internal rate, compounded annually, of return on Meritz’s investment in FFG Private Placement Subscription Shares and (ii) 1.115 times the sum of $50 million, in each case minus any interim return that Meritz has realized from its investment (including the cash dividends, sale proceeds from disposal of the shares and any indemnity and damages payment received by Meritz). Following the date when Meritz may sell all of the Ordinary Shares it holds pursuant to an effective resale registration statement, such as this registration statement, or under Rule 144, if we fail to fulfill its obligations with respect Meritz’s put right described above, among other things, Meritz may convert the Convertible Preference Shares into an aggregate number of up to 15,000,000 Non-Voting Ordinary Shares and/or Ordinary Shares (subject to any adjustment as a result of any share subdivision or consolidation of the shares of us), with the actual number to be calculated based on factors including average closing share price of us. Meritz is entitled to indemnity in connection with its investment. Meritz’s rights described above are secured by shares of FTG, and if the market value of FTG’s shares declines below a certain level, we may be required to provide cash security. For additional details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Meritz Private Placement.”

We may be required to use a substantial portion of our cash to pay the cash dividends to Meritz, indemnify Meritz for losses incurred, provide cash security and/or purchase Ordinary Shares held by Meritz if Meritz exercises its put right. Such payment s will reduce the funds available to us for working capital, capital expenditures, and other corporate purposes, which may in turn limit our ability to implement our business strategy. There can be no assurance that we will generate sufficient cash flows from operations or that future financing will be available to us in amounts sufficient to enable us to make required and timely payments on Meritz’s investment, and to fund its operations. If we fail to fulfill its obligations, Meritz may elect to convert the Convertible Preference Share into an aggregate number of up to 15,000,000 Non-Voting Ordinary Shares and/or Ordinary Shares (subject to any adjustment as a result of any share subdivision or consolidation of the shares of LGHL). The conversion will result in substantial dilution to our then existing shareholders.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain NYSE requirements applicable to U.S. issuers.

We qualify as a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for domestic issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

In addition, as a “foreign private issuer,” we are permitted to follow certain home-country corporate governance practices in lieu of certain NYSE requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each NYSE requirement with which it does not comply followed by a description of its applicable home country practice. We currently intend to follow some, but not all of the corporate governance requirements of NYSE for U.S. domestic issuers. With respect to the corporate governance requirements of the NYSE that we do follow, we cannot make any assurances that we will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available NYSE exemptions that would allow us to follow our home country practice. Unlike the requirements of the NYSE for U.S. domestic issuers, we are not required to, under the corporate governance practice and requirements in the Cayman Islands, have a board consisting of a majority of independent directors, nor are we required to have a compensation committee or a nomination or corporate governance committee consisting entirely of independent directors, obtain shareholders’ approval for issuance of securities in certain situations or have regularly scheduled executive sessions with only independent directors each year. Such Cayman home country practices may afford less protection to holders of our Ordinary Shares. For additional information regarding the home country practices we intend to follow in lieu of the NYSE requirements, see the section entitled “Management—Foreign Private Issuer Status.”

We would lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic and current reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. We are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 20-F, which we expect to file in 2024 with respect to the fiscal year ending December 31, 2023. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, PCAC’s principal executive and financial officer carried out an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures as of December 31, 2021. Based upon such evaluation, PCAC’s chief executive officer concluded that its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective as of December 31, 2021, due solely to the material weakness in its internal control over financial reporting related to complex financial instruments. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

PCAC implemented remediation during the quarter end December 31, 2021, such that PCAC enhanced its system of evaluating and implementing the accounting standards that apply to its financial statements, including through enhanced analyses by its personnel and third-party professionals with whom it consults regarding complex accounting applications. There were no other material weaknesses noted in subsequent quarters as a result of the December 31, 2021 audit and March 31, 2022 review. PCAC has appropriately recorded and maintained the accounting for complex financial instruments through the quarter ended June 30, 2022. As a result, PCAC concluded that controls over the accounting for complex financial instruments were operating effectively for two consecutive quarters and therefore, the material weakness is remediated as of June 30, 2022.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. There can be no assurance that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and as we intend to take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act. We will remain an emerging growth company until the earliest of (i) becoming a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the closing date of our Business Combination. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our Securities less attractive because we rely on these exemptions, which may result in a less active trading market for our Securities and the price of our Securities may be more volatile.

As a foreign private issuer, we also intend to take advantage of certain exemptions from various reporting and corporate governance requirements applicable to U.S. domestic issuers. See “—As a ‘foreign private issuer’ under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain NYSE requirements applicable to U.S. issuers.”

We are a “controlled company” within the meaning of NYSE listing rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” within the meaning of the NYSE listing rules as Fosun International owns more than 50% of our voting power as of the date of this prospectus. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and will be permitted to elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating and corporate governance committee is composed entirely of independent directors, and the requirement that the compensation committee is composed entirely of independent directors. Currently, we do not plan to utilize the exemptions available for controlled companies, but will rely on the exemption available for foreign private issuers to follow our home country governance practices instead. See “—As a ‘foreign private issuer’ under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain NYSE requirements applicable to U.S. issuers.” If we cease to be a foreign private issuer or if we cannot rely on the home country governance practice exemption for any reason, we may decide to invoke the exemptions available for a controlled company as long as we remain a controlled company. As a result, you will not have the same protection afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

Fosun, being our controlling shareholder, has substantial influence over us and Fosun’s interests may not be aligned with the interests of our other shareholders, and Fosun losing control of us may materially and adversely impact us and our Securities.

Fosun (through its subsidiaries) holds a significant percentage of our voting equity. As such, Fosun will have substantial influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors, declaration of dividends and other significant corporate actions. As the controlling shareholder, Fosun may take actions that are not in the best interests of our other shareholders.

Separately, if, among other things, the current controlling shareholder of Fosun ceases to have control of Fosun or us, Meritz will have the right to put all the Ordinary Shares it holds back to us at a premium, which would negatively impact our liquidity, financial condition and operations. See “—Certain rights granted to Meritz in the Meritz Relationship Agreement could limit the funds available to us or potentially result in dilution of our then existing shareholders” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Meritz Private Placement” for further details.

Furthermore, pursuant to the Lanvin SHA, if Fosun loses its control over us (i.e., the possession, directly or indirectly, of the ability to direct or cause the direction of our policies and management), we may be obligated to cause the equity interest we hold indirectly in Arpège SAS to be transferred back to Fosun or its controlled affiliates. FFG Lucky SAS, a wholly-owned subsidiary of LGHL, acquired certain equity securities in Arpège

SAS in a series of permitted transfers by virtue of being an affiliate of Fosun Industrial Holdings Limited, the original shareholder of such equity securities. In the Minority Shareholder Letter of September 2022, the Alleging Shareholder stated that, if FFG Lucky SAS ceases to be an affiliate of Fosun Industrial Holdings Limited and/or Fosun, FFG Lucky SAS may be obligated to transfer the relevant equity securities in Arpège SAS back to Fosun Industrial Holdings Limited and/or Fosun. Fosun losing control over us will likely result in FFG Lucky SAS ceasing to be an affiliate of Fosun Industrial Holdings Limited and/or Fosun, and may result in FFG Lucky SAS being obligated to transfer the relevant equity securities in Arpège SAS back to Fosun Industrial Holdings Limited and/or Fosun.

We believe that the possibility of Fosun losing control over us in the foreseeable future is remote because: (1) Fosun and its affiliates holds in the aggregate hold approximately 64.9% of our voting power as of the date of this prospectus; (2) Fosun and its affiliates are subject to 12-month lock-up arrangements prohibiting their disposal of Ordinary Shares following the closing date of our Business Combination, subject to limited exceptions (see “Plan of Distribution—Lock-Up Agreements” for additional information); (3) Fosun has confirmed to us that there is no current commercial intention for Fosun to lose control of us in the foreseeable future; and (4) Fosun has delivered an undertaking to us in which it will undertake not to take, or permit to be taken, any action that could result in FFG Lucky SAS ceasing to be an affiliate of Fosun or Fosun Industrial Holdings Limited, or any other action that could result in FFG Lucky SAS being obligated under the Lanvin SHA to transfer the relevant equity securities in Arpège SAS to any person who is not us or our subsidiaries. Further, even if Fosun were to cease control of us and, in turn, FFG Lucky SAS, we believe there are valid defenses to the request by the minority shareholders of Arpège SAS that FFG Lucky SAS should transfer the relevant equity securities of Arpège SAS back to Fosun. Nevertheless, we cannot assure you that Arpège SAS will remain as our subsidiary at all times. If the relevant equity securities in Arpège SAS were to be transferred to Fosun or its controlled affiliates other than the Lanvin Group, Lanvin Group will lose a substantial part of its revenue and operations, and we would likely lose all rights to use of the Lanvin name and Lanvin brand. The occurrence of any of the foregoing could result in substantial decline in the trading price of our securities.

We have granted in the past, and we will also grant in the future, share incentives and economic beneficiary rights scheme, which may result in increased share-based compensation expenses.

On September 23, 2020, we adopted a restricted share units scheme (“RSU Scheme”) for the issuance of up to 32,129,493 shares for the purpose of recognizing the contribution of participants including our senior management members and consultants to the growth of the then Fosun Fashion Group. As a result of the restricted share units (“RSUs”) granted under the RSU Scheme, we incurred share-based compensation of €7.2 million and €5.4 million for the years ended December 31, 2021 and 2020, respectively. In December 2021, we adopted a share economic beneficial interest right scheme that modifies all RSUs granted under the RSU Scheme into share economic beneficial interest rights under the share economic beneficial interest rights scheme (“SEBIRs scheme” or “BF Plan”) administered by Brilliant Fashion Holdings Limited. For more information on the SEBIRs scheme, see “Management—Share Incentive Plan.” We believe the granting of share-based compensation (including the SEBIRs scheme) is of significant importance to our ability to attract and retain key personnel and employees, and as such, we may also grant additional share-based compensation and incur share-based compensation expenses. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on our business and results of operations.

We may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If we or any of our subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of our Ordinary Shares or Warrants that is a U.S. Holder (as defined below), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. We and our subsidiaries do not presently expect to be classified as PFICs for U.S. federal income tax purposes for the current taxable year or foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly, there can be no assurance that neither we nor any of our subsidiaries will be classified as a PFIC for any taxable year. We do not expect to provide a PFIC annual information statement for 2022 or future taxable years. Please see the section entitled “Taxation—United States Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Status” for a more detailed discussion with respect to our PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of our Ordinary Shares and Warrants.

We may be subject to U.S. foreign investment regulations which may limit certain investors’ ability to purchase our securities. Our existing and future investments in U.S. companies may also be subject to U.S. foreign investment regulations.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved.

The Sponsor is a “foreign person” pursuant to CFIUS’ rules and regulations. In addition, certain other entities involved in the transaction, including LGHL, Merger Sub 1, Merger Sub 2, Aspex, the PIPE Investors and certain existing shareholders of Lanvin Group, are, or are believed to be, “foreign persons” under such rules and regulations. If CFIUS considers Lanvin Group (or its business in the U.S.) a U.S. business that may affect national security, we could be subject to such foreign ownership restrictions. We do not believe that the Business Combination or the related transactions would be a threat to national security of the United States, or that a mandatory filing with CFIUS is required or a voluntary notice to CFIUS is warranted, for the Business Combination and the related transactions. However, if CFIUS takes a different view, it may order us to divest all or a portion of our U.S. business. In addition, the restrictions on the ability of foreign persons to invest in us or of our ability to invest in U.S. businesses could limit our ability to engage in strategic transactions that could benefit our shareholders, including a change of control of us and our strategic acquisitions and investments, and could also affect the price that an investor may be willing to pay for our securities.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of June 30, 2022 on:

•	a historical basis for FFG; and

•

on an unaudited pro form combined basis after giving effect to the Business Combination, the PIPE Subscription Agreements, the Meritz Private Placement Agreement and Aspex’s forward purchase agreement.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2022
	Actual	Pro forma
	(€ in thousands)
Cash and cash equivalents	51,262	126,842

Total equity	218,119	378,037
Debt:
Non-current borrowings	9,583	9,583
Current borrowings	100,443	100,443
Total indebtedness	110,026	110,026

Total capitalization	328,145	488,063

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

LGHL is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of FFG and PCAC to give effect to the Business Combination and related transactions.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 combines the historical statement of financial position of PCAC and the historical statement of financial position of FFG on a pro forma basis as if the Business Combination and related transactions had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combines the historical statements of operations of PCAC and FFG for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with PCAC’s and FFG’s audited financial statements and related notes, as applicable.

Description of the Transactions

On December 14, 2022(the “Closing Date”), LGHL consummated the previously announced business combination pursuant to the Business Combination Agreement, dated as of March 23, 2022, which was subsequently amended on October 17, 2022, October 20, 2022, October 28, 2022 and December 2, 2022 ( the “Business Combination Agreement”), by and among PCAC, FFG, LGHL, Merger Sub 1 and Merger Sub 2, pursuant to which, (i) PCAC merged with and into Merger Sub 1, with Merger Sub 1 surviving and remaining as a wholly-owned subsidiary of LGHL (the “Initial Merger”), (ii) following the Initial Merger, Merger Sub 2 merged with and into FFG, with FFG being the surviving entity and becoming a wholly-owned subsidiary of LGHL (the “Second Merger”), and (iii) subsequently, Merger Sub 1 as the surviving company of the Initial Merger merged with and into FFG as the surviving company of the Second Merger, with FFG surviving such merger (collectively with the Initial Merger, the Second Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

As part of the Business Combination, (i) each PCAC unit (to the extent not already separated) was automatically severed and the holder thereof was deemed to hold one PCAC Class A ordinary share and one-half of a PCAC warrant, (ii) immediately following the separation of each PCAC’s units, each of (x) PCAC Class A ordinary share and (y) Class B ordinary shares of PCAC, par value US$0.0001 per share (“PCAC Class B ordinary shares”), issued and outstanding immediately prior to the Initial Merger Effective Time was canceled in exchange for the right to receive one newly issued ordinary share of LGHL, par value US$0.000001 per share (“Ordinary Share”); (iii) each PCAC Warrant outstanding immediately prior to the Initial Merger Effective Time was assumed by LGHL and converted into a warrant to purchase one Ordinary Share, subject to substantially the same terms and conditions as were applicable to such PCAC Warrant immediately prior to the Initial Merger Effective Time; (iv) each ordinary share, non-voting ordinary share and preferred share in FFG held by the shareholders of FFG issued and outstanding immediately prior to the effective time of the Second Merger (excluding (x) the preferred collateral share of FFG, par value EUR0.0001 per share, held by Meritz Securities co., Ltd, a corporation incorporated under the laws of the Republic of Korea (“Meritz”) (the “FFG Collateral Share”) and (y) shares that are held by the dissenting shareholders of FFG who have complied with all of the requirements of Section 238 of the Cayman Companies Act prior to the vote on the Second Merger) was canceled in exchange for the right to receive such number of newly issued Ordinary Shares that is equal to the quotient obtained by dividing US$2.6926188 by US$10.00; and (v) the FFG Collateral Share was canceled in exchange for the right to receive one newly issued convertible preference share of LGHL, par value US$0.000001 per share (“Convertible Preference Share”).

Prior to the closing of the Business Combination, the Sponsor irrevocably surrendered 6,014,375 Class B ordinary shares of PCAC to PCAC for nil consideration, which shares were canceled by PCAC immediately upon the surrender thereof, such that after giving effect to the share surrender, the number of Class B ordinary shares of PCAC held by the Sponsor shall be 5,000,000, which was subsequently converted into 5,000,000 LGHL Ordinary Shares.

Concurrently with the closing of the Business Combination, the PIPE Investors purchased 15,327,225 LGHL Ordinary Shares at a price of $10.00 per share, for an aggregate purchase price of $153.0 million, of which amount $28 million has been funded as of Closing Date. One of the FPA Investors, Aspex Master Fund, purchased 4,000,000 PCAC Class A ordinary shares, plus 1,000,000 PCAC Warrants (collectively, the “forward purchase units”), which was subsequently converted into 4,000,000 LGHL Ordinary Shares and 1,000,000 Warrants, for an aggregate purchase price equal to US$40 million immediately prior to the Initial Merger Effective Time. The other FPA Investor, Sky Venture Partners L.P., defaulted on its obligations under the Sky Forward Purchase Agreement to subscribe for and purchase the forward purchase units at the agreed time and the Sponsor canceled the 500,000 PCAC Class B ordinary shares held by Sky Venture Partners L.P.

Accounting for the Proposed Transactions

The Business Combination was accounted for as a capital reorganization. Under this method of accounting, PCAC was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of FFG issuing shares at the closing of the Business Combination for the net assets of PCAC as of the closing date, accompanied by a recapitalization. The net assets of PCAC was stated at historical cost, with no goodwill or other intangible assets recorded.

FFG has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	FFG’s shareholders have the largest voting interest in LGHL;

•	The board of directors of the combined company has seven members, and FFG has the ability to nominate the majority of the members of the board of directors;

•	FFG’s senior management is the senior management of the combined company;

•	The business of FFG comprises the ongoing operations of LGHL; and

•	FFG is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since PCAC does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of LGHL Ordinary Shares issued over the fair value of PCAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

PCAC’s historical financial statements were prepared in accordance with U.S. GAAP and presented in USD. FFG’s historical consolidated financial statements were prepared in accordance with IFRS and presented in EUR. The Pro Forma Financial Information includes adjustments to convert the financial information of PCAC from U.S. GAAP to IFRS as well as reclassifications to conform PCAC’s historical accounting presentation to FFG’s accounting presentations, as well as translating them into FFG’s reporting currency of EUR, in each case for the relevant periods.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule.

Pursuant to PCAC’s charter, PCAC’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, PCAC Class A ordinary shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the actual redemption of 40,591,779 PCAC Class A ordinary shares for an aggregate redemption payment of €393.4 million at a redemption price of approximately $10.12 per share on December 12, 2022.

The following summarized the number of LGHL Ordinary Shares outstanding after the Closing:

Shareholders	Ownership in Shares	%
Lanvin Group Existing Shareholders(1)	100,000,000	76.4%
PCAC Public Shareholders(2)	808,221	0.6%
Sponsor and Directors(3)	5,335,625	4.1%
FPA Investor(4)	4,500,000	3.4%
PIPE Investors	15,327,225	11.7%
Private Placement Investor(5)	4,999,999	3.8%

Total	130,971,070	100%

(1)

Excludes any LGHL Non-Voting Shares and/or LGHL Ordinary Shares into which the LGHL Convertible Preference Share is convertible, which are not beneficially held within the meaning of Rule 13d-3 (d)(1) under the Exchange Act.

(2)	Outstanding PCAC Class A ordinary shares held by the PCAC Public Shareholders were converted into the number of LGHLOrdinary Shares on one-for-one basis.
(3)

Outstanding PCAC Class B ordinary shares (excluding 6,014,375 Class B ordinary shares canceled by PCAC) held by the PCAC Sponsor and certain directors were converted into the number of LGHL Ordinary Shares on one-for-one basis.

(4)	Includes 500,000 PCAC Class B Ordinary Shares for forward purchase agreement investor converted into LGHL Ordinary Shares upon closing.
(5)	Excludes 1 Preferred Collateral Share held by Meritz.

Unaudited Pro Forma Condensed Combined Statement of Financial Position As of June 30, 2022

(In thousands)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Non-current assets
Intangible assets	€181,357	—	—	—		€181,357
Goodwill	69,323	—	—	—		69,323
Property, plant and equipment	41,995	—	—	—		41,995
Right-of-use assets	113,581	—	—	—		113,581
Deferred income tax assets	16,768	—	—	—		16,768
Other non-current assets	16,460	—	—	—		16,460

Total non-current assets	439,484	—	—	—		439,484

Current assets
Marketable securities held in Trust Account	—	397,074	—	(397,074)	B	—
Inventories	109,335	—	—	—		109,335
Trade receivables	51,399	—	—	—		51,399
Other current assets	34,995	—	284	119,963	E	150,970
				958	L
				(5,230)	K
Forward Purchase Agreement (FPA) asset	—	40	—	(40)	A	—
Prepaid expenses	—	284	(284)	—		—
Cash and cash equivalents	51,262	117	—	38,305	A	126,842
	—	—	—	397,074	B	—
	—	—	—	(6,225)	C	—
	—	—	—	(10,089)	D	—
	—	—	—	26,814	E	—
				(393,398)	I
				23,941	L
				(958)	L

Total current assets	246,991	397,515	—	(205,960)		438,546

Total Assets	€686,475	€397,515	€—	€(205,960)		€878,030

Commitments and contingencies
Class A ordinary shares subject to possible redemption	—	€397,074	€(397,074)	—		—
Equity
LGHL ordinary share	—	—	—	—	E	—
				—	F
				—	G
				—	I
				—	N
LGHL treasury shares	—	—	—	—	G	(23,941)
				(23,941)	M
Fosun Share capital	339,259	—	—	(339,259)	G	—
				18,569	L
				(18,569)	N
Treasury shares	(3)	—	—	3	G	—

Unaudited Pro Forma Condensed Combined Statement of Financial Position As of June 30, 2022—(Continued)

(In thousands)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Other reserves	146,756	(4,949)	—	38,006	A	752,756
				7,651	C
	—	—	—	(654)	D	—
	—	—	—	146,777	E	—
	—	—	—	3,676	F	—
	—	—	—	339,256	G	—
	—	—	—	(23,364)	H	—
	—	—	—	79,887	J	—
				(4,875)	K
				5,372	L
				18,569	N
				484	O
				1	P
				163	Q
PCAC preference shares	—	—	—	—		—
PCAC Class A ordinary shares	—	—	—	—	A	—
	—	—	—	—	F	—
PCAC Class B ordinary shares	—	1	—	—	F	—
				(1)	P
Accumulated losses	(281,832)	(21,298)	—	(4,709)	D	(364,717)
	—	—	—	23,364	H	—
	—	—	—	(79,887)	J	—
				(355)	K
Non-controlling interest	13,939	—	—	—		13,939

Total equity	218,119	(26,246)	—	186,164		378,037

Non-current liabilities
Non-current borrowings	9,583	—	—	—		9,583
Non-current lease liabilities	98,120	—	—	—		98,120
Non-current provisions	3,944	—	—	—		3,944
Employee benefits	17,475	—	—	—		17,475
Deferred income tax liabilities	53,264	—	—	—		53,264
Other non-current liabilities	961	—	—	—		961
Warrant liabilities	—	7,800	—	259	A	8,059
Class A ordinary shares subject to possible redemption	—	—	397,074	(3,676)	F	—
				(393,398)	I

Total non-current liabilities	183,347	7,800	397,074	(396,815)		191,406

Unaudited Pro Forma Condensed Combined Statement of Financial Position As of June 30, 2022—(Continued)

(In thousands)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Current liabilities
Trade payables	66,273	—	4,357	(4,727)	D	65,903
Bank overdrafts	—	—	—	—		—
Current borrowings	100,443	—	—	—		100,443
Current lease liabilities	36,538	—	—	—		36,538
Current provisions	3,525					3,525
Other current liabilities	78,230	—	—	23,941	M	102,171
Promissory note - related party	—	7	—	—		7
Convertible promissory note	—	484	—	(484)	O	—
Due to related parties	—	163	—	(163)	Q	—
Accrued offering costs and expenses	—	4,357	(4,357)	—		—
Deferred underwriting discount	—	13,876	—	(13,876)	C	—

Total current liabilities	285,009	18,887	—	4,691		308,587

Total liabilities	468,356	26,687	397,074	(392,124)		499,993

Total Equity and Liabilities	€686,475	€397,515	€—	€(205,960)		€878,030

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss For the Six Months Ended June 30, 2022

(In thousands, except per share data)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	€201,700	€—	€—	€—		€201,700
Cost of revenue	(88,957)	—	—	—		(88,957)

Gross profit	112,743	—	—	—		112,743
Operating expenses
Marketing and selling expenses	(106,810)	—	—	—		(106,810)
General and administrative expenses	(75,771)	—	(2,461)	55	BB	(78,177)
Other operating income and expenses	8,378	—	—	—		8,378
Formation and operating costs	—	(2,461)	2,461	—		—

Total operating expenses	(174,203)	(2,461)	—	55		(176,609)

Loss from operations before non-recurring items	(61,460)	(2,461)	—	55		(63,866)
Non-underlying items	570	—	—	—		570
Loss from operations	(60,890)	(2,461)	—	55		(63,296)
Non-operating income and expenses
Finance cost - net	(8,080)	—	570	(570	)AA	(8,080)
Change in fair value of FPA	—	(486)	—	—		(486)
Transaction costs allocable to warrant liabilities	—	—	—	—		—
Change in fair value of warrant liabilities	—	11,656	—	—		11,656
Interest earned on investment held in Trust Account	—	570	(570)	—		—
Change in fair value of convertible note	—	(5)	—	—		(5)

Total other non-operating income and (expenses)	(8,080)	11,735	—	(570)		3,085

(Loss) income before income tax	(68,970)	9,274	—	(515)		(60,211)
Income tax expenses	256	—	—	—		256

(Loss) income for the period	(68,714)	9,274	—	(515)		(59,955)

Net loss per share – basic and diluted	€(0.17)

Basic and diluted net income per share		€0.17

Weighted average shares outstanding – basic and diluted						€130,971,070

Net income per share – basic and diluted						€(0.46)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss For the Year Ended December 31, 2021

(In thousands, except per share data)

	Lanvin Group (IFRS, Historical)	PCAC (U.S. GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	€308,822	€—	€—	€—		€308,822
Cost of revenue	(138,920)	—	—	—		(138,920)

Gross profit	169,902	—	—	—		169,902
Operating expenses
Marketing and selling expenses	(165,502)	—	—	—		(165,502)
General and administrative expenses	(122,497)	—	(2,920)	93	BB	(208,209)
	—	—	—	(2,998	)CC
	—	—	—	(79,887	)DD
Other operating income and expenses	10,083	—	—	—		10,083
Formation and operating costs	—	(2,920)	2,920	—		—

Total operating expenses	(277,916)	(2,920)	—	(82,792)		(363,628)

Loss from operations before non-recurring items	(108,014)	(2,920)	—	(82,792)		(193,726)
Non-underlying items	45,206	—	—	—		45,206
Loss from operations	(62,808)	(2,920)	—	(82,792)		(148,520)
Non-operating income and expenses
Finance cost - net	(9,313)	—	21	(21	)AA	(9,313)
Change in fair value of FPA	—	484	—	—		484
Transaction costs allocable to warrant liabilities	—	(1,768)	1,768	—		—
Change in fair value of warrant liabilities	—	21,825	—	—		21,825
Interest earned on investment held in Trust Account	—	21	(21)	—		—

Total other non-operating income and (expenses)	(9,313)	20,562	1,768	(21)		12,996

(Loss) income before income tax	(72,121)	17,642	1,768	(82,813)		(135,524)
Income tax expenses	(4,331)	—	—	—		(4,331)

(Loss) income for the period	(76,452)	17,642	1,768	(82,813)		(139,855)

Net loss per share – basic and diluted	€(0.19)

Basic and diluted net income per share		€0.35

Weighted average shares outstanding – basic and diluted						€130,971,070

Net income per share – basic and diluted						€(1.07)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 combines the historical statement of financial position of Primavera Capital Acquisition Corporation and the historical statement of financial position of Fosun Fashion Group (Cayman) Limited on a pro forma basis as if the Business Combination and related transactions had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combines the historical statements of operations of PCAC and FFG for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the earliest period presented. These periods are presented on the basis that FFG is the accounting acquirer.

The historical financial information of FFG was derived from FFG’s unaudited condensed financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and FFG’s audited financial statements as of December 31, 2021 and for the year ended December 31, 2021, included elsewhere in this prospectus. The historical financial information of PCAC was derived from PCAC’s unaudited condensed financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and PCAC’s audited financial statements as of December 31, 2021 and for the year ended December 31, 2021, included elsewhere in this prospectus. This information should be read together with FFG’s and PCAC’s audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in this prospectus.

The historical financial statements of FFG have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the European Monetary Unit (€). The historical financial statements of PCAC have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) in its presentation and reporting currency of United States dollars ($). The financial statements of PCAC have been translated into European Monetary Unit for the purposes of presentation in the unaudited pro forma condensed combined financial information (“As Converted”) using the following exchange rates:

•	at the period end exchange rate as of June 30, 2022 of $1.00 to €0.95762 for the unaudited pro forma condensed combined balance sheet; and

•

the average exchange rate for the period from January 1, 2022 through June 30, 2022 of $1.00 to €0.91534 for the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022; and

•

the average exchange rate for the period from January 1, 2021 through December 31, 2021 of $1.00 to €0.84495 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of LGHL after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that FFG management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. FFG believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to FFG’s management at this time and that the pro form adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information assumes that the PCAC warrants will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of profit or loss.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of FFG and PCAC.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. FFG’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given the pro forma combined entity incurred significant cumulative net losses during the historical periods presented, resulting in the Company concluding that any deferred taxes recognized would not be probable of being realized per IAS 12.

Note 2 — IFRS Policy and Presentation Alignment

The historical financial information of PCAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert PCAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify PCAC’s ordinary shares subject to redemption to non-current financial liabilities under IFRS 2.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align PCAC’s historical financial information in accordance with the presentation of FFG’s historical financial information.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2022

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2022 are as follows:

(A) To record proceeds received from the FPA Financing of €38.3 million with the corresponding issuance of 4,000,000 PCAC Class A ordinary shares and 1,000,000 warrants (each such warrant exercisable for one PCAC Class A ordinary share for $11.50 per share), in the FPA Financing pursuant to the terms of the Forward Purchase Agreements.

(B) Reflects the liquidation and reclassification of €397.1 million of funds held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

(C) Reflects the settlement of deferred underwriting commissions upon the closing of the Business Combination.

(D) Represents preliminary estimated transaction costs expected to be incurred by Primavera and FFG of approximately €6.2 million and €11.9 million, respectively, for banking, legal, accounting and printing fees incurred as part of the Business Combination.

For the €6.2 million Primavera transaction costs, €4.1 million of these fees have been accrued as of the pro forma balance sheet date, the remaining € 2.1 million is included as an expense through accumulated loss. The Primavera estimated transaction costs excludes the deferred underwriting commissions included in (C) above.

For the €11.1 million FFG transaction costs, €5.2 of these fees have been accrued as of the pro forma balance sheet date and recorded in other current assets as discussed in (K) below, €3.4 of these fees have been accrued and expensed as of the proforma balance sheet date, the remaining €3.3 million is allocated between newly issued shares and newly listed but previously existing shares. Approximately €0.7 million is allocated to newly issued shares and included as adjustment to other reserves and approximately €2.6 million is allocated to the newly listed but previously existing shares and included as an adjustment to accumulated losses and is reflected in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2021 as discussed in (CC) below.

(E) To record €26.8 million proceeds received from the PIPE Investment and €120 million PIPE Investment receivable with the corresponding issuance of 15,327,225 LGHL Ordinary Shares, par value US$0.000001 per share, in the PIPE Financing pursuant to the terms of the Subscription Agreements and the A&R Subscription Agreement.

(F) Represents the exchange of 4,808,221 PCAC Class A ordinary shares and 5,835,625 PCAC Class B ordinary shares into equivalent number of LGHL Ordinary Shares at par value of $0.000001 per share after giving effect to the Recapitalization.

(G) Represents the exchange of 339,256,167 FFG ordinary shares, at par value €1, into 91,348,753 of LGHL Ordinary shares at par value of $0.000001 per share, and the exchanges of 32,129,493 FFG ordinary shares, at par value €0.0001, into 8,651,247 of LGHL Ordinary Shares at par value of $0.000001 per share.

(H) Represents the elimination of PCAC’s historical accumulated losses.

(I) Reflects redemption of 40,591,779 Primavera Class A ordinary shares on December 12, 2022 for aggregate redemption payments of €393.4 million at a redemption price of approximately $10.12 per share.

(J) Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Pubco ordinary shares issued and the fair value of Primavera’s identifiable net assets at the date of the Business Combination, resulting in a €79.9 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of $9.9 per share (as of December 14, 2022).

(K) Represents the reclassification of transaction costs accrued by FFG of approximately €5.2 million, for banking, legal, accounting and printing fees incurred as part of the Business Combination, that has been recorded as other current assets and reflected in FFG’s unaudited interim condensed consolidated statements of financial position as of June 30, 2022.

(L) To record proceeds received from Meritz of €23.9 million at closing, net off by the prepaid interest of €958 thousands, with the corresponding issuance of 18,569,282 FFG ordinary shares, par value €1, and 1 FFG Collateral Share, par value €0.0001 per share in the Meritz Investment, pursuant to the terms of the Meritz Private Placement Subscription Agreements. Another €23.9 million will be received after closing, which is not reflected in current pro forma financials.

(M) To reflect the liability in relation to the proceeds from Meritz.

(N) Represents the exchange of 18,569,282 FFG ordinary shares purchased by Meritz, par value €1, and 1 FFG Collateral Share purchased by Meritz, par value €0.0001 per share, into 4,999,999 of LGHL Ordinary Shares at par value of $0.000001 per share and 1 LGHL Convertible Preference Share at par value of $0.000001 per share.

(O) Represents the irrevocable waiver by the Sponsor of its right to receive $500,000 of the Promissory Note, dated January 28, 2022, issued by PCAC to the Sponsor.

(P) Represents (i) the surrender by the Sponsor of 6,014,375 PCAC Class B ordinary shares to PCAC for no consideration pursuant to a letter agreement entered into in December 2022, which were canceled immediately by PCAC after the surrender, and (ii) the cancellation by the Sponsor of the 500,000 PCAC Class B ordinary shares held by Sky Venture.

(Q) Represents due to related party waived by the Sponsor in relation to the admin fee accrued by Primavera.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 are as follows:

(AA) To eliminate interest income earned on funds in the Trust Account which will be released upon closing of the Business Combination.

(BB) To eliminate administrative service fees that has been waived by Sponsor in September 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021

(AA) To eliminate interest income earned on funds in the Trust Account for the year ended December 31, 2021. (BB) To eliminate administrative service fees that has been waived by Sponsor in September 2022.

(CC) To reflect the recognition of transaction costs incurred by FFG, as described in (D) and (K) above, during the year ended December 31, 2021. These costs are a nonrecurring item.

(DD) Represents €79.9 million of expense recognized in accordance with IFRS 2, for the difference between the fair value of Pubco ordinary shares issued and the fair value of Primavera’s identifiable net assets, as described in (J) above. This cost is a nonrecurring item.

Note 4 — Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. LGHL Public Warrants and Private Warrants issued in connection with the Business Combination are not included in the basic earnings per share calculation as the warrants are not exercised at the date of the consummation of the Business Combination Agreement. LGHL Public Warrants and Private Warrants issued in connection with the Business Combination are not included in the diluted earnings per share calculation as they are antidilutive.

	For the six months ended June 30, 2022	For the year ended December 31, 2021
Pro forma net loss	€(59,955)	€(139,855)
Lanvin Group Existing Shareholders	100,000,000	100,000,000
PCAC Public Shareholders	808,221	808,221
Sponsor and Directors	5,335,625	5,335,625
FPA Investor	4,500,000	4,500,000
PIPE Investors	15,327,225	15,327,225
Private Placement Investor	4,999,999	4,999,999
Total Weighted average shares outstanding - basic and diluted	130,971,070	130,971,070
Net loss per share - basic and diluted	€(0.46)	€(1.07)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF FFG

Selected Historical Consolidated Financial Information

The following tables present FFG’s selected consolidated financial and other data. The consolidated statements of profit or loss for the six months ended June 30, 2022 and 2021 and the years ended December 31, 2021 and 2020 and consolidated statement of financial position as of June 30, 2022 and December 31, 2021 and 2020, have been derived from FFG’s consolidated financial statements included elsewhere in this prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with IFRS. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of our Company.

Consolidated Statement of Profit or Loss Data

	For the years ended December 31,		For the six months ended June 30,
	2021	2020	2022	2021
			(unaudited)
(Euro thousands)
Continuing operations
Revenue	308,822	222,612	201,700	116,882
Cost of sales	(138,920)	(105,218)	(88,957)	(56,327)

Gross profit	169,902	117,394	112,743	60,555
Marketing and selling expenses	(165,502)	(151,631)	(106,810)	(70,683)
General and administrative expenses	(122,497)	(115,181)	(75,771)	(54,807)
Other operating income and expenses	10,083	(18,399)	8,378	1,420

Loss from operations before non-underlying items	(108,014)	(167,817)	(61,460)	(63,515)
Non-underlying items	45,206	43,546	570	467

Loss from operations	(62,808)	(124,271)	(60,890)	(63,048)
Finance cost—net	(9,313)	(12,989)	(8,080)	(5,119)

Loss before income tax	(72,121)	(137,260)	(68,970)	(68,167)
Income tax expenses	(4,331)	1,603	256	461

Loss for the years/periods	(76,452)	(135,657)	(68,714)	(68,628)

Attributable to:
Owners of the Company	(65,354)	(110,761)	(57,504)	(54,412)
Non-controlling interests	(11,098)	(24,896)	(11,210)	(14,216)
Loss per share in Euro
Basic and diluted (in Euro per share)	(0.19)	(0.41)	(0.17)	(0.17)
Loss for the years/periods	(76,452)	(135,657)	(68,714)	(68,628)
Other comprehensive (loss)/income
Items that may be subsequently reclassified to profit or loss
—Currency translation differences, net of tax	(7,612)	6,671	(8,562)	1,084
Items that will not be subsequently reclassified to profit or loss
—Employee benefit obligations: change in value resulting from actuarial losses, net of tax	(438)	(307)	272	(18)

Total comprehensive loss for the years/periods	(84,502)	(129,293)	(77,004)	(67,562)

Attributable to:
Owners of the Company	(72,114)	(106,049)	(64,598)	(67,390)
Non-controlling interests	(12,388)	(23,244)	(12,406)	(172)

Consolidated Statement of Financial Position Data

	At June 30, 2022	At December 31, 2021
(Euro thousands)
Assets
Non-current assets
Intangible assets	181,357	181,234
Goodwill	69,323	69,323
Property, plant and equipment	41,995	40,564
Right-of-use assets	113,581	118,775
Deferred income tax assets	16,768	17,070
Other non-current assets	16,460	15,742

	439,484	442,708

Current assets
Inventories	109,335	92,335
Trade receivables	51,399	39,781
Other current assets	34,995	41,706
Cash and bank balances	51,262	88,981

	246,991	262,803

Total assets	686,475	705,511

Liabilities
Non-current liabilities
Non-current borrowings	9,583	11,212
Non-current lease liabilities	98,120	102,987
Non-current provisions	3,944	4,166
Employee benefits	17,475	18,464
Deferred income tax liabilities	53,264	54,179
Other non-current liabilities	961	1,080

	183,347	192,088

Current liabilities
Trade payables	66,273	58,151
Bank overdrafts	—	14
Current borrowings	100,443	55,559
Current lease liabilities	36,538	37,072
Current provisions	3,525	3,141
Other current liabilities	78,230	68,660

	285,009	222,597

Total liabilities	468,356	414,685

Net assets	218,119	290,826

Equity
Equity attributable to owners of the Company
Share capital	339,259	339,259
Treasury shares	(3)	(3)
Other reserves	146,756	149,460
Accumulated losses	(281,832)	(224,328)

	204,180	264,388
Non-controlling interests	13,939	26,438

Total equity	218,119	290,826

	At December 31, 2021	At December 31, 2020
(Euro thousands)
Assets
Non-current assets
Intangible assets	181,234	175,542
Goodwill	69,323	69,323
Property, plant and equipment	40,564	26,879
Right-of-use assets	118,775	117,917
Deferred income tax assets	17,070	13,608
Other non-current assets	15,742	8,280

	442,708	411,549

Current assets
Inventories	92,335	75,842
Trade receivables	39,781	22,191
Other current assets	41,706	23,353
Cash and bank balances	88,981	44,935

	262,803	166,321

Total assets	705,511	577,870

Liabilities
Non-current liabilities
Non-current borrowings	11,212	11,399
Non-current lease liabilities	102,987	104,382
Non-current provisions	4,166	3,286
Employee benefits	18,464	19,085
Deferred income tax liabilities	54,179	53,284
Other non-current liabilities	1,080	1,338

	192,088	192,774

Current liabilities
Trade payables	58,151	47,436
Bank overdrafts	14	764
Current borrowings	55,559	7,438
Current lease liabilities	37,072	32,503
Current provisions	3,141	2,490
Other current liabilities	68,660	44,070

	222,597	134,701

Total liabilities	414,685	327,475

Net assets	290,826	250,395

Equity
Equity attributable to owners of the Company
Share capital	339,259	289,165
Treasury shares	(3)	—
Other reserves	149,460	81,198
Accumulated losses	(224,328)	(158,974)
	264,388	211,389
Non-controlling interests	26,438	39,006

Total equity	290,826	250,395

SELECTED HISTORICAL FINANCIAL INFORMATION OF PCAC

The following selected historical financial information is provided to assist you in your analysis of the financial aspects of the Business Combination.

The following tables present PCAC’s selected historical financial information derived from PCAC’s audited financial statements included elsewhere in this prospectus as of December 31, 2021 and for the period from July 16, 2020 (inception) through December 31, 2021 and PCAC’s unaudited financial statements included elsewhere in this prospectus as of June 30, 2022 and for the six months ended June 30, 2021 and 2022.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, the financial statements and notes thereto included elsewhere in this prospectus. PCAC’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the Year Ended December 31, 2021	For the Six Months Ended
		June 30, 2022	June 30, 2021
		(unaudited)
Statement of Operations Data:
Loss from operations	$(3,456,132)	$(2,688,299)	$(530,635)
Total Other income (expense), net	$24,335,174	$12,821,166	$12,641,705

Net income (loss)	$20,879,042	$10,132,867	$12,111,070

Weighted average shares outstanding, Class A redeemable ordinary shares	38,450,959	41,400,000	35,453,039
Basic and diluted net income per share, Class A redeemable ordinary shares	$0.41	$0.19	$0.25
Weighted average shares outstanding, Class B non-redeemable ordinary shares	12,257,534	12,350,000	12,156,077
Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.41	$0.19	$0.25

	As of December 31, 2021	As of June 30, 2022
		(unaudited)
Balance Sheet Data:
Working capital (deficiency)	$(2,120,255)	$(4,813,477)
Total assets	$415,120,730	$415,108,010
Total liabilities	$38,013,698	$27,868,111
Class A ordinary shares subject to possible redemption	$414,000,000	$414,646,746
Shareholder’s equity (deficit)	$(36,892,203)	$(27,406,847)

USE OF PROCEEDS

All of the Ordinary Shares and the Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

We will receive proceeds from the exercise of the Warrants for cash, if any. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $367.8 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Warrants is $11.50 per share, subject to adjustment. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. As of February 7, 2023, the closing price of our Ordinary Shares was $6.68 per share. Warrants holders have the option to exercise the Warrants on a cashless basis in accordance with the Existing Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends on our Ordinary Shares in the foreseeable future. Any future determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Subject to the Cayman Companies Act, the holder of Convertible Preference Share is entitled to receive a fixed amount of cash dividend of: (i) $1.00 million on the date that falls 6 months after October 20, 2022; and (ii) $2.00 million per annum for each of the two 12-month periods after the first anniversary of October 20, 2022, which will be paid quarterly by us to the holder of Convertible Preference Share (with the first quarterly payment payable on the date that falls 15 months after October 20, 2022 and the last quarterly payment payable on the third anniversary of October 20, 2022).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Information of FFG” and FFG’s unaudited and audited consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statement,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Lanvin Group,” “the Company” and “our Company” refer to Fosun Fashion Group (Cayman) Limited and its consolidated subsidiaries, prior to the consummation of the Business Combination and to Lanvin Group Holdings Limited, or LGHL, and its consolidated subsidiaries following the Business Combination, as the context requires. The term “PCAC” refers to Primavera Capital Acquisition Corporation prior to the consummation of the Business Combination.

Overview

We are a global luxury fashion group with five portfolio brands, namely Lanvin, Wolford, Sergio Rossi, St. John and Caruso. Founded in 1889, Lanvin is one of the oldest French couture houses still in operation, offering products ranging from apparel to leather goods, footwear, and accessories. Wolford, founded in 1950, is one of the largest luxury skinwear brands in the world, offering luxury legwear and bodywear, with a recent successful diversification into leisurewear and athleisure. Sergio Rossi is a highly recognized Italian shoemaker brand and has been a household name for luxury shoes since 1951. St. John is a classic, timeless and sophisticated American luxury womenswear house founded in 1962 and Caruso has been a premier menswear manufacturer in Europe since 1958. In addition to our current five portfolio brands, we are also actively looking at potential add-on acquisitions as part of our growth strategy.

Our goal is to build a leading global luxury group with unparalleled access to Asia and to provide customers with excellent products that reflect our brands’ tradition of fine craftsmanship with exclusive design content and a style that preserves the exceptional manufacturing quality for which those brands are known. This is consistently achieved through the sourcing of superior raw materials, the careful finish of each piece, and the way the products are manufactured and delivered to our customers. In 2021 and 2020, we recorded revenues of €308.8 million and €222.6 million, respectively, loss for the year of €76.5 million and €135.7 million, respectively, and Adjusted EBITDA of €(58.9) million and €(88.1) million, respectively.

We operate a combination of direct-to-consumer or DTC, and wholesale channels worldwide through our extensive network of around 1,200 points of sale, or POSs, including approximately 300 directly operated retail stores (across our five portfolio brands) as of December 31, 2021. We distribute our products worldwide via retail and outlet stores, wholesale customers and e-commerce platforms. Taking into account the DTC (including both directly-operated stores and e-commerce sites) and wholesale channels, we are present in more than 80 countries.

Key Factors Affecting Our Financial Condition and Results of Operations

Our financial condition and results of operations are affected by a number of factors, including those that are outside of our control.

Creating new luxury products within our current brands.

We believe there are significant growth opportunities in capitalizing on our brands’ recognition and customer base by rebalancing our current product portfolio and introducing new product categories. Each portfolio brand is fully equipped to optimize its product mix and expand into new categories, such as leather goods and cosmetics, which represent significant growth opportunities on their own. The portfolio brands will continue to tap into new trends including athleisure, and will evolve with the emerging, young client base globally with high spending power. As we expand into new product categories, we expect that these product categories will contribute to revenue growth over time.

DTC network expansion

We intend to grow our global presence through expanding our DTC network, by entering new geographies, opening more stores and executing an omnichannel distribution strategy. While today we have a presence in Europe, North America and Asia, we believe there is significant future runway for growth driven by the accelerated expansion of the global luxury goods market, which is expected to exceed $430 billion (€380 billion) by 2025. We anticipate over 200 new store openings by 2025. In addition to increasing the number of physical stores, our omnichannel distribution strategy will involve expansion of our e-commerce offering and development of our digital marketing capabilities. We believe that revenue growth will in part be driven by the pace and success of our DTC network expansion.

Identifying new strategic investments that complement our luxury fashion ecosystem.

We will continue to invest in high-quality assets in diverse markets and product categories that can flourish within our luxury fashion ecosystem. While our investment focus remains on high-end brands with rich heritage and fine craftsmanship, we also plan to launch an incubator fund dedicated to minority investments in fast-growing companies with strengths in creativity, supply chain and e-commerce. We believe these will be important future partners who will further help drive the growth of our business and broaden our ecosystem.

Impact of the COVID-19 pandemic

Our operations have been affected by the ongoing outbreak of COVID-19. The global spread of COVID-19 has led to governments around the world mandating, to various degrees and at various times, restrictive measures to contain the pandemic, including quarantine, social distancing, “shelter in place” or similar orders, travel restrictions and suspension of non-essential business activities. The COVID-19 pandemic has caused significant disruption to the global economy, consumer spending and behavior, tourism, supply chains and financial markets, leading to a global economic slowdown and a severe recession in several of the markets in which our operate, which may persist even after restrictions are lifted.

The pandemic caused a significant decline in demand for our products in 2020, which resulted in the closures of certain of our stores and manufacturing facilities. We have undertaken measures to mitigate the impact of COVID-19 and to secure our liquidity and financial position, including: (i) expansion of online business and utilization of omnichannel business models (such as livestreaming to boost online product sales); (ii) negotiation with landlords on rental costs; (iii) implementation of cost-saving measures at the headquarters, factories and stores; (iv) accessing government support measures; (v) (in the case of Sergio Rossi) increasing OEM orders for other luxury shoe brands; and (vi) expansion of the retail business generally in less impacted regions.

“Back-to-office” and reopening trends in the fashion industry post-COVID-19 pandemic.

The U.S. and Europe saw a significant recovery as a result of back-to-office measures implemented by businesses in the first half of 2022, which has had a particularly positive impact on our brands with the increased demand of formal wear and office wear. By contrast, the reopening in China has been delayed due to ongoing local lockdowns and restrictions and so the market has not seen the same recovery as the U.S., Europe and other jurisdictions in which we operate. With our focus on heritage and elegance, our five brands have a large concentration in office wear and formal wear, including footwear and accessories, therefore each brand has had the opportunity to benefit from reopening fashion trends.

Fluctuations in exchange rates

A significant portion of our operations is in international markets outside the Eurozone, where we record revenues and expenses in various currencies other than the Euro, mainly the Chinese Renminbi and U.S. Dollars, as well as other currencies.

The table below shows the exchange rates of the main foreign currencies used to prepare Lanvin Group’s annual consolidated financial statements compared to the Euro.

	Exchange rate at June 30, 2022	Average exchange rate for the six months ended June 30, 2022	Exchange rate at December 31, 2021	2021 Average exchange rate	Exchange rate at December 31, 2020	2020 Average exchange rate
U.S. Dollar	1.0443	1.0925	1.1324	1.1835	1.2299	1.1408
Chinese Renminbi	7.0084	7.0809	7.2197	7.6372	8.0250	7.8704
Hong Kong Dollar	8.1950	8.5496	8.8304	9.1986	9.5354	8.8482
British Pound	0.8614	0.8415	0.8389	0.8603	0.9027	0.8891

The following table shows the sensitivity at the end of the reporting period to a reasonably possible change in the main foreign currencies against the Euro, with all other variables held constant, of our profit before tax due to differences arising on settlement or translation of monetary assets and liabilities and our equity excluding the impact of retained earnings due to the changes of exchange fluctuation reserve of certain overseas subsidiaries of which the functional currencies are currencies other than the Euro.

	As of June 30,		As of December 31,
	2022		2021		2020
	Increase / (decrease) in loss before tax if Euro strengthens by 5%	Increase / (decrease) in loss before tax if Euro weakens by 5%	Increase / (decrease) in loss before tax if Euro strengthens by 5%	Increase / (decrease) in loss before tax if Euro weakens by 5%	Increase / (decrease) in loss before tax if Euro strengthens by 5%	Increase / (decrease) in loss before tax if Euro weakens by 5%

U.S. Dollar	(6,326)	6,326	(5,418)	5,418	(5,436)	5,436
Chinese Renminbi	279	(279)	180	(180)	20	(20)
Hong Kong Dollar	(17)	17	123	(123)	(153)	153
British Pound	58	(58)	78	(78)	(261)	261

Total	(6,006)	6,006	(5,037)	5,037	(5,830)	5,830

General economic conditions and consumers’ confidence

Purchases of our products tend to be discretionary and therefore sales may be volatile, particularly during periods of economic slowdown and are influenced by, among other factors, general economic conditions, consumer confidence and disposable consumer income. In times of economic growth, consumers tend to have more disposable income and travel more frequently, which may increase the demand for our products. Conversely, when economic growth is stagnant or negative, consumers may delay or avoid discretionary spending, which may result in reduced demand for our products.

Global political events and other disruptions.

Global political developments, social and geopolitical sources of unrest, export restrictions, sanctions, tariffs, trade barriers, natural disasters, travel restrictions imposed by governments (such as those relating to the COVID-19 pandemic) and other events may also result in a shift in travel patterns or a decline in travel volumes, which have had in the past, and may have in the future, an adverse effect on our business, financial position, results of operations and cash flows. Although the conflict in Ukraine and the resulting U.S. and European Union sanctions on Russia have had minimal impact to our business so far, further spread or extension of the conflict may result in lower sales for our EMEA business due to reduced tourism spending and negative consumer sentiment.

Seasonality

The luxury apparel market in which we operate is subject to seasonal fluctuations in sales. Our sales are usually higher in the months of the year in which wholesale customers concentrate their purchases. For example, deliveries of seasonal goods to wholesale customers tend to concentrate from November to February for the Spring/Summer collection and from June to September for the Fall/Winter collection. With regards to retail sales at our DOSs and e-commerce channels, sales tend to be higher in the last quarter of the year, driven by the holiday shopping season and in January and February, in correspondence of the Chinese New Year celebrations. However, several events may affect retail sales, including adverse weather conditions or other macroeconomic and external events (including the COVID-19 pandemic).

Operating costs, in contrast, do not generally experience significant seasonal fluctuations, except for certain increases in the months of November and December due to the variable costs associated with sales commissions and leases.

We expect such seasonal trends to continue.

Inflation

Since 2020, we have seen significant inflationary pressure from higher logistics costs for shipping of both raw materials and finished goods. Inflation has impacted our costs of goods sold by affecting production costs, raw materials, energy costs, labor costs, and costs of goods sourced from third-party vendors. We are also subject to wage inflation at our retail locations for our sales staff. Despite facing higher costs from inflation, we have generally been able to raise the prices of our products commensurate with our cost inflation in order to mitigate the impact of inflation, and believe we can continue to raise prices in the future as appropriate. In addition to raising our prices, we have been able to offset the impact of inflation with cost savings from economies of scale, including through our increased bargaining power with our suppliers as our production or order volumes increase.

Fluctuations in tax obligations and changes in tax laws, estimates, treaties and regulations

We and our portfolio brands are subject to taxation in Europe, the U.S. and China, as well as various other jurisdictions, with the applicable tax rates varying by jurisdiction. As a result, our overall effective tax rate is affected by the proportion of earnings from the various tax jurisdictions and by the ability to generate sufficient and suitable future taxable profits from which the reversal of any deferred tax assets can be deducted. We recognize tax expenses in multiple tax jurisdictions based on i) the estimates of taxable income, ii) the required reserves for uncertain tax positions, iii) deductible temporary differences, tax loss carry-forwards and tax credits to the extent that their future offset is probable, iv) withholdings tax on unremitted earnings, and v) the way in which we intend to recover or settle the carrying amount of deferred tax assets and liabilities. At any time, there are multiple tax years that may be subject to examinations and audits by various tax authorities.

Additionally, we are subject to duties applicable to the importation of our products in various countries, which may impact the cost of such products. In addition, countries to which we ship our products may impose safeguard quotas to limit the quantity of products that may be imported. We rely on free trade agreements and other supply chain initiatives in order to maximize efficiencies relating to the importation of our products.

Factors Affecting the Comparability of Our Results of Operations

Amendments to IFRS 16 (Leases)—COVID-19 Rent Concessions

In May 2020 the IASB issued an amendment to IFRS 16 — Leases (“IFRS 16”) for COVID-19-related Rent Concessions. The amendment permits lessees, as a practical expedient, not to assess whether particular rent concessions occurring as a direct consequence of the COVID-19 pandemic are lease modifications and instead to account for those rent concessions as if they are not lease modifications, thus giving the possibility to the lessees to recognize the entire economic benefit of such discounts immediately through profit or loss.

Rent discounts are eligible for the practical expedient if they occur as a direct consequence of the COVID-19 pandemic and if all of the following criteria are met:

•	the change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change;

•	any rent reduction in lease payments affects only payments originally due on or before June 30, 2022, there is no substantive change to the other terms and conditions of the lease; and

•

The application of such amendment is valid for financial statements starting from June 1, 2020, with early adoption allowed for financial years starting from January 1, 2020. We opted for the early adoption thus recognizing the COVID-19 related rent discounts from January 2020, when the health emergency began to significantly affect our activities in China.

As a result of the above, our Consolidated Statement of Profit or Loss for the year ended December 31, 2020 includes a total of €2.4 million, and for the year ended December 31, 2021 includes a total of €80 thousand of COVID-19-related rent discounts within the marketing and selling expenses and general and administrative expenses.

Acquisitions

In July 2021, we acquired 100% equity interest in Sergio Rossi S.p.A. for total consideration of €17,250,000. Sergio Rossi is an Italian luxury shoemaker known worldwide for its artisanship and for creating iconic models. Over the past 70 years, the company has fostered its distinctiveness by enhancing the quality of its material, the craftsmanship and elegance of its products, and its luxury allure, which remain the foundations of Sergio Rossi’s unique style. This acquisition not only completes a more well-rounded strategic brand ecosystem for us but also creates potential synergies between brands through Sergio Rossi’s fully owned and state-of-the-art factory. Sergio Rossi was consolidated in Lanvin Group’s consolidated financial statements starting from the acquisition date.

The acquisition resulted in negative goodwill of €7,896,000. We are able to acquire Sergio Rossi at a favorable price due to the following:

•

The retail and fashion industry was heavily and adversely affected by the outbreak of COVID-19 in 2020, resulting in to a general decline in market valuations of entities engaging in the industry, including Sergio Rossi.

•

The seller that held 100% of the shares of Sergio Rossi since 2015, was of the stage of exiting investments at the time of the transaction. As such, deal certainty and the ability to complete the transaction in a timely manner were viewed as top priority for the seller.

Financial Information

Overview of Segmental Reporting

We have five operating segments which are described as follows:

•	Lanvin segment—Includes all activities related to the Lanvin brand.

•	Wolford segment—Includes all activities related to the Wolford brand.

•	St. John segment—Includes all activities related to the St. John brand.

•	Sergio Rossi segment—Includes all activities related to the Sergio Rossi brand.

•	Caruso segment—Includes all activities related to the Caruso brand.

All of the brands deal with the same category of products that use similar production and distribution processes.

Results of Operations

Six months ended June 30, 2022 compared with six months ended June 30, 2021

The following is a discussion of our results of operations for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

	For the six months ended June 30,
(Euro thousands, except percentages)	2022	Percentage of revenues	2021	Percentage of revenues
Revenues	201,700	100.0%	116,882	100.0%
Cost of sales	(88,957)	(44.1)%	(56,327)	(48.2)%

Gross profit	112,743	55.9%	60,555	51.8%
Marketing and selling expenses	(106,810)	(53.0)%	(70,683)	(60.5)%
General and administrative expenses	(75,771)	(37.6)%	(54,807)	(46.9)%
Other operating income and expenses	8,378	4.2%	1,420	1.2%

Loss from operations before non-underlying items	(61,460)	(30.5)%	(63,515)	(54.3)%
Non-underlying items	570	0.3%	467	0.4%

Operating Loss/Profit	(60,890)	(30.2)%	(63,048)	(53.9)%
Financial costs—net	(8,080)	(4.0)%	(5,119)	(4.4)%

Loss before taxes	(68,970)	(34.2)%	(68,167)	(58.3)%
Income tax expenses	256	0.1%	(461)	(0.4)%

(Loss)/Profit for the period	(68,714)	(34.1)%	(68,628)	(58.7)%

Non-IFRS Financial Measures(1):
Contribution profit	5,933	2.9%	(10,128)	(8.7)%

Adjusted EBIT	(57,163)	(28.3)%	(60,142)	(51.5)%

Adjusted EBITDA	(35,519)	(17.6)%	(35,914)	(30.7)%

(1)	See “—Non-IFRS Financial Measures.”

Year ended December 31, 2021 compared with year ended December 31, 2020

The following is a discussion of our results of operations for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

(Euro thousands, except percentages)	2021	Percentage of revenues	2020	Percentage of revenues
Revenues	308,822	100.0%	222,612	100.0%
Cost of sales	(138,920)	(45.0)%	(105,218)	(47.3)%

Gross profit	169,902	55.0%	117,394	52.7%
Marketing and selling expenses	(165,502)	(53.6)%	(151,631)	(68.1)%
General and administrative expenses	(122,497)	(39.7)%	(115,181)	(51.7)%
Other operating income and expenses	10,083	3.3%	(18,399)	(8.3)%

Loss from operations before non-underlying items	(108,014)	(35.0)%	(167,817)	(75.4)%
Non-underlying items	45,206	14.6%	43,546	19.6%

Operating Loss / Profit	(62,808)	(20.3)%	(124,271)	(55.8)%
Financial costs—net	(9,313)	(3.0)%	(12,989)	(5.8)%

Loss before taxes	(72,121)	(23.4)%	(137,260)	(61.7)%
Income tax expenses	(4,331)	(1.4)%	1,603	0.7%

(Loss)/Profit for the year	(76,452)	(24.8)%	(135,657)	(60.9)%

Non-IFRS Financial Measures(1):
Contribution profit	4,400	1.4%	(34,237)	(15.4)%

Adjusted EBIT	(100,806)	(32.6)%	(162,428)	(73.0)%

Adjusted EBITDA	(58,945)	(19.1)%	(88,116)	(39.6)%

(1)	See “—Non-IFRS Financial Measures.”

Revenues

We generate revenue primarily through our five brands: Lanvin, Wolford, St. John, Sergio Rossi and Caruso, whose revenues are generated from the sale of their products, manufacturing and services for private labels and other luxury brands, as well as from royalties received from third parties and licensees. Revenue is measured at the transaction price which is based on the amount of consideration that we expect to receive in exchange for transferring the promised goods or services to the customer. For each period presented, revenue is exclusive of sales incentives, rebates and sales discount. As such, the percentage contribution of these sales incentives, rebates and sales discount is zero. Revenues for the six months ended June 30, 2022 amounted to €201.7 million, an increase of €84.8 million or 72.6%, compared to €116.9 million for the six months ended June 30, 2021. Revenues for the year ended December 31, 2021 amounted to €308.8 million, an increase of €86.2 million or 38.7%, compared to €222.6 million for the year ended December 31, 2020.

The following table sets forth a breakdown of revenues by portfolio brand for six months ended June 30, 2022 and 2021. Sergio Rossi was consolidated in Lanvin Group’s consolidated financial statements starting from the second half of 2021.

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Lanvin	63,949	29,471	34,478	117.0%
Wolford	54,261	41,941	12,320	29.4%
St. John	41,924	33,373	8,551	25.6%
Sergio Rossi	26,969	—	26,969	—
Caruso	14,919	12,328	2,591	21.0%
Other and holding companies	1,938	963	975	101.2%
Eliminations and unallocated	(2,260)	(1,194)	(1,066)	89.3%

Total	201,700	116,882	84,818	72.6%

The following table sets forth a breakdown of revenues by portfolio brand for years ended December 31, 2021 and 2020. Sergio Rossi was consolidated in Lanvin Group’s consolidated financial statements starting from the acquisition date.

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Lanvin	72,872	34,989	37,883	108.3%
Wolford	109,332	95,384	13,948	14.6%
St. John	73,094	66,512	6,582	9.9%
Sergio Rossi	28,737	—	28,737	—%
Caruso	24,695	26,351	(1,656)	(6.3)%
Other and holding companies	6,968	2,569	4,399	171.2%
Eliminations and unallocated	(6,876)	(3,193)	(3,683)	115.3%

Total	308,822	222,612	86,210	38.7%

The following table sets forth a breakdown of revenues by sales channel for the six months ended June 30, 2022 and 2021.

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
DTC	115,191	69,275	45,916	66.3%
Wholesale	83,611	44,352	39,259	88.5%
Other(1)	2,898	3,255	(357)	(11.0)%

Total Revenues	201,700	116,882	84,818	72.6%

(1)	Royalty fee revenue for Lanvin and Wolford.

The following table sets forth a breakdown of revenues by sales channel for the years ended December 31, 2021 and 2020. Sergio Rossi was consolidated in Lanvin Group’s consolidated financial statements starting from the acquisition date.

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
DTC	186,813	124,354	62,459	50.2%
Wholesale	116,417	93,156	23,261	25.0%
Other(1)	5,592	5,102	490	9.6%

Total Revenues	308,822	222,612	86,210	38.7%

(1) Royalty fee revenue for Lanvin

The following table sets forth a breakdown of revenues by geographical area for the six months ended June 30, 2022 and 2021.

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
EMEA(1)	98,674	51,712	46,962	90.8%
North America(2)	70,629	44,617	26,012	58.3%
Greater China(3)	22,888	17,317	5,571	32.2%
Other Asia(4)	9,509	3,236	6,273	193.9%

Total	201,700	116,882	84,818	72.6%

(1)	EMEA includes EU countries, the United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern European countries, Scandinavian countries, Azerbaijan, Kazakhstan, and the Middle East.
(2)	North America includes the United States of America and Canada.
(3)	Greater China includes mainland China, Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
(4)	Other Asia includes the Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, the Philippines, Australia, New Zealand, India and other Southeast Asian countries.

The following table sets forth a breakdown of revenues by geographical area for the years ended December 31, 2021 and 2020. Sergio Rossi was consolidated in our consolidated financial statements starting from the acquisition date.

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
EMEA(1)	148,197	113,883	34,314	30.1%
North America(2)	106,701	85,601	21,100	24.6%
Greater China(3)	42,518	18,751	23,767	126.8%
Other Asia(4)	11,406	4,377	7,029	160.6%

Total	308,822	222,612	86,210	38.7%

(1)	EMEA includes EU countries, the United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern European countries, Scandinavian countries, Azerbaijan, Kazakhstan, and the Middle East.
(2)	North America includes the United States of America and Canada.

(3)	Greater China includes mainland China, Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
(4)	Other Asia includes the Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, the Philippines, Australia, New Zealand, India and other Southeast Asian countries.

By segment

For the six months periods ended June 30, 2022 and 2021

By segment, the increase in revenues was mainly related to (i) an increase of €34.5 million (or 117.0%) in sales from the Lanvin segment, (ii) an increase of €12.3 million in sales (or 29.4%) from Wolford segment and (iii) an increase of €8.6 million (or 25.6%) from St. John segment. In particular, sales of Lanvin branded products were positively impacted by the strong growth of sales in accessories business in North America and EMEA regions. The increase in revenues was also supported by the acquisition of Sergio Rossi in July 2021, contributing €27.0 million additional revenues in the six months ended June 30, 2022.

For the years ended December 31, 2021 and 2020

By segment, the increase in revenues was mainly related to (i) an increase of €37.9 million (or 108.3%) in sales from the Lanvin segment, (ii) an increase of €13.9 million in sales (or 14.6%) from Wolford segment and an increase of € 6.6 million (or 9.9%) from St. John segment. In particular, sales of Lanvin branded products were positively impacted by the strong growth of sales in ready to wear, footwear and leather goods in North America and Greater China regions. The increase in revenues was also supported by the acquisition of Sergio Rossi in July 2021, contributing €28.7 million additional sales in the period from the acquisition date to December 2021.

By sales channel

For the six months periods ended June 30, 2022 and 2021

By sales channel, the increase in revenues was mainly related to an increase of €45.9 million (or 66.3%) in the DTC channel and an increase of €39.3 million (or 88.5%) in the wholesale channel.

The increase in the DTC channel was driven by the acquisition of Sergio Rossi and sales per square meter growth in our retail stores across all brands. In particular, our Lanvin segment saw the largest growth, especially in North America and EMEA regions, as increased brand awareness and growing popularity of our accessories and ready to ready-to-wear products propelled sales per square meter growth in our stores and e-commerce growth globally.

Growth in our e-commerce business was also a key driver for our DTC channel. E-commerce revenue grew €5.6 million (or 28.3%) for the six months ended June 30, 2022 and was mainly driven by Lanvin, whose e-commerce sales increased by 71.2% compared to the same period in 2021.

Wholesale revenue growth was mainly driven by the increase of Lanvin’s wholesale business and the acquisition of Sergio Rossi. Lanvin’s wholesale business grew €22.2 million (or 259.7%) year-over-year, supported by the popularity of the brand’s accessories business in European and North American markets. Sergio Rossi added €12.3 million in new wholesale revenues in the six months ended June 30, 2022. Sales to our five largest customers were 7.8% and 12.5% of our revenue for the six months ended June 30, 2022 and 2021, respectively. No single customer accounted for more than 5% of our consolidated revenue for the six months ended June 30, 2022 and 2021.

The following table sets forth a breakdown of store count at the end of the six months ended June 30, 2022 and 2021:

	June 30,
	2022	2021
	Number of Stores
Lanvin	28	24
Wolford	167	167
St. John	48	51
Sergio Rossi	48	—
Caruso	1	—

Total	292	242

For the year ended December 31, 2021

By sales channel, the increase in revenues was mainly related to an increase of €62.5 million (or 50.2%) in the DTC channel and an increase of €23.3 million (or 25.0%) in the wholesale channel.

The increase in the DTC channel was driven by retail store expansion and sales per square meter growth. In particular, our Lanvin segment saw the largest growth, especially in Greater China and North America, as increased brand awareness and growing popularity of our accessories and ready to wear products propelled sales per square meter growth in our stores. At the same time, Lanvin opened eight new boutique and outlet stores, (including six stores in Greater China), bringing the total number of retail locations to 27 globally by the end of the year.

Growth in our e-commerce business was also a key driver for our DTC channel growing €10.2 million (or 30.9%) in 2021, driven mainly by Lanvin, whose e-commerce sales increased by 415.0% compared to the previous year.

Wholesale revenue growth was mainly driven by the increase from Lanvin and from the acquisition of Sergio Rossi. Lanvin’s wholesale business grew €8.2 million, supported by the popularity of our leather goods and footwear products in European and North American markets. Sergio Rossi added €14.4 million in new wholesale revenues from the acquisition date to December 2021. Sales to our five largest customers were 11.0% and 10.4% of our revenue in the years ended December 31, 2021 and 2020, respectively. No single customer accounted for more than 5% of our consolidated revenue in the years ended December 31, 2021 and 2020.

The following table sets forth a breakdown of store count at the end of the years 2021 and 2020:

	December 31,
	2021	2020
	Number of Stores
Lanvin	27	24
Wolford	167	181
St. John	48	46
Sergio Rossi	50	—
Caruso	1	—

Total	293	251

By geography

For the six months period ended June 30, 2022

By geographical area, the increase in revenues was mainly related to (i) an increase of €47.0 million (or 90.8%) in EMEA, (ii) an increase of €26.0 million (or 58.3%) in North America, and (iii) an increase of €5.6 million (or 32.2%) in Greater China. Post-COVID recovery in EMEA and North America regions supported stronger-than- expected growth in the regions, offsetting the lower growth in Greater China from COVID lockdowns starting in March 2022.

The growth in EMEA was driven by the growth of Lanvin and Wolford as well as the acquisition of Sergio Rossi. Lanvin’s EMEA business grew €23.2 million (or 201.3%) year-over-year to €34.8 million, including a €19.2 million or 342.1% year-over-year growth in its wholesale business to €24.8 million. Wolford’s EMEA business grew €8.3 million or 27.6% year-over-year to €38.2 million. Sergio Rossi added €14.3 million revenues in EMEA in the first half of 2022, mainly from wholesale and third-party production.

The growth in North America was due to the growth from Lanvin, St. John and Wolford. In particular, Lanvin’s North American business grew 234.8% year-over-year to €15.3 million in the first half of 2022. St. John’s revenues in North America grew by €9.4 million or 31.5% to €39.1 million. Our brands also benefitted from the appreciation of the U.S. dollar against the Euro in 2022 to an average exchange rate of 0.9153 EUR/USD in the first half of 2022 from an average exchange rate of 0.8295 EUR/USD in the first half of 2021.

Greater China revenues grew by €5.6 million (or 32.2%) from the first half of 2021. Sergio Rossi added €5.3 million revenues to Greater China in the first half of 2022. Excluding Sergio Rossi, revenues in Greater China grew by 1.8% to €17.6 million in the first half of 2022. Store closures during lockdowns and reduced traffic in our retail locations following lockdowns resulted in a significant reduction in retail sales starting in March, and is expected to continue to impact sales for the rest of 2022. Despite the COVID-19 impact, Lanvin grew its business by 8.9% to €12.4 million in the first half of 2022. However, Wolford and St. John Greater China revenues declined to €2.8 million and €2.3 million in the first half of 2022, or by 2.7% and 26.7% compared to the same period in 2021, respectively.

For the year ended December 31, 2021

By geographical area, the increase was mainly related to (i) an increase of €23.8 million in Greater China, (ii) an increase of €21.1 million in North America, and (iii) an increase of €34.3 million in EMEA.

In Greater China, growth was driven by new store openings as well as e-commerce expansion, supported by increasing brand awareness and demand in the region. Lanvin and St. John respectively opened five new stores and four new stores in mainland China in 2021, contributing to an additional €4.3 million in sales in 2021. E-commerce sales grew 447.8% year-over-year in Greater China in 2021 to €8.5 million, led by Lanvin through localized product and digital strategies, successful entry into local online platforms, and highly successful KOL marketing campaigns.

The growth in North America was driven by the popularity of Lanvin’s footwear and leather goods categories, resulting in growth in both our DTC and wholesale channels for Lanvin, as well as the recovery of St. John and Wolford in North America from effects of COVID-19. The growth in EMEA benefited from the growing popularity of Lanvin and from post-COVID-19 lockdown recovery of Wolford. Wolford in EMEA also benefited from the growth in the new W line of athleisurewear.

Cost of sales

Cost of sales includes the raw material cost, production labor, assembly overhead including depreciation expense, procurement of the merchandise, and inventory valuation adjustments. In addition, cost of sales also includes customs duties, product packaging cost, royalty cost associated with sales of licensed products, and freight charges, excluding shipping and handling expenses for our e-commerce sales.

For the six months period ended June 30, 2022

The following table sets forth a breakdown of cost of sales by nature for the six months ended June 30, 2022 and 2021.

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Purchases of raw materials, finished goods and manufacturing services	82,133	40,520	41,613	102.7%
Change in inventories	(19,759)	(4,512)	(15,247)	337.9%
Labor cost	16,234	12,881	3,353	26.0%
Logistics costs, duties and insurance	3,495	1,722	1,773	103.0%
Depreciation and amortization	1,276	404	872	215.8%
Others	5,578	5,312	266	5.0%

Total cost of sales by nature	88,957	56,327	32,630	57.9%

The following table sets forth a breakdown of cost of sales by portfolio brand for six months ended June 30, 2022 and 2021.

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Lanvin	33,901	14,969	18,932	126.5%
Wolford	15,878	15,025	853	5.7%
St. John	16,170	16,967	(797)	(4.7)%
Sergio Rossi	12,171	—	12,171	—
Caruso	11,188	9,795	1,393	14.2%
Other and holding companies	64	42	22	52.4%
Eliminations and unallocated	(415)	(471)	56	(11.9)%

Total	88,957	56,327	32,630	57.9%

Cost of sales for the six months ended June 30, 2022 amounted to €89.0 million, an increase of €32.6 million or 57.9%, compared to €56.3 million for the six months ended June 30, 2021. Cost of sales increase was due to the greater revenue scale, which increased by 72.6% year-over-year.

By segment, the increase in cost of sales was mainly related to the increase in scale and sales for all of our brands, including (i) an increase of €18.9 million (or 126.5%) in Lanvin cost of sales, (ii) an increase of €1.4 million (or 14.2%) from Caruso, and an increase of €0.9 million (or 5.7%) from Wolford. Sergio Rossi added another €12.2 million in cost of sales.

Cost of sales as a percentage of revenue declined to 44.1% for the six months ended June 30, 2022, compared to 48.2% for the six months ended June 30, 2021. Such decline was primarily due to greater economy of scale from production and reduced discounting and improved full price sales at all of our brands. In particular, St. John reduced cost of sales in percentage terms and absolute terms, to 38.6% of revenues or €16.2 million in the first half of 2022, from 50.8% or €17.0 million in the first half of 2021. Cost of sales also benefited from a category shift to accessories, as well as a greater emphasis on core and carry-over products, which improved full price selling. Inventory impairment cost in the first half of 2022 was €4.9 million, versus €4.7 million in the first half of 2021, declining to 2.4% as a percentage of revenue in the first half of 2022 from 4.1% in the first half of 2021.

For the year ended December 31, 2021

The following table sets forth a breakdown of cost of sales by nature for the years ended December 31, 2021 and 2020.

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Purchases of raw materials, finished goods and manufacturing services	115,621	70,985	44,637	62.9%
Change in inventories	(6,071)	5,870	(11,942)	(203.4)%
Labor cost	25,926	24,708	1,218	4.9%
Logistics costs, duties and insurance	1,829	1,882	(52)	(2.8)%
Depreciation and amortization	876	1,211	(336)	(27.7)%
Others	739	562	177	31.5%

Total cost of sales by nature	138,920	105,218	33,702	32.0%

The following table sets forth a breakdown of cost of sales by portfolio brand for years ended December 31, 2021 and 2020.

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Lanvin	38,844	21,416	17,428	81.4%
Wolford	30,262	29,519	743	2.5%
St. John	34,107	33,525	582	1.7%
Sergio Rossi	15,418	—	15,418	—
Caruso	20,246	21,470	(1,224)	(5.7)%
Other and holding companies	83	388	(305)	(78.6)%
Eliminations and unallocated	(40)	(1,100)	1,060	(96.4)%

Total	138,920	105,218	33,702	32.0%

Cost of sales for the year ended December 31, 2021 amounted to €138.9 million, an increase of €33.7 million or 32.0%, compared to €105.2 million for the year ended December 31, 2020. Cost of sales increase was due to the greater revenue scale, which increased by 38.7% year-over-year. The increase in cost of sales in 2021 was also partially due to higher inventory impairment cost in 2021, which increased by €4.5 million or 102.5% from 2020 to €9.0 million (or 2.9% of revenues), of which Lanvin’s inventory impairment increased by €5.0 million or 135.5% from 2020 to €8.7 million. The increase in inventory impairment was due to higher inventory purchases resulting from the greater scale of our business, our push to launch new products as part of our category expansion efforts, and continued COVID-19 impact on our seasonal products from lockdowns and production delays. We expect inventory impairment costs to decline as a percentage of revenue as we shift our sales to a greater proportion of carryover products and non-seasonal accessories products, and as impact of COVID-19 is reduced.

By segment, the increase in cost of sales was mainly related to the increase in sales of the majority of segments, including (i) an increase of €17.4 million (or 81.4%) in Lanvin cost of sales, (ii) an increase of €0.7 million (or 2.5%) from Wolford, and an increase of €0.6 million (or 1.7%) from St. John. With its acquisition in July 2021, Sergio Rossi added another of €15.4 million in cost of sales.

Cost of sales as a percentage of revenue declined to 45.0% in 2021, versus 47.3% in 2020. Such decline was primarily due to the continuing sales channel shift from our wholesale channels to the higher gross margin DTC channels, which grew to 60.5% of total revenues in 2021 from 55.9% in 2020. Cost of sales also benefited from a category shift to accessories, as well as a greater emphasis on core and carry-over products, which improved full price selling. Cost of sales also benefited from greater economy of scale manufacturing efficiencies and higher order volume, as well as from higher sell-through rates.

Gross profit

For the six months period ended June 30, 2022

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Lanvin	30,048	14,502	15,546	107.2%
Wolford	38,383	26,916	11,467	42.6%
St. John	25,754	16,406	9,348	57.0%
Sergio Rossi	14,798	—	14,798	—
Caruso	3,731	2,533	1,198	47.3%
Other and holding companies	1,874	921	953	103.5%
Eliminations and unallocated	(1,845)	(723)	(1,122)	155.2%

Total	112,743	60,555	52,188	86.2%

Gross profit for the six months ended June 30, 2022 amounted to €112.7 million, an increase of €52.2 million or 86.2%, compared to €60.6 million for the six months ended June 30, 2021.

By segment, the increase in gross profit was mainly related to the increase in sales of all brands, excluding eliminations and unallocated, and improvements in manufacturing efficiencies and sell-through rates to reduce costs. In addition, Sergio Rossi added €14.8 million in gross profit in the first half of 2022. Gross profit margin improved to 55.9% for the six months ended June 30, 2022 from 51.8% for the six months ended June 30, 2021.

For the year ended December 31, 2021

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Lanvin	34,028	13,573	20,455	150.7%
Wolford	79,070	65,865	13,205	20.0%
St. John	38,987	32,987	6,000	18.2%
Sergio Rossi	13,319	—	13,319	—
Caruso	4,449	4,881	(432)	(8.9)%
Other and holding companies	6,885	2,181	4,704	215.7%
Eliminations and unallocated	(6,836)	(2,093)	(4,743)	226.6%

Total	169,902	117,394	52,508	44.7%

Gross profit for the year ended December 31, 2021 amounted to €169.9 million, an increase of €52.5 million or 44.7%, compared to €117.4 million for the year ended December 31, 2020.

By segment, the increase in gross profit was mainly related to the increase in sales of all segments, excluding Caruso and eliminations and unallocated, while improving manufacturing efficiencies and sell-through rates to reduce costs. Gross profit margin improved to 55.0% in 2021 from 52.7% in 2020. Gross profit margin before inventory impairment, which is a non-IFRS financial measure, improved to 57.9% in 2021 from 54.7% in 2020. See “—Non-IFRS Financial Measures.”

Marketing and selling expenses

Marketing and selling expenses include store employee compensation, occupancy costs, depreciation, supply costs for store equipment, wholesale and retail account administration compensation globally, as well as depreciation and amortization which includes depreciation on right-of-use assets under IFRS 16. These expenses are affected by the number of stores that are open during any fiscal period and store performance, as compensation and rent expenses can vary with sales. Marketing and selling expenses also include advertising and marketing expenses, which consist of media space and production costs, advertising agency fees, public relations and market research expenses. In addition, marketing and selling expenses include distribution and customer service expenses which consist of warehousing, order fulfillment, shipping and handling, customer service, employee compensation and bag repair costs.

For the six months periods ended June 30, 2022 and 2021

The following table sets forth a breakdown of marketing and selling expenses by portfolio brand for the six months ended June 30, 2022 and 2021.

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Lanvin	(34,360)	(24,825)	(9,535)	38.4%
Wolford	(40,337)	(28,572)	(11,765)	41.2%
St. John	(21,167)	(17,197)	(3,970)	23.1%
Sergio Rossi	(11,180)	—	(11,180)	—
Caruso	(668)	(575)	(93)	16.2%
Other and holding companies	(104)	(8)	(96)	1200.0%
Eliminations and unallocated	1,006	494	512	103.6%

Total	(106,810)	(70,683)	(36,127)	51.1%

Marketing and selling expenses for the six months ended June 30, 2022 amounted to €106.8 million, an increase of €36.1 million (or 51.1%), compared to €70.7 million for the six months ended June 30, 2021.

By segment, the increase in marketing and selling expenses was mainly related to (i) an increase of €11.8 million (or 41.2%) from Wolford, (ii) an increase of €9.5 million (or 38.4%) from Lanvin, and (iii) an increase of €4.0 million (or 23.1%) from St. John. With its acquisition in July 2021, Sergio Rossi added another of €11.2 million in marketing and selling expenses. The increase in marketing and selling expenses in Lanvin was driven by our investment in the rapid expansion of our retail network in the past year.

Marketing and selling expenses declined as a percentage of revenue due to increased productivity at our DTC retail locations and economy of scale as well as an increased proportion of wholesale revenues that are generally associated with lower marketing costs. By segment, Lanvin’s marketing and selling expenses as a percentage of revenue improved to 53.7% in six months ended June 30, 2022 from 84.2% in six months ended June 30, 2021 due to higher sales performance at its retail locations. We expect marketing and selling expenses to decline significantly as a percentage of revenue as the new store openings decrease as a proportion of total stores and as we continue to refresh and replace unprofitable locations.

For the years ended December 31, 2021 and 2020

The following table sets forth a breakdown of marketing and selling expenses by portfolio for the years ended December 31, 2021 and 2020.

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Lanvin	(58,124)	(43,147)	(14,977)	34.7%
Wolford	(59,351)	(65,006)	5,655	(8.7)%
St. John	(37,697)	(42,273)	4,576	(10.8)%
Sergio Rossi	(9,489)	—	(9,489)	—
Caruso	(1,144)	(1,708)	564	(33.0)%
Other and holding companies	(188)	(74)	(114)	154.1%
Eliminations and unallocated	491	577	(86)	(14.9)%

Total	(165,502)	(151,631)	(13,871)	9.1%

Marketing and selling expenses for the year ended December 31, 2021 amounted to €165.5 million, an increase of €13.9 million or 9.1%, compared to €151.6 million for the year ended December 31, 2020.

By segment, the increase in marketing and selling expenses was mainly related to, (i) an increase of €15.0 million (or 34.7%) from Lanvin, (ii) a decrease of €5.7 million (or 8.7%) from Wolford, and (iii) a decrease of €4.6 million (or 10.8%) from St. John. With its acquisition in July 2021, Sergio Rossi added another of €9.5 million in marketing and selling expenses. The increase in marketing and selling expenses in Lanvin was driven by our investment in the rapid expansion of our retail network in 2021, including eight new boutique and outlet stores. We consider such investment to be crucial for supporting our brands’ rapid development in their near-term growth stage and preparing for a sustainable long-term growth plan.

Marketing and selling expenses declined as a percentage of revenue due to increased productivity at our DTC retail locations and economy of scale. By segment, Lanvin’s marketing and selling expenses as a percentage of revenue improved to 79.8% in 2021 from 123.3% in 2020 due to higher sales performance at its retail locations. In 2021, Lanvin closed four underperforming retail locations upon lease expiration and opened eight new stores in higher traffic and higher performance locations, including our new Shanghai Plaza 66 store and Chengdu IFS store. In 2021, Wolford opened six new retail stores in locations in Greater China and EMEA. We expect marketing and selling expenses to decline significantly as a percentage of revenue as the new store openings decrease as a proportion of total stores and as we continue to refresh and replace unprofitable locations.

Contribution profit

Contribution profit is defined as net revenues less the cost of sales and selling and marketing expenses, which constitutes the majority of our variable costs. Contribution profit is a non-IFRS financial measure. See “—Non-IFRS Financial Measures.”

For the six months periods ended June 30, 2022 and 2021

We returned to generating positive contribution profit for the six months ended June 30, 2022. Our consolidated contribution profit was €5.9 million for the six months ended June 30, 2022, compared to a €(10.1) million contribution loss in the same period of 2021. The return to profitability was due to improving gross profit margin and improving sales efficiency at our stores. In particular, St. John had contribution profits of €4.6 million for six months ended June 30, 2022, compared to a contribution loss of €(0.8) million for six months ended June 30, 2021. Sergio Rossi added €3.6 million contribution profit in the first half of 2022.

For the years ended December 31, 2021 and 2020

In 2021, we returned to positive contribution profit of €4.4 million from €(34.2) million in 2020 due to improving gross profit margin and improving sales efficiency at our stores. In particular, Wolford and St. John had contribution profits of €19.7 million and €1.3 million in 2021, versus contribution profits of €0.9 million and contribution loss of €9.3 million in the previous year. With both Wolford and St. John back to contribution margin positive, we plan to rapidly scale up both businesses to further improve our economy of scale and reach profitability.

General and administrative expenses

General and administrative expenses include administrative and management staff costs, product creation and sample costs, rent, depreciation, and amortization expenses for our administrative staff, as well as IT system development and maintenance expenses.

For the six months periods ended June 30, 2022 and 2021

General and administrative expenses increased to €75.8 million or by 38.3% for the six months ended June 30, 2022, from €54.8 million for the six months ended June 30, 2021. General and administrative expenses declined as a percentage of revenue to 37.6% for the six months ended June 30, 2022 from 46.9% for the six months ended June 30, 2021, due to cost optimization and economy of scale. The increase was primarily due to the acquisition of Sergio Rossi and additional costs associated with the Business Combination and preparations for becoming a listed company. Sergio Rossi added €12.0 million in general and administrative expenses in the first six months of 2022. Excluding the impact of Sergio Rossi, general and administrative expenses increased by €9.0 million or 16.4% from the first half of 2021.

We expect general and administrative expenses to continue to decline as a percentage of revenue as we continue to benefit from economies of scale and leverage synergies across our brands.

For the years ended December 31, 2021 and 2020

General and administrative expenses increased to €122.5 million or by 6.4% in 2021 from €115.2 million in 2020. The increase was due to greater investment in our product creation and development, offset by a decrease in depreciation and amortization, while the decrease as a percentage of revenue was due to economy of scale and cost saving initiatives. We continue to invest in expanding our product categories, including into accessories categories such as sneakers and leather goods for Lanvin, and into athleisurewear and ready-to-wear categories for Wolford.

General and administrative expenses declined as a percentage of revenue to 39.7% in 2021 from 51.7% in 2020, due to cost optimization and economy of scale. We expect general and administrative expenses to continue to decline as a percentage of revenue as we continue to benefit from economy of scale and leverage synergies across our brands.

Other operating income and expenses

Other operating income and expenses include foreign exchange gains or losses and impairment losses.

For the six months periods ended June 30, 2022 and 2021

Other operating income and expenses increased to €8.4 million gain for the six months ended June 30, 2022 from €1.4 million for the six months ended June 30, 2021, mainly due to a foreign exchange gain of €7.9 million in the first half of 2022, compared to a gain of €2.0 million for the first half of 2021.

For the years ended December 31, 2021 and 2020

Other operating income and expenses increased to €10.1 million gain in 2021 from €18.4 million loss in 2020. Impairment gain in 2021 was €0.2 million, compared to a loss of €15.1 million in 2020, mainly due to the impact of COVID-19. Foreign exchange gain in 2021 was €10.5 million, compared to a loss of €3.3 million in 2020.

Loss from operations before non-underlying items

For the six months periods ended June 30, 2022 and 2021

Loss from operations before non-underlying items for the six months ended June 30, 2022 decreased by €2.0 million (or 3.1%) to €61.5 million, compared to €63.5 million for the six months ended June 30, 2021. The decrease in loss from operations before non-underlying items was due to an increase in revenue, gross profit and other operating income, partially offset by an increase in expenses.

For the years ended December 31, 2021 and 2020

Loss from operations before non-underlying items for the year ended December 31, 2021 decreased by €59.8 million (or 35.6%) to €108.0 million, compared to €167.8 million for the year ended December 31, 2020. The decrease in loss from operations before non-underlying items was due to a decrease in other expenses as a percentage of revenue, as well as the increase in revenue.

Adjusted EBITDA

For the six months periods ended June 30, 2022 and 2021

Adjusted EBITDA, which is a non-IFRS financial measure, for the six months ended June 30, 2022 improved slightly to €(35.5) million from €(35.9) million for the six months ended June 30, 2021. The improvement was due to improvement in our gross profit, but was partially offset by the increased operating expenses and adjusted EBITDA loss from the acquisition of Sergio Rossi. See “—Non-IFRS Financial Measures.”

For the years ended December 31, 2021 and 2020

Adjusted EBITDA, which is a non-IFRS financial measure, for the year ended December 31, 2021 improved to €(58.9) million from €(88.1) million in 2020. The improvement was due to lower loss from operations before non-underlying items in 2021, offset by a FX gain of €10.5 million in 2021 versus a loss of €3.3 million in 2020, as well as lower provision and impairment losses of €10.8 million in 2021 versus €22.7 million in 2020. Depreciation expenses added back in 2021 was €41.6 million versus €48.3 million in 2020, while share based compensation expenses added back was €7.2 million in 2021 versus €5.4 million in 2020. See “—Non-IFRS Financial Measures.”

Non-underlying items

Non-underlying items comprise net gains on disposals, negative goodwill from acquisition of a subsidiary, gain on debt restructuring, government grants and others.

For the six months periods ended June 30, 2022 and 2021

The non-underlying items were €0.6 million or 0.3% of revenues for the six months ended June 30, 2022, versus €0.5 million or 0.4% of revenues for the six months ended June 30, 2021. The increase in the non-underlying items by €0.1 million (or 20.0%) was mainly due to an increase in net gain on disposals, partially offset by a decrease in government grants.

For the years ended December 31, 2021 and 2020

The non-underlying items were €45.2 million or 14.6% of revenues in 2021, versus €43.5 million or 19.6% of revenues in 2020. The increase in the non-underlying items by €1.7 million (or 3.8%) was due to the acquisition of Sergio Rossi in July 2021, resulting in the increase of negative goodwill from acquisition of a subsidiary by €7.9 million, and the gain on the debt restructuring by €7.4 million.

Operating Loss

For the six months periods ended June 30, 2022 and 2021

Operating loss for the six months ended June 30, 2022 amounted to €60.9 million, a decrease of €2.2 million or 3.4%, compared to €63.0 million for the six months ended June 30, 2021. The decrease in operating loss was due to a decrease in loss from operations before non-underlying items and an increase in gains of non-underlying items.

For the years ended December 31, 2021 and 2020

Operating loss for the year ended December 31, 2021 amounted to € 62.8 million, a decrease of €61.5 million or 49.5%, compared to €124.3 million for the year ended December 31, 2020. The decrease in operating loss was due to a decrease in other expenses as a percentage of revenue, and an increase in revenue.

Finance cost—(net)

Finance costs (net) primarily include income and expenses relating to our interest income and expenses on financial assets and liabilities, including interest expense resulting from IFRS 16 lease liability.

For the six months periods ended June 30, 2022 and 2021

Financial costs for the six months ended June 30, 2022 amounted to €8.1 million, an increase of €3.0 million or 57.8%, compared to finance costs of €5.1 million for the six months ended June 30, 2021. The increase in financial income for the six months ended June 30, 2022 compared to the six months ended June 30, 2021 was primarily attributable to an increase in interest expenses on borrowing of €3.1 million.

Financial expenses for the six months ended June 30, 2022 amounted to €8.8 million, an increase of €3.6 million or 68.1%, compared to €5.3 million for the six months ended June 30, 2021. The increase in financial expenses for the six months ended June 30, 2022 compared to the six months ended June 30, 2021 was primarily attributable to increases in interest expenses on borrowings of €5.0 million for the six months ended June 30, 2022 versus €1.9 million for the six months ended June 30, 2021 primarily due to an increase in outstanding borrowings, and increases in interest expenses on lease liabilities of €3.5 million for the six months ended June 30, 2022, compared to €2.9 million for the six months ended June 30, 2021.

For the years ended December 31, 2021 and 2020

Financial costs for the year ended December 31, 2021 amounted to €9.3 million, a decrease of €3.7 million or 28.3%, compared to finance costs of €13.0 million for the year ended December 31, 2020. The increase in financial income in 2021 compared to 2020 was primarily attributable to an increase in net foreign exchange gains of €2.4 million.

Financial expenses for the year ended December 31, 2021 amounted to €11.7 million, a decrease of €1.3 million or 10.2%, compared to €13.0 million for the year ended December 31, 2020. The decrease in financial expenses in 2021 compared to 2020 was primarily attributable to decreases in interest expenses on lease liabilities of €5.6 million in 2021, compared to €7.7 million in 2020, net exchange losses of €1.3 million in 2020, offset by an increase in other finance expenses of €0.8 million in 2021 versus €0.5 million in 2020, and an increase in interest expenses on borrowings of €5.4 million in 2021 versus €3.5 million in 2020.

Loss before tax

For the six months periods ended June 30, 2022 and 2021

Loss before tax for the six months ended June 30, 2022 amounted to €69.0 million, an increase of €0.8 million or 1.2%, compared to €68.2 million for the six months ended June 30, 2021.

For the years ended December 31, 2021 and 2020

Loss before tax for the year ended December 31, 2021 amounted to €72.1 million, a decrease of €65.1 million or 47.5%, compared to €137.3 million for the year ended December 31, 2020.

Income tax expenses

Income taxes include the current taxes on the results of our operations and any changes in deferred income taxes.

For the six months periods ended June 30, 2022 and 2021

Income tax income for the six months ended June 30, 2022 amounted to €0.3 million gain, compared to income tax expenses of €0.5 million for the six months ended June 30, 2021.

The decrease in income tax expenses for the six months ended June 30, 2022 compared to the six months ended June 30, 2021 was primarily attributable to €0.5 million deferred income taxes impact in the period of 2022, compare with €(0.2) million in the period of 2021.

For the years ended December 31, 2021 and 2020

Income tax expenses for the year ended December 31, 2021 amounted to €4.3 million, increased by €5.9 million, compared to an income tax rebate of €1.6 million for the year ended December 31, 2020.

The increase in income tax expenses in 2021 compared to 2020 was primarily attributable to the decrease in operating costs as a result of the recovery from the COVID-19 pandemic as well as the other factors that affected the results of operations as described above.

Loss for the period

Loss for the six months ended June 30, 2022 amounted to €68.7 million, an increase of €0.1 million or 0.1%, compared to €68.6 million for the six months ended June 30, 2021.

Loss for the year

Loss for the year ended December 31, 2021 amounted to €76.5 million, a decrease of €59.2 million or 43.6%, compared to €135.7 million for the year ended December 31, 2020.

Results by Segment

For the six months periods ended June 30, 2022 and 2021

The following is a discussion of revenues, gross profit and contribution profit for each segment for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

Lanvin Segment

The following table sets forth revenues and gross profit for the Lanvin segment for the six months ended June 30, 2022 and 2021:

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Revenues	63,949	29,471	34,478	117.0%
Gross profit	30,048	14,502	15,546	107.2%
Gross profit margin	47.0%	49.2%	(2.2)%	N/A
Marketing and selling expenses	(34,360)	(24,825)	(9,535)	38.4%
Contribution profit(1)(3)	(4,312)	(10,323)	6,011	(58.2)%
Contribution profit margin(2)(3)	(6.7)%	(35.0)%	28.3%	N/A

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenues for the six months ended June 30, 2022 grew to €63.9 million, an increase of €34.5 million or 117.0% compared to €29.5 million for the six months ended June 30, 2021.

The increase in revenues was mainly related to the growth of our wholesale business, which grew by €22.2 million or 259.7% year-over-year to €30.8 million. Lanvin benefited from growing consumer awareness and demand for its accessories products, especially our growing leather goods and footwear categories. Wholesale business also benefitted from the delivery of our second collaboration with Gallery Department in the first half, contributing €6.8 million in revenues, as well as high restocking orders in the first half of 2022.

Revenue through our DTC channels grew by 74.9% from €17.7 million for the six months ended June 30, 2021, to €30.9 million for the six months ended June 30, 2022. The growth in DTC channels was due to the improving sales per square meter from our North American and European regions, driven by optimized product offering, elevated brand marketing activations, and refreshed store concepts. North American and European DTC business grew by €11.5 million or 165.1% to €18.5 million in the first half of 2022. In particular, the growing popularity of our accessories categories boosted e-commerce sales in North America and EMEA by €3.6 million or 265.1% to €4.9 million in the first half of 2022.

Gross profit

Gross profit for the six months ended June 30, 2022 grew to €30.0 million, an increase of €15.5 million or 107.2% compared to €14.5 million for the six months ended June 30, 2021.

The increase in gross profit was primarily attributable to the growth in revenues, while the decrease in gross profit margin was due to the higher share of wholesale channel in revenue, which had lower gross margin than the DTC channel. This was offset by the economies of scale brought by larger order sizes, which reduced our unit cost, and higher sell-through rates for all categories (particularly, ready-to-wear, leather goods and footwear)”.

Impairment costs increased by 17.4% and to €5.1 million for the six months ended June 30, 2022 compared to ended June 30, 2021, due to greater scale of the business and resulting higher total inventory levels. As a percentage of revenue, impairment costs decreased to 8.0% in the first half of 2022 from 14.8% in the first half of 2021. Excluding impairment costs, our gross margin was 55.0% in the first half of 2022, versus 64.0% in the same period the year before.

Contribution profit

Contribution loss for the six months ended June 30, 2022 was €4.3 million (or 6.7% of revenue), an improvement of €6.0 million from €10.3 million loss (or 35.0% of revenue) for the six months ended June 30, 2021.

The improvement in contribution loss was due to the higher gross profit from the greater scale of our business and improving sales per square meter in our retail stores, helping to reduce our marketing and selling expense as a percentage of revenue to 53.7% from 84.2% for the six months ended June 30, 2021. We expect our marketing and selling expenses to continue to decline as a percentage of revenue as we scale and further improve our operational efficiency in stores and directly operated online channels.

Wolford Segment

The following table sets forth revenues and gross profit for the Wolford segment for the six months ended June 30, 2022 and 2021:

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Revenues	54,261	41,941	12,320	29.4%
Gross profit	38,383	26,916	11,467	42.6%
Gross profit margin	70.7%	64.2%	6.6%	N/A
Marketing and selling expenses	(40,337)	(28,572)	(11,765)	41.2%
Contribution profit(1)(3)	(1,954)	(1,656)	(298)	18.0%
Contribution profit margin(2)(3)	(3.6)%	(3.9)%	0.3%	N/A

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenues for the six months ended June 30, 2022 grew to €54.3 million, an increase of €12.3 million or 29.4% compared to €41.9 million for the six months ended June 30, 2021.

EMEA and North American regions were the key geographic growth drivers for Wolford, growing by 27.6% to €38.2 million and by 48.5% to €12.9 million for the six months ended June 30, 2022, respectively. In Greater China, our business declined by 2.7% to €2.8 million, mainly due to the negative economic impacts of COVID-19. The growth in all regions except Greater China was led by our DTC channels, which grew by 37.1% or €10.6 million from June 30, 2021 to €39.1 million in the six months ended June 30, 2022. Revenue growth was also driven by our collections of the brand extension “The W” (modern, young and sporty) and “The W Lab” (cooperation with external star designers), which represented 26% of business share.

Gross profit

Gross profit margin for the six months ended June 30, 2022 improved to 70.7% from 64.2% for the period ended June 30, 2021. Gross profit increased by €11.5 million to €38.4 million for the six months ended June 30, 2021, compared to €26.9 million for the six months ended June 30, 2021.

The increase in gross profit margin versus the six months ended June 30, 2021 was primarily attributable to economy of scale in manufacturing and the higher utilization of our factory in the first half of 2022 compared to the same period in 2021. The cost of raw materials and manufacturing services together with change in inventories as a percentage of revenue accounted for 12.8% of revenues (or €7.0 million) for the six months ended June 30, 2022, versus 19.0% of revenues or €8.0 million for six months ended June 30, 2021, respectively. Similarly, labor cost as a percentage of revenue declined to 8.7% (or €4.7 million) for six months ended June 30, 2022 versus 11.2% (or €4.7 million) for six months ended June 30, 2021.

Contribution profit

Contribution loss for the six months ended June 30, 2022 was €2.0 million (or 3.6% of revenue), versus a loss of €1.7 million (or 3.9% of revenue) for the six months ended June 30, 2021. Marketing and selling expenses increased to €40.3 million (74.3% of revenues) in June 30, 2022 from €28.6 million (68.1% of revenues) for the six months ended June 30, 2021.

The increase in marketing and selling expenses in the first half of 2022 was due to a €3.5 million increase in personnel expense and a €2.7 million increase in advertising and marketing versus the first half of 2021. As a percentage of revenue, personnel costs rose to 25.3% of revenues in the first half of 2022 versus 24.3% in the first half of 2021 due to higher social benefit contributions and expenses.

St. John Segment

The following table sets forth revenues and gross profit for the St. John segment for the six months ended June 30, 2022 and 2021:

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Revenues	41,924	33,373	8,551	25.6%
Gross profit	25,754	16,406	9,348	57.0%
Gross profit margin	61.4%	49.2%	12.2%	N/A
Marketing and selling expenses	(21,167)	(17,197)	(3,970)	23.1%
Contribution profit(1)(3)	4,587	(791)	5,378	(679.9)%
Contribution profit margin(2)(3)	10.9%	(2.4)%	13.3%	N/A

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenues for the six months ended June 30, 2022 amounted to €41.9 million, an increase of €8.6 million compared to €33.4 million for the six months ended June 30, 2021.

St. John grew its revenues by 25.6% from the same period in 2021 while reducing discounting and increasing the proportion of full price selling at our DTC channels. DTC sales in North America in the first half of 2022 grew €8.2 million or by 41.2% from the first half of 2021 to €28.2 million, benefiting from higher increased full price selling as well as reopening and resumption of social gatherings in the US. However, the COVID-19 impact in Greater China resulted in a €0.8 million decrease in DTC sales to €2.3 million in the region. St. John also benefited from the US Dollar appreciation versus the Euro, which appreciated to an average exchange rate of 0.9153 EUR/USD in the first half of 2022 from an average exchange rate of 0.8295 EUR/USD in the first half of 2021.

Gross profit

Gross profit for the six months ended June 30, 2022 was €25.8 million, an increase of €9.3 million compared to €16.4 million for the six months ended June 30, 2021. Gross profit margin improved to 61.4% in the six months ended June 30, 2022 versus 49.2% for the six months ended June 30, 2021. Gross profit margin improved for the six months ended June 30, 2022 due to the higher proportion of full-price sell-through at our DTC channels as well as the continued shift in revenues from wholesale to higher-margin DTC channels.

Contribution profit

Contribution profit for the six months ended June 30, 2022 was €4.6 million (or 10.9% of revenue), versus a contribution loss of €0.8 million (or 2.4% of revenue) for the six months ended June 30, 2021. Marketing and selling expenses increased to €21.2 million (50.5% of revenue) in 2022 from €17.2 million (51.5% of revenue) for the six months ended June 30, 2021.

The increase in marketing and selling expenses was due to a €1.6 million increase in personnel costs and sales commissions resulting from increasing sales, as well as a €1.0 million increase in advertising expenses.

Sergio Rossi Segment

As we acquired Sergio Rossi in July 2021, the Sergio Rossi segment did not contribute to our results in the six months ended June 30, 2021. The following table sets forth revenue and gross profit for the Sergio Rossi segment for the six months ended June 30, 2022:

For the six months ended June 30,
(Euro thousands, except percentages)	2022
Revenues	26,969
Gross profit	14,798
Gross profit margin	54.9%
Marketing and selling expenses	(11,180)
Contribution profit(1)(3)	3,618
Contribution profit margin(2)(3)	13.4%

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenues for the six months ended June 30, 2022 amounted to €27.0 million. The revenue for Sergio Rossi segment was mainly related to sales for our DTC channels and wholesale business. Third-party production contributed to €2.9 million of wholesale for the six months ended June 30, 2022.

Gross profit

Gross profit for the six months ended June 30, 2022 was €14.8 million, with a gross profit margin of 54.9%. Gross profit margin was negatively affected by third-party production sales. Excluding third-party production, gross profit margin was 60.3% for the six month ended June 30, 2022.

Contribution profit

Contribution profit for the six months ended June 30, 2022 was €3.6 million (or 13.4% of revenue). Marketing and selling expenses were €11.2 million.

Caruso Segment

The following table sets forth revenues and gross profit for the Caruso segment for the six months ended June 30, 2022 and 2021:

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Revenues	14,919	12,328	2,591	21.0%
Gross profit	3,731	2,533	1,198	47.3%
Gross profit margin	25.0%	20.5%	4.5%	N/A
Marketing and selling expenses	(668)	(575)	(93)	16.2%
Contribution profit(1)(3)	3,063	1,958	1,105	56.4%
Contribution profit margin(2)(3)	20.5%	15.9%	4.6%	N/A

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenues for the six months ended June 30, 2022 was €14.9 million, an increase of €2.6 million or 21.0% compared to €12.3 million for the six months ended June 30, 2021.

The increase in revenues was mainly related to recovery of formal business wear resulting from the post-COVID back-to-office trend globally.

Gross profit

Gross profit for the six months ended June 30, 2022 was €3.7 million, an increase of €1.2 million compared to €2.5 million for the six months ended June 30, 2021. Gross profit margin increased to 25.0% for the six months ended June 30, 2022 from 20.5% for the six months ended June 30, 2021 due to economy of scale and better management of labor costs.

Contribution profit

Contribution profit for the six months ended June 30, 2022 was €3.1 million (or 20.5% of revenue), an improvement of €1.1 million or 56.4% from €2.0 million (or 15.9% of revenue) for the six months ended June 30, 2021. The improvement in contribution profit was due to the improvement of gross profit as well as better control of marketing and selling expenses.

For the years ended December 31, 2021 and 2020

The following is a discussion of revenues, gross profit and contribution profit for each segment for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Lanvin Segment

The following table sets forth revenues and gross profit for the Lanvin segment for the years ended December 31, 2021 and 2020:

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Revenue	72,872	34,989	37,883	108.3%
Gross profit	34,028	13,573	20,455	150.7%
Gross profit margin	46.7%	38.8%	7.9%	N/A
Marketing and selling expenses	(58,124)	(43,147)	(14,977)	34.7%
Contribution profit(1)(3)	(24,096)	(29,574)	5,478	(18.5)%
Contribution profit margin(2)(3)	(33.1)%	(84.5)%	51.4%	N/A

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenues for the year ended December 31, 2021 grew to €72.9 million, an increase of €37.9 million or 108.3% compared to €35.0 million for the year ended December 31, 2020.

The increase in revenues was mainly related to the growth of our DTC channels, which grew by 172.0% from €17.0 million in 2020, to €46.1 million in 2021. The growth in DTC channels was due to new store openings in Greater China region, and improving sales per square meter from our North American and Greater China regions, driven by optimized product offering, elevated brand marketing activations, and refreshed store concepts. All regions benefited from growing consumer awareness and demand for Lanvin brand, especially our growing leather goods and footwear categories and our collaboration products with Gallery Department. The growing popularity of our leather goods, footwear and accessories categories and successful entry into new online platforms also helped to expand Lanvin’s e-commerce sales, which grew by 415.0 % or €8.8 million in 2020, to €10.9 million in 2021.

Gross profit

Gross profit for the year ended December 31, 2021 grew to €34.0 million, an increase of €20.5 million or 150.7% compared to €13.6 million for the year ended December 31, 2020.

The increase in gross profit was primarily attributable to the growth in revenues, while the increase in gross profit margin was due to economies of scale as our larger order sizes reduced our unit cost, and higher sell-through rates for all categories (in particular ready-to-wear, leather goods and footwear). In both 2020 and 2021, Lanvin’s gross profit margin was negatively impacted by the COVID-19 lockdowns, especially for its seasonal items.

Impairment costs increased by 135.5% in 2021 compared to 2020, to €8.7 million due to the 108.3% revenue growth in 2021, our continued investment in new leather goods and footwear products as part of our category expansion efforts, as well as due to continuing COVID-19 impact on our seasonal products from lockdowns and production delays. Excluding inventory impairment, Lanvin’s gross profit and gross profit margin in 2021 was €42.7 million and 58.6%. As we increase the long-term investment in core and carryover products, in particular in our leather goods and footwear categories, we expect impairment costs to decrease significantly in absolute terms and as a percentage of revenue. Furthermore, we expect additional improvements in our gross margin as we continue to rapidly scale our business and upgrade our inventory control systems.

Contribution profit

Contribution loss for the year ended December 31, 2021 was €24.1 million (or 33.1% of revenue), an improvement of €5.5 million from €29.6 million (or 84.5% of revenue) in 2020.

The improvement in contribution profit was due to the higher gross profit margin and improving sales per square meter in our retail stores, helping to reduce our marketing and selling expense as a percentage of revenue to 79.8% from 123.3% in 2020. We expect our marketing and selling expenses to continue to decline as a percentage of revenue as we scale and further improve our operational efficiency in stores and directly operated online channels.

Wolford Segment

The following table sets forth revenues and gross profit for the Wolford segment for the years ended December 31, 2021 and 2020:

	For the years ended December 31,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Revenues	109,332	95,384	13,948	14.6%
Gross profit	79,070	65,865	13,205	20.0%
Gross profit margin	72.3%	69.1%	3.3%	N/A
Marketing and selling expenses	(59,351)	(65,006)	5,655	(8.7)%
Contribution profit(1)(3)	19,719	859	18,860	2,195.6%
Contribution profit margin(2)(3)	18.0%	0.9%	17.1%	N/A

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenues for the year ended December 31, 2021 grew to €109.3 million, an increase of €13.9 million or 14.6% compared to €95.4 million for the year ended December 31, 2020.

Greater China and North American regions were the key geographic growth drivers for Wolford, growing by 49.8% to €7.3 million and by 33.3% to €21.8 million in 2021, respectively. In EMEA, we grew our business by 7.4% to €79.2 million, despite the negative economic impacts of COVID-19. The growth in all regions was led by our DTC channels, which grew by 19.7% or €12.3 million from 2020 to €74.6 million. The growth drivers from an assortment point of view were the collections of the brand extension “The W” (modern, young and sporty) and “The W Lab” (cooperation with external star designers), which grew 11-fold in the legwear and ready-to-wear product groups. This once again confirmed the adopted strategy of the brand architecture.

With the aim of growing the business in certain key markets, Wolford has also started to develop collaborations with regionally relevant fashion design talents and brands. These include the lingerie capsule collection with Neiwai, a Shanghai-based brand known for its simple and sustainable cuts.

Gross profit

Gross profit margin for the year ended December 31, 2021 improved to 72.3% from 69.1% in 2020, as a result of the increase in gross profit by €13.2 million to €79.1 million in 2021, compared to €65.9 million for the year ended December 31, 2020.

The increase in gross profit margin versus 2020 was primarily attributable to economy of scale in manufacturing and due to underutilization of our factory in 2020. The cost of raw materials and manufacturing services as a percentage of revenue is 18.0% or €19.6 million in 2021 and 21.9% or €20.9 million in 2020, respectively. Similarly, labor cost as a percentage of revenue declined to 6.7% or €7.3 million in 2021 versus 9.4% or €8.9 million in 2020.

Contribution profit

Contribution profit for the year ended December 31, 2021 was €19.7 million (or 18.0% of revenue), versus €0.9 million (or 0.9% of revenue) in 2020. Marketing and selling expenses declined to €59.4 million (54.3% of revenues) in 2021 from €65.0 million (68.2% of revenues) in 2020.

The decrease in marketing and selling expenses was due to the optimization of our retail sales network. While we expect marketing and selling expenses to increase in absolute terms, we expect it will continue to decline as a percentage of revenue as we further improve our selling efficiency at our retail stores and as we continue to diversify our product categories into ready-to-wear, especially our W line of athleisurewear.

St. John Segment

The following table sets forth revenues and gross profit for the St. John segment for the years ended December 31, 2021 and 2020:

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Revenues	73,094	66,512	6,582	9.9%
Gross profit	38,987	32,987	6,000	18.2%
Gross profit margin	53.3%	49.6%	3.7%	N/A
Marketing and selling expenses	(37,697)	(42,273)	4,576	(10.8)%
Contribution profit(1)(3)	1,290	(9,286)	10,576	113.9%
Contribution profit margin(2)(3)	1.8%	(14.0)%	15.8%	N/A

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenues for the year ended December 31, 2021 amounted to €73.1 million, an increase of €6.6 million or 9.9% compared to €66.5 million for the year ended December 31, 2020.

The increase in revenues was mainly related to greater sales for our DTC channels as well as our wholesale channels. DTC sales were supported by improving sales performance at our existing stores and new store expansion in Greater China. In particular, revenues started to recover in the second half of 2021 due to a higher proportion of full price selling and greater store traffic.

Gross profit

Gross profit for the year ended December 31, 2021 was €39.0 million, an increase of €6.0 million compared to €33.0 million for the year ended December 31, 2020. Gross profit margin improved to 53.3% in 2021 versus 49.6% in 2020. Gross profit margin improved in 2021 due to the continued shift in revenues from wholesale to higher margin DTC channels, as well as higher proportion of full price selling through our DTC channels.

Contribution profit

Contribution profit for the year ended December 31, 2021 was €1.3 million (or 1.8% of revenue), versus a loss of €9.3 million (or 14.0% of revenue) in 2020. Marketing and selling expenses declined to €37.7 million (51.6% of revenue) in 2021 from €42.3 million (63.6% of revenue) in 2020.

The decrease in marketing and selling expenses was due to the optimization of our retail sales network as we let our lease expire for our underperforming stores, while the decrease in marketing and selling expenses as a percentage of revenue was due to increased sales per square meter efficiency in our remaining stores. We expect our marketing and selling expenses to increase in absolute terms but decrease as a percentage of revenue as we continue to improve our selling efficiency, especially from back-to-office and post COVID-19 return to formal events and weddings.

Sergio Rossi Segment

The following table sets forth revenue and gross profit for the Sergio Rossi segment for the year ended December 31, 2021, representing its results for only a portion of the year from the acquisition date through December 31, 2021:

For the year ended December 31,
(Euro thousands, except percentages)	2021
Revenues	28,737
Gross profit	13,319
Gross profit margin	46.3%
Marketing and selling expenses	(9,489)
Contribution profit(1)(3)	3,830
Contribution profit margin(2)(3)	13.3%

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenue for the year ended December 31, 2021 amounted to €28.7 million. The revenue for Sergio Rossi segment was mainly related to sales for our DTC channels and wholesale business. Third party production contributed to €8.0 million of wholesale in 2021.

Gross profit

Gross profit for the year ended December 31, 2021 was €13.3 million, with a gross profit margin of 46.3%. Inventory impairment in 2021 was €2.3 million in 2021. Excluding inventory impairment, gross profit and gross profit margin in 2021 was €15.7 and 54.5%. Gross profit margin was negatively affected by third party production sales. Excluding third party production, gross profit margin was 60.0% in 2021.

Contribution profit

Contribution profit for Sergio Rossi from the acquisition date through December 31, 2021 was €3.8 million (or 13.3% of revenue). Marketing and selling expenses were €9.5 million.

Caruso Segment

The following table sets forth revenues and gross profit for the Caruso segment for the years ended December 31, 2021 and 2020:

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Revenues	24,695	26,351	(1,656)	(6.3)%
Gross profit	4,449	4,881	(432)	(8.9)%
Gross profit margin	18.0%	18.5%	(0.5)%	N/A
Marketing and selling expenses	(1,144)	(1,708)	564	(33.0)%
Contribution profit(1)(3)	3,305	3,173	132	4.2%
Contribution profit margin(2)(3)	13.4%	12.0%	1.4%	N/A

(1)	Contribution profit equals to gross profit less marketing and selling expenses.
(2)	Contribution profit margin equals to contribution profit divided by revenue.
(3)	Contribution profit and contribution profit margin are non-IFRS financial measures.

Revenues

Revenues for the year ended December 31, 2021 was €24.7 million, a decrease of €1.7 million or 6.3% compared to €26.4 million for the year ended December 31, 2020.

The decrease in revenues was mainly related to the continued decline of formalwear business in 2021, which was negatively impacted by the COVID-19 pandemic outbreak. We expect the formalwear business to recover in 2022 as North American and European businesses return to the office and social distancing restrictions are lifted or eased.

Gross profit

Gross profit for the year ended December 31, 2021 was €4.4 million, a decrease of €0.4 million compared to €4.9 million for the year ended December 31, 2020. Gross profit margin decreased to 18.0% in 2021 from 18.5% in 2020 due to higher material costs.

Contribution profit

Contribution profit for the year ended December 31, 2021 was €3.3 million (or 13.4% of revenue), an improvement of €0.1 million or 4.2% from €3.2 million (or 12.0% of revenue) in 2020. The improvement in contribution profit was due to lower marketing and selling expenses, which declined by €0.6 million to €1.1 million (4.6% of revenues) in 2021 from €1.7 million (6.5% of revenues) in 2020, offset by the slight decrease in gross profit. The decrease in marketing and selling expenses was due to better cost control.

Liquidity and Capital Resources

Overview

We and our portfolio brands’ principal sources of liquidity have been through issuance of preferred shares, loans from our shareholder Fosun International (including its subsidiaries and joint ventures), and bank borrowings, and which have historically been sufficient to meet our working capital and capital expenditure requirements. As of June 30, 2022 and June 30, 2021, we had cash and cash equivalents of €50.9 million and €88.7 million, respectively. In January and April of 2022, we received shareholder loans of €14.4 million and €28.7 million from our shareholder Fosun International. As of December 31, 2020 and December 31, 2021, we had cash and cash equivalents of €44.9 million and €88.7 million, respectively.

In October 2019 and October 2020, we raised €137.8 million from Series A and Series A+ capital rounds ordinary shares, of which Fosun International and affiliates invested €46.0 million. In May 2021 and October 2021, we raised €117.1 million from Series B preferred shares, of which Fosun International and affiliates invested €59.7 million. In December 2021, we adopted a share economic beneficial interest right scheme for the purpose of recognizing the contribution of participants including our senior management members and consultants to our growth via Brilliant Fashion Holdings Limited, and as a result of which 32,129,493 treasury shares were issued to Brilliant Fashion Holdings Limited.

In October 2022, we entered into an agreement with Meritz for a $50 million investment with half of the investment funded and the other half to be released upon satisfactions of certain conditions, including having an effective resale registration statement, such as this registration statement. See “—Recent Developments—Meritz Private Placement.”

In connection with the completion of the Business Combination, we received cash of approximately $190 million, including proceeds of approximately $153 million from the issuance of PIPE Shares (including the re-investment proceeds funded by our repayment of certain shareholder loans from Fosun International), proceeds of approximately $35 million from Aspex’s forward purchase transaction (net of cash used for transaction expenses) and PCAC’s cash held in trust account of approximately $2 million (net of cash used for PCAC’s share redemptions and transaction expenses in connection with the Business Combination).

Additionally, we have relied on liquidity provided by revenue generated from our operating activities. In connection with the evaluation of the Business Combination, our management prepared unaudited prospective financial information which included projected pro forma revenue for fiscal year 2022. The prospective financial information was prepared using a number of assumptions, including assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and various other factors and future events, all of which are difficult to predict and many of which are beyond our control. We are currently in the process of preparing consolidated financial statements for the year ended December 31, 2022. Based on our management’s preliminary estimates, we would likely achieve management’s pro forma revenue projections for fiscal year 2022 that we provided in connection with the evaluation of the Business Combination. Our preliminary estimates are subject to revision in connection with our financial closing procedures, and the actual results for the period reported may differ from our preliminary estimates.

We require liquidity in order to meet our obligations and fund our business. Short-term liquidity is required to fund ongoing cash requirements, including to purchase inventory and to fund costs for services and other expenses. In addition to our general working capital and operational needs, we use significant amounts of cash for capital expenditures related to the opening of new stores or the renovation of existing stores, as well as for acquisitions. In connection with the COVID-19 crisis, we have taken several measures to preserve our liquidity as described above (see “—Key Factors Affecting Our Financial Condition and Results of Operations”). Taking into account the source of liquidity discussed above, we have not experienced any material adverse changes in our liquidity position since the completion of the Business Combination.

We will not receive any proceeds from the sale of the securities by the Selling Securityholders, except with respect to amounts received by us upon exercise of Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $367.8 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Warrants is $11.50 per share, subject to adjustment. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. As of February 7, 2023, the closing price of our Ordinary Shares was $6.68. If the market price for our Ordinary Shares continues to be less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. In addition, Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the Existing Warrant Agreement and the Warrant Assignment, Assumption and Amendment Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease. The resale of Ordinary Shares issuable upon the exercise of Warrants, or the perception of such sales, may cause the market price of our Ordinary Shares to decline.

The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 86.4% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants and conversion of one Convertible Preference Share into 15,000,000 Ordinary Shares), and Private Placement Warrants being offered for resale pursuant to this prospectus represent approximately 35.3% of our current total outstanding Warrants. The Selling Securityholders holding a significant amount of the Ordinary Shares covered by this prospectus are partners of our strategic alliance, which has a shared vision to empower our portfolio brands and drive sustainable growth both in Asia and overseas. Upon expiration of the contractual lock-up restrictions applicable to FFG Selling Securityholders, Meritz and the Sponsor discussed elsewhere in this prospectus, including the section entitled “Plan of Distribution,” the Selling Securityholders, including Fosun International Limited (who is a beneficial owner of approximately 64.9% of our total issued and outstanding Ordinary Shares), will be able to sell all of its shares registered for resale hereunder for so long as the registration statement of which this prospectus forms a part is available for use. The Selling Securityholders acquired the Ordinary Shares covered by this prospectus at prices ranging from $0.005 per share to $10.00 per share. By comparison, the offering price to public shareholders in PCAC’s initial public offering was $10.00 per unit, which consisted of one share and one-half of one warrant. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price of Ordinary Share is below $10.00 per share. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to this registration statement, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Ordinary Shares or Warrants or result in a significant decline in the public trading price of our Ordinary Shares or Warrants.

As a growing business, we may need additional cash resources from time to time to meet our obligations and fund our business and capital expenditures for the foreseeable future, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. A decline in the market price of our Ordinary Shares, resulting from sale of all or substantial amounts of the Ordinary Shares or Warrants being offered in this prospectus, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could adversely affect our ability to issue additional securities and our ability to raise additional capital on acceptable terms at a time that we deem appropriate or at all in the future. See “Risk Factors—We expect to incur negative operating cash flows in the next few years and may need to raise substantial additional funding. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, scale back or discontinue some of our businesses, operations, investments, acquisitions or other growth initiative” and “Risk Factors—Risks Relating to Our Securities” for more details. In addition, issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Cash Flows

Six months ended June 30, 2022 compared to the six months ended June 30, 2021

The following table summarizes the cash flows provided by/used in operating, investing and financing activities for each of the six months ended June 30, 2022 and 2021. Refer to the consolidated cash flows statement and accompanying notes included elsewhere in this prospectus for additional information.

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Net cash used in operating activities	(51,825)	(33,903)	(17,922)	52.9%
Net cash used in investing activities	(5,556)	(3,498)	(2,058)	58.8%
Net cash flows generated from financing activities	17,465	53,293	(35,828)	(67.2)%

Net increase/(decrease) in cash and cash equivalents	(39,916)	15,892	(55,808)	(351.2)%
Cash and cash equivalents less bank overdrafts at the beginning of the period	88,658	44,171	44,487	100.7%
Effect of foreign exchange rate changes	2,185	708	1,477	208.6%

Cash and cash equivalents less bank overdrafts at end of the period	50,927	60,771	(9,844)	(16.2)%

Net cash flows used in operating activities

Net cash flows used in operating activities increased by €17.9 million to €51.8 million for the six months ended June 30, 2022 from €33.9 million for the six months ended June 30, 2021. The increase was primarily attributable to higher revenue volumes, especially in our wholesale channel, which resulted in (i) an increase in inventories of €17.0 million or 18.4% to €109.3 million at the end of June, 2022, and (ii) an increase in trade receivables of €11.6 million or 29.2% to €51.4 million at the end of June, 2022.

Net cash flows used in investing activities

Net cash flows used in investing activities increased by €2.1 million from €3.5 million for the six months ended June 30, 2021 to €5.6 million for the six months ended June 30, 2022. The increase was primarily attributable to the increase of payment for the purchase of long-term assets from €3.8 million in the six months ended June 30, 2021 to €9.4 million in the six months ended June 30, 2022, partially offset by the increase in proceeds generated from the disposal of long-term assets from €0.3 million in the six months ended June 30, 2021 to €3.9 million in the six months ended June 30, 2022.

Net cash flow from financing activities

Net cash flows from financing activities decreased by €35.8 million from €(53.3) million for the six months ended June 30, 2021 to €17.5 million for the six months ended June 30, 2022. The decrease in cash flows generated from financing activities was primarily attributable to (i) higher repayment of borrowings of €(66.0) million, (ii) higher repayment of lease liabilities of €(18.7) million, (iii) higher payment of borrowings interest of €(1.5) million, (iv) higher payment of lease liabilities interest of €(3.5) million, and offset by higher proceeds from borrowings of €107.1 million in the six months ended June 30, 2022.

Year ended December 31, 2021 compared to the year ended December 31, 2020

The following table summarizes the cash flows provided by/used in operating, investing and financing activities for each of the years ended December 31, 2021 and 2020. Refer to the consolidated cash flows statement and accompanying notes included elsewhere in this prospectus for additional information.

	For the years ended December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Net cash used in operating activities	(73,088)	(87,297)	14,209	(16.3)%
Net cash generated from investing activities	6,346	67,038	(60,692)	(90.5)%
Net cash flows (used in)/generated from financing activities	110,065	(41,447)	151,512	(365.6)%

Net increase/(decrease) in cash and cash equivalents	43,323	(61,706)	105,029	(170.2)%
Cash and cash equivalents less bank overdrafts at the beginning of the year	44,171	106,642	(62,471)	(58.6)%
Effect of foreign exchange rate changes	1,164	(765)	1,929	(252.2)%

Cash and cash equivalents less bank overdrafts at end of the year	88,658	44,171	44,487	100.7%

Net cash flows used in operating activities

Net cash flows used in operating activities increased by €14.2 million to €(73.1) million in 2021 from €(87.3) million in 2020. The increase was primarily attributable to (i) a decrease in loss for the year prior to income taxes, financial income, financial expenses, exchange gains/losses and depreciation, amortization and impairment of assets, mainly driven by improving sales in North America and Greater China, economy of scale and better cost control, (ii) higher inventories of €92.3 million in 2021 related to unsold stock due to COVID-19 adverse effect on our sales (compared to an increase in inventories of €16.5 million in 2020), and (iii) higher trade payables including customer advances due to contraction of the activities, partially offset by (iv) increase in trade receivables of €17.6 million in 2021, driven by higher revenue volumes especially in the wholesale channel, compared to an increase of €23.3 million in 2020.

Net cash flows generated from investing activities

Net cash flows generated from investing activities decreased by €60.7 million from €67.0 million in 2020 to €6.3 million in 2021. The decrease was primarily attributable to (i) the decrease in proceeds generated from the disposal of long-term assets from €72.7 million in 2020 to €25.1 million in 2021, (ii) the acquisition of subsidiaries, net of cash acquired (being Sergio Rossi in July 2021) of €8.9 million in 2021.

Net cash flow (used in)/from financing activities

Net cash flows used in financing activities increased by €151.5 million from €(41.4) million in 2020 to €110.1 million in 2021. The increase in cash flows generated from financing activities was primarily attributable to (i) higher proceeds of borrowings of €176.2 million, (including shareholder loans of €85.7 million), (ii) higher proceeds from shareholders’ capital injection of €92.2 million (which includes our Series B and B+ fundraising rounds in May and October 2021), (iii) lower payment of lease liabilities interest of €(5.6) million, and (iv) lower payment of borrowings interest of €(1.5) million as a result of debt restructuring, being one of the measures to preserve our liquidity in connection with the COVID-19 pandemic.

Borrowing

We enter into and manage debt facilities centrally in order to satisfy the short and medium-term needs of each of our subsidiaries based on criteria of efficiency and cost-effectiveness. Our portfolio brands have historically entered into and maintained with a diversified pool of lenders a total amount of committed credit lines that is considered consistent with their needs and suitable to ensure at any time the liquidity needed to satisfy and comply with all of their financial commitments, as well as guaranteeing an adequate level of operational flexibility for any expansion programs.

As of June 30, 2022

As of June 30, 2022, borrowings amounted to €12.5 million were guaranteed by a third party SACE S.p.A. As of June 30, 2022, borrowings amounted to €1.3 million were secured by pledges of our assets including property, plant and equipment, inventories and trade receivables.

Our unsecured borrowings are principally used for operations. The borrowings for the six months ended June 30, 2022 are at rates ranging from 0.00% to 10.00% per annum.

We are subject to certain covenants, including financial and otherwise, under our financing agreements. As of June 30, 2022 we were in material compliance with all covenants.

As of December 31, 2021

As of December 31, 2021, borrowings amounted to €12.5 million were guaranteed by a third party SACE S.p.A, and €1.5 million as of December 31, 2020. As of December 31, 2021, borrowings amounted to €7.8 million were secured by pledges of our assets including property, plant and equipment, inventories and trade receivables, and €1.5 million as of December 31, 2020.

Our unsecured borrowings are principally used for operations. The borrowings at rates ranging from 0.00% to 10.00% (2020: 0.50% to 14.15%) per annum.

For additional information, see Note 24—Borrowings to the Lanvin Group to Lanvin Group’s consolidated financial statements included elsewhere in this prospectus.

Fosun International extended various shareholders loans to us for working capital purposes before the consummation of the Business Combination. As of December 31, 2022, the aggregate principal amount plus accrued interests would be $125 million. Pursuant to the Initial PIPE Subscription Agreements, Fosun Fashion Holdings (Cayman) Limited agreed to subscribe for 3,800,000 Ordinary Shares for an aggregate purchase price of $38 million. Subsequently, on October 28, 2022, PCAC, LGHL, Fosun Fashion Holdings (Cayman) Limited, FFG and Fosun International entered into an amended and restated subscription agreement, pursuant to which Fosun Fashion Holdings (Cayman) Limited subscribed for a total of 13,327,225 Ordinary Shares at a price of $10.00 per share, upsizing its PIPE subscription investment by approximately $95 million, from $38 million to approximately $133 million. The PIPE subscription commitment of $125 million from Fosun Fashion Holdings (Cayman) Limited was effected by way of re-investment of all of the repayment proceeds of certain existing shareholder loans that were borrowed by FFG from Fosun International Limited for working capital purposes.

We are subject to certain covenants, including financial and otherwise, under our financing agreements. As of December 31, 2021 and 2020, we were in material compliance with all covenants.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of June 30, 2022:

(Euro thousands)	Payments Due by Period
	On demand	Less than 1 year	1 to 3 years	Over 3 years	Total
Trade payables	26,344	39,929	—	—	66,273
Other current liabilities	14,648	20,022	4,913	—	39,583
Lease liabilities	39,874	33,525	20,957	62,541	156,897
Borrowings	—	100,443	6,674	2,909	110,026

Total contractual obligations	80,866	193,919	32,544	65,450	372,779

The following table summarizes our contractual obligations and commitments as of December 31, 2021:

(Euro thousands)	Payments Due by Period
	On demand	Less than 1 year	1 to 3 years	Over 3 years	Total
Trade payables	21,993	36,158	—	—	58,151
Other current liabilities	17,056	8,602	—	—	25,658
Lease liabilities	—	43,687	51,091	71,814	166,592
Bank overdrafts	14	—	—	—	14
Borrowings	—	55,559	6,619	4,593	66,771

Total contractual obligations	39,063	144,006	57,710	76,407	317,186

Other non-current financial liabilities (bonds and other)

As of June 30, 2022, bonds and other related to government grants and others of €1.0 million.

As of December 31, 2021, we had bonds and other related to government grants and others of €0.7 million (€0.9 million as of December 31, 2020).

Cash and Cash Equivalents

The table below sets forth the breakdown of our cash and cash equivalents as of June 30, 2022, December 31, 2021, and December 31, 2020.

	At June 30,	At December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2020	June 30, 2022 vs December 31, 2021%		December 31, 2021 vs December 31, 2020%
Cash on hand	323	376	25	(53)	(14.1)%	351	1,404.0%
Bank balances	50,604	88,296	44,910	(37,692)	(42.7)%	43,386	96.6%

Cash and cash equivalents	50,927	88,672	44,935	(37,745)	(42.6)%	43,737	97.3%
Restricted cash	335	309	—	26	8.4%	309	—

Cash and bank balances	51,262	88,981	44,935	(37,719)	(42.4)%	44,046	98.0%

The cash and cash equivalent (which include cash on hand and bank balances) are offset by bank overdrafts of €14 thousand as of December 31, 2021 and €0.8 million as of December 31, 2020. There is no bank overdraft as of June 30, 2022.

We may be subject to restrictions which limit our ability to use cash. In particular, cash held at a bank is subject to certain repatriation restrictions and may only be repatriated as dividends. We do not believe that such transfer restrictions have any adverse impacts on our ability to meet liquidity requirements. Cash held at a bank at June 30, 2022 amounted to €335 thousand and at December 31, 2021 amounted to €309 thousand (€Nil at December 31, 2020).

Other current financial assets

The table below sets forth the breakdown of our other current assets as of June 30, 2022, December 31, 2021 and December 31, 2020.

	At June 30,	At December 31,		Increase/(Decrease)
(Euro thousands, except percentages)	2022	2021	2020	June 30, 2022 vs December 31, 2021%		December 31, 2021 vs December 31, 2020%
Tax recoverable	5,283	10,449	5,509	(5,166)	(49.4)%	4,940	89.7%
Government grants	—	9,462	4,667	(9,462)	—	4,795	102.7%
Advances and payments on account to vendors	8,699	7,496	2,409	1,203	16.0%	5,087	211.2%
Prepaid expenses	8,851	5,491	4,454	3,360	61.2%	1,037	23.3%
Listing fee	5,230	3,950	—	1,280	32.4%	3,950	—
Deposits of rental, utility and other	1,974	1,766	2,714	208	11.8%	(948)	(34.9)%
Others	4,958	3,092	3,600	1,866	60.3%	(508)	(14.1)%

Total other current financial assets	34,995	41,706	23,353	(6,711)	16.1%	18,353	78.6%

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Developments

Business Combination

On December 14, 2022, we completed the Business Combination, issuance of PIPE Shares and Aspex’s forward purchase transaction. On December 15, 2022, our Ordinary Shares and Warrants commenced trading on the NYSE under the symbols “LANV” and “LANV-WT,” respectively.

Meritz Private Placement

Meritz Investment

On October 16, 2022, FFG and LGHL entered into the Meritz Private Placement Subscription Agreement with Meritz, pursuant to which, among other things, Meritz agreed to subscribe for, and FFG agreed to issue to Meritz 18,569,282 ordinary shares of FFG (“FFG Private Placement Subscription Shares”) at a subscription price equal to $49,999,999 and the FFG Collateral Share at a subscription price equal to $1. On October 19, 2022, we entered into the Meritz Relationship Agreement with Meritz in respect to the rights and obligations described below that have been assumed by us. The Meritz Relationship Agreement became effective upon the closing of our Business Combination and superseded the relevant provisions in relation to our rights and obligations in the Meritz Private Placement Subscription Agreement.

Meritz paid $25 million out of its total investment of $50 million to FFG on October 20, 2022, which is the closing date of the Meritz Investment. The remaining $25 million was withheld by Meritz and will be released to FFG if no Event of Default (as defined below) has occurred and is subsisting on the Liquidity Date (as defined below). The FFG Private Placement Subscription Shares subscribed by Meritz were exchanged for 4,999,999 Ordinary Shares and the FFG Collateral Share was exchanged for the Convertible Preference Share, each pursuant to the Business Combination Agreement. However, if an Event of Default has occurred and is subsisting on the Liquidity Date, the $25 million subscription price will not be released by Meritz, but Meritz will be obligated to immediately surrender 2,499,999 Ordinary Shares to us at nil consideration.

Cash Dividend

Meritz is entitled to a cash dividend in the amount of $2.0 million per annum for three years from October 20, 2022, which is the closing date of the Meritz Investment. Half of the first-year cash dividend in the amount of $1.0 million was paid on October 20, 2022, with the remaining $1.0 million to be paid six months after October 20, 2022. The second- and third-year cash dividends will be paid quarterly with the first quarterly payment made on the date that falls 15 months after October 20, 2022 and the last quarterly payment made on the third anniversary of October 20, 2022. Such cash dividend will be payable by us.

Lock-Up

Meritz has agreed to not transfer any Ordinary Shares held by it as of the closing of our Business Combination until six months after the closing of our Business Combination, provided that this transfer restriction shall immediately cease to apply upon the occurrence of any Event of Default (as defined below).

Put Option

Meritz has a right to put all of the Ordinary Shares held by it (but excluding any of our shares acquired after the closing of our Business Combination) to us or any third party as nominated by us (the “Put Option”) at a price (the “Put Option Price”) equal to the Agreed Return (as defined below) with ninety (90) days from the date of occurrence of: (a) any Credit Events (as defined below); (b) the lapse of the Call Option 2 (as defined below); and (c) the third anniversary of October 20, 2022.

The Put Option shall lapse if (i) Meritz fails to serve the relevant exercise notice within ninety (90) days after the Put Option is triggered; or (ii) Meritz has not exercised the Put Option by the date that falls ninety (90) days after the third anniversary of October 20, 2022.

“Agreed Return” means an amount that is the higher of (i) 11.5% internal rate, compounded annually, of return on Meritz’s investment in the FFG Private Placement Subscription Shares and (ii) 1.115 times the sum of $50 million, in each case minus any interim return that Meritz has realized from the FFG Private Placement Subscription Shares (or Ordinary Shares converted from such shares) and the Convertible Preference Share and any shares converted therefrom (including the annual cash dividend, sale proceeds from disposal of such shares and any indemnity and damages payment received by Meritz).

“Credit Events” means, among other things, the current controlling shareholder of Fosun ceases to have control of Fosun, any occurrence of insolvency, bankruptcy, liquidation or winding up of Fosun, FTG, FFG or LGHL, delisting or suspension of trading of shares of FTG or Fosun for 15 trading days, delisting or suspension of trading of shares of LGHL for 5 trading days, non-payment or events of default by LGHL, FFG, Fosun and FTG with respect to borrowings over specified amount, and failure to pay Meritz any annual cash dividend.

Security

Prior to the date on which Meritz may sell all of the Ordinary Shares it holds pursuant to an effective resale registration statement or under Rule 144 (the “Liquidity Date”), our obligations to pay the Put Option Price and

FFG’s indemnity obligations related to the Put Option and shares issued to Meritz under the Meritz Private Placement Subscription Agreement shall be secured by a fixed charge over certain shares of FTG held by Fosun, subject to a top up adjustment with additional shares of FTG to be charged (the “FTG Security Shares”), and any dividends or other distribution paid on such shares to Fosun (collectively, the “Fixed Charges”).

In the event that market value of the FTG Security Shares and/or the market value of the Ordinary Shares drop below a certain level (the “Top Up Trigger Event”), upon Meritz’s notice, we are obligated to, among other things, (A) provide additional security by (i) depositing additional cash in U.S. dollars by way of cash account charge in favor of Meritz (the “Cash Top Up”), (ii)(a) if the Top Up Trigger Event occurred before the Liquidity Date, procuring Fosun to grant a charge over additional shares of FTG in favor of Meritz, and (b) if the Top Up Trigger Event occurred after the Liquidity Date, procuring a charge over shares of us in favor of Meritz (each of (a) and (b), as applicable, “Share Top Up”) or (iii) making a combination of Cash Top Up and Share Top Up; or (B) acquire all Ordinary Shares then held by Meritz (excluding any Ordinary Shares Meritz acquires after the closing of our Business Combination) at a price equal to the Agreed Return (collectively, “Top Up Obligations”).

Events of Default

“Events of Default” are deemed to have occurred if we fail to fulfill our obligations with respect the Put Option, fail to fulfill our Top Up Obligations or fail to pay Meritz the shortfall amount if Meritz did not realize the Agreed Return after disposal of our shares held by it after conversion of the Convertible Preference Share.

If an Event of Default occurs before the Liquidity Date, Meritz shall have the right to enforce the Fixed Charges to recover the amount equal to the Agreed Return, and to the extent there is a shortfall between the gross proceeds that Meritz has realized from enforcement of the Fixed Charges, we remain liable to pay such shortfall to Meritz by acquiring all Ordinary Shares then held by Meritz at a price equal to such shortfall amount or having a third party investor purchase Ordinary Shares from Meritz. Immediately after Meritz has realized the Agreed Return, Meritz shall surrender any remaining Ordinary Shares held by it to us at nil consideration. The Fixed Charges shall be discharged upon the Liquidity Date.

If an Event of Default occurs after the Liquidity Date, Meritz may convert the Convertible Preference Share into the number of Non-Voting Ordinary Shares and/or Ordinary Shares equal to (a) the quotient of 200% times $10 times the number Ordinary Shares held by Meritz on the date of Event of Default (excluding any Ordinary Shares Meritz acquires after the closing of our Business Combination) divided by the market price of Ordinary Shares minus (b) the number of Ordinary Shares held by Meritz on the date of Event of Default (excluding any Ordinary Shares Meritz acquires after the closing of our Business Combination); provided that the aggregate number of Non-Voting Ordinary Shares and/or Ordinary Shares shall in no event exceed 15,000,000 (subject to any adjustment as a result of any share subdivision or consolidation of our shares).

Call Option

We have the right to acquire from Meritz (i) up to 70% of Ordinary Shares then held by Meritz (“Call Option 1”) after the date on which the closing share price of us has been less than $5 for three (3) consecutive trading days at a purchase price equal to the Agreed Return multiplied by a fraction, the numerator of which is the total number of the Ordinary Shares that is subject to Call Option 1 and the denominator of which is the total number of FFG Private Placement Subscription Shares (subject to any adjustment as a result of conversion of FFG Private Placement Subscription Share into Ordinary Shares and any share subdivision or consolidation of our shares); and (ii) 100% of Ordinary Shares then held by Meritz (“Call Option 2,” together with Call Option 2, the “Call Options”) after expiry of the eighteen (18)-month period following the closing of our Business Combination at a purchase price equal to the higher of (a) the Agreed Return; and (b) the market price of Ordinary Shares multiplied by the number of Ordinary Shares subject to the Call Option 2. We may nominate third party investors to acquire the shares from Meritz in connection with its exercise of the Call Options. Call Option 2 lapses on the date the falls ninety (90) days after the end of eighteen (18)-month period after the closing of our Business Combination.

Nomination of Observer

Meritz has the right to nominate one (1) observer to our board of directors with no voting rights so long as Meritz holds no less than 70% of the aggregate number of our Ordinary Shares exchanged from FFG Private Placement Subscription Shares.

Registration Rights

We agreed to register for resale, pursuant to Rule 415 under the Securities Act, within certain period after the closing date of our Business Combination, Ordinary Shares held by Meritz exchanged from FFG’s shares and shares convertible from the Convertible Preference Share. Meritz together with FFG shareholders that are party to the Investor Rights Agreement, are allowed to make up to two demands that we register their registrable securities under certain circumstances, and Meritz will have piggyback registration rights for its securities in connection with certain registrations of securities that we undertake, in each case, on the terms and subject to the conditions set forth in the Meritz Relationship Agreement.

Critical Accounting Estimates

We have selected accounting policies that we believe provide an accurate, true and fair view of our consolidated financial condition and results of operations. These accounting policies are applied in a consistent manner, unless stated otherwise, which will mainly be a result of the application of new accounting pronouncements. For a summary of all of our significant accounting policies, refer to Note 3 –Summary of significant accounting policies to Lanvin Group’s annual consolidated financial statements included elsewhere in this prospectus.

The preparation of consolidated financial statements in accordance with IFRS issued by the International Accounting Standards Board requires management to make estimates, judgments and assumptions in order to determine the carrying amounts of certain assets, liabilities, income and expense items, as well as certain amounts disclosed in the explanatory notes to the financial statements relating to contingent assets and liabilities.

The estimates and assumptions used are those deemed by management to be the most pertinent and accurate in view of our circumstances and past experience, based on elements that are known when the financial statements are prepared.

The estimates and underlying assumptions are reviewed periodically and continuously by our management. If the items subject to estimates do not perform as assumed, then the actual results could differ from the estimates, which would require adjustment accordingly.

A description of the critical accounting policies which our management believes have the most significant impact on Lanvin Group’s consolidated financial statements is provided below:

Impairment of non-current assets with definite useful lives

Non-current assets with definite useful lives include property, plant and equipment, investment property and intangible assets. We periodically review the carrying amount of non-current assets with definite useful lives when events and circumstances indicate that an asset may be impaired. Impairment tests are performed by comparing the carrying amount and the recoverable amount of the cash-generating unit (“CGU”). The recoverable amount is the higher of the CGU’s fair value less costs of disposal and its value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU. For additional information refer to Note 17—Property, plant and equipment to Lanvin Group’s annual consolidated financial statements included elsewhere in this prospectus.

The calculation of value in use for property, plant and equipment and right-of-use assets is most sensitive to the assumptions relating to discount rates, the growth rates used to extrapolate cash flows beyond the forecast period and the revenue compounded annual rate of growth (“CAGR”), which has been assessed taking into consideration the effects of the COVID-19 pandemic on the 2020 performance of the Group.

In 2020, in response to planning difficulties arising from the COVID-19 pandemic future retail and wholesale revenues were projected on the basis of a scenarios analysis that predicts a gradual return to pre-COVID-19 sales volumes with growth in line with the most recent industry forecasts published by third-party experts. The Group expects full recovery to pre-pandemic demand in European countries and most of Asian economies to take place not before mid-2022, except for China and Dubai whose recovery is already at pre-pandemic levels.

Recoverability of goodwill and brands with indefinite useful life

In accordance with IAS 36—Impairment of Assets, goodwill and brands with indefinite useful life are not amortized and are tested for impairment annually or more frequently if facts or circumstances indicate that the asset may be impaired. The impairment test is performed by comparing the carrying amount and the recoverable amount of the CGU. The recoverable amount of the CGU is the higher of its fair value, less costs of disposal and its value in use. For additional information refer to Note 19—Intangible assets to Lanvin Group’s annual consolidated financial statements included elsewhere in this prospectus.

As of the date of the most recent impairment test, the recoverable amount of each CGU exceeded its respective carrying amount. The recoverable amount of goodwill of Lanvin and Wolford exceeded the carrying amount by 43.7% and 490%, respectively. The carrying value of St. John is negative. The recoverable amount of each of the Lanvin, Wolford, St. John and Sergio Rossi brands exceeded its carrying amount by 12.1%, 30.9%, 7.8% and 33.4%, respectively. As for Caruso, as of the date of the most recent impairment test, the net carrying value of goodwill and brand of Caruso is zero.

Recoverability of deferred tax assets

The deferred tax assets are recognized on the premise that it is more likely than not that we will be able to generate sufficient and suitable future taxable profits from which the reversal of the asset can be deducted. If we are unable to generate sufficient taxable profits in certain jurisdictions, or if there is a significant change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, we could be required to write-off any deferred tax assets, resulting in an increase in its effective tax rate and an adverse impact on future operating results.

For additional information refer to Note 17—Income taxes to Lanvin Group’s annual consolidated financial statements included elsewhere in this prospectus.

Fair value estimates

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. IFRS 13—Fair Value Measurement (“IFRS 13”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Provisions for obsolete inventory

Since our products are subject to market trends and changes in fashion trends, product inventories at the end of the season are subject to impairment. Specifically, the provision for obsolete inventory of finished products reflects management’s estimate of the expected impairment losses on the products of the collections of previous seasons, considering the ability to sell them through our various distribution channels.

Generally, impairment assumptions involve percentages of impairment that become greater the older the collections are, so as to reflect the decline in selling prices in secondary channels (mainly outlets), and on the other hand, the decrease in the probability of selling them as time goes by.

The provision for obsolete raw materials reflects management’s estimates of the decline in the probability they will be used based on the calculation of slow-moving raw materials.

Provision for risks

We recognize a liability when facing legal and tax disputes and lawsuits if we believe it is probable that they will require an outflow of financial resources and a reliable estimate can be made of the amount of the potential losses. Given the uncertainty surrounding the outcome of these proceedings, it is hard to reliably estimate the outflow of resources that will be required to settle them, therefore the amount of the provisions for legal and tax disputes may change as a result of future developments in the outstanding proceedings. We monitor the status of ongoing lawsuits and proceedings and consults with our legal advisors as well as legal and tax experts.

Impact of the COVID-19 outbreak

During the years ended December 31, 2021 and 2020, the COVID-19 pandemic led to a significant slow-down of the global economy, temporary closures of our sales network and distribution centers and an almost complete halt in international travel.

At the date of these financial statements, the impact and duration of the outbreak and the related measures taken to control it remain uncertain. In preparing these financial statements, these uncertainties have been considered throughout. Inventory provisions have been updated where necessary; given the nature of our inventories, additional provisions were limited. The impact of reduced levels of production has been excluded from the valuation of inventory. In assessing the carrying value of our non-current assets, we have performed our annual impairment testing of CGUs. This testing was based on updated cash flow forecasts which consider current assumptions on the timing and scale of the economic recovery from the COVID-19 pandemic, including that online retail would recover faster than the retail and wholesale channels. Additional impairment testing of our extensive boutique network was performed wherever indicators of impairment were identified. The credit risk arising from trade receivables is not considered to have significantly increased.

Our position remains that, despite a significant short-term impact, long-term market conditions remain unlikely to change. We continue to monitor on a regular basis the evolution of the pandemic and the related responses and to update our expectations when necessary.

Business combinations—Valuation of the identifiable assets and liabilities through business combination and recognized corresponding goodwill or gain on bargain purchase

We completed certain business combinations, all of which were accounted for using an acquisition method when the acquired activities and assets meets the definition of a business and control is transferred to us.

We measure goodwill at the date of acquisition as:

i.	The fair value of the consideration transferred; plus

ii.	The recognized amount of the consideration transferred; plus

iii.

if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree over the net recognized amount (generally fair value) over the identifiable assets acquired and liabilities assumed. Any goodwill that arises is tested annually for impairment.

The consideration transferred is generally measured at fair value, as are the identifiable net assets acquired. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

In July 2021, we acquired 100% equity interest of Sergio Rossi S.p.A. (“Sergio Rossi”), an Italian center of excellence for made-in-Italy luxury shoes recognized worldwide, at a consideration of Euro 17,250,000. The acquisition resulted in a negative goodwill of Euro 7,896,000.

The negative goodwill was attributable to a favorable purchase price we negotiated. The negotiation was favorable due to a combination of two factors:

1.	18 months of COVID-19 pandemic continued to exert pressure on the financial performance of Sergio Rossi; and

2.	the sellers placed great value on the speed and certainty of closing the sale process.

Non-IFRS Financial Measures

Our management monitors and evaluates operating and financial performance using several non-IFRS financial measures including: contribution profit, adjusted earnings before interest and taxes (“Adjusted EBIT”), adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Our management believes that these non-IFRS financial measures provide useful and relevant information regarding our performance and improve their ability to assess financial performance and financial position. They also provide comparable measures that facilitate management’s ability to identify operational trends, as well as make decisions regarding future spending, resource allocations and other operational decisions. While similar measures are widely used in the industry in which we operate, the financial measures that we use may not be comparable to other similarly named measures used by other companies nor are they intended to be substitutes for measures of financial performance or financial position as prepared in accordance with IFRS.

Contribution profit

Contribution profit is defined as revenues less the cost of sales and selling and marketing expenses.

Contribution profit subtracts the main variable expenses of selling and marketing expenses from gross profit, and our management believes this measure is an important indicator of profitability at the marginal level.

Below contribution profit, the main expenses are general administrative expenses and other operating expenses (which include foreign exchange gains or losses and impairment losses). As we continue to improve the management of our portfolio brands, we believe we can achieve greater economy of scale across the different brands by maintaining the fixed expenses at a lower level as a proportion of revenue. We therefore use contribution profit margin as a key indicator of profitability at the group level as well as the portfolio brand level.

The table below reconciles revenue to contribution profit for the periods indicated.

	For the six months ended June 30,		For the years ended December 31,
(Euro thousands)	2022	2021	2021	2020
Revenue	201,700	116,882	308,822	222,612
Cost of Sales	(88,957)	(56,327)	(138,920)	(105,218)

Gross profit	112,743	60,555	169,902	117,394
Marketing and selling expenses	(106,810)	(70,683)	(165,502)	(151,631)

Contribution profit	5,933	(10,128)	4,400	(34,237)

Adjusted EBIT

Adjusted EBIT is defined as profit or loss before income taxes, net finance cost, share based compensation, adjusted for income and costs which are significant in nature and that management considers not reflective of underlying operational activities, mainly including net gains on disposal of long-term assets, negative goodwill from acquisition of Sergio Rossi, gain on debt restructuring and government grants.

The table below reconciles loss for the year to adjusted EBIT for the periods indicated.

	For the six months ended June 30,		For the years ended December 31,
(Euro thousands)	2022	2021	2021	2020
Loss for the year	(68,714)	(68,628)	(76,452)	(135,657)
Add / (Deduct) the impact of:
Income tax expenses	(256)	461	4,331	(1,603)
Finance cost—net	8,080	5,119	9,313	12,989
Non-underlying items	(570)	(467)	(45,206)	(43,546)

Loss from operations before non-underlying items	(61,460)	(63,515)	(108,014)	(167,817)
Add / (Deduct) the impact of:
Share based compensation	4,297	3,373	7,208	5,389

Adjusted EBIT	(57,163)	(60,142)	(100,806)	(162,428)

Adjusted EBITDA

Adjusted EBITDA is defined as profit or loss before income taxes, net finance cost, exchange gains/(losses), depreciation, amortization, share based compensation and provisions and impairment losses adjusted for income and costs which are significant in nature and that management considers not reflective of underlying operational activities, mainly including net gains on disposal of long-term assets, negative goodwill from acquisition of Sergio Rossi, gain on debt restructuring and government grants.

The table below reconciles loss for the year to adjusted EBITDA for the periods indicated.

	For the six months ended June 30,		For the years ended December 31,
(Euro thousands)	2022	2021	2021	2020

Loss for the year	(68,714)	(68,628)	(76,452)	(135,657)
Add / (Deduct) the impact of:
Income tax expenses	(256)	461	4,331	(1,603)
Finance cost—net	8,080	5,119	9,313	12,989
Non-underlying items	(570)	(467)	(45,206)	(43,546)

Loss from operations before non-underlying items	(61,460)	(63,515)	(108,014)	(167,817)
Add / (Deduct) the impact of:
Share based compensation	4,297	3,373	7,208	5,389
Provisions and impairment losses	6,500	5,651	10,766	22,676
Net foreign exchange (gains) / losses	(7,950)	(1,977)	(10,489)	3,304
Depreciation / Amortization	23,094	20,554	41,584	48,332

Adjusted EBITDA	(35,519)	(35,914)	(58,945)	(88,116)

Qualitative and Quantitative Information on Financial Risks

We are exposed to market risks in the ordinary course of our business. These risks primarily include foreign exchange risk, interest rate risk, credit risk and liquidity risk. See Note 4.3—Financial risk factors to Lanvin Group’s consolidated financial statements included elsewhere in this prospectus for further details.

Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance. We did not use any derivative financial instruments to hedge certain risk exposures.

Foreign exchange risk

We have a vast international presence, and therefore is exposed to the risk that changes in currency exchange rates could adversely impact revenue, expenses, margins and profit. Our management manages our foreign exchange risk by performing regular review.

Interest rate risk

We do not have any significant interest bearing financial assets or liabilities except for cash and cash equivalents and borrowings, details of which are disclosed in Notes 23 and 24 to Lanvin Group’s consolidated financial statements, respectively.

Our exposure to the risk of changes in market interest rates relates primarily to our borrowings with floating interest rates. Our policy is to manage our interest cost using a mix of fixed and variable rate debts. As of December 31, 2021 and 2020, approximately 69% and 33% of our interest-bearing borrowings bore interest at fixed rates, respectively.

Credit risk

Credit risk is defined as the risk of financial loss caused by the failure of a counterparty to repay amounts owed or meet its contractual obligations. The maximum risk to which an entity is exposed is represented by all the financial assets recognized in the financial statements. Management considers our credit risk to relate primarily to trade receivables generated from the wholesale channel and mitigates the related effects through specific commercial and financial strategies.

With regards to trade receivables, credit risk management is carried out by monitoring the reliability and solvency of customers.

Liquidity risk

Liquidity risk refers to the difficulty we could have in meeting our financial obligations.

According to management, the funds and credit lines currently available, in addition to those that will be generated by operating and financing activities, will enable us to meet our financial requirement arising from investing activities, working capital management and punctual loan repayment as planned.

As of June 30, 2022, December 31, 2021 and December 31, 2020, we have undrawn cash credit lines $20.7 million, $13 million and $23.2 million available at banks, respectively.

New Standards, Amendments and Interpretations under IFRS

For a description of certain recently adopted, issued or proposed accounting standards which may impact our consolidated financial statements in future reporting periods, refer to the sections “New Standards and Amendments issued by the IASB and applicable to the Lanvin Group from January 1, 2020” and “New standards, amendments and interpretations not yet effective” in Note 3.1—Summary of significant accounting policies to Lanvin Group’s consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Lanvin Group,” “the Company” and “our Company” refer to Fosun Fashion Group (Cayman) Limited and its consolidated subsidiaries, prior to the consummation of the Business Combination and to Lanvin Group Holdings Limited, or LGHL, and its consolidated subsidiaries following the Business Combination, as the context requires. The term “PCAC” refers to Primavera Capital Acquisition Corporation prior to the consummation of the Business Combination.

Overview of the Business

We are a global luxury fashion group with five portfolio brands, namely Lanvin, Wolford, Sergio Rossi, St. John and Caruso. Founded in 1889, Lanvin is one of the oldest French couture houses still in operation, offering products ranging from apparel to leather goods, footwear, and accessories. Wolford, founded in 1950, is one of the largest luxury skinwear brands in the world, offering luxury legwear and bodywear, with a recent successful diversification into leisurewear and athleisure. Sergio Rossi is a highly recognized Italian shoemaker brand and has been a household name for luxury shoes since 1951. St. John is a classic, timeless and sophisticated American luxury womenswear house founded in 1962 and Caruso has been a premier menswear manufacturer in Europe since 1958. In addition to our current five portfolio brands, we are also actively looking at potential add-on acquisitions as part of our growth strategy.

Our goal is to build a leading global luxury group with unparalleled access to Asia, and to provide customers with excellent products that reflect our brands’ tradition of fine craftsmanship with exclusive design content and a style that preserves the exceptional manufacturing quality for which those brands are known. This is consistently achieved through the sourcing of superior raw materials, the careful finish of each piece, and the way the apparel products are manufactured and delivered to our customers. In 2021 and 2020, we recorded revenues of €308,822 thousand and €222,612 thousand, respectively, loss for the year of €76,452 thousand and €135,657 thousand, respectively and Adjusted EBITDA of €(58,945) thousand and €(88,116) thousand, respectively. For the six months ended June 30, 2022 and 2021, we recorded revenues of € 201,700 thousand and €116,882 thousand, respectively, loss for the period of €68,714 thousand and €68,628 thousand, respectively, and Adjusted EBITDA of €(35,519) thousand and €(35,914) thousand, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.”

Our products are sold through an extensive network of around 1,200 points of sale, or POSs including approximately 300 directly operated retail stores (across our five portfolio brands) as of December 31, 2021. We distribute our products worldwide via our retail and outlet stores, our wholesale customers and e-commerce platforms. Taking into account our DTC (including both directly-operated stores and e-commerce sites) and wholesale channels, we are present in more than 80 countries.

The following table sets forth a breakdown of revenues by geographical area for the six months ended June 30, 2022 and 2021.

	For the six months ended June 30,		Increase/ (Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
EMEA(1)	98,674	51,712	46,962	90.8%
North America(2)	70,629	44,617	26,012	58.3%
Greater China(3)	22,888	17,317	5,571	32.2%
Other Asia(4)	9,509	3,236	6,273	193.9%

Total	201,700	116,882	84,818	72.6%

The following table shows our consolidated revenues for the years ended December 31, 2021 and 2020, and provides a split by geographic area.

	For the years ended December 31,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
EMEA(1)	148,197	113,883	34,314	30.1%
North America(2)	106,701	85,601	21,100	24.6%
Greater China(3)	42,518	18,751	23,767	126.8%
Other Asia(4)	11,406	4,377	7,029	160.6%

Total	308,822	222,612	86,210	38.7%

(1)	EMEA includes EU countries, the United Kingdom, Switzerland, the countries of Balkan Peninsula, Eastern Europe, Scandinavian countries, Kazakhstan, Azerbaijan and Middle East.

(2)	North America includes the United States of America and Canada.

(3)	Greater China includes Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

(4)	Other Asia includes Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, Philippines, Australia, New Zealand, India and other Southeast Asian countries.

The following table sets forth a breakdown of revenues by sales channel for the six months ended June 30, 2022 and 2021.

	For the six months ended June 30,		Increase/ (Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Direct To Consumer (DTC)(1)	115,191	69,275	45,916	66.3%
Wholesale(2)	83,611	44,352	39,259	88.5%
Other	2,898	3,255	(357)	(11.0)%

Total Revenues	201,700	116,882	84,818	72.6%

(1)	DTC includes DOS and e-commerce (self-operated and platforms through which Lanvin Group sells directly).

(2)	Wholesale channel also includes sales to e-commerce platform(s).

The following table sets forth a breakdown of revenues by sales channel for the years ended December 31, 2021 and 2020.

	For the years ended December 31,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
DTC	186,813	124,354	62,459	50.2%
Wholesale	116,417	93,156	23,261	25.0%
Other	5,592	5,102	490	9.6%

Total Revenues	308,822	222,612	86,210	38.7%

The following table sets forth a breakdown of revenues by portfolio brand for six months ended June 30, 2022 and 2021. Sergio Rossi was consolidated in our consolidated financial statements starting from the second half of 2021.

	For the six months ended June 30,		Increase/ (Decrease)
(Euro thousands, except percentages)	2022	2021	2022 vs 2021%
Lanvin	63,949	29,471	34,478	117.0%
Wolford	54,261	41,941	12,320	29.4%
St. John	41,924	33,373	8,551	25.6%
Sergio Rossi	26,969	—	26,969	—
Caruso	14,919	12,328	2,591	21.0%
Other and holding companies	1,938	963	975	101.2%
Eliminations and unallocated	(2,260)	(1,194)	(1,066)	89.3%

Total	201,700	116,882	84,818	72.6%

The following table sets forth a breakdown of revenues by brand for the years ended December 31, 2021 and 2020.

	For the years ended December 31,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Lanvin	72,872	34,989	37,883	108.3%
Wolford	109,332	95,384	13,948	14.6%
St. John	73,094	66,512	6,582	9.9%
Sergio Rossi	28,737	—	28,737	—%
Caruso	24,695	26,351	(1,656)	(6.3)%
Other and holding companies	6,968	2,569	4,399	171.2%

Eliminations and unallocated	(6,876)	(3,193)	(3,683)	(115.3)%

Total	308,822	222,612	86,210	38.7%

(1)	Sergio Rossi was acquired by the Lanvin Group in July 2021, and was consolidated in Lanvin Group’s consolidated financial statements starting from the acquisition date.

(2)

Revenues from other and holding companies mainly refer to the intra-group sales. It mainly includes the brand management fees charged from portfolio brands to Lanvin Group holding company. And the intra-group sales have been eliminated at consolidation level.

History

Lanvin Group Holdings Limited (together with our subsidiaries, currently trading as the “Lanvin Group” (formerly as “Fosun Fashion Group”) after the rebranding in October 2021 as discussed below), an exempted company incorporated with limited liability under the laws of the Cayman Islands, is an affiliate of the Fosun International (one of Forbes Global 2000 World’s Largest Public Companies on the 2021 list).

Founded in 1992, Fosun International’s mission is to provide high quality products and services for families around the world in health, happiness, wealth and intelligent manufacturing segments. Through continuous innovation, Fosun International has achieved rapid development by capitalizing on high growth sectors. It has a track record of developing industry champions which have successfully listed on global stock exchanges in different sectors of consumer goods and healthcare.

In 2018, we were founded with the vision of building a leading global luxury group with unparalleled access to Asia. From 2018 to 2021, we successively acquired majority stakes in St. John, Caruso, Lanvin, Wolford and Sergio Rossi. While we were founded in 2018, each of our portfolio brands acquired has a long-standing history with a combined heritage over 390 years. Since incorporation, we have helped our brands to reinforce their organizational infrastructure with the aim to build a global luxury platform. Our near to mid-term growth strategy is centered around diversification through (i) differentiated product categories that allow brands to further expand their customer demographics and (ii) omni-channel distribution with a focus on developing brands’ direct-to-consumer channels including self-operated retail boutiques and e-commerce. From time to time, our growth strategy will also include acquisitions, while the core focus of the growth strategy will continue to be organic. Potential future acquisitions will help to further diversify our portfolio composition and accelerate growth with a consistent diversified approach on product offerings, demographics and distribution channels.

Since 2019, we have welcomed a group of partners through multiple capital rounds into a comprehensive strategic alliance, which has a shared vision to empower our portfolio brands and drive growth both in Asia and overseas.

The alliance partners include ITOCHU Corporation (TSE Stock Code: 8001), a preeminent Japanese trading conglomerate; K11, a global high-end lifestyle brand and manager of luxury shopping malls under New World Development Company Limited (HKSE Stock Code: 0017); Stella International (HKSE Stock Code: 1836), a leading developer and manufacturer of luxury footwear and leather goods; Baozun (NASDAQ: BZUN and HKSE Stock Code: 9991), a leading global e-commerce business partner of global fashion, luxury and other brands in China; Activation Group (HKSE Stock Code: 9919), a leading interactive data performance marketing group for fashion and luxury brands in Greater China; Neo-Concept Group, a leading apparel manufacturer with over thirty years of experience focusing on innovative and sustainable textiles and fashion; and Handsome Corporation (KRX Stock Code: 020000), a South Korea-headquartered fashion retailer affiliated with South Korean retail conglomerate Hyundai Department Store Group.

In October 2021, we announced our rebranding from Fosun Fashion Group to Lanvin Group. The rebranding to Lanvin Group exemplifies our clear vision to build a global portfolio of iconic luxury fashion brands as we embark on a new phase of growth. Behind the decision to rebrand as Lanvin Group lies a strong belief that the spirit and ethos of Jeanne Lanvin when she started her business – entrepreneurship, creativity, openness and flair for life – which have helped build Lanvin over the past 133 years, remain as strong as ever and will be core to our continued success as we enter the next phase of our global development. The rebranding to Lanvin Group did not entail a change in Fosun Fashion Group’s legal name, which remains Fosun Fashion Group (Cayman) Limited.

Since our incorporation in 2018, we have operated under a two-tier management structure involving both global and local levels, as well as strong localized operational teams in strategic markets like Greater China. These teams contribute to implementing our global vision with a clear portfolio strategy and effective dual-engine model. With cross-sector resources and the breadth of experience of our founding shareholder, Fosun International, and the combined support from our partners who are industry specialists, we have demonstrated the strength of our global platform. We aim to continue to scale up out business with our unique objective to transform heritage brands, and invest in the future of our brands and talent.

Milestone Events

Below are our milestone events:

April 2013	●	First investment in a minority stake of St. John by Fosun Group
September 2013	●	First investment in a minority stake of Caruso by Fosun Group
February 2018	●	Incorporation of Fosun Fashion Group (Cayman) Limited
April 2018	●	Acquisition of a majority stake in Lanvin by Fosun Group
May 2018	●	Acquisition of a majority stake in Wolford by Fosun Group

May 2019	●	Acquisition of a majority stake in Wolford by Fosun Fashion Group
September 2019	●	Acquisition of the majority stakes in Lanvin, St. John and Caruso by Fosun Fashion Group
October 2019	●	Closing of Series A capital round
October 2020	●	Closing of Series A+ capital round
May 2021	●	Closing of Series B capital round
July 2021	●	Acquisition of a majority stake in Sergio Rossi by Fosun Fashion Group
September 2021	●	Closing of Series B+ capital round
October 2021	●	Official rebranding from Fosun Fashion Group to Lanvin Group
December 2022	●	Completed the Business Combination and Listed on the NYSE

Competitive Strengths

We believe that the following key competitive strengths have been the primary drivers of our historic success and will continue to be the pillars of our growth strategy.

The first and only global luxury platform headquartered in China with an international outreach. We are uniquely positioned to capture the opportunities in the world’s fastest growing luxury markets. The personal luxury goods market has been a highly attractive and resilient sector with a global market size of €220 billion in 2020. The personal luxury goods segment is expected to achieve a compound annual growth rate (CAGR) of 8% for the period between 2021 and 2025, with an estimated market size of up to €380 billion by 2025. Luxury goods consumption by Chinese consumers is expected to achieve a CAGR of up to 27% for the period between 2021 to 2025. By 2025, Chinese consumers are expected to contribute up to 45% of the global personal luxury goods market. All of the above market data and figures are taken from the Bain-Altagamma Luxury Goods Worldwide Market Study 2021 – ‘From Surging Recovery to Elegant Advance: The Evolving Future of Luxury’, please refer to the “—Industry” section below for further details on this report.

Balanced global strategy with a strong base in Europe and growth focus on Asia and North America. We have adopted a balanced global growth strategy, with market-specific focuses on Asia and North America, the two largest markets of luxury goods consumption in the world. We have a strong foundation in Europe, with nearly half of our revenue derived from EMEA in 2021. In addition, we are placing a strategic emphasis on realizing our brands’ untapped potential in both Asia and North America, where our brands are at an inflection point to achieve rapid and significant future growth. Revenue generated from Greater China contributes 13.8% as of 2021. Revenue generated from North America contributed 34.6% of our total revenues for 2021.

In the fast-growing Asian markets, we and our strategic partners have premium access and strong track record in backing international consumer brands and powering their growth. In North America, our brands are also beginning to unlock the significant growth potential of the market by opening new retail stores, expanding e-commerce channels, including a shared digital platform powered by Shopify technologies, as well as launching dedicated marketing and brand collaborations.

Diverse heritage brands with luxury craftsmanship. Our five iconic brands have a collective history of close to 400 years and provide a huge variety of personal luxury goods ranging from ready-to-wear, leather goods, legwear and bodywear, to shoes, and accessories. They have far-reaching global presence, available in more than 80 countries with approximately 1,200 points of sales and approximately 300 directly operated stores across the world. The portfolio is deliberately diverse and leverages a combination of e-commerce, offline retail and wholesale channels, providing both significant growth opportunities as well as stability and resilience throughout the fashion cycle. The long-standing appeal of our brands is best demonstrated by Lanvin, our flagship brand, which was established in 1889 and today remains synonymous with classic Parisian elegance.

Behind all our products is the high quality craftsmanship, underpinned by consumer confidence in our brands. We have six vertically integrated production facilities in Europe and the US for Sergio Rossi, Wolford, St. John and Caruso, with products ranging from shoes, skinwear, knitwear, menswear to jewelry, empowering our brands with strong product know-how and R&D capabilities in their own respective categories.

Long-term growth underpinned by sustainability. Our ESG policy follows that of Fosun International, whose most recent MSCI ESG rating is “AA”. We are committed to operating our business in the best interests of the environment through collaboration with our employees, suppliers and customers to ensure long-term and sustainable growth. For example, in April 2019, Wolford was also granted the “Cradle to Cradle Certified™ (Gold)” award, the global standard for products that are safe and responsibly made issued by Cradle to Cradle Products Innovation Institute, for the development of technically recyclable (i.e. completely reusable) products. The product portfolio has now been expanded to more than 20 styles. Up until now, Wolford is one of the first fashion brands to have a dedicated Cradle-to Cradle® Collection with more than 20 Gold certified styles in both the biodegradable and technical cycle.

Unique investor ecosystem to drive synergies and sustainable growth. We have also leveraged our unique platform to assemble a one-of-a-kind strategic alliance of investors in the Group. The alliance comprises of multibillion-dollar enterprise partners along the luxury fashion value chain, operating across key sectors including product development, manufacturing, marketing and e-commerce, joining together with a shared vision to empower our portfolio brands and drive sustainable growth.

The alliance of industry leaders includes: Fosun International (HKSE Stock Code: 0656), our founding shareholder with global businesses covering healthcare, consumer products, finance and industrial operations, including Fosun Tourism Group (HKSE Stock Code: 1992), Fosun Pharma (HKSE Stock Code: 2196 and SSE Stock Code: 600196) and Yuyuan Tourist Mart (SSE Stock Code: 600655); ITOCHU Corporation (TSE Stock Code: 8001), a preeminent Japanese trading conglomerate; K11, the global high-end lifestyle brand and manager of luxury shopping malls under New World Development Company Limited (HKSE Stock Code: 0017); Stella International (HKSE Stock Code: 1836), a leading developer and manufacturer of luxury footwear and leather goods; Baozun (NASDAQ: BZUN and HKSE Stock Code: 9991), a leading global e-commerce business partner of global fashion, luxury and other brands in China; Activation Group (HKSE Stock Code: 9919), a leading interactive data performance marketing group for fashion and luxury brands in Greater China; Neo-Concept Group, a one-stop apparel manufacturer with over thirty years of experience focusing on innovative and sustainable textiles and fashion; and Handsome Corporation (KRX Stock Code: 020000), a South Korea-headquartered fashion retailer affiliated with South Korean retail conglomerate Hyundai Department Store Group.

Clear growth strategy with proven track record. Over the years, we have proven ourselves to be a leading platform for transformation of heritage brands through product innovation, strengthened merchandising, digitalization, omnichannel activation, new market entry, localized brand marketing, as well as leveraging our distinctive advantages and exceptional resources in the Asia Pacific region. Our selected portfolio brands are fully equipped to optimize their product mix and expand into new categories, such as accessories and leather goods, which we believe represent significant growth opportunities. The portfolio brands will continue to tap into new trends including athleisure and cosmetics, and we believe we will evolve with an emerging, younger client base with high spending power. As a testament to the success of our strategy, the Lanvin brand, acquired by us in 2018, reaffirmed our strong growth trajectory in 2021, with global revenue growing 108.3% year-over-year. Of this growth, revenue in Greater China and North America increased by 134.1% and 252.8% from the year ended December 31, 2020 to the year ended December 31, 2021, respectively. Global e-commerce revenue for the year ended December 31, 2021 increased by 415.0% compared to 2020.

In addition to organic growth initiatives, we plan to use the transaction proceeds received in connection with our Business Combination for potential future acquisitions that complement our luxury fashion ecosystem. We will continue to invest in high-quality assets with diverse markets and product categories that can benefit from our operational value-add, global expansion strategies, as well as refreshed value propositions targeting high-growth segments. While our investment focus remains on high-end brands with rich brand heritage and fine craftsmanship, we also plan to launch an incubator project dedicated to minority investments in fast-growing companies with strengths in creativity, digitalization, as well as sustainable and intelligent supply chains.

Innovative management structure which empowers brands at global and local level. Our management is structured so that the portfolio brands are able to make bold moves and quick, informed decisions to capitalize on opportunities in their respective markets. We have a nimble corporate structure, built around a dual-engine strategy which recognizes the different drivers and growth levers in the established North American and European markets and the fast-growing Asian markets. Management has been structured, decentralized and empowered with the flexibility to make swift decisions and build our brands according to the needs and tastes of local markets. This unique structure also ensures that we will continue attracting the most accomplished and creative talents worldwide.

We have also attracted a world-class advisory team of proven business leaders as independent members of our board of directors, bringing further global expertise to the execution of our growth strategy. These leaders are Mitch Garber, Chairman of Invest in Canada, board member of Apollo Strategic Growth Capital, Rackspace and Shutterfly; Jennifer Fleiss, co-founder of Rent the Runway, Partner of Volition Capital and board member of Apollo Strategic Growth Capital, Shutterfly, and Party City; and Ceci Kurzman, founder of Nexus Management Group and board member of Warner Music and Revlon.

Disruptive digital and creative initiatives to optimize customer experience. We are harnessing the power of technology to reinforce our global digital strategies and channels in order to get closer to our customers. Localized digital strategies are used to address diverse e-commerce and social platforms in each market. In the US, a shared digital platform which provides a highly agile local e-commerce infrastructure, logistic system, and content creation has been developed to optimize online customer experience and operational efficiencies.

We have formed a complementary creative interface, including the Milan Creative Lab, bringing together our emerging creative talents and resources from around the globe to enable our brands to adapt swiftly to changing consumer preferences and enhance their creative visions. By investing and developing in our digital and creative capabilities, we will continue to reach a wider, younger, and more diverse audience, demonstrating our breadth and quality of products as well as our identity, history and values.

Strategy

We intend to build a global portfolio of iconic luxury fashion brands and drive sustainable growth by pursuing the following strategies.

Unleashing brand heritage and refreshing brand images to connect with today’s consumers. Each of our brands has their own unique DNA and rich heritage, which are the core of their brand equity and competence. Our mission is to preserve and enhance that valuable equity and help the brands interpret it in a way that connects to the new generation of luxury consumers of today and tomorrow. We achieve that through refreshed brand images, rejuvenated creative directions, and dynamic marketing strategies to tell the stories to diverse consumers around the globe. Empowered by our unique dual-engine strategy, we implement highly localized marketing strategies, contents and campaigns by taking into consideration the different cultures, channels and consumer appetites in our strategic markets including Europe, North America and Asia, while maintaining a consistent global brand image.

Expanding our channels and footprint across the world. We intend to grow our global presence by entering new geographies, opening more stores and executing an omnichannel distribution strategy. We have a strong foundation in Europe, with nearly half of the Group’s revenue derived from EMEA in 2021. In addition, we are placing a strategic emphasis on realizing our brands’ untapped potential in both Asia and North America, where our brands (except for St John) still have a relatively low penetration rate and are at an inflection point to achieve rapid and significant future growth. We anticipate over 200 new store openings by 2025. In addition to increasing the number of physical stores, our omnichannel distribution strategy will involve expansion of our e-commerce offering and development of our digital marketing capabilities.

Optimizing product category mixes within our current brands. We believe there are significant growth opportunities in capitalizing on our brands’ recognition and customer base by rebalancing our current product portfolio and introducing new product categories. Each portfolio brand is fully equipped to optimize its product mix and expand into new categories, such as accessories, leather goods and cosmetics, which represent significant growth opportunities on their own. The portfolio brands will continue to tap into new trends including athleisure, and will evolve with the emerging, young client base globally with high spending power.

Reinforcing global digital strategies and customer experiences. We will utilize digital tools to strengthen our operations and brands, attract new customers and cultivate our existing customer base. Currently, our portfolio brands’ online DTC channel includes the brand’s official websites and e-commerce platforms through which we sell directly to our customers (such as Farfetch, TMall and WeChat), amongst others. We are also implementing a shared digital platform in North America to optimize customer experience and cost efficiency for our brands’ e-commerce service in the respective region, by leveraging Shopify’s latest technologies. This will also allow us to conduct data-driven marketing activities and commercial outreach, develop tailored marketing communication campaigns and offer digital showrooms for both our wholesale customers and retail buyers. Ultimately, by investing in and developing our digital capabilities, we will reach a wider, younger, and more diverse audience to whom we will demonstrate the breadth and quality of our products as well as our identity, history and values.

Harnessing the strength of our global platform to develop our brands. We have proven ourselves to be a pre-eminent platform for transformation of heritage brands through product innovation, digitalization, omnichannel activation, new market entry and localized brand marketing, as well as group level strategic programs including the North America Digital Platform and the Milan Creative Lab that continuously provide shared resources to our brands. We have put in place an agile governance structure that enables local teams in EMEA, North America, APAC and other regions to make bold moves and quick, informed decisions to capitalize on growth opportunities in their respective markets, with the backing of a comprehensive and synergistic global ecosystem in capital, human resource, digitalization, marketing, distribution, and supply chain.

Leveraging our unique strategic alliance to drive synergies and sustainable growth. Beside our own brand portfolio and group platform, we will utilize our strategic partners’ expertise and resources along the fashion value chain to drive growth and facilitate disruptive changes in the luxury fashion industry globally. Our partners are market leaders in their respective sectors who share our vision and will enable us to execute on our synergistic business model.

Identifying new strategic investments that complement our luxury fashion ecosystem. We will continue to invest in high-quality assets in diverse markets and product categories that can flourish within our luxury fashion ecosystem. While our investment focus remains on high-end brands with rich heritage and fine craftsmanship, we also plan to launch an incubator fund dedicated to minority investments in fast-growing companies with strengths in creativity, sustainable and innovative supply chain, as well as digital platforms and tools. We believe these will be important future partners who will further help drive the growth of our business and broaden our ecosystem.

Industry

This section describes the trends and dynamics of the market in which we operate.

We operate in the luxury goods market with most of our revenues derived from the apparel (including footwear) and accessories markets.

The personal luxury goods market includes the following product segments: accessories, jewelry, beauty, apparel and watches. By product, we primarily operate in the apparel and accessories segments of the personal luxury goods market.

The information relating to the industry contained in this section has been based on the Bain-Altagamma Luxury Goods Worldwide Market Study 2021 – From Surging Recovery to Elegant Advance: The Evolving Future of Luxury. See “—Industry.”

Trends and structure of the global personal luxury goods market

2021 demonstrated a year of remarkable recovery of the luxury goods market (in which we operate) driven by a “dual engine” growth, powered by local consumption particularly in the US and China and offsetting the decline in tourist purchase as a result of the pandemic. The global luxury market has experienced regional shifts, in which China experienced a remarkable momentum with a market size of €60 billion, nearly doubling that of 2019 and constituting 21% of the global market. In addition to the regional shift, luxury goods sales via online channels nearly doubled in the past two years and the secondhand market thrived.

The global personal luxury goods market had a total value for the year 2020 of approximately €220 billion and has grown steadily for about two decades with a CAGR of 6% from 1996 to 2019. In 2020, the luxury goods market experienced a decline in demand as a result of the COVID-19 pandemic and changing customer preferences and habits, which has led customers to turn to lower priced products and postpone or reduce the purchase of personal luxury goods.

The chart below sets forth the evolution of sales in the global personal luxury goods market from 1996 to 2020 and the expected evolution for the years from 2021 to 2025. The 2021 rebound suggests that the growth will be healthy for all personal luxury goods markets in the medium term. With the exception of 2020, the global personal luxury goods market has shown a continuous mid-single digit growth path and is expected to have a CAGR of approximately 6% to 8% from 2021 through 2025.

Personal Luxury Goods Market Evolution - €bn

(*)	CAGR is calculated using the estimated market size for 2021E and the lower and upper ranges for the estimated market size for 2025E.

Source: Bain-Altagamma Luxury Goods Worldwide Market Study – Fall 2021 – 20th Edition dated November 11, 2021

The global personal luxury goods market experienced a rebound driven primarily by the positive evolution of the pandemic and the roll-out of COVID-19 vaccines and immunization campaigns, which allowed governments to ease restrictions, leading to a partial resumption of shopping and traveling, partial return to pre-pandemic living styles, levels of consumer confidence and rebounding consumption trends especially in Greater China.

The personal luxury goods market has already returned to its 2019 level. The trends experienced in 2021 are expected to continue to thrive in the coming years, with a steady growth of up to 8% of CAGR by 2025.

Certain trends that started before the spread of the COVID-19 pandemic and that are expected to continue over the next few years, representing the drivers of the personal luxury goods market, are: (i) the shift from formal apparel to casual luxury, also driven by the adoption of remote or hybrid working arrangements, (ii) increase in domestic purchases in Asia (as opposed to tourism-related purchases), (iii) increasing attention to sustainability, diversity and ethical considerations, and (iv) increasing weight of online purchases, as a result of which players in the personal luxury goods market will have to continue the shift to an omnichannel concept, with an increasing integration of the digital and physical shopping experiences.

The chart below sets forth the evolution of sales in the personal luxury goods market per quarter in 2021 as compared to the corresponding periods in 2020. Beginning from the second quarter of 2021, the personal luxury goods market shows positive signs of improvement compared to the prior quarters of the same year, and sales for the four quarters of 2021 show up to 2% increase at constant exchange rates, partially offset by the uncertainty on the upcoming holiday seasons (such as whether lockdowns will be imposed again or whether regional flights will resume, etc.).

Personal luxury goods market evolution per quarter 2020- % vs. 2021 QoQ (1)

Note: growth at constant exchange rates

(1)	Figures for 2021 reflected in this chart are estimates.

Source: Bain-Altagamma Luxury Goods Worldwide Market Study – Fall 2021 – 20th Edition dated November 11, 2021

Over the last 20 years, the leading brands in the luxury goods market have grown both their share of the market and their scale advantage as defined primarily by revenue size and geographic reach over other players. The personal luxury goods market is characterized by certain barriers to entry, such as: (i) the need to develop or acquire a recognized brand whose reputation must be sustained by high and continuing investments in advertising and communication; (ii) the need to make substantial investments in the development of a distribution network in line with the quality standards required by the industry; (iii) the difficulty to access existing distribution channels, which are closely controlled by the incumbent players; and (iv) the challenge of achieving and maintaining high product quality standards.

That said, there is still a place for “rising stars” (who are smaller brands with growth potential) in the industry. These small brands, many of which are newcomers, currently make up 2% of the market but are growing twice as fast as the broader industry.

Global market trends by geographic area

The chart below sets forth the value of sales in the global personal luxury goods market for 2019 and estimates for the years 2021 and 2025 split by geographic area.

Personal Luxury Goods Market by Geographic Area and Nationality – €bn

Source: Bain-Altagamma Luxury Goods Worldwide Market Study – Fall 2021 – 20th Edition dated November 11, 2021

Market trends through 2025 are expected to show a relatively significant increase in the market weight of sales of personal luxury goods in the China market as a key engine for local consumption.

Source: Bain-Altagamma Luxury Goods Worldwide Market Study – Fall 2021 – 20th Edition dated November 11, 2021

Market trends through 2025 are expected to show a relatively significant increase in the market weight of sales of personal luxury goods of Chinese clients as one of the main growth drivers in the future luxury business, potentially from both domestic purchase and tourism-related purchases.

Global market trends by product category

Menswear and Accessories Luxury Market

In recent years, growth in the global menswear and accessory luxury market has been primarily driven by the accessories (leather goods and footwear) product category. Demand for the menswear product category has been relatively stable in recent years, with a significant increase in casual footwear and a strong demand for luxury belts in 2021.

Womenswear and Accessories Luxury Market

We are also exposed to the womenswear and luxury accessories market. Both womenswear and accessories are on a growing trajectory, with accessories enjoying a more pronounced growth than apparel.

Global market trends by product style

In recent years, the menswear luxury market recorded growing demand for products characterized by a casual style, particularly for products such as outerwear, jersey and knitwear. Notwithstanding, there were signs of growing demand in luxury belts and branded luxury jewelries (especially the unisex products). The trend of casualization continues as a result of remote working arrangements and changes in lifestyle. As for mainland China in particular, leather goods and fashion and lifestyle items continue to be the key drivers of the personal luxury goods market.

Brands, Collections and Products

We are a holding company operating mainly 5 portfolio brands, namely Lanvin, Wolford, Sergio Rossi, St. John and Caruso, offering products including apparel, leather goods, footwear, and accessories.

Lanvin

Founded in 1889 by Jeanne Lanvin, Lanvin is an iconic French luxury brand and one of the world’s oldest and longest running luxury French couture houses currently in operation. As of today, Lanvin is a reference for the Parisian industry of luxury for women’s ready-to-wear, men’s ready-to-wear, made to measure, leather goods, footwear (including sneakers), costume jewelry, eyewear, and childrenswear.

For the years ended December 31, 2021 and 2020, Lanvin generated revenues equal to €72,872 thousand and €34,989 thousand, respectively, representing 23.6% and 15.7% of our revenues. For the six-month periods ended June 30, 2022 and 2021, Lanvin generated unaudited revenues equal to €63,949 thousand and €29,471 thousand, respectively, representing 31.7% and 25.2% of our revenues.

Ready-to-wear. Lanvin is a historic couture house, where ready-to-wear is a key category in terms of image and revenue. Widely recognized for formal occasion and red carpet creations, Lanvin has recently developed a casual chic proposal to accompany the diverse needs of today’s luxury client. As such, the brand today offers a well-rounded wardrobe for men and women.

Made to Measure. The couture heritage of the brand remains a strength of its image and public perception. Exclusive Made to Measure service for men’s tailoring and women’s eveningwear is offered in selected boutiques.

Footwear (including sneakers). The footwear selection includes formal and casual styles made by hand in Italy. Built to address diverse moments ranging from the professional and formal to the casual and off-duty, the objective is for the Lanvin leather shoe category to become a reference in the marketplace. Also, as the one of the first luxury brands to offer chic sneakers, Lanvin has strong and recognizable lines, and a globally recognized authority in the technical rubber sole category of athletic-inspired footwear.

Leather Goods. With a breadth of styles, function and price range, the leather goods offering is composed of elegant items in premium materials and with the finest Italian manufacturing. A custom order service is available for our top clients allowing them to personalize their favorite styles.

Costume Jewelry. Jewelry has been part of the dress code at Lanvin since its founding. Known for ornate, striking costume jewelry pieces, this category is set to be an important feature of Lanvin’s accessory business in the future.

Accessories. Lanvin’s accessory products include scarves, hats, belts, ties, sleeve cuffs and others.

Eyewear. Marchon has been Lanvin’s exclusive eyewear licensee since 2020 for the production and worldwide distribution of sunglasses and optical eyewear. Marchon’s standards for quality and ‘Made in Italy’ excellence matched with Lanvin’s unique design approach are fueling the potential of this category.

Childrenswear. Children Worldwide Fashion (CWF) has been Lanvin’s exclusive licensee since 2019 for the production and worldwide distribution of children’s clothes, shoes and accessories. CWF’s knowledge of the childrenswear sector and its distribution power are important to the future growth of this promising business.

Wolford

Established in Austria in 1950, Wolford is a luxury brand, leading skinwear specialist of high-quality legwear, ready-to wear and lingerie, listed on the Vienna Stock Exchange. Wolford is famous for its exquisite fabrics and top-notch innovations, meeting the highest environmental and sustainability standards in the textile industry. Wolford is one of the first fashion brands to have a dedicated Cradle-to Cradle® Collection with more than 20 Gold certified styles in both the biodegradable and technical cycle. In 2020 Wolford has added two new pillars, the W line and the W Lab, to its portfolio. The W line has a strong character, follows the rhythm and understands the movements in athleisure, while the W Lab presents limited edition collections in collaboration with the talents around the world from time to time.

Wolford’s business model covers the entire value chain – from sourcing of materials through suppliers, design and product development to global omnichannel distribution including proprietary boutiques. That makes Wolford highly autonomous and enables it to react quickly to the latest fashion trends. Wolford is supported by external partners and selected suppliers in legwear, ready-to-wear and lingerie sectors. Tasks relating to product development are centralized at Wolford’s headquarters in Bregenz, Austria while tasks of creative design and marketing are in Milan.

For the years ended December 31, 2021 and 2020, Wolford generated revenues equal to €109,332 thousand and €95,384 thousand, respectively, representing 35.4% and 42.8% of our revenues. For the six-month periods ended June 30, 2022 and 2021, Wolford generated unaudited revenues equal to €54,261 thousand and €41,941 thousand, respectively, representing 26.9% and 35.9% of our revenues. Wolford offers luxury legwear and ready-to-wear, lingerie, and beachwear, with a successful diversification into leisurewear, athleisure (as part of our ready-to-wear offerings) and accessories.

Ready-to-wear. Wolford’s ready-to-wear offerings range from bodysuits, tops, trousers, dresses, skirts, jumpsuits, jackets, cardigans. Wolford’s ready-to-wear products are characterized by high-quality and innovative materials in timeless designs. These contemporary and luxurious styles are incredibly comfortable and soft against the skin. Subtle and effective shaping technology accentuates the feminine silhouette without sacrificing comfort. All of our ready-to-wear products are made from high-quality materials with expert craftsmanship and innovative techniques. Our designers are always searching for the newest materials and methods to improve and advance our shapewear.

Legwear. Wolford is widely recognized for its luxury legwear, including stockings, socks and leggings. Wolford started out in 1950 as a producer of pure silk and rayon stockings on Lake Constance. In 1954, Wolford proudly presented its first seamless nylon stockings to start its compelling story of utmost comfort and finest quality. In 1977, Wolford launched the first transparent support stocking called Miss Wolford. The transparent and glistening tights – Satin Touch—was born and has since become a bestseller in its product category. Besides Satin Touch, Wolford has created a lot of timeless classics of legwear products such as Fatal Tights, Pure 50 Tights, Pure 10 Tights and so on. In 2020, Wolford launched the W line to capture the trend of athleisure. The first W line collection involved collaboration with Adidas and we saw strong sales performance for this collection, Always open to creative ideas, Wolford has repeatedly worked together with prestigious designers in legwear, including Vivienne Westwood, Vetements and Amina Muaddi.

Lingerie and beachwear. Wolford licenses its brand to one third-party for the manufacturing and distribution of lingerie and beachwear. The licensed products are partly sold by us through our DTC channel and partly through the licensee’s wholesale customers and other prestigious retailers. With respect to the licensed products sold through our DTC channel, we purchase such products from the licensee. The licensee pays fees and royalties to us under the licenses.

Accessories. Wolford’s accessories offerings range from caps, gloves, collar, care masks, jewelry and silk bags.

Sergio Rossi

Sergio Rossi S.p.A. is an Italian company that focuses on the design, production, distribution, and sale of leather shoes and leather accessories through its brand, Sergio Rossi. Since its creation, the Sergio Rossi brand has become a benchmark in the luxury shoemaking sector and is known worldwide for its artisanship and for creating iconic models. Over the past 70 years, the company has fostered its distinctiveness by enhancing the quality of its material, the craftsmanship and elegance of its products, and its luxury allure, which remain the foundations of Sergio Rossi’s unique style. Whilst the showroom and managerial offices are based in Milan, the heart of Sergio Rossi’s production activity is the San Mauro Pascoli factory, where skillful artisans and technicians have been hand-crafting Sergio Rossi shoes for the past six decades.

We completed the acquisition of a majority stake in Sergio Rossi in July 2021. For the year ended December 31, 2021, Sergio Rossi generated revenues equal to €28,737 thousand (from the acquisition date to December), representing 9.3% of our revenues. For the six-month period ended June 30, 2022, Sergio Rossi generated unaudited revenues equal to €26,969 thousand, representing 13.4% and of our revenues. Sergio Rossi offers handmade footwear for women and men.

Footwear for women. Traditionally, Sergio Rossi mainly focused on products with seasonless designs, which helped the brand become a symbol of the Italian maestria recognized worldwide. In order to meet the demands of more dynamic lifestyle for the new generation, Sergio Rossi launched several new collections (e.g. SI ROSSI and GRAZIE Sergio) and unleashed growth potentials of the existing collections (e.g., SR1 and SR Twenty) with additional categories and versatile style and designs. Sergio Rossi’s luxury women’s footwear offering ranges from pump, sandal heel, booties, ballerina, flat closed toe, sneaker, slingback, wedge, boots, sandal flat and blunt.

Footwear for men. We believe men’s footwear represents enormous growth potential for the luxury accessory market. Sergio Rossi has taken another step forward and re-introduced the men’s collection, inspired by the modern, sharp and passion driven men of today. The distinctive signs of the brand’s DNA, such as the iconic square plate, the ultra glam details and the urban inspiration are reinterpreted in the luxurious men’s footwear. Sergio Rossi’s luxury men’s footwear offering ranges from sneakers, loafers, derby shoes and lace-ups.

St. John

St. John is a Southern California-based American luxury fashion house founded in 1962, widely recognized for high-quality women’s knitwear. St. John designs, produces, markets and distributes luxury womenswear, footwear and accessories, including handbags, jewelry, and leather goods. The company is vertically integrated with workshops, stores, and offices around the world.

For the years ended December 31, 2021 and 2020, St. John generated revenues equal to €73,094 thousand and €66,512 thousand, respectively, representing 23.7% and 29.9% of our revenues. For the six-month periods ended June 30, 2022 and 2021, St. John generated unaudited revenues equal to €41,924 thousand and €33,373 thousand, respectively, representing 20.8% and 28.6% of our revenues.

Each year, St. John produces unique collections organized in four seasons (Spring/Pre-Fall/Fall/Resort), plus a number of capsule collections. Additionally, St. John offers evergreen wardrobe essentials called “Basics,” which are staple pieces designed to anchor women’s year-round wardrobes. Capsule collections are special collections that are inspired by a certain time of year or event (i.e., Classic Cashmere Loungewear, the Chinese New Year collection, the Nordstrom Anniversary Sale).

St. John’s products are categorized into Collection, Evening, and Accessories:

Collection. Seasonal pieces offered in varying fabrics, colors, and silhouettes, including outerwear, dresses, suiting, knits, and bottoms. The collection is designed to create a sophisticated, elegant, and versatile wardrobe for the client’s signature sense of style, reflecting season-specific considerations, trends, and palettes.

Evening. Elegant ensembles suitable for dressier occasions from cocktail to black tie, and even everyday glamor. The evening collection includes a variety of options including standout gowns, elevated suiting, sparkly cocktail dresses, and even special separates.

Accessories. The St. John lifestyle would not be complete without accompanying accessories. Luxurious Nappa leather handbags and footwear are everyday staples, while iconic buttons and a mix of subtle and statement jewelry are welcomed accents.

Caruso

Founded by the renowned tailor Raffaele Caruso in 1958, Caruso is an Italian heritage brand, and the Italian tradition continues in all its products, which are 100% produced in Italy by the company’s approximately 400 skilled seamstresses and master tailors in its factory (Fabbrica Sartoriale Italiana). Over the past 60 years, Caruso has focused on the development and production of men’s luxury full-canvas jackets in a proprietary factory in Soragna and has become the point of reference for stylists and luxury brand designers and a co-creation and production hub for the best high and male fashion brands of the world.

For the years ended December 31, 2021 and 2020, Caruso generated revenues equal to €24,695 thousand and €26,351 thousand, respectively, representing 8.0% and 11.8% of our revenues. For the six-month periods ended June 30, 2022 and 2021, Caruso generated unaudited revenues equal to €14,919 thousand and €12,328 thousand, respectively, representing 7.4% and 10.5% of our revenues. Caruso offers luxury leisurewear and formalwear for men.

Luxury leisurewear. In recent years, the market is experiencing a shift towards luxury casualwear for all generations. There is also a wider acceptance of casualwear for different occasions, which is ultimately increasing the demand of streetwear and attracting leading luxury brands in the space. In order to meet new market demands, Caruso has launched new brand image and attitude identified as “Playful Elegance” and coherently added new product lines and categories including knitwear, outerwear, casual pants, shirts and others.

Formalwear. In the past few years, Caruso’s Fabbrica Sartoriale Italiana factory has maintained close and long-term partnerships as an outsourced manufacturer for several well-known luxury brands by producing and offering luxury full-canvass formalwear products. For further consolidating market position, Caruso initiated new strategies towards formalwear production including widening its offering (by product categories and quality levels) and service (made-to-measure (MTM) and reorders) and generating new projects with partners.

Operations

Our primary operations are divided among the locations where our portfolio brands are based, including France, Austria, Italy, the United States, Slovenia (where Wolford’s second manufacturing facility is located) and Mexico (where St. John’s manufacturing facility is located).

Our primary activities consist of creating, manufacturing and marketing of our pre-collections and main collections, organized into two seasons (Fall/Winter and Spring/Summer) for Lanvin, Wolford, Sergio Rossi, Caruso and the four seasonal collections (namely, Spring, Pre-fall, Fall and Resort) for St. John. Generally, each collection within our portfolio brands takes approximately 6 months from design to delivery of the finished products to our customers.

Our primary activities can be subdivided into the following major stages, overseen by different functions in our organization: (i) design, product development and merchandising; (ii) sales campaign; (iii) procurement; (iv) manufacturing; (v) logistics and inventory management; and (vi) marketing and advertising, as further described below.

Design, Product Development and Merchandising

Each portfolio brand has its own dedicated in-house creative, product development and merchandising teams, complemented by additional design capabilities from shared creative platforms (Milan Creative Lab and

BOND on BUND) managed by us, which bring together emerging creative talents and resources from different markets and facilitate collaborations or freelance design projects with the brands. The new collections are therefore created by the designers and merchandisers jointly considering market analysis and seasonal fashion trends while reflecting the brands’ true genuine creative visions.

Our experienced merchandising teams of each portfolio brand work on OTB (Open To Buy) for collections of each season and will provide guidelines to the manufacturing and procurement functions for the quantity of products based on their assessment. Currently, we adopt a “small order, quick reaction” mode within our own factories, which provides flexibility to increase or decrease the orders according to the latest sales performance/forecast, as well as any recent market trends. We also implement a “monthly drop product calendar” for brands including Lanvin and Wolford to limit the risk of over-/ under-production.

At Lanvin, the development of a collection takes place through a collaboration between the in-house creative studio and ateliers. In the heart of Paris, Lanvin’s ateliers passionately commit themselves each season to the service of a high-end ready-to-wear line. Once the styles of the new collection are drawn and selected, the sketches are presented by the artistic director to the sample makers tasked with bringing them to life, from toiling (the construction of a sketch in a plain fabric that will then be scrutinized and fine-tuned during the fittings), fitting, pattern making, fabric selection, cutting and the final assembling, until a collection is strut down the runway under the spotlight. For leather goods and footwear, a dedicated product development team works hand in hand with the creative and merchandise teams from sketch to the first prototype with selected craftsmen and luxury manufacturers in Europe.

At Wolford, when developing a new collection, product management, the design team, and product development all work hand in hand. Product management analyzes trends, colors and shapes and identifies the products that will be in demand in the market – these findings then form the basis for the work performed by the design team. The close cooperation between design and product development in turn results in a stream of new products, often based on new production methods, such as 3D printing or the adhesive technology developed by Wolford and now patented, “Pure Tights,” the world’s first glued tights. Product and merchandise management also handles demand planning for the retail areas of proprietary boutiques and for wholesale customers. This department determines which articles have to be produced in which sizes and colors and for which retail areas. It also controls the flow of goods from the warehouse to retail areas.

At Sergio Rossi, each new collection is created by the Design teams, coordinated by the brand’s CEO, working in strong coordination with the Merchandising team, allowing for a continuous cross-pollination of ideas and proposals. The new collections are therefore created by the designers and stylists considering market analysis and seasonal fashion trends. The Brand and Merchandising team of the Sergio Rossi brand is supported by a unique expert team of product developers, who also work in close cooperation with the modelers of the Supply Chain teams, for a total of approximately 35 people involved in this production stage. The modelers transform the designers’ sketches first into paper or 3D models, and then into prototypes to assess the look, feel and functionality of the product, and allow the Design and Merchandising team to fine-tune the prototypes and the internal Supply Chain technicians to anticipate any issues that may arise during the manufacturing process. Once the prototypes are approved, a sample collection is produced based on such prototypes. Modeling and prototyping are completed entirely in-house and the Design, Brand and Merchandising and Supply Chain teams closely cooperate and share information and suggestions with each other to ensure that the products are manufactured on time and consistent with the delivery plans for our collections. From the launch of “The Living Heritage Project” (a passionate and intensive internal project of Sergio Rossi, which allowed for the creation of a physical historic archive, a digital platform dedicated to product history and brand’s image and an exhibition space showing the brand history.) in January 2017, thousands of vintage models arriving from all over the world have been purchased, restored and digitally filed in record time. Simultaneously, more than 14,000 documents -drawings, look books, advertising and editorial images - have been recovered and digitized. This is an incredible asset, creating the opportunity to link the amazing ideas of the past with the future design development.

St. John currently has four collections each year, Spring, Pre-Fall, Fall, and Resort, as well as occasional capsule collections. Each new collection is created by the Design team, reflecting the creative genius of the designers, market analysis, and seasonal trends. The designers also take direction from the Merchandising team, who provide guidelines on the makeup of the collections, with target numbers of styles and recommended pricing. The Design team also works closely with Design Purchasing and Knit Design teams to acquire the best yarns and create incredible, exclusive fabrics. The Product Development team converts designers’ sketches into patterns and then prototypes (either internally or through outsourced production facilities) to assess the look, feel, and quality of the items, allowing the Merchandising team to fine-tune the prototypes and the Supply Chain technicians to anticipate any issues that may arise during the manufacturing process. Once the prototypes are approved, a sample collection is produced for internal review.

At Caruso, the internal creative and design team provide a mood board indicating creative direction/inspiration and color themes. The merchandising team collects the market indications (sales team suggestions), evaluates positives and critiques that emerged from the last sales campaigns, analyzes the macro trends of market evolution, and subsequently elaborates a merchandising plan that is shared with the brand’s CEO, as well as the Creative Direction, Product and Sales teams. This process enables Caruso to develop a collection that takes into account the creative needs, but at the same time is the result of internal thinking, as well as clear market indications. The product team researches and develops the products necessary for the implementation of all requests (creative and merchandising), through prototypes that will be reviewed/approved (remade if necessary) until the optimum is reached. At the same time, the product team collaborates with supply chain and control teams, in order to optimize internal production resources and apply the best cost solution to reach the target cost indicated by the merchandising plan. Through intermediate meetings, the whole collection is checked and edited in order to optimize its balance, up to its final approval by the aforementioned committee.

Sales Campaign

The sample collections, once ready, are presented to wholesale customers and retail buyers at each brand’s showrooms. Lanvin has a showroom in Paris. Wolford has showrooms in Milan, New York and Shanghai. Sergio Rossi has a showroom in Milan. St. John has a showroom in Irvine and temporary showrooms in New York and Paris. Caruso has a showroom in Milan.

The sample collections usually highlight styles and themes and occasions for use, and present a breakdown of products by product category, price range and look. In addition, our showrooms for each of the portfolio brands display the full product offerings across all product categories, simulating the effect of giving guidelines on how to display the store the effect of point-of-sale displays. While this process has historically been carried out through in-person meetings, as a result of the COVID-19 pandemic we adopted tools allowing our wholesale customers and retail buyers to view and submit online orders for the sample collections. Similar tools may continue to be used following the lifting of restrictions related to the pandemic as an enhancement of the traditional sales campaign experience.

During the sales campaign, orders are taken by each brand’s Wholesale Area Managers from wholesale customers (including franchisees) and retail buyers to form an order portfolio. Retail buyers place orders by selecting products in accordance with each brand’s buying guidelines, in particular with respect to DOSs, in order to ensure the consistency of the products’ assortment in various stores.

Sales campaigns usually last approximately two months. During the sales campaign, and based on preliminary orders placed by the retail buyers and wholesale customers, each brand’s Merchandising and Supply Chain teams regularly share information on the evolution of the order portfolio to align the initial forecasts for raw material procurement and production planning.

Procurement

Except for Lanvin, four out of the five portfolio brands have vertically-integrated manufacturing facilities, which can fulfill most of their production needs, providing stability and flexibility in our supply chain capabilities. In addition, all of these four brands have relatively stable and long-term relationships with their key raw material suppliers (with generally over 10 years of relationship with the top 10 suppliers in terms of expenditure in 2021). we have over 600 raw material suppliers in total (although sourcing activities are separately carried out for each portfolio brand). To date, none of our portfolio brands sources raw materials from suppliers based in Russia or Ukraine, and accordingly our supply chain has not been exposed to any material risks in light of the ongoing conflict between Russia and Ukraine.

Lanvin works with a portfolio of widely recognized and “best-in-class” manufacturers selected for their know-how in each product type (including ready-to-wear, leather goods and footwear). Productions are managed and followed through to the ‘Finished Product’ (full-package manufacturing) model. Fabrics and raw materials are entirely sourced in Europe, mostly Italy, with the exception of some technical fabrics found in Japan. The quality control department of Lanvin maintains control and validation directly or through external and certified control offices located in Italy, France and Portugal. This process of quality control encompasses fabrics/trims as well as finished products throughout our partners’ facilities. Once industrializing phases and pricing negotiation are completed, orders are placed to suppliers & manufacturers. Buying and production teams monitor delivery planning throughout the season.

Wolford’s procurement consists of mostly raw materials but also includes other items such as accessories. For the year ended December 31, 2021, Wolford’s supply base included 103 material suppliers, of which approximately 29 suppliers supply yarn for the internal knitting production, and approximately 29 suppliers supply fabrics, and approximately 45 suppliers supply accessories such as zippers, buttons or elastic bands. A majority of the aforementioned suppliers are located in Europe (approximately 90%) including Austria, Italy, Germany, and Turkey. However, Wolford also purchases a small amount of materials from Asia, such as China, South Korea and Japan. All raw materials procured by Wolford are stored at its headquarters in Bregenz for subsequent production and assembly. Finished products are stored in three warehouses – at the central warehouse in Germany, which also supplies to the online business in Europe, and in two other warehouses in the U.S. and China. The warehouse in the U.S. supplies the online business for the American market, while the warehouse in China supplies the region of Asia.

Sergio Rossi’s overall procurement volumes comprise purchase of raw materials (leather, plateaus, soles, insoles and heels); other raw materials like ancillary components (glues and solvents) and packaging; finished products (related to external production of finished products); and services (outsourced manufacturing). Sergio Rossi enjoys long-term relationship with its key suppliers. For the year ended December 31, 2021, Sergio Rossi sourced raw materials and finished goods from approximately 122 suppliers, of which around 113 provided raw materials and around 9 provided finished goods. In 2021, the top 10 suppliers of Sergio Rossi accounted for around 52% of annual purchase and the 96% of the procurement of raw materials, products and service came from Italian suppliers, while the remaining 4% came from other countries in the European area. Sergio Rossi has two warehouses, storing most of the raw materials, components including bottoms, leather and accessories, and prototypes. Depending on the categories of products and other factors such as production lead time, production costs, quantity and ready availability of the relevant know-how, our outsourced products are manufactured using two different approaches: façon manufacturing or “full package” manufacturing. When using the façon manufacturing model, we only outsource to our external manufacturers the confection and assembly stages (including part of the cutting, stitching and component), while we remain responsible for providing the designs, product specifications, raw materials and coordinating the entire production process throughout the various stages. Conversely, in the full package manufacturing model, we outsource to our external manufacturers the entire production process (excluding design and specifications), including the procurement of raw materials, coordination of the various production stages including the most crucial part of assembly, final packaging and quality control. The full package manufacturing model is employed for selected products, such as sneakers and espadrilles; the quality control is always our direct responsibility.

St. John’s products are manufactured primarily at its own factory in Baja, Mexico. In addition, St. John utilizes third-party contractors to support the production of a wide array of woven garments from the U.S.,

Portugal, and China. St. John sources a wide variety of raw materials and trimmings through a vast network of trusted suppliers. In 2021, St. John had maintained relationships with 186 reputable raw material suppliers and 27 garment manufacturers. 92% of the materials are yarns and fabrics, sourced primarily in Europe, and the remaining 8% are items such as trimmings and hardware. The top 10 suppliers comprise 46.5% of St. John’s yearly spend. With regards the network of external contractors, 18 are “full package,” whereby they are responsible for the entire manufacturing process, including the purchase of raw materials as specified by the purchasing team from the chosen approved suppliers. The remaining nine contractors are “façon,” responsible for the garment construction and execution, with the raw materials supplied by St. John. St John’s leather products are mainly sourced from Italy. Regardless of the model, all St. John’s outsourced products are closely managed with stringent quality control.

Caruso’s supplier base consisted of approximately 200 suppliers in 2021, around 85% of which are located in Italy. 25 of the 200 suppliers accounted for 50% of all purchases in 2021. The main raw material suppliers are from the Piemonte region in Northern Italy and supply mostly fabrics in natural materials (wool, cashmere, cotton). Caruso adopts systematic procurement processes, the first process is in relation to raw materials, which such purchase is generated by needs based on customers’ orders. The second is through buying request for all other purchase requirements, an official request is made (“RDA” form), which is approved by the area manager before processed. For outsourcing production. depending on product categories and other factors such as production time, production costs, quantity, and the ready availability of related know-how, our outsourced products are manufactured using two different approaches: façon manufacturing or “full package” manufacturing. We typically use the façon production model for our formal garments (such as suits, jackets, blazers, coats, vests and pants, shirts and outerwear). The full-package production model is used for selected Caruso-branded products, such as leisurewear, knitwear, ties and scarves, as well as leather goods.

While we are experiencing higher costs due to increased commodity prices and sourcing materials sourcing costs materials, in line with the entire industry, such cost increases do not apply to all types of raw materials sourced by our businesses. Therefore, all of our portfolio brands have been, and are continuously analyzing the pricing by SKU from time to time and adjust the pricing by SKU accordingly. To address increased commodity and material prices, the portfolio brands have generally been adjusting retail prices of our products in line with such increase given that the demand for luxury goods generally does not vary with price and the price increases implemented are not expected to have a significant adverse impact on consumers’ demand.

Manufacturing

While the sales campaign is still ongoing, we start planning for our manufacturing activities. Production quantities are continuously refined based on the results of the sales campaign allowing us to be efficient. Manufacturing planning is based on several factors, including the type of products to be manufactured (e.g. whether they are seasonal, continuative or made to measure). The manufacturing phase consists of industrializing the samples based on the outcome of the product developers’ research, and recreating them in various sizes and colors for large production.

While Lanvin does not have its own production facilities, it maintains a diversified pool of suppliers for each category and works closely with its supply chain partners on a daily basis to mitigate the risk of supply chain disruptions. We also leverage production capacities within the portfolio brands (for instance, Sergio Rossi produces shoes for Lanvin) and are continuously building our global sourcing capabilities in Europe, North America and Asia to avoid any supply disruptions in particular region(s).

Having started out in 1950 as a producer of pure silk and rayon stockings on Lake Constance, Wolford is now the go-to legwear and bodywear brand for many women worldwide. This success is based on a round-knitting technology specially developed and constantly refined by Wolford, as well as on its workmanship and quality checks. In combination with the finest yarns, this technology creates the specific comfort and product quality underlying the Wolford brand and its reputation. All products are made in Europe: The tights and bodies are produced in Bregenz on around 330 individually customized round-knitting machines operated in premises with optimized climatic conditions. Alongside the research and development department, Wolford’s headquarters is also home to a doubling mill, steaming facility, dyeing room, and molding workshop, as well as a proprietary color laboratory. Manufacturing of other Wolford products takes place in Murska Sobota, Slovenia, where textile manufacturing also has a long tradition.

Within the factory located in San Mauro Pascoli, Sergio Rossi is able to carry out all the activities of shoe production from style and product development to production and logistics in-house, ensuring high flexibility, quality control and quick lead time, also recently on an innovative bulk production basis. The San Mauro Pascoli production plant, which was inaugurated in 2003, today counts a total of 55,600 square- meters: 12,000 square-meters of production and warehouse area and a 4,000 square-meter building housing the offices, the pattern and prototype departments. San Mauro’s industrial platform can develop, industrialize and produce all types of women’s and men’s luxury footwear, from flat styles to high heels. Since January 1, 2020, 100% of Sergio Rossi’s electricity purchase is from renewable source plants. In 2020, a photovoltaic system supplied approximately 20% of the electricity for Sergio Rossi’s San Mauro Pascoli plant and additionally Eon is supplying the green sustainable electricity for the Milan headquarters, the factory in San Mauro Pascoli and all stores in Italy in line with Sergio Rossi’s sustainability report implemented since 2016.

St. John is widely recognized for its knit and tweed techniques, refined and evolved over six decades. Our products are manufactured in our own facilities, primarily at our Mexico location. We carefully manage our production, operations, and value chain, keeping production know-how and industrial capabilities internal for certain categories, while relying on a selected network of external suppliers in China and other locations for other needs. Our sourcing team is committed to carefully selecting all of our suppliers and managing the supply relationships. In determining whether to manufacture our products internally or externally, we consider a number of factors such as the availability of the materials, product quality, lead time and service levels, safety, and overall cost efficiency.

For internal production, Caruso’s facility is located in Soragna, (Parma, Italy) and is spread over three plants: Cutting, Jacket/Coats Tailoring and Pants Tailoring. The facility produces suits, jackets, coats, pants, and vests in series and made to measure; the cutting department serves internal production and outsourcing. We produce high-end garments, combining the best tailoring skills with the most modern technologies of cutting and tailoring, all to ensure a product with very high-quality standards. The core product, the jacket, is fully-canvassed, a production method increasingly scarce and very difficult to replicate that ensures best-in-class comfort, durability, look, and breathability. It is also a very eco-friendly garment as it is made of only natural materials. The production makes use of a structured model office through which we design prototypes, samples, production test garments, “made to measure” garments, other special garments on market requests. Inside the production area, we have a prototype department (both for jacket/coat/vest and pants) in which all the ideas of our customers take shape. The production serves on the same line, in a virtuous mix, all types of products with different production lead times, and everything is monitored so that the production output is constant and respectful of the service.

Notwithstanding the increased prevalence in cybersecurity attacks in the fashion and luxury goods industry, we are not aware of any cybersecurity attacks that have materially affected our supply chain.

Logistics and Inventory Management

Lanvin’s logistics department is responsible for organizing and managing the distribution of finished products and preparing the documentation required for global shipments, as well as the management of our warehouses, including the inflow/outflow of product and its inventory. Lanvin has a central warehouse located in France (near Paris) and two regional warehouses in the United States (near New York) and in China (near Shanghai). Transportation is conducted via third-party specialists engaged to transport goods by freight, air or sea, based on factors such as shipment size, distance traveled and urgency. The logistics department oversees after-sales facilities and other expedition-related services for the business across channels (retail/e-commerce/wholesale).

Wolford’s logistics is outsourced to a third-party logistics vendor with the central warehouse located in Peine, Germany and Wolford has another two warehouses, one in the United States and one in China. With respect to the shipment of our products, third-party transportation specialists are engaged to transport goods by road, air or sea, based on factors such as distance to destination and urgency of the shipment.

Sergio Rossi’s logistics department is responsible for organizing and managing the distribution of the finished products and preparing the documentation required for shipment, as well as the management of our warehouses and product inventory. Our Logistic department is responsible for managing our primary distribution center and product inventory, the shipment of our products, and the logistics of the distribution of the finished products in all regions (included IC subsidiaries). With respect to the shipment of our products, third-party transportation specialists are engaged to transport goods by road, air or sea, based on factors such as distance to destination and urgency of the shipment.

St. John ships all finished goods products through a centralized distribution center in Irvine, California except that products made in China and destined for China is drop-shipped from the factory to a third-party logistics partner in China, who then manages the delivery process within China. Our logistics department also manages e-commerce shipments and returns, as well as drop-ship orders from our wholesale partners. In respect of the shipment of our products, our logistics team partners with third-party transportation companies to transport goods by road, air or sea, based on factors such as distance to destination, urgency of the shipment, or adherence to partner routing guides.

The logistics department of Caruso, located in our Soragna plant, deals with the management and distribution of finished products as well as the preparation of the documentation necessary to proceed with shipments. Warehouse and inventory management is entrusted to the logistics department. The distribution of finished products in all regions of Italy is primarily entrusted to the external suppliers and the remainder is managed independently with our own means. The distribution of finished products in all regions of Europe, USA and China is entrusted to the external suppliers.

Marketing and Advertising

Advertising and promotional support is a crucial tool for luxury companies like us to influence purchase selection, enhance brand recognition and encourage brand loyalty over time. We invest significant resources in advertising communication and marketing, which include a full set of activities ranging from pure digital and social media marketing initiatives to events like fashion shows, product collaborations and co-marketing projects.

We adopt a strategy that has a dual-focus on both local and broader international audience. We focus on local content, events and story-telling targeting specific groups of customers, and we also organize international campaigns and to ensure a consistent brand image in our marketing plans.

Each brand has its own internal teams dedicated to marketing and advertising activities, following slightly different marketing strategies depending on the brand. To better reach a wide but selected consumer segment, we use various communication tools, from organic institutional and products press coverage to media partnerships, to achieve a varied media-mix including digital marketing, digital media campaign, print, billboards, direct marketing and ad-hoc initiatives in our boutiques where visual merchandising and windows displays are conceived to consistently adhere to the seasonal marketing strategy plan. In addition to seasonal fashion shows, January Fall/Winter and June Spring/Summer collection presentations, specific shows and events are organized globally to strengthen our brands’ profiles and positioning and increase awareness on the most recent collections in local markets worldwide. Besides presenting new products, these events are planned to promote a direct involvement of the customers, media, celebrities, influencers, and industry key opinion leaders through exclusive events, as well as to reinforce the popularity of the brand and enhance its image.

Lanvin presents its seasonal collections in Paris during the Spring/Summer and Fall/Winter fashion weeks through glamorous and spectacular fashion shows, each carrying a particular creative theme as a tribute to the house’s identity, its ideology, remixed for where the world is today. These shows play a significant role in demonstrating the brand’s luxury positioning as one of the oldest French couture houses still in operation, while revealing the conceptual direction of the newest season. They also help generate significant coverage on both editorial and digital publications and attract presence and participations of celebrities, culture influencers and VIPs around the world. The fashion show was also moved online for Fall/Winter 2021 and to Shanghai, China for Spring/Summer 2021 at the well-known Chinese architectural site Yu Garden to capture the new wave of digital audience and create strong local buzz in the brand’s key strategic markets.

Lanvin has partnered with the most prominent stylists, photographers, artists and celebrities in creating its global campaigns and projects. Examples of these campaigns and projects include the hit limited edition capsule collection with the Los Angeles based brand Gallery Department, the Fall/Winter 2021 campaign casted with supermodel Bella Hadid and French rapper Luv Resval and featuring works of contemporary American artist James Rosenquist, the Spring/Summer 2021 campaign casted by Paris Hilton, the reigning it-girl of the 2000s, and the “Poetry in Motion” project captured by Djiby Kebe, French artist, photographer, and skateboarder. Lanvin also places strong emphasis on creating local content and events to address different audiences and consumer appetites in key markets including Europe, US and Greater China.

Powered by the aforesaid “dual-engine” strategy, special campaigns, contents and merchandise are created for every specific moment in the Greater China market, including “Double 11,” 520, Chinese Valentine’s day and Chinese New Year, leveraging the influence of a wide group of local celebrities and cultural influencers, as well as KOLs on various local social platforms, including RED, WeChat and Weibo. A product collaboration and joint campaign with one of China’s popular and influential fashion bloggers “Mr. Bags” has achieved an immediate sellout of 155 special edition Lanvin ‘pencil bags’ on Wechat.

Wolford’s marketing strategy leverages the three brand main pillars: Wolford, The W (Athleisure) and W Lab (Collaborations). For the pillar of Wolford, we keep on working and pushing organic placement to maximize product visibility on social media and press and create desirability towards consumers; we partner up with external talents to create bespoke styles for events or performances; we increase visibility and consideration via dedicated digital and media plan to increase the brand community and engagement with consumers. For the pillar of The W, we create a network of international key opinion leaders (KOLs) in the body movement field to create social media visibility and cutting edge offline event; we form the W Club and the influencers have the possibility to try the latest disciplines, best instructors and coolest clubs in key locations. For the pillar of W Lab, we have collaborated with various fashion brands such as Vivienne Westwood, Amina Muaddi, Neiwai, Albert Ferretti, GCDS, etc.

Sergio Rossi’s marketing strategy is based on an all-round approach with the customer at its center. We manage the relationship with our customers from an omni-channel perspective, enhancing the interaction between the digital and physical dimensions. Our customers shop across different channels, and through digital tools we directly and regularly inform them about new campaigns, products, and collaborations using original contents we develop and produce for a specific project or collection. We aim to provide tailored content and messages to our customers and, through our presence on social media, we translate our products into a narrative aimed at attracting them through inspiration. All our marketing campaigns focus on a global vision and with local contents. We generate value since our pieces are seen on high end professionals and influencers with vast spending power. They form a connected international community of decision makers and opinion leaders characterized by their strong personalities, refinement, enhanced intellectuality and a high degree of influential power among their personal and professional peer groups.

As a widely recognized luxury brand, St. John utilizes various marketing tools to strengthen the brand image, influence purchase behavior, and maintain the brand loyalty. Primary marketing channels include digital and social media marketing, collection presentations, and print advertising. The Public Relations team facilitates relationships with earned media and influencers within entertainment, fashion, and more. We also organize special events to strengthen brand profiles, create deeper connections with our customers, and community.

At Caruso, most of the marketing budget is allocated in content production to be mainly used digitally via our social media platforms. A seasonal digital advertisement campaign is produced twice a year in addition to the look book which is increasingly styled in a way that allows for it to be utilized also for image building (on top of its main aim which is selling). Other contents are produced and utilized throughout the year (still life images, occasion-linked looks, etc.).

Sales Channels

Our sales teams bring our customers into our community, sharing with them our creativity and craft, as well as our story and the journey of each item. These relationships are nurtured in-store and online with respect to our DTC channel and in our showrooms with respect to our wholesale channel, with the aim to deliver a consistent and unique customer experience.

We distribute and sell our products in more than 80 countries worldwide through a well-established omni-channel network comprised of our DTC (including e-commerce), and wholesale distribution channels. We are harnessing the power of technology to reinforce our customer database and CRM strategies, in order to quickly react to the evolving demands of today’s consumers.

On top of the brands’ own digital channels, we have also established a shared digital platform in North America by partnering with the latest technologies of Shopify to amplify the luxury online shopping experience and operational efficiency for our brands in the North American markets.

Lanvin

For the year ended December 31, 2021, about 63.3% of our revenues from Lanvin were generated through our DTC channel including both retail DTC channel and e-commerce DTC channel, about 29.0% was generated through the points of sale operated by our wholesale distribution channel including online multi-brand stores.

DTC Channel

As of December 31, 2021, Lanvin operated 27 DOSs, of which 14 were in Greater China, 6 were in EMEA and 7 were in North America. The latest store openings up to December 31, 2021 include San Remo (Italy), New York Woodbury (US), Shanghai Plaza 66 (China), Shanghai IFC (China), Chengdu IFS (China), Hangzhou Tower (China), Shenyang Mix City (China) and Taiwan Nanshan Breeze (China). Our DTC channel is distributed throughout the main markets in which we operate. We focus on maintaining a presence in prestigious and strategic locations.

The concepts and aesthetics of our DOSs are carefully planned and designed by our creative team jointly with external design agencies. Boutiques are created in several different concepts based on the regional characteristics and store conditions. Once opened, an internal staff of architects and visual merchandisers who are supported by external professional firms constantly maintain and restyle our DOSs as required.

In addition, we have in place specific training programs dedicated to our sales staff, focusing on product knowledge and customer service. To select the range of products sold in our DOSs, buyers and merchandisers in our regional offices select the best selection of products in terms of models, materials and color variants.

Our DTC channel also includes an e-commerce shop operated directly through our website www.lanvin.com, outlets and other e-commerce platforms through which we sell directly to our customers (such as TMall, JD.com, Farfetch and WeChat) and whose sales systems are integrated with Lanvin’s sales and warehouse management systems.

Wholesale Channel

As of December 31, 2021, our wholesale distribution network included 260 points of sale operated by our wholesale customers and franchisees, of which 9 were in APAC, 176 were in EMEA, 63 were in North America and 12 were in other regions. For the year ended December 31, 2021, the wholesale channel generated revenues representing 29.0% of our revenues from Lanvin.

Our wholesale distribution channel has developed through agreements with different types of wholesale customers, including in particular:

•

Department stores and multi-brand specialty stores, which purchase Lanvin products for re-sale in their stores, sometimes in specific Lanvin branded wall units or corners. The contractual arrangements with this type of customer vary based on the retailer’s standard terms.

•	Online multi-brand stores. Lanvin branded products are also sold via prestigious online multi-brand stores such as Net- a- Porter, 24 Sevres, Luisa Via Roma and SSENSE.

•	Duty Free stores, with specific Lanvin branded spaces, such as DFS Lagardère in Greater China.

As with our DTC channel, we carefully manage and, if necessary, customize our distribution policies for our wholesale customers.

Wolford

For the year ended December 31, 2021, about 68.3% of our revenues from Wolford were generated through our DTC channel including retail DTC channel and e-commerce DTC channel; about 31.7% was generated through the points of sale operated by our wholesale distribution channel including online multi-brand stores.

DTC Channel

As of December 31, 2021, Wolford operated 167 DOSs worldwide covering more than 45 countries, of which 11 were in APAC, 136 were in EMEA and 20 were in North America. These DOSs include boutiques, outlets, concession shop-in-shops and pop-up stores.

Our Global Retail Division is responsible for the guidelines of aesthetic design and decoration standards. Once opened, an internal staff of architects and visual merchandisers who are supported by external professional firms constantly maintain and restyle our DOSs as required. In June 2021, we opened Hangzhou Tower boutique - the first boutique in China in Hangzhou Tower and new concept of green and sustainability was first applied in Wolford’s store design and decoration.

Our DTC channel also includes an e-commerce shop operated directly through our website www.wolfordshop.com and other e-commerce platforms through which we sell directly to our customers (such as TMall, Farfetch and WeChat) and whose sales systems are integrated with Wolford’s sales and warehouse management systems.

Wholesale Channel

As of December 31, 2021, our wholesale distribution network included 62 boutiques run by our partners and we also sell our products via approximately 2,500 wholesale partners, such as department stores and specialist retail stores. For the year ended December 31, 2021, the wholesale channel generated revenues representing 31.7% of our revenues from Wolford.

Our wholesale distribution channel has developed through agreements with different types of wholesale customers, including in particular:

•	Franchisees, which operate mono-brand points of sale exclusively under the Wolford brands. The franchising agreements governing these relationships typically have a medium term (providing for an automatic renewal or a renegotiation period prior to the term expiry). The contractual arrangements may also provide for minimum purchase obligations by the franchisee, and for the obligation by Wolford and/or the franchisee to invest certain amounts in marketing activities.

•

Department stores and multi-brand specialty stores, which purchase Wolford products for re-sale in their stores, sometimes in specific Wolford branded wall units. The contractual arrangements with this type of customers vary based on the relevant store’s standard terms.

•	Online multi-brand stores. Wolford branded products are also sold via prestigious online multi-brand stores such as SSENSE, Luisa via Roma, Shopbop.

As with our DTC channel, we carefully manage and, if necessary, customize our distribution policies for our wholesale customers.

Sergio Rossi

For the year ended December 31, 2021, about 49.9% of our revenues from Sergio Rossi were generated through our DTC channel including retail DTC channel and e-commerce DTC channel, about 50.1% was generated through the points of sale operated by our wholesale distribution channel including online multi-brand stores and third party production activity.

DTC Channel

As of December 31, 2021, Sergio Rossi operated 50 DOSs, of which 36 were in APAC, 14 were in EMEA. For the year ended December 31, 2021, the DTC channel generated revenues representing 49.9% of our revenues from Sergio Rossi. The latest store openings up to December 31, 2021 include Roma Castelromano (Italy), Shanghai Village (China), Shanghai Qingpu (China) and Ningbo Hankyu (China). Our DTC channel is distributed throughout the main markets in which we operate. We focus on maintaining a presence in prestigious and strategic locations.

The aesthetics and customer experience of Sergio Rossi DOSs are carefully planned and designed by our Artistic Direction team. Once opened, an internal staff of architects and visual merchandisers who are supported by external professional firms constantly maintain and restyle our DOSs as required. In addition, we have in place specific training programs dedicated to our sales staff, focusing on product knowledge and customer service. To select the range of products sold in our DOSs, we establish guidelines at the Group level based on market potential and the characteristics of the points of sale. Buyers and merchandisers in our regional offices then select the best selection of products in terms of models, materials and color variants .

Our DTC channel also includes an e-commerce shop operated through our website www.sergiorossi.com, outlets, concessions within department stores around the world and other e-commerce platforms through which we sell directly to our customers (such as TMall and Farfetch) and whose sales systems are integrated with Sergio Rossi’s sales and warehouse management systems.

Wholesale Channel and Third Parties Production

As of December 31, 2021, our wholesale distribution network included over 278 points of sale operated by our wholesale customers and franchisees, of which 107 were in APAC, 168 were in EMEA and 3 were in North America. For the year ended December 31, 2021, the wholesale channel and Third Parties Production activity generated revenues representing 50.1% of our revenues from Sergio Rossi.

Our wholesale distribution channel has developed through agreements with different types of wholesale customers, including in particular:

•	Franchisees, which operate mono-brand points of sale exclusively under the Sergio Rossi brands. The franchising agreements governing these relationships typically have a medium term (providing for an automatic renewal or a renegotiation period prior to the term expiry). The contractual arrangements may also provide for minimum purchase obligations by the franchisee, and for the obligation by Sergio Rossi and/or the franchisee to invest certain amounts in marketing activities.

•

Department stores and multi-brand specialty stores, which purchase Sergio Rossi products for re-sale in their stores, sometimes in specific Sergio Rossi branded wall units. The contractual arrangements with this type of customers vary based on the relevant store’s standard terms.

•	Online multi-brand stores. Sergio Rossi products are also sold via prestigious online multi-brand stores such as Luisa via Roma and Stylebop.

As with our DTC channel, we carefully manage and, if necessary, customize our distribution policies for our wholesale customers.

Third parties production is the luxury shoes production for important and upcoming external brands (such as Amina Muaddi). The services offered, in addition to production, can be design, product development, sample development, sourcing, packaging, logistics and distribution.

St. John

For the year ended December 31, 2021, about 70.6% of our revenues from St. John were generated through our DTC channel including retail DTC channel and e-commerce DTC channel, about 29.4% was generated through the points of sale operated by our wholesale distribution channel including online multi-brand stores.

DTC Channel

As of December 31, 2021, St. John operated 48 DOSs, of which 16 were in APAC and 32 were in North America. Our DTC channel is distributed throughout the main markets in which we operate. We focus on maintaining a presence in prestigious and strategic locations.

Our DTC channel also includes an e-commerce shop operated directly through our website www.stjohnknits.com, outlets, and other e-commerce platforms through which we sell directly to our customers (e.g., Farfetch) and whose sales systems are integrated with St. John’s sales and warehouse management systems.

Wholesale Channel

As of December 31, 2021, our wholesale distribution network included over 85 points of sale operated by our wholesale customers and franchisees, of which 8 were in APAC, 11 were in EMEA and 66 were in North America. For the year ended December 31, 2021, the wholesale channel generated revenues representing 29.4% of our revenues from St. John. As with our DTC channel, we carefully manage and, if necessary, customize our distribution policies for our wholesale customers.

Caruso

For the year ended December 31, 2021, from Caruso were generated through one flagship retail store (operated by Fosun Fashion Brand Management under the franchising agreement), the points of sale operated by our wholesale distribution channel including online multi-brand stores and the third parties production activities.

Flagship Store

We opened the first flagship store in Shanghai BFC operated by Fosun Fashion Brand Management under the franchising agreement in October 2021 with the decoration style of Italian gentlemen’s lifestyle to highlight the brand’s theme – effortless elegance. As of December 31, 2021, this flagship is the only Caruso DOS and we are exploring to open more boutiques in APAC and EMEA regions.

Wholesale Channel and Third Parties Production

As of December 31, 2021, our wholesale distribution network included over 143 points of sale operated by our wholesale customers and franchisees, of which 23 were in APAC, 115 were in EMEA and five were in North America.

Third Parties Production (or the so called B2B channel), by which we deal with all aspects of luxury menswear projects for top maisons around the world including materials R&D, pattern and prototype development, sample production (also for fashion shows), and mainly Ready-to-wear and Made-to-measure production, most of the time in the proprietary production facilities in Soragna. Main clients include well-known luxury brands from some of the largest groups in the industry.

Intellectual Property

As of the date of this prospectus, and with an overall trademark portfolio including more than 1,000 registrations, the principal owned trademarks or trade names that we use in the business of our portfolio brands business are “Lanvin,” “Wolford,” “Sergio Rossi” and “St. John,” which we have registered in all of the countries in which we operate and jurisdictions of which our branded products are offered (i.e. all POSs operated by third parties), either in the logo version and in the word/standard characters version or in versions which are adapted to various local alphabets or ideographs. In the case of Caruso, the marks “Caruso / Raffaele Caruso” have been registered in all the countries that we operate (except for Iceland and the Republic of Congo). We have also registered certain other marks used in our products and in our main marketing projects. Additionally, we have a portfolio of domain names, including (i) registrations in most the countries in which we operate and in the case of Sergio Rossi and Wolford, jurisdictions of which our branded products are offered (and in the case of St. John, with a primary focus on .com domain names), (ii) some variations of the trademarks; and (iii) early and basic protection for our main business and marketing projects.

Besides trademarks, we invest significant resources in protecting other aspects of our brands’ uniqueness. With more than 18,800 designs (both registered and unregistered) and more than 18,800 copyrights (both registered and unregistered), every season we select the most relevant and original products, patterns and, to the extent necessary, protect our rights, labels, and take action to protect their design and defend them against counterfeiting.

We devote significant resources to the protection and enhancement of our intellectual property assets and actively monitor the market for infringements or abuses of our trademarks and product designs. We are also active in enforcing our rights against third-party infringements. In addition, we monitor third-party applications for registration of trademarks that could be confused with our trademarks, and file oppositions against the applications for, or the registration of such trademarks in accordance with the laws and regulations of the relevant jurisdictions and cooperate with competent authorities worldwide to fight the counterfeiting of our products.

Thanks to the long-standing efforts discussed above, judicial and/or administrative decision in countries including China have recognized the trademark “Lanvin” as a mark with certain reputation on the goods of clothing and so on and have rejected applications on third parties’ use of the mark on the goods of “lending library services; zoological garden services,” “Beer, water (beverage)” and “Unprocessed wood; natural followers; etc.”

We are involved in a potential dispute with certain minority shareholders of Arpège SAS in relation to the use of the “Lanvin” name and brand by us at the group holding company level. We have sought preliminary legal advice and believe we have defenses to such allegations. Nevertheless, we may need to cease the use of the “Lanvin” name and brand by us at the group holding company level. See “Risk Factors—Risks Relating to Our Business and Industry—The re-branding to Lanvin Group is being challenged by the minority shareholders of Arpège SAS. Arpège SAS, one of our subsidiaries, holds our Lanvin brand portfolio including the ‘Lanvin’ brand name. We cannot predict the outcome of such challenge and may have to discontinue the use by us, at the group holding company level, of the Lanvin brand name.”

Employees

As of December 31, 2021 and 2020, respectively, we had the following number of employees, divided in the categories of activity and geographic locations as set forth in the tables below.

	At December 31,
	2021	2020
Lanvin Group	30	20
Lanvin	311	343
Wolford	1,081	1,140
Sergio Rossi	440	433	(1)
St. John	1,114	1,206
Caruso	416	476

Total	3,392	3,618

	At December 31,
	2021	2020
EMEA	1,867	2,051
North America	1,124	1,213
Greater China	337	294
Japan	64	60

Total	3,392	3,618

(1)	In July 2021, we acquired 100% equity interest in Sergio Rossi S.p.A. The table counts number of employees of Sergio Rossi in 2020 for illustrative purpose.

Historically, we have had good labor relationships with our employees and we are committed to maintaining a positive and constructive relationship with them. In the past, we have not experienced any material job action or labor stoppage that has had a material impact on our business.

While production was suspended at our manufacturing and logistics facilities and our stores were temporarily closed in response to the COVID-19 pandemic, both Lanvin and Wolford resorted to furlough of approximately 50% of their workforce for the year of 2020. Caruso resorted to the furlough of approximately 55% of our workforce from March 2020 to May 2020, as well as requested leave of 483 staff for leave from March 2020 to December 1, 2021. St. John resorted to furlough of approximately 57% of its workforce in 2020 and 2021, as well as layoff of around 283 employees as a result of the pandemic and retail store closures. Sergio Rossi also resorted to furlough of up to 93% of its workforce (excluding production staff in Italy) for 1 day and up to 5 days a week. By 2021, a majority of our manufacturing and logistics facilities and stores had re-opened and most of our furloughed employees had returned to work. Due to the rationalization of store staff efficiency, optimization of manufacturing and production efficiency, and streamlining each business unit’s reporting lines, there is a slight decrease of employee headcounts from 2020 to 2021. In addition, further rationalization of brand level headcounts through, by leveraging the shared platforms (creative, product development, HR, legal and Finance) at Lanvin Group holding level was another factor that contributed to this decrease in employee headcounts.

We currently do not expect any labor shortages in the future that would significantly affect our business, except for labor shortages that result from any unforeseen and uncontrollable circumstances including wars, pandemic and natural disasters.

Research and Development

Our competitiveness depends on, among other things, our ability to anticipate trends and to identify and respond to new and changing consumer preferences. We therefore devote significant resources to various research and development activities to design, create and develop new products for our collections.

Our research and development activities mainly relate to the development of new patterns and designs for our fabrics, the research of innovative and technological materials with specific features, the design, modeling and development of new products and the creation of prototypes.

Each of our five existing brands has its own product development team who is responsible for research and development.

Lanvin, as a high fashion luxury brand, invested a lot in creative design and new products’ development. In recent years, Lanvin’s creative studio team made great efforts in studying the colors, characteristics, patterns of Jeanne Lanvin’s creative archives and interpret them in a much more modern way. Pencil cat bag collection is a good example. Lanvin also created two popular styles of sneakers – Bumper and Curb, which earned American NBA players, celebrities and street footwear fans’ recognition.

Innovation is at the heart of Wolford’s product worlds and is part of Wolford’s DNA. One core R&D topic at Wolford is the project working to develop recyclable products (Cradle to Cradle®) within the “Smart Textiles” sector network. In 2020, Wolford launched “Aurora 70 Tights,” the first technically recyclable tights, onto the market and continued to work on developing further recyclable tights. Wolford also supplemented its bestselling “Fatal Dress” with a recyclable alternative – “Aurora Tube Dress”. Wolford therefore reached key milestones enabling it to produce 50% of its existing products in line with the C2C concept by 2025. Wolford’s use of 3D printing, an area in which the company is playing a pioneering role, is also proving highly successful.

The DNA of Sergio Rossi is indeed the inspiration point for every new collection and it shows, through a constant dialog between past and present, how the brand’s archive is the crucial starting point for the design and development of each collection. From the launch of “The Living Heritage Project” (a passionate and intensive internal project of Sergio Rossi, which allowed for the creation of a physical historic archive, a digital platform dedicated to product history and the brand’s image and an exhibition space showing the brand history.) which archives Sergio Rossi’s designs for shoes, almost 6,000 historical models from all over the world have been collected and restored, representing the history of Sergio Rossi’s creative genius since the foundation of the brand in the 1950s. Simultaneously, more than 14,000 documents - drawings, look books, advertising and editorial images - have been recovered and digitized.

Innovation is a constant at St. John, as the design team is perpetually researching trends throughout the world, finding inspiration from vintage archives, and collaborating with fabric mills and yarn vendors. Our research and development will ensure that our knitwear techniques remain innovative and fresh, maintaining our spot as the leader in modern knitwear. Yarns are sourced throughout the world and processed through proprietary in-house machinery and techniques. Our knitting machines range from 3.5g to 18g, with seven different types of machine gauges enabling different types of knitted fabrics. Tweeds, for instance, incorporate up to eight different kinds of yarn, resulting in a textured weave with the comfort of a knit. On finer gauge machines, we utilize advanced techniques to create streamlined dresses and gowns with details like pleats, flares, and patterns. These knitted fabrications will remain the DNA of the brand.

At Raffaelle Caruso, tailoring quality and industrial technology are not in conflict. Sixty years of history has shaped what for Caruso is the concept of tailoring, and the company has been able to integrate the most modern technologies (such as the automatic cutting) in the service of work specialization; in this way, the technician can dedicate sufficient time to the care and craftsmanship of all those details considering works of art, such as our Milan buttonhole, one of the icons that make our integrated production unique. The soul of Caruso products is the fully canvassed tailoring. We consider our sartorial jackets to be natural, but, above all, alive: a structure skillfully hand basted using the finest Mongolian horsehair, cotton and wool, which makes it soft and light but able to maintain its shape like no synthetic material could. The more you wear it, the less you feel it.

Regulatory Environment

We are required to comply with the laws and regulations applying to our products and operations in the various jurisdictions in which we operate, particularly in relation to the protection of intellectual property rights, competition, product safety, packaging and labeling, import and processing of certain raw materials and finished goods, data protection, limits on cash payments, worker health and safety and the environment. Compliance with the applicable laws and regulations is monitored by governmental authorities and the principal objective of such regulations is to ensure that the products we market are safe and duly labeled and imported. Virtually all of our imported products are subject to custom duties and other taxes, which may impact the price of such products. We maintain compliance procedures and policies to assist in managing our import and export activities and ensure compliance with the laws and regulations of the jurisdictions where we operate.

Notwithstanding the foregoing, the luxury consumer goods industry is not particularly sensitive to trade or political tensions in general and we have not experienced any significant impact from trade or political tensions to date. The luxury consumer goods industry has been relatively stable compared to other industries, even during the COVID-19 pandemic (as a result of, among other things, the ability of many brands including ours to boost our e-commerce channels despite retail store closures), and the price sensitivity of our target consumers is relatively low.

Property, Plant and Equipment

We operate through manufacturing facilities, corporate offices, showrooms, warehouses, stores, land and other buildings around the world, which are in part owned by our portfolio brands and in part leased from third parties.

The following table sets forth information relating to owned real estate assets used in the conduct of our business as of the date of this document.

Location	Use	Approximate Square Meters
Via Stradone 600, San Mauro Pascoli, Italy	Factory, storage and offices	55,600
Nemčavci 78, 9000 Murska Sobota, Slovenia	Factory	27,145
No.9891, Pacifico Boulevard, Pacifico Industrial Park Tijuana B.C. Mexico Z.C. 22643	Factory	42,085

The total carrying value of our property, plant and equipment as of December 31, 2021 was €40,564 thousand.

Legal Proceedings

We are party to civil and administrative proceedings (including tax audits) and to legal actions in the normal course of our business, including with respect to labor matters and commercial agreements matters. Adverse decisions in one or more of these proceedings could require us to pay substantial damages. Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. An accrual is established in connection with pending or threatened litigation if a loss is probable and a reliable estimate can be made.

Lanvin Dispute

In 2018, we acquired a controlling stake in Arpège SAS and its subsidiary Jeanne Lanvin SA, which in turn owns the brand “Lanvin”. The shareholders’ agreement entered into by and between FIH and certain minority shareholders of Arpège SAS (as subsequently acceded to by FFG Lily (Luxembourg) S.à.r.l and then by FFG Lucky SAS, the “Lanvin SHA”) provides that certain matters require an affirmative vote of each member of the board of Arpège SAS representing minority shareholders, including the entry into any related party transactions. The minority shareholders currently own, in the aggregate, 7.48% of the equity securities in Arpège SAS.

In October 2021, after rounds of discussion and negotiation with the minority shareholders, we proposed to the members of the board of Arpège SAS representing minority shareholders that an authorization letter permitting the rest of the Lanvin Group to use the “Lanvin” name and brand as part of an international re-branding of Fosun Fashion Group be approved by the board of Arpège SAS. The re-branding was worldwide and well received by our investors and the press. At that time the minority shareholders did not object to the use of the “Lanvin” corporate name and merely suggested some changes to the terms of the authorization letter. We believed such terms were generally reasonable and would be quickly resolved in an amicable fashion. In March through May 2022, the parties continued discussions and negotiations in what appeared to us to be in an amicable and reasonable fashion.

In September 2022, we received a letter (the “Minority Shareholder Letter of September 2022”) from one of the minority shareholders (the “Alleging Shareholder”) alleging that we had improperly used the “Lanvin” corporate name in connection with our re-branding initiative and that they had not given formal approval pursuant to the terms of the Lanvin SHA prior to our re-branding. The Alleging Shareholder had also stated in the same letter that other minority shareholders also object to our use of the “Lanvin” name in connection with our re-branding initiative.

We have sought preliminary legal advice and believe we have strong legal defense to the foregoing allegations. No formal legal proceedings have been brought by the minority shareholders to date, and we are actively negotiating with the minority shareholders regarding a settlement of these allegations. Any such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurance that we will prevail in any legal proceeding that may be brought by the minority shareholders or that we will be able to settle these allegations on a timely basis or on terms that are acceptable to us, or at all. Accordingly, we might have to cease our use, at the group holding company level, of the “Lanvin” brand name, and change to another name (or revert to our previous name as Fosun Fashion Group) should we not prevail or settle these allegations. However, we do not expect that, even if we do not prevail or settle these allegations, the continued use of the Lanvin name by Arpège SAS and its subsidiaries, which constitute our Lanvin brand portfolio, will be affected.

Furthermore, pursuant to the Lanvin SHA, if Fosun loses its control over us, i.e., the possession, directly or indirectly, of the ability to direct or cause the direction of our policies and management, we may be obligated to cause the equity interest we hold indirectly in Arpège SAS to be transferred back to Fosun or its controlled affiliates. FFG Lucky SAS, our wholly-owned subsidiary, acquired certain equity securities in Arpège SAS in a series of permitted transfers by virtue of being an affiliate of Fosun Industrial Holdings Limited, the original shareholder of such equity securities. In the Minority Shareholder Letter of September 2022, the Alleging Shareholder further stated that, if FFG Lucky SAS cases to be an affiliate of Fosun Industrial Holdings Limited and/or Fosun, FFG Lucky SAS may be obligated to transfer the relevant equity securities in Arpège SAS back to Fosun Industrial Holdings Limited and/or Fosun.

We believe that the possibility of Fosun losing control over us in the foreseeable future is remote. Further, even if Fosun were to cease control of us and, in turn, FFG Lucky SAS, we believe there are valid defenses to the request by the minority shareholders of Arpège SAS that FFG Lucky SAS should transfer the relevant equity securities of Arpège SAS back to Fosun. Nevertheless, we cannot assure you that Arpège SAS will remain as our subsidiary at all times. If the relevant equity securities in Arpège SAS were to be transferred to Fosun or its controlled affiliates other than us, we will lose a substantial part of our revenue and operations, and we would likely lose all rights to use of the Lanvin name and Lanvin brand. The occurrence of any of these can result in substantial decline in the trading price of our Securities.

See “Risk Factors—Risks Relating to Our Business and Industry—The re-branding to Lanvin Group is being challenged by the minority shareholders of Arpège SAS. Arpège SAS, one of our subsidiaries, holds our Lanvin brand portfolio including the ‘Lanvin’ brand name. We cannot predict the outcome of such challenge and may have to discontinue the use by us, at the group holding company level, of the Lanvin brand name.”

MANAGEMENT

The following table sets forth certain information relating to our directors as of the date of this prospectus. Our board of directors is comprised of eight directors.

Board of Directors

Name	Age	Position
Yun Cheng	46	Chief Executive Officer, Chairman and Director
Tong “Max” Chen	41	Director
Zhen Huang	52	Director
Shunjiang Qian	58	Director
Mitchell Alan Garber	58	Independent Director
Jennifer Fleiss	39	Independent Director
Jurjan Wouda Kuipers	60	Independent Director
Ceci Kurzman	52	Independent Director

Set forth below is a brief biography of each of our directors:

Yun Cheng is our Chief Executive Officer, chairman and director. Apart from her appointments with the Lanvin Group, Ms. Cheng is also the Vice President and a Global Partner of Fosun International Limited (HKSE Stock Code: 0656). In addition, Ms. Cheng is the Chairman and CEO of French luxury brand Lanvin, a member of International Advisory Board of China Europe International Business School (CEIBS) and Advisory Committee of CEIBS Global Branding Strategy & Fashion Industry Research Fund. Ms. Cheng has extensive experience in investment and financing, corporate strategy and portfolio management. Prior to joining the Fosun Group, Ms. Cheng served as a CFO of DJI Innovation, Finance Director of TPG and Controller of GE Capital Group in Greater China. Ms. Cheng holds a Bachelor of Arts degree in Economics from Shanghai University of Finance and Economics and an EMBA Degree from the China Europe International Business School (CEIBS).

Tong “Max” Chen has served as a member of the board of directors and as the Chief Executive Officer of PCAC since its inception, and as the Chief Financial Officer since September 12, 2020. Mr. Chen is a partner and a founding member of Primavera Capital Group, which he joined in 2010. At Primavera, Mr. Chen is responsible for sourcing, executing and exiting a variety of deals in the consumer and technology sectors, including investments in Alibaba Group, Cainiao Smart Logistics, Alibaba Local Services Group, iResearch, Vitaco Health and Love Bonito. Prior to Primavera, Mr. Chen worked at the Investment Banking Division of Goldman Sachs in both Hong Kong and New York from 2003 to 2006. Mr. Chen holds a Bachelor of Arts degree in Applied Mathematics from Harvard College. He also received his JD and MBA degrees from Harvard Law School and Harvard Business School, respectively.

Zhen Huang is an Executive Director and Executive President of Fosun International Limited (HKSE Stock Code: 0656), the chairman of Shanghai Yuyuan Tourist Mart (Group) Co., Ltd. (SSE Stock Code: 600655), the director of Shede Spirits Co., Ltd. (SSE Stock Code: 600702), Shanghai Resource Property Consulting Co., Ltd., Shanghai Bailian Group Co., Ltd. (SSE Stock Code: 600827) and various companies within the Fosun Group, the non-executive director of Fosun Tourism Group (HKSE Stock Code: 01992) and the chairman of Baihe Jiayuan Network Group Co., Ltd. Mr. Huang was awarded “Top Ten Economic Figures in China’s Circulation Industry” and “National Outstanding Commercial Entrepreneur”. Mr. Huang holds a Bachelor degree in economics from Shanghai University of Finance and Economics and an MBA degree from Webster University.

Shunjiang Qian is the Co-CFO of Fosun International Limited (HKSE Stock Code: 0656), the director of Nanjing Iron & Steel, Nanjing Nangang and Nanjing Iron & Steel United Co., Ltd. Mr. Qian joined the Fosun Group in 2009 and is mainly responsible for financial line management. Prior to joining the Fosun Group,

Mr. Qian held positions at Shanghai Johnson Ltd., Orient Overseas Container Line (China) Co., Ltd., Johnson & Johnson (China) Investment Ltd., China Worldbest Group Co., Ltd. and Lianlian Yintong Electronic Payment Co., Ltd. Mr. Qian holds an MBA degree from Shanghai University of Finance and Economics.

Mitchell Alan Garber C.M. is one of our independent directors. Mr. Garber is a Canadian lawyer, a board member of Shutterfly Inc, Rackspace Technologies, The NHL Seattle Kraken and Aiola Inc. He was awarded the Order of Canada in 2019. Mr. Garber holds a BA from McGill University, a law degree from the University of Ottawa, an honorary doctorate from both the University of Ottawa and the University of Montreal, The McGill/Desautels Business School Achievement award, and The University of Ottawa Order of Merit.

Jennifer Fleiss is one of our independent directors. Ms. Fleiss is a co-founder of Rent the Runway, a former executive within Walmart’s tech incubator, a venture Partner with Volition Capital and a board member of Apollo Strategic Growth Capital, Party City and Shutterfly. Ms. Fleiss holds a BA (cum laude) in Political Science from Yale University and an MBA from Harvard Business School.

Jurjan Wouda Kuipers is one of our independent directors. Before his appointment as an independent director, Mr. Wouda Kuipers spent 22 years at Ernst & Young (EY) in New York. From 2017 to 2020, Mr. Wouda Kuipers was EY’s Senior International Tax Partner heading the Financial Services Offices’ Tax Desks, and his previous work experience includes the following positions as; Associate General Tax Counsel at Unilever and Associate at tax law firm Loyens & Volkmaars. For the past twenty years, Mr. Wouda Kupiers has served on the board of the Netherland-America Foundation (NAF). Mr. Wouda Kuipers holds three master of law degrees (University of Amsterdam, Taxation, 1991; Erasmus University Rotterdam, Corporate Law, Civil Law, 1987).

Ceci Kurzman is one of our independent directors. Ms. Kurzman is a music industry veteran and the founder of Nexus Management Group, Inc., a private investment company dedicated to innovative growth-stage businesses in the consumer, media and technology sectors. Ms. Kurzman currently serves on the board of directors of Revlon, where she is a member of the audit and compensation committee, Warner Music Group (NASDAQ: WMG), where she serves on the compensation and nomination and governance committees, as well as other public and private companies including Man Group (LON: EMG) and Hornblower Group. Ms. Kurzman also serves as a senior advisor at Dynasty Equity and Cityrock Funds. Ms. Kurzman is a graduate of Harvard College.

Board of Directors

Our board of directors consists of eight directors as of the date of this prospectus. Of these eight directors, four are independent. These four independent directors were selected and approved by our board of directors through a process that sought to find diversity of experience, expertise and perspectives, as well as deep understandings of different businesses, practices and markets relevant to our operations. We may by a resolution of the directors from time to time fix the maximum and minimum number of directors to be appointed, but unless such numbers are fixed as aforesaid, our board of directors shall consist of not less than one director and there shall be no maximum number of directors. A director may vote in respect of any contract or transaction in which he/she is interested provided that the nature of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with us must declare the nature of his interest at a meeting of the directors. No non-employee director has a service contract with us that provides for benefits upon termination of service.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties us, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in the best interests of the Company. Our directors also have a duty to exercise their powers only for a proper purpose, a duty to avoid conflicts of interest and of duty, a duty to disclose personal interest in contracts involving us, a duty not to make secret profits from the directors’ office and a duty to act with skill, care and diligence. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the rights vested thereunder in the holders of the shares. We have the right to seek damages if a duty owed by our directors is breached. In certain limited exceptional circumstances, one or more shareholders may have the right to seek damages in our name if a duty owed by our directors is breached.

Senior Management

The following individuals comprise our senior management as of the date of this prospectus:

•	Yun Cheng as Chairman and Chief Executive Officer;

•	Kat Yu David Chan as Executive President and interim Chief Financial Officer;

•	Xiaojing Grace Zhao as Executive President; and

•	Gong Cheng as Chief Risk Officer.

Mr. Shang Hsiu Koo was our Chief Financial Officer from October 2021 until his resignation in January 2023. Mr. Koo’s resignation did not result from any dispute or disagreement with our Company or our board of directors regarding our practices, policies, or otherwise. Mr. Kat Yu David Chan, our Executive President, is acting as our Chief Financial Officer on an interim basis while we undertake a search for Mr. Koo’s replacement.

Summary biographies of members of the senior management are set out below. For the biography of Ms. Cheng, please refer to “—Board of Directors” above.

Kat Yu David Chan, 41, has been the Executive President and Co-COO of Lanvin Group since inception. Mr. Chan is also acting as the interim Chief Financial Officer of Lanvin Group until a permanent replacement is appointed. He currently serves as board member of Lanvin, Sergio Rossi, St. John and Caruso. At Lanvin Group, Mr. Chan is responsible for leading multiple aspects of Lanvin Group’s activities including merging and acquisition, brand operation, setting the vision and strategy, key personnel recruitment, and define and track key success factors and guidelines for the portfolio brands. Mr. Chan has led the acquisition of Lanvin , Sergio Rossi, St. John and Oasis Fashion, which later rebranded to become Fosun Fashion Brand Management. Prior to joining the Lanvin Group, Mr. Chan served as the board observer of Cirque de Soleil, and Managing Director at China Momentum Fund, a cross-border private equity fund under Fosun International. Prior to joining Fosun, Mr. Chan was the Investment Professional at Alcentra, a subsidiary under BNY Mellon. Mr. Chan holds a Bachelor’s Degree with dual majors in Economics and Mathematics from Emory University.

Xiaojing “Grace” Zhao, 52, has been the Executive President and Co-COO of Lanvin Group since 2020. She has also been the Fosun Global Partner and Partner in Fosun Happiness Operation Committee since January 2022. Ms. Zhao joined the Lanvin Group in November 2019 as Managing Director of Lanvin Asia Pacific and was promoted to Directeur Generale Delegue of Jeanne Lanvin Group SA in September 2020. Ms. Zhao started her career in Louis Vuitton before moving to Celine and Burberry China as China business head. With over 20 years of experience in luxury industry serving international brands, Ms. Zhao has accumulated rich experiences in marketing, retail operations, network planning and digital developments. Prior to Lanvin Group, Ms. Zhao was President for Dolce & Gabbana Asia Pacific, located in Hong Kong. Ms. Zhao holds a Bachelor’s degree in International Commerce from Tianjin Foreign Language Institute and Licence of Economic and Social Administration from Bordeaux University.

Gong Cheng, 34, is our Chief Risk Officer. Mr. Cheng has been with the Lanvin Group since 2018 in various legal roles and was appointed as the Chief Risk Officer of the Group since September 2021. Prior to joining the Lanvin Group, Mr. Cheng served as legal counsel in an offshore private equity fund managed by Fosun. From 2012 to 2017, he was an attorney at Deheng Law Offices and Junhe LLP, where he specialized in capital markets and securities law. Mr. Cheng holds a Bachelor of Law degree from East China University of Political Science and Law. He also received his Master of Laws degree from Boston University, School of Law. Mr. Cheng is also a part-time tutor at East China University of Political Science and Law, Wenbo College.

Terms of Directors and Executive Officers

A director shall hold office until such time as he or she is removed from office by ordinary resolution or in accordance with the Amended Articles.

Our officers are elected by, and serve at the discretion of, the board of directors.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee’s members and functions are described below.

Audit Committee

The audit committee consists of Mitch Alan Garber, Ceci Kurzman and Jurjan Wouda Kuipers. Mr. Kuipers is the chairperson of the audit committee. Mr. Kuipers satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Mr. Garber, Ms. Kurzman and Mr. Kuipers satisfies the requirements for an “independent director” within the meaning of the NYSE listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act and is financially literate.

The audit committee oversees our accounting and financial reporting processes. The audit committee is responsible for, among other things:

•	overseeing the relationship with our independent auditors, including:

•	appointing, retaining and determining the compensation of our independent auditors;

•	approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•	discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•	reviewing a least annually the qualifications, performance and independence of the independent auditors;

•

reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by us and all other material written communications between the independent auditors and management; and

•	reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•

overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•	reviewing and recommending all related party transactions to our board of directors for approval, and reviewing and approving all changes to our related party transactions policy;

•	reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of our internal controls;

•	overseeing risks and exposure associated with financial matters; and

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

The compensation committee consists of Yun Cheng, Tong “Max” Chen, Jennifer Fleiss and Mitch Alan Garber. Mr. Garber is the chairperson of the compensation committee. Each of Ms. Fleiss and Mr. Garber satisfies the requirements for an “independent director” within the meaning of the NYSE listing rules.

The compensation committee is responsible for, among other things:

•

reviewing at least annually the goals and objectives of our executive compensation plans, and amending, or recommending that our board of directors amend, these goals and objectives if the committee deems it appropriate;

•

reviewing at least annually our executive compensation plans in light of our goals and objectives with respect to such plans, and, if the committee deems it appropriate, adopting, or recommending to our board of directors the adoption of, new, or the amendment of existing, executive compensation plans;

•

evaluating at least annually the performance of our executive officers in light of the goals and objectives of our compensation plans, and determining and approving the compensation of such executive officers;

•	evaluating annually the appropriate level of compensation for our board of directors and committee service by non-employee directors;

•	reviewing and approving any severance or termination arrangements to be made with any executive officer of us;

•	reviewing perquisites or other personal benefits to our executive officers and directors and recommend any changes to our board of directors; and

•	administering our equity plans.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Yun Cheng, Tong “Max” Chen, Ceci Kurzman and Jennifer Fleiss. Ms. Cheng is the chairperson of the nominating and corporate governance committee. Each of Ms. Kurzman and Ms. Fleiss satisfy the requirements for an “independent director” within the meaning of the NYSE listing rules.

The nominating and corporate governance committee assists the board of directors in evaluating nominees other than the existing directors to the board of directors and its committees. In addition, the nominating and corporate governance committee is responsible for, among other things:

•	reviewing annually with the board of directors the characteristics such as knowledge, skills, qualifications, experience and diversity of directors other than the existing directors;

•	overseeing our environmental, social and governance risks, strategies, policies, programs and practices to further our business purpose, strategy, culture, values and reputation;

•	overseeing director training and development programs; and

•

advising the board of directors periodically with regards to significant developments in the law and practice of corporate governance as well as compliance with applicable laws and regulations, and making recommendations to the board of directors on all matters of corporate governance and on any remedial action to be taken.

Foreign Private Issuer Status

We are a Cayman Islands exempted company incorporated in 2021 with limited liabilities. We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2023. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are a non-U.S. company with foreign private issuer status and are listed on the NYSE. NYSE market rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, our home country, may differ significantly from NYSE corporate governance listing standards. Among other things, we are not required to have:

•	a majority of the board of directors consist of independent directors;

•	a compensation committee consisting of independent directors;

•	a nominating and corporate governance committee consisting of independent directors; or

•	regularly scheduled executive sessions with only independent directors each year.

We intend to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE applicable to U.S. domestic public companies.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We seek to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles designed to guide our business practices—compliance, integrity, respect and dedication. Our Code of Business Conduct and Ethics applies to all directors, officers, employees and extended workforce, including the Chairman and Chief Executive Officer, Executive President, Chief Financial Officer and other officers. Relevant sections of the code also apply to members of our board of directors. We expect our suppliers, contractors, consultants, and other business partners to follow the principles set forth in our Code of Business Conduct and Ethics when providing goods and services to us or acting on our behalf.

Diversity and Inclusion Policy

We have adopted a Diversity and Inclusion Policy intended to achieve our diversity goals through regular review and monitoring. As an international organization across various continents, we are mindful of the different market practices that apply in the countries in which will operate and recognizes the importance of ethnic and cultural diversity in our management and workforce. We recognize that each individual is unique, and diversity encompasses many dimensions. As such, we recognize all types of diversity under the policy. The policy applies to all directors, officers, employees and extended workforce, including our directors and executive officers.

Compensation of Directors and Executive Officers

In 2022, we paid an aggregate of €3.4 million (using the average exchange rate for the year of 2022) in cash compensation and benefits in kind to our directors and executive officers as a group. Our executive officers receive the awards under the BF Plan. For information regarding share awards granted to our directors and executive officers, see the section entitled “—Share Incentive Plan.”

Employment Agreements and Indemnification Agreements

Each of our executive officers is party to an employment agreement with our subsidiaries in the PRC. The employment of the executive officers under these employment agreements is for fixed periods of up to three (3) years, but may be extended by mutual agreement between such employer and the officer. The agreements may be terminated by the employer for cause at any time without advance notice or for any other reason by giving prior written notice or by paying certain compensation, and the executive officer may terminate his or her employment at any time by giving the employer prior written notice. The employment agreements with the executive officers also include confidentiality, non-disclosure restrictions that apply during employment and for certain periods following termination of employment. Certain officers’ employment agreements also contain provisions on non-competition and non-solicitation, as well as proprietary information and inventions assignment.

We have entered into indemnification agreements with each of our directors. Under these agreements, we agree to indemnify each director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of the Company.

Share Incentive Plan

Brilliant Fashion Incentive Award Plan

In December 2021, we adopted a share economic beneficial interest right scheme that modifies all RSUs granted under the RSU Scheme into share economic beneficial interest rights under the share economic beneficial interest rights scheme (the “SEBIRs scheme” or “BF Plan”) administered by Brilliant Fashion

Holdings Limited (“BF”), which has been established for the BF Plan. The BF Plan seeks to modify the RSU scheme originally adopted by FFG in 2020, which demonstrates our intention to attract the best available personnel and to provide additional incentives to employees, directors and consultants to us. The BF Plan provides for the issuance of up to an aggregate of 32,129,493 class B ordinary shares with the par value of $1.00 in BF (“BF Shares”), which corresponds to the economic interests in 8,651,247 Ordinary Shares (the “Awards”), by virtue of BF’s shareholding in our Company. The BF Plan allows us to grant Awards and options to purchase Awards to persons including our employees, non-employee directors and consultants. As of the date of this prospectus, Awards and options to purchase Awards that tie to the economic beneficiary interests in relation to 7,092,012 Ordinary Shares are outstanding, of which Awards and options to purchase Awards that tie to the economic beneficiary interests in relation to 4,817,647 Ordinary Shares are held by our current executive officers and directors as a group.

Plan Administration. The BF Plan is administered by the board of directors of BF from time to time.

Eligibility. Employees, directors and consultants of BF and its Related Entities. A “Related Entity” for the purpose of this clause includes any parent or subsidiary of BF and Lanvin Group and any business, corporation, partnership, limited liability company or other entity in which (i) BF, (ii) Lanvin Group or (iii) a parent or subsidiary of BF or Lanvin Group holds a substantial ownership interest, directly or indirectly.

Participation. Participants of the BF Plan will be offered the Awards under an Award Agreement, with such terms and conditions of each Award including, but not limited to, repurchase provisions, termination provisions, form of payment (cash or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria as may be determined by the administrator of the BF Plan.

Transferability. Subject always to applicable laws, Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the participant, to the extent and in the manner as set forth in the Award Agreement or otherwise authorized by the administrator, in accordance with the terms and conditions of the BF Plan and the respective Award Agreement.

Certain transactions. In the event of certain transactions or events affecting our shares, we or our respective successor entities, such as a “Corporate Transaction,” including (as determined by the board of directors of BF acting reasonably) (i) a merger or consolidation in which we are not the surviving entity; (ii) the sale, transfer of other disposition of all or substantially all of our assets; (iii) the completion liquidation or dissolution of us; (iv) certain reserve merger involving us; or (v) certain acquisitions by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities, the outstanding Awards may automatically become fully vested and exercisable.

Plan amendment; termination. The board of BF may amend, suspend or terminate the BF Plan at any time, subject to shareholders’ approval (if so required under applicable laws). The BF Plan will terminate on the tenth anniversary of the later of: (i) its effective date; and (ii) the date when the board of BF approved the most recent increase in the number of BF Shares subject to the BF Plan.

The following table summarizes, as of the date of this prospectus, the number of ordinary shares underlying the outstanding Awards and options to purchase Awards we have granted to our directors and executive officers:

	Ordinary Shares Underlying Awards / Options to Purchase Awards	Exercise Price (€/Share)	Date of Grant(1)	Date of Expiration
Executive Officers
Yun Cheng	2,555,035(1)	3.71 and 7.58	December 17, 2021	September 23, 2029 and 2031
	*(2)	—	December 17, 2021	—
Kat Yu David Chan	*(1)	3.71 and 7.58	December 17, 2021	September 23, 2029 and 2031
	*(2)	—	December 17, 2021	—
Xiaojing Grace Zhao	*(1)	7.58	December 17, 2021	November 26, 2029
Gong Cheng	*(1)	3.71 and 7.58	December 17, 2021	September 23, 2029 and 2031
	*(2)	—	December 17, 2021	—
Shang Hsiu Koo(3)	*(1)	7.58	December 17, 2021	October 8, 2031

*	Less than 1% of our total outstanding shares.
(1)	Represents options to purchase Awards.
(2)	Represents Awards.
(3)

Mr. Koo was the Chief Financial Officer of Lanvin Group from October 2021 until his resignation in January 2023. Mr. Koo’s resignation did not result from any dispute or disagreement with our Company or our board of directors regarding our practices, policies, or otherwise. Vested Awards as of the date of his resignation was retained by Mr. Koo, and unvested Awards as of the same date was forfeited and canceled.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus:

•	each person who beneficially owns 5.0% or more of the issued and outstanding Ordinary Shares;

•	each person who is an executive officer or director; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. Such securities, however, are deemed to be outstanding only for the purpose of computing the percentage beneficial ownership of that person but are not deemed to be outstanding for the purpose of computing the percentage beneficial ownership of any other person. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 130,971,070 Ordinary Shares issued and outstanding as of the date of this prospectus.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

Name of Beneficial Owner

	Ordinary Shares	% of Total Ordinary Shares / Voting Power
Principal Shareholders
Fosun International Limited(1)	85,054,571	64.9%
Fosun Fashion Holdings (Cayman) Limited(1)	78,982,980	60.3%
Primavera Capital Acquisition LLC(2)	15,280,000	10.8%
Brilliant Fashion Holdings Limited(3)	8,651,247	6.6%
Natixis(4)	7,919,466	6.0%
Directors and Executive Officers(5)
Yun Cheng(3)	8,651,247	6.6%
Tong “Max” Chen	—	—
Zhen Huang	—	—
Shunjiang Qian	—	—
Mitchell Alan Garber(6)	*	*
Jennifer Fleiss	—	—
Jurjan Wouda Kuipers	—	—
Ceci Kurzman	—	—
Kat Yu David Chan(7)	*	*
Xiaojing Grace Zhao(7)	*	*
Gong Cheng(7)	*	*
All directors and executive officers as a group (11 individuals)	9,073,159	6.9%

*	Less than 1% of the total number of issued and outstanding Ordinary Shares

(1)

Represents (i) 78,982,980 Ordinary Shares held by Fosun Fashion Holdings (Cayman) Limited, including Ordinary Shares issued to Fosun Fashion Holdings (Cayman) Limited pursuant to the Initial PIPE Subscription Agreements, and (ii) 6,071,591 Ordinary Shares held by Yujing Fashion (BVI) Limited. Fosun Fashion Holdings (Cayman) Limited is wholly-owned by Fosun International Limited (HKSE Stock Code: 0656). Yujing Fashion (BVI) Limited is wholly-owned by Yu Jing Industrial Limited, which is in turn wholly owned by Shanghai Yuyuan Tourist Mart (Group) Co., Ltd (SSE Stock Code: 600655). Shanghai Yuyuan Tourist Mart (Group) Co., Ltd (SSE Stock Code: 600655) is majority-owned by Fosun International Limited (HKSE Stock Code: 0656) indirectly through a number of intermediate subsidiaries. The business address of Fosun Fashion Holdings (Cayman) Limited is 3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai, 200010, China. The business address of Yujing Fashion (BVI) Limited is Fuxing Rd East 2, Shanghai, 200010, China.

(2)

Represents the number of Ordinary Shares beneficially owned by the Sponsor, consisting of (i) 5,000,000 Ordinary Shares held by the Sponsor, and (ii) 10,280,000 Ordinary Shares issuable upon the exercise of 10,280,000 Private Placement Warrants. The business address of the Sponsor is 41/F Gloucester Tower, 15 Queen’s Road Central, Hong Kong. Fred Hu is the sole manager of the Sponsor and has voting and investment discretion with respect to the Ordinary Shares held of record by the Sponsor. Accordingly, all of the Ordinary Shares held by the Sponsor may be deemed to be beneficially held by Fred Hu.

(3)

Represents 8,651,247 Ordinary Shares held by Brilliant Fashion Holdings Limited, which is the settlor of our employee incentive award plan trust with Futu Trustee Limited as the trustee. See the section titled “Management—Share Incentive Plan.” As the sole director of Brilliant Fashion Holdings Limited, Yun Cheng is the administrator of our employee incentive award plan. In addition, Yun Cheng is the sole shareholder of Creative Fashion Holdings Limited, which holds the sole voting share (Class A ordinary share) of Brilliant Fashion Holdings Limited. Therefore, Yun Cheng has voting power and dispositive power over Ordinary Shares held by Brilliant Fashion Holdings Limited and may be deemed the beneficial owner of such Ordinary Shares, including 1,619,752 of which, Yun Cheng has dispositive power over due to her right to receive within 60 days after the date of this prospectus the economic beneficiary interest corresponding to such number of Ordinary Shares pursuant to our employee incentive award plan. The business address of Brilliant Fashion Holdings Limited is 3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai, 200010, China.

(4)

In respect of the 7,919,466 Ordinary Shares held by Natixis, Fosun International Limited entered into a financing total return swap (“TRS”) with Natixis, as evidenced by a Confirmation dated as of September 16, 2019 and governed by an ISDA Master Agreement dated as of September 12, 2017 between Natixis and Fosun International Limited, as such confirmation or agreement (as the case may be) may be amended and supplemented from time to time, pursuant to which, among other things, Natixis passed through to Fosun International Limited the full economic exposure to LGHL after the Merger Effective Time (as defined within the TRS).

(5)	The business address of each of the directors and executive officers of the Company is 3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai, 200010, China.

(6)

Represents 421,912 Ordinary Shares held by Stephenson Management Inc., a holding company wholly-owned by Mitchell Alan Garber and his spouse Anne-Marie Boucher. The business address of Stephenson Management Inc. is 2200 Stanley Street, Montreal, Quebec H3A1R6, Canada.

(7)

Represents Ordinary Shares held by Brilliant Fashion Holdings Limited over which such person has dispositive power due to such person’s right to receive within 60 days after the date of this prospectus the economic beneficiary interest corresponding to such number of Ordinary Shares pursuant to our employee incentive award plan.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares or warrants being offered for resale by this prospectus, consisting of:

•	up to 15,327,225 of PIPE Shares;

•	up to 4,500,000 Ordinary Shares issued to Aspex;

•	up to 4,999,999 Ordinary Shares issued to Meritz;

•	up to 97,628,302 Ordinary Shares issued to FFG Selling Securityholders;

•	up to 5,000,000 Ordinary Shares issued to the Sponsor;

•	up to 11,280,000 Private Placement Warrants;

•	up to 11,280,000 Ordinary Shares that are issuable upon the exercise of Private Placement Warrants; and

•	up to 15,000,000 Ordinary Shares that are issuable upon the conversion of one Convertible Preference Share.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus other than through a public sale.

The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of Ordinary Shares and Warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include the issuance by us of up to 20,699,969 Ordinary Shares upon the exercise of outstanding Public Warrants, which is covered by this prospectus, but reflects up to 11,280,000 Ordinary Shares issuable upon the exercise of Private Placement Warrants.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The percentage of our Ordinary Shares beneficially owned is computed on the basis of 130,971,070 Ordinary Shares issued and outstanding as of the date of this prospectus.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Securities beneficially owned prior to this offering				Securities to be sold in this offering(†)			Securities beneficially owned after this offering(††)
Name of Selling Securityholder	Ordinary Shares(1)%		Warrants(2)%		Ordinary Shares		Warrants	Ordinary Shares	%	Warrants	%
Fosun International Limited(3)	85,054,571	64.9%	—	—	85,054,571		—	—	—	—	—
Talent Insight Project Company Limited(4)	3,296,802	2.5%	—	—	3,296,802		—	—	—	—	—
Natixis(5)	7,919,466	6.0%	—	—	7,919,466		—	—	—	—	—
Lucky Palm Investments Limited(6)	1,599,365	1.2%	—	—	1,599,365		—	—	—	—	—
Stephenson Management Inc. (7)	421,912	*	—	—	421,912		—	—	—	—	—
AOK Investments LLC(8)	26,291	*	—	—	26,291		—	—	—	—	—
Marco Ceccarelli(9)	35,637	*	—	—	35,637		—	—	—	—	—
LUX Regency (International) Holding Limited(0)	413,701	*	—	—	413,701		—	—	—	—	—
Baozun Hongkong Investment Limited(11)	1,621,790	1.2%	—	—	1,621,790		—	—	—	—	—
Target Gain International Limited(12)	275,372	*	—	—	275,372		—	—	—	—	—
Great Pacific Enterprises Ltd(13)	437,895	*	—	—	437,895		—	—	—	—	—
ITOCHU Corporation(14)	750,316	*	—	—	750,316		—	—	—	—	—
Stella International Limited(15)	1,175,790	1.0%	—	—	1,175,790		—	—	—	—	—
Fantasy Gamma Limited(16)	275,372	0.2%	—	—	275,372		—	—	—	—	—
Brilliant Fashion Holdings Limited(17)	8,651,247	6.6%	—	—	8,651,247		—	—	—	—	—
Meritz Securities Co., Ltd. (18)	4,999,999	3.8%	—	—	19,999,999	(19)	—	—	—	—	—
HongKong Golden A&A Co., Limited(20)	200,000	*	—	—	200,000		—	—	—	—	—
Handsome Corporation(21)	800,000	1.0%	—	—	800,000		—	—	—	—	—
Primavera Capital Acquisition LLC(22)	15,280,000	10.8%	10,280,000	—	15,280,000		10,280,000	—	—	—	—
Aspex Master Fund(23)	5,500,000	4.2%	1,000,000	—	5,500,000		1,000,000	—	—	—	—

*	Less than 1% of the total number of issued and outstanding Ordinary Shares

(†)

The amounts set forth in this column are the number of Ordinary Shares or Private Placement Warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Ordinary Share or Warrant that the Selling Securityholder may own beneficially or otherwise.

(††)	Assumes the sale of all of the securities offered by the Selling Securityholders.

(1)	Represents Ordinary Shares, including Ordinary Shares issuable upon the exercise of Private Placement Warrants.

(2)	Represents Private Placement Warrants.

(3)

Represents (i) 78,982,980 Ordinary Shares held by Fosun Fashion Holdings (Cayman) Limited, including 12,415,861 Ordinary Shares issued to Fosun Fashion Holdings (Cayman) Limited pursuant to the Initial PIPE Subscription Agreements, and (ii) 6,071,591 Ordinary Shares held by Yujing Fashion (BVI) Limited. Fosun Fashion Holdings (Cayman) Limited is wholly-owned by Fosun International Limited (HKSE Stock Code: 0656). Yujing Fashion (BVI) Limited is wholly-owned by Yu Jing Industrial Limited, which is in turn wholly owned by Shanghai Yuyuan Tourist Mart (Group) Co., Ltd (SSE Stock Code: 600655). Shanghai Yuyuan Tourist Mart (Group) Co., Ltd (SSE Stock Code: 600655) is majority-owned by Fosun International Limited (HKSE Stock Code: 00656) indirectly through a number of intermediate subsidiaries. The business address of Fosun Fashion Holdings (Cayman) Limited is 3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai, 200010, China. The business address of Yujing Fashion (BVI) Limited is Fuxing Rd East 2, Shanghai, 200010, China. Fosun is our controlling shareholder. For material relationships with Fosun, see “Certain Relationships and Related Person Transactions—Other Related Party Transactions.”

(4)

The business address of Talent Insight Project Company Limited is Portcullis Chambers, 4th Floor, Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Islands VG1110.

(5)

In respect of the 7,919,466 Ordinary Shares held by Natixis, Fosun International Limited entered into the TRS with Natixis, as evidenced by a Confirmation dated as of September 16, 2019 and governed by an ISDA Master Agreement dated as of September 12, 2017 between Natixis and Fosun International Limited, as such confirmation or agreement (as the case may be) may be amended and supplemented from time to time, pursuant to which, among other things, Natixis passed through to Fosun International Limited the full economic exposure to LGHL after the Merger Effective Time (as defined within the TRS). The business address of Natixis is 7 promenade Germaine Sablon, 75013 Paris, France.

(6)	The business address of Lucky Palm Investments Limited is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(7)

The business address of Stephenson Management Inc. is 2200 Stanley Street, Montreal, Quebec, H3A 1R6, Canada. Stephenson Management Inc. is wholly owned by our director, Mitchell Alan Garber and his spouse Anne-Marie Boucher. As such, Mr. Garber may be deemed to beneficially own such shares.

(8)	The business address of AOK Investments LLC is 15821 Ventura Blvd. 370, Encino CA 91436, United States of America.

(9)	The business address of Marco Ceccarelli is 21235 Rue-Euclide-Lavigne, Sainte-Anne-De Bellevue, Quebec, H9X 4C9, Canada.

(10)	The business address of LUX Regency (International) Holding Limited is 1575 Bayview RD Oakville, Ontario L6L 1A2, Canada.

(11)	The business address of Baozun Hongkong Investment Limited is No. 1-9, Lane 510, West Jiangchang Road, Shanghai, China.

(12)	The business address of Target Gain International Limited is 11/F, Gold Union Commercial Building, 70-72 Connaught Road West, Sheung Wan, Hong Kong.

(13)	The business address of Great Pacific Enterprises Ltd is No.900, Huzhi Avenue, Huzhou, Zhejiang Province, China.

(14)	The business address of ITOCHU Corporation is 5-1, Kita-aoyama 2-Chome, Minato-ku, Tokyo, 107-8077, Japan.

(15)	The business address of Stella International Limited is Flat C, 20/F, MG Tower, 133 Hoi Bun Road, Kowloon, Hong Kong.

(16)	The business address of Fantasy Gamma Limited is 10/F, Seaview Centre, 139-141 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

(17)

Represents 8,651,247 Ordinary Shares held by Brilliant Fashion Holdings Limited, which is the settlor of our employee incentive award plan trust with Futu Trustee Limited as the trustee. For material relationships with Brilliant Fashion Holdings Limited, see “Management—Share Incentive Plan.” As the sole director of Brilliant Fashion Holdings Limited, Yun Cheng is the administrator of our employee incentive award plan. In addition, Yun Cheng is the sole shareholder of Creative Fashion Holdings Limited, which holds the sole voting share (Class A ordinary share) of Brilliant Fashion Holdings Limited. Therefore, Yun Cheng has voting power and dispositive power over Ordinary Shares held by Brilliant Fashion Holdings Limited and may be deemed the beneficial owner of such Ordinary Shares, including 1,619,752 of which, Yun Cheng has dispositive power over due to her right to receive within 60 days after the date of this prospectus the economic beneficiary interest corresponding to such number of Ordinary Shares pursuant to our employee incentive award plan. The business address of Brilliant Fashion Holdings Limited is 3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai, 200010, China.

(18)

Represents 4,999,999 Ordinary Shares held by Meritz. The business address of Meritz is 31F, Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Korea 07326. For material relationships with Meritz, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Meritz Private Placement.”

(19)

Represents (i) 4,999,999 Ordinary Shares held by Meritz and (ii) 15,000,000 Ordinary Shares, which is the maximum number of Ordinary Shares issuable to Meritz upon conversion of one Convertible Preference Share held by Meritz, without regard to any conditions on conversion under the Meritz Relationship Agreement. In accordance with the registration rights granted under the Meritz Relationship Agreement, this prospectus covers the resale of the maximum number of Ordinary Shares issuable upon conversion of one Convertible Preference Share. As the conversion ratio may be adjusted and is calculated based on factors including average closing price of our Ordinary Shares, the number of Ordinary Shares that will actually be issued upon the conversion of the Convertible Preference Share may be less than 15,000,000. In addition, under the terms of the Meritz Relationship Agreement, Meritz may not convert the Convertible Preference Share until the occurrence of certain specified events of default.

(20)	The business address of HongKong Golden A&A Co., Limited is Floor 2, Building 2, No. 351, Sizhuan Road, Sijing Town, Songjiang District, Shanghai, China, 201601.

(21)	The business address of Handsome Corporation is 11F Handsome Building, 523, Dosan-daero, Gangnam-gu, Seoul, Republic of Korea.

(22)

Represents the number of Ordinary Shares beneficially owned by the Sponsor, consisting of (i) 5,000,000 Ordinary Shares held by the Sponsor, and (ii) 10,280,000 Ordinary Shares issuable upon the exercise of 10,280,000 Private Placement Warrants. The business address of the Sponsor is 41/F Gloucester Tower, 15 Queen’s Road Central, Hong Kong. Fred Hu is the sole manager of the Sponsor and has voting and investment discretion with respect to the Ordinary Shares held of record by the Sponsor. Accordingly, all of the Ordinary Shares held by the Sponsor may be deemed to be beneficially held by Fred Hu. For material relationships with the Sponsor, see “Certain Relationships and Related Person Transactions.”

(23)

Represents the number of Ordinary Shares beneficially owned by Aspex, consisting of (i) 4,500,000 Ordinary Shares held by Aspex, and (ii) 1,000,000 Ordinary Shares issuable upon the exercise of the 1,000,000 Private Placement Warrants. The business address of Aspex Master Fund is c/o Aspex Management (HK) Limited, 16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Founder Shares

In July 2020, PCAC initial shareholders paid $25,000 to cover certain of its offering and formation costs in exchange for 8,625,000 founder shares (after giving effect to a share recapitalization), which founder shares were transferred to the Sponsor on August 24, 2020. On August 24, 2020, the Sponsor then transferred 215,625 founder shares to Chenling Zhang for an aggregate purchase price of $625, or approximately $0.003 per share. On September 21, 2020, PCAC effected a share capitalization, pursuant to which an additional 2,000,000 founder shares were issued for no consideration, resulting in there being 10,625,000 founder shares outstanding. Following a share capitalization on September 21, 2020 and Chenling Zhang’s waiver of her right to receive shares under such capitalization, the Sponsor held an aggregate of 10,409,375 founder shares and then, on January 5, 2021, in connection with entering into certain forward purchase agreements, transferred to Sky Venture and Aspex an aggregate of 1,000,000 founder shares for no cash consideration. On December 30, 2020, the Sponsor then transferred including 40,000 founder shares to Muktesh Pant, 40,000 founder Shares to Teresa Teague and 40,000 founder shares to Sonia Cheng, each being a director of PCAC, for an aggregate purchase price of $120, $120 and $120, respectively, or approximately $0.003 per share. On January 21, 2021, PCAC effected a share capitalization pursuant to which 1,725,000 founder shares were issued, resulting in 12,350,000 founder shares outstanding, of which 11,014,375 founder shares are held by the Sponsor.

Sponsor Support Deed

Concurrently with the execution of the Business Combination Agreement, PCAC, the Company, the Sponsor, other holders of founder shares and FFG entered into a sponsor support deed (the “Sponsor Support Deed”), pursuant to which the Sponsor and such other holders of founder shares agreed to, among other things, (i) vote all of their ordinary shares and preferred shares of PCAC held of record or thereafter acquired in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) be bound by certain covenants and agreements in the Business Combination Agreement, including non-solicitation and (iii) be bound by certain transfer restrictions with respect to their shares of PCAC, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Deed, and pursuant to which the Sponsor also agreed to, immediately prior to the consummation of the Initial Merger, irrevocably forfeit and surrender certain Class B ordinary shares of PCAC to PCAC for nil consideration. On October 28, 2022 and in connection with the execution of Amendment No. 3 to the Business Combination Agreement, parties to the Sponsor Support Deed entered into amendment No. 1 to the Sponsor Support Deed, pursuant to which the Sponsor was no longer required to surrender any Class B ordinary shares of PCAC. On December 2, 2022 and in connection with the execution of Amendment No. 4 to the Business Combination Agreement, the Sponsor entered into a letter agreement with PCAC and us, among other parties, pursuant to which the Sponsor irrevocably surrendered, immediately prior to the closing of the Business Combination, 6,014,375 Class B ordinary shares of PCAC to PCAC for nil consideration, which shares were canceled by PCAC immediately upon the surrender thereof, such that after giving effect to the share surrender, the number of Class B ordinary shares of PCAC held by the Sponsor was reduced to 5,000,000. We issued 5,000,000 Ordinary Shares in exchange for the 5,000,000 founder shares held by the Sponsor.

Sponsor Private Placement Warrants

The Sponsor purchased an aggregate of 10,280,000 private placement warrants of PCAC, each exercisable to purchase one PCAC Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $10,280,000 in the aggregate, in a private placement that closed simultaneously with the closing of PCAC’s initial public offering. Upon the consummation of the Business Combination, each PCAC warrant outstanding immediately prior to the Business Combination was assumed by us and converted into our Warrant. See “Description of Share Capital—Warrants.”

Forward Purchase Agreements

Prior to its initial public offering, PCAC entered into a forward purchase agreement with each of Sky Venture and Aspex, pursuant to which each of Sky Venture and Aspex committed to subscribe for and purchase 4,000,000 PCAC Class A ordinary shares, plus 1,000,000 PCAC warrants, or the forward purchase units, for an aggregate purchase price equal to $40 million immediately prior to the Initial Merger Effective Time. In connection with these forward purchase agreements, the Sponsor transferred to each of Sky Venture and Aspex 500,000 founder shares for no cash consideration. Sky Venture subsequently defaulted on its obligations under its forward purchase agreement to purchase the forward purchase units at the agreed time and PCAC canceled the 500,000 founder shares held by Sky Venture.

The founder shares transferred to Aspex were subject to similar contractual conditions and restrictions as the founder shares issued to the Sponsor. The forward purchase warrants had the same terms as PCAC’s public warrants. The forward purchase agreement also provides that Aspex is entitled to registration rights with respect to its (A) forward purchase securities and PCAC Class A ordinary shares underlying the forward purchase warrants and founder shares, and (B) any other PCAC Class A ordinary shares or warrants acquired by Aspex, including any time after consummation of the Business Combination.

In connection with the closing of the Business Combination, we issued 4,500,000 Ordinary Shares in exchange for (i) the 4,000,000 PCAC Class A ordinary shares and (ii) 500,000 founder shares held by Aspex.

Working Capital Loan

Since PCAC’s inception, the Sponsor made working capital loans from time to time to PCAC to fund certain of PCAC’s capital requirements. On July 17, 2020, PCAC issued an unsecured and non-interest-bearing promissory note to an affiliate of the Sponsor, which was assigned to the Sponsor on August 24, 2020, pursuant to which PCAC could borrow up to an aggregate principal amount of $250,000. As of September 30, 2022, PCAC borrowed an aggregate of $198,819 pursuant to the promissory note, of which $191,819 was repaid on January 26, 2021, at the closing of PCAC’s initial public offering, and $7,000 was repaid on December 14, 2022.

Additionally, on January 28, 2022, PCAC issued an unsecured and non-interest-bearing promissory note in the amount of up to $500,000 to the Sponsor, pursuant to which, PCAC borrowed an aggregate of $500,000 as of September 30, 2022. Pursuant to a letter agreement dated December 2, 2022, the Sponsor waived the repayment of the principal balance of $500,000 under such promissory note.

Expense Reimbursement and Other Fee Agreements

PCAC has entered into a fee agreement with Ms. Chenling Zhang pursuant to which, in consideration for her efforts as an independent director of PCAC and her expertise to source and/or evaluate potential acquisition targets, PCAC agreed to pay Ms. Zhang a fee in an aggregate amount of $250,000 upon the closing of the Business Combination. As of the date of this prospectus, a fee of $250,000 is payable to Ms. Zhang.

In addition, PCAC entered into an administrative services agreement, pursuant to which PCAC was obligated to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of its management team, which obligations ceased upon completion of the Business Combination. For the period from January 21, 2021 through December 31, 2021 and the nine months ended September 30, 2022, PCAC incurred $110,000 and $90,000 in fees for these services, respectively. Pursuant to a letter agreement dated September 29, 2022, the Sponsor waived its right to be reimbursed for the foregoing expenses under such administrative services agreement. As of December 31, 2021 and September 30, 2022, the amount of such fees due to the Sponsor were $110,000 and nil, respectively.

Business Combination

See “Prospectus Summary—Recent Developments—Business Combination.”

PIPE Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, PCAC, the Company and the Initial PIPE Investors entered into the Initial PIPE Subscription Agreements pursuant to which the Initial PIPE Investors agreed to subscribe for, in the aggregate, 5,000,000 Ordinary Shares for $10.00 per share for an aggregate purchase price equal to $50 million. Pursuant to the Initial PIPE Subscription Agreements, Fosun Fashion Holdings (Cayman) Limited agreed to subscribe for 3,800,000 Ordinary Shares for an aggregate purchase price of $38 million. Subsequently, on October 28, 2022, PCAC, the Company, Fosun Fashion Holdings (Cayman) Limited, FFG and Fosun International entered into an amended and restated subscription agreement, pursuant to which Fosun Fashion Holdings (Cayman) Limited agreed to subscribe for a total of 13,327,225 Ordinary Shares at a price of $10.00 per share, upsizing its PIPE subscription investment by approximately $95 million, from $38 million to approximately $133 million. The subscription commitment of $125 million from Fosun Fashion Holdings (Cayman) Limited was effected by way of re-investment of all of the repayment proceeds of certain existing shareholder loans that were borrowed by us from Fosun International for working capital purposes. See “—Other Related Party Transactions—Shareholder Loans” below.

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, PCAC, the Company, a substantial number of FFG shareholders, the Sponsor and certain PCAC insiders holding founder shares entered into a lock-up agreement. Certain additional FFG shareholders subsequently entered into lock-up agreements with PCAC and FFG, on terms that are substantially the same as those applicable to the minority shareholders of FFG party to the initial lock-up agreement. Pursuant to these lock-up agreements, our securities (other than our Ordinary Shares acquired pursuant to the PIPE Subscription Agreements or in the public market) received by the Sponsor, certain PCAC insiders and such FFG shareholders (including all FFG Selling Securityholders) in the Business Combination (relating to more than 94% of the outstanding shares of FFG prior to the closing of the Business Combination) are locked-up and subject to transfer restrictions for a period of time following the closing of the Business Combination subject to certain exceptions. See “Plan of Distribution—Lock-Up Agreements” for additional information.

FFG Shareholder Support Deed

Concurrently with the execution of the Business Combination Agreement, PCAC, the Company, FFG and a substantial number of FFG shareholders entered into a shareholder support deed (the “FFG Shareholder Support Deed”), pursuant to which such existing shareholders of FFG have agreed to, among other things, (i) vote all of their ordinary shares and preferred shares of FFG held of record or thereafter acquired in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) be bound by certain covenants and agreements in the Business Combination Agreement, including non-solicitation and (iii) be bound by certain transfer restrictions with respect to their shares of FFG, in each case on the terms and subject to the conditions set forth in the FFG Shareholder Support Deed, and pursuant to which Fosun Fashion Holdings (Cayman) Limited also agreed to, immediately prior to the consummation of the Second Merger, irrevocably forfeit and surrender certain ordinary shares of FFG to FFG for nil consideration. Certain additional FFG shareholders subsequently acceded to the deed. On October 28, 2022, PCAC, the Company, FFG and Fosun Fashion Holdings (Cayman) Limited entered into a letter agreement, pursuant to which Fosun Fashion Holdings (Cayman) Limited was no longer obligated to surrender any ordinary shares of FFG, notwithstanding the terms of the FFG Shareholder Support Deed.

Investor Rights Agreement

Concurrently with the execution of the Business Combination Agreement, LGHL, the Sponsor, PCAC, FFG and a substantial number of FFG shareholders entered into the Investor Rights Agreement, pursuant to which, among other things, (i) we agreed to register for resale, pursuant to Rule 415 under the Securities Act, within certain period after the closing date of our Business Combination, certain Ordinary Shares and other equity securities held by certain parties from time to time, (ii) the Sponsor and such existing shareholders of FFG were granted certain registration rights with respect to their respective Ordinary Shares, in each case, on the terms and subject to the conditions set forth in the Investor Rights Agreement, and (iii) we agreed that our board of directors shall initially consist of seven (7) directors, with the Sponsor having the right to appoint and remove one (1) individual to serve as a director and the remaining directors nominated by the nominating and corporate governance committee of our board of directors in consultation with the Sponsor and in accordance with the nominating and corporate governance committee’s policies and procedures. Certain additional existing shareholders of FFG subsequently acceded to the agreement. All of FFG Selling Securityholders are party to the Investor Rights Agreement.

Warrant Assignment, Assumption and Amendment Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, PCAC and Continental Stock Transfer & Trust Company entered into an amendment and restatement (the “Assignment, Assumption and Amendment Agreement”) of the Existing Warrant Agreement, pursuant to which, among other things, PCAC assigned all of its right, title and interest in the Existing Warrant Agreement to us effective upon the Closing, and we assumed the warrants provided for under the Existing Warrant Agreement.

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

Other Related Party Transactions

Shareholder Loans

We received certain unsecured shareholder loans for working capital purposes from our shareholder Fosun International and its subsidiaries, being Shanghai Fosun High Technology (Group) Co., Ltd. and Shanghai Fosun High Technology Group Finance Co., Ltd. Most of such shareholder loans have interest rates ranging from 6% to 10% per annum, with terms ranging from one to two years. As of December 31, 2020 and 2021 and June 30, 2022, we had amounts due to Fosun International and its subsidiaries of €3.4 million, €46.0 million and €95.3 million. Subsequent to June 30, 2022, we incurred additional loans in the principal amount of RMB39.7 million and $25.0 million, respectively. Repayment proceeds in amount of $125 million were re-invested by Fosun Fashion Holdings (Cayman) Limited in 13,327,225 of PIPE Shares. See “—PIPE Subscription Agreements” above. As of December 31, 2022, the outstanding balance of such loans (including accrued interest) was €15.0 million (using the exchange rate of RMB7.4229 to €1.00 set by the PBOC as of December 30, 2022).

Lease Agreement

We leased certain property for retail stores from Shanghai Fosun Bund Property Co., Ltd., which is a joint venture of Fosun International. In 2020, 2021 and the six months ended June 30, 2022, we paid rental expenses of nil, €0.4 million and €0.6 million to Shanghai Fosun Bund Property Co., Ltd.

Consulting Agreement

We engaged Shanghai Fosun High Technology (Group) Co., Ltd., a subsidiary of Fosun International, as consulting agent in relation to the acquisition of Sergio Rossi. In 2020, 2021 and the six months ended June 30, 2022, we paid consulting expenses of nil, €0.3 million and nil to Shanghai Fosun High Technology (Group) Co., Ltd.

DESCRIPTION OF SHARE CAPITAL

A summary of the material provisions governing our share capital is described below. This summary is not complete and should be read together with our Amended Articles, a copy of which is included elsewhere in this registration statement.

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by the Amended Articles, the Cayman Companies Act, and the common law of the Cayman Islands.

Our authorized share capital is $50,000 divided into 49,984,999,999 Ordinary Shares with a par value of $0.000001 each, 15,000,000 Non-Voting Ordinary Shares with a par value of $0.000001 each and one Convertible Preference Share with a par value of $0.000001. All Ordinary Shares and Convertible Preference Share issued and outstanding as of the date of this prospectus are fully paid and non-assessable.

The Amended Articles became effective on December 14, 2022. The following are summaries of material provisions of the Amended Articles and the Cayman Companies Act insofar as they relate to the material terms of our securities.

Exempted Company

We are a Cayman Islands exempted company incorporated with limited liability. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company exempt for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable.

Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. The Amended Articles prohibit us from issuing bearer or negotiable shares. We may not issue share to bearer and Ordinary Shares are issued in registered form, which will be issued when registered in our register of members.

We will maintain a register of our shareholders and a shareholder will only be entitled to a share certificate if the our board of directors resolves that share certificates be issued. For further information please refer to “—Register of Members” below.

Dividends

The holders of our Ordinary Shares are entitled to receive such dividends as may be declared by the board of directors subject to the Amended Articles and the Cayman Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the board of directors. Under Cayman Islands law, dividends may be paid only out of profits (including retained earnings), or out of the share premium account (subject to a solvency test being met immediately following the payment of the dividend). No dividend may be declared and paid unless our directors determine that we have funds lawfully available for such purpose and that, immediately after the payment, we will be able to pay our debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, we must keep a register of members and there must be entered therein:

•

the names and addresses of the members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or our Company itself may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Voting Rights

Voting at any meeting of shareholders will be decided by poll and not by way of a show of hands. A poll shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting.

Subject to any rights and restrictions for the time being attached to any share, every shareholder and every person representing a shareholder by proxy shall have one vote for each share of which they or the person represented by proxy is the holder.

All questions submitted to a meeting shall be decided by an ordinary resolution except where a greater majority is required by the Amended Articles or by the Cayman Companies Act. In the case of an equality of votes, the chair of the meeting shall be entitled to a second or casting vote. All resolutions of the shareholders shall be passed at a general meeting duly convened and held in accordance with the Amended Articles and resolutions of shareholders in writing in lieu of a general meeting shall not be permitted.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

General Meetings and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act to call shareholders’ annual general meetings. The Amended Articles provide that our board of directors may convene a general meeting at any time whenever they see fit, but does not compel us to convene an annual general meeting.

Separate general meetings of the holders of a class or series of shares may be called by a majority of the entire board of directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series).

Cayman Islands law provides limited rights for shareholders to requisition a general meeting. However, additional rights may be provided in a company’s articles of association. The Amended Articles allow our shareholders holding at least ten percent of the paid up voting share capital of the Company to requisition a shareholder’s meeting.

A quorum required for a meeting of shareholders consists of any one or more shareholders holding at least one-third (1/3) of the paid up voting share capital present and entitled to vote at that meeting shall form a quorum or, if a corporation or other non-natural person, by its duly authorized representative. In the ordinary course, advance notice of at least seven clear days’ notice in writing is required for the convening of our annual general meeting and other shareholders meetings.

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, the NYSE rules and the restrictions contained in the Amended Articles and to any lock-up agreements to which a shareholder may be a party, any shareholders may transfer all or any of their Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE rules or any other form approved by the board of directors.

Our board of directors may decline to register any transfer of any share in the event that any of the following is known by the directors not to be both applicable and true with respect to such transfer:

•

the instrument of transfer is lodged with us, or the designated transfer agent or share registrar, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•

the transferred shares are fully paid up and free of any lien in favor of us (it being understood and agreed that all other liens, e.g. pursuant to a bona fide loan or indebtedness transaction, shall be permitted); or

•	a fee of such maximum sum as NYSE may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to us in respect thereof.

Subject to foregoing and the NYSE rules, the board of directors will not unreasonably decline to register any transfer of ordinary shares and if the board of directors refuses to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal stating the facts which are considered to justify the refusal to register the transfer.

Issuance of Additional Shares

The Amended Articles will authorize the board of directors to issue additional ordinary shares from time to time as the board of directors shall determine, to the extent of available authorized but unissued shares.

Liquidation

On the winding up, if the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders pro rata in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a Cayman Islands exempted company incorporated with limited liability, and under the Cayman Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. The Amended Articles contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

Subject to the provisions of the Cayman Companies Act, we may issue shares on terms that such shares are subject to redemption or are liable to be redeemed, at our option or at the option of the holders thereof. The redemption of such shares will be effected in such manner and upon such other terms as we may, by ordinary resolution of the shareholders or the board of directors, determine before the issue of the shares.

We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors, or by the shareholders by ordinary resolution, or are otherwise authorized by the Amended Articles. The premium (if any) payable in respect of any shares being redeemed or purchased may be paid out of profits, out of the share premium account or out of the proceeds of a fresh issue of shares made for the purposes of the redemption or purchase. Alternatively, as authorized under the Amended Articles, we may make a payment in respect of the redemption or purchase of its own shares out of capital provided that immediately following the date on which the payment out of capital is proposed to be made, we shall be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no issued shares outstanding (excluding any shares held in treasury), or (c) if we have commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

Subject to the Amended Articles, if at any time the share capital is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by us.

Under the Amended Articles, the rights, privileges and restrictions of the Non-Voting Ordinary Shares and/or the Convertible Preference Share respectively set out in Schedule I and Schedule II of the Amended Articles shall not be amended, varied or otherwise modified without the written approval of Meritz (as long as Meritz holds the Convertible Preference Share).

General Meetings of Shareholders

We may (but shall not be obliged to) hold an annual general meeting at such time and place as our board of directors will determine. At least seven clear days’ notice shall be given for any general meeting. The board of directors may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition of (a) shareholders holding at least ten percent of the paid up voting share capital. One or more shareholders holding at least one-third (1/3) of the paid up voting share capital of present at the meeting (including physical presence or virtual attendance by means of electronic facilities of the shareholder or its duly appointed proxy) and entitled to vote will be a quorum for all purposes.

Inspection of Books and Records

Our board of directors will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books will be open to the inspection by our shareholders, and no shareholder will otherwise have any right of inspecting any account or book or document of our Company (other than our memorandum and articles of association, register of mortgages and charges and special resolutions of our shareholders) except as required by the law or authorized by the directors or by ordinary resolution of our shareholders in a general meeting. Our register of directors is also available for inspection in the Cayman Islands upon payment of a fee to the registrar of Companies.

Exclusive Forum

The Amended Articles provide that, unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with the Amended Articles or otherwise, including any questions regarding their existence, validity, formation or termination. The Amended Articles further provide that foregoing exclusive jurisdiction provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, or any other claim based on securities laws, for which the federal district courts of the United States shall have exclusive jurisdiction.

Changes in Capital

We may from time to time by ordinary resolution, subject to the rights of holders of Ordinary Shares:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

•	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•	convert all or any of our paid up shares into stock and reconvert the stock into paid up shares of any denomination;

•

subdivide our existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by law.

Non-Voting Ordinary Shares

Subject to the following, holders of our non-voting ordinary shares will have the same rights attached to our ordinary shares.

Dividend

Each holder of our non-voting ordinary shares then issued and outstanding will be entitled to receive the same amount of dividends and distributions payable on our ordinary shares as and when declared by our board of directors.

Conversion Rights

A holder of our non-voting ordinary shares will have the right to convert our non-voting ordinary shares held by such holder to ordinary shares.

Upon any sale, transfer, assignment or otherwise disposition of our non-voting ordinary shares by a holder thereof to any third person during share disposal, such non-voting ordinary shares validly transferred to the new holder will be automatically and immediately converted into an equal number of our ordinary shares.

Voting Rights and Other Rights

The holders of our non-voting ordinary shares will have no right to receive notices of or to attend general meetings, or to vote on any resolution of members. Our non-voting ordinary shares do not confer on their holders any right to appoint any director or observer.

Convertible Preference Share

Our issued and outstanding convertible preference share is fully paid and non-assessable.

Subject to the following, holders of Convertible Preference Share will have the same rights attached to our ordinary shares.

Voting Rights and Other Rights

Convertible Preference Share does not confer on its holder any entitlement to receive notices of or to attend general meetings, or to vote on any resolution of members.

Convertible Preference Share does not confer on its holder any right to appoint any director or observer.

Dividend

Subject to the Cayman Companies Act, the holder of Convertible Preference Share is entitled to receive a fixed amount of cash dividend of: (i) $1,000,000 on the date that falls 6 months after October 20, 2022; and

(ii) $2,000,000 per annum for each of the two 12-month periods after the first anniversary of October 20, 2022, which will be paid quarterly by us to the holder of Convertible Preference Share (with the first quarterly payment payable on the date that falls 15 months after October 20, 2022 and the last quarterly payment payable on the third anniversary of October 20, 2022).

Other than the above, the Convertible Preference Share does not confer on its holder any right to receive any further dividend and distributions made by us.

Transfer

The Convertible Preference Share is not transferable by its holder unless such transfer is conducted in accordance with the requirements set out in the Meritz Relationship Agreement.

Surrender of Share

The Convertible Preference Share will be surrendered to us at nil consideration upon the earlier of (i) the full payment of the Put Option Price by us to Meritz after Meritz exercises its put option (as defined in the Meritz Relationship Agreement) in accordance with the Meritz Relationship Agreement; (ii) Meritz ceases to hold any of our shares issued to it in exchange for the shares of FFG; (iii) the lapse of the put option in accordance with the Meritz Relationship Agreement; and (iv) an Event of Default occurs before the Liquidity Date (as defined in the Meritz Relationship Agreement).

Conversion

Upon the occurrence of: (i) a Post-Liquidity Top Up Trigger Event (as defined in the Meritz Relationship Agreement); or (ii) any Put Option Trigger Events (as defined in the Meritz Relationship Agreement), the Convertible Preference Share is convertible into an aggregate number of up to 15,000,000 non-voting ordinary shares and/or our Ordinary Shares (subject to any adjustment as a result of any share subdivision or consolidation of the shares of us), actual number to be calculated based on factors including our average closing share price.

Warrants

Upon the consummation of the Business Combination, each PCAC warrant outstanding immediately prior to the Business Combination was assumed by us and converted into our Warrant. Each Public Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such PCAC warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions). Public Warrants will become exercisable on January 13, 2023, which is 30 days after the completion of the Business Combination, provided that a registration statement under the Securities Act covering the issuance of the Ordinary Shares underlying Public Warrants is then effective and a prospectus relating thereto is current. Public Warrants will expire on December 14, 2027 (i.e., five years after the completion of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms.

Private Placement Warrants are identical to Public Warrants in all material respects, except that with respect to the Private Placement Warrants held by the Sponsor, so long as they are held by the Sponsor or its permitted transferees, such Private Placement Warrants (i) are not redeemable subject to limited exceptions, (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until January 13, 2023, which is 30 days after the completion of the Business Combination, (iii) may be exercised by the holders on a cashless basis, and (iv) are entitled to registration rights.

Investor Rights Agreement

See “Certain Relationships and Related Person Transactions—Investor Rights Agreement.”

Meritz Relationship Agreement

See “Prospectus Summary—Recent Developments—Meritz Private Placement.”

Certain Cayman Islands Company Considerations

We are a Cayman Islands exempted company incorporated with limited liability. This discussion does not purport to be a complete statement of the rights of holders of our shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation in the United States.

Our corporate affairs are governed by the Amended Articles, the Cayman Companies Act of the Cayman Islands and the common law of the Cayman Islands. We cannot predict whether Cayman Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Cayman Islands law in the face of actions by our management, directors or controlling shareholder(s) than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law.

Differences in Corporate Law

The Cayman Companies Act is modeled after that of English law but does not follow recent statutory enactments in England. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, Cayman Islands law requires a written plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

The written plan of merger or consolidation must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

Alternatively, Cayman Islands law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a takeover offer. When a takeover offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved, or if a takeover offer is made and accepted in accordance with the foregoing statutory procedures, the dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make.

Shareholders’ Suits

Derivative actions have been brought in the Cayman Islands courts. In principle, the Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of us when:

•	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the Company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended Articles permit, to the fullest extent permissible under Cayman Islands law, indemnification of our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in connection with the execution or discharge of their duties, powers, authorities or discretion as directors or officers of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. In addition, we will enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the Amended Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company of which they are a director and therefore it is considered that he or she owes the following duties to such company: a duty to act bona fide in the best interests of such company; a duty not to make a personal profit based on his or her position as director (unless such company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of such company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to such company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under the Amended Articles, a director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our Company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, and subject to the rules of the NYSE, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding his or her interest and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Shareholder Action by Written Consent

The Amended Articles provide that resolutions of shareholders in writing in lieu of a general meeting shall not be permitted.

Shareholder Proposals

Cayman Islands law does not provide shareholders any right to put a proposal before a meeting or requisition a general meeting. However, these rights may be provided in a company’s articles of association. The Amended Articles allow our shareholders holding at least ten percent of the paid up voting share capital to requisition a shareholder’s meeting, in which case our board of directors will be obliged to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, the Amended Articles do not provide our shareholders any other right to put a proposal before a shareholders’ general meeting. As an exempted company in the Cayman Islands, we are not obliged by law to call shareholders’ annual general meetings, nor do the Amended Articles compel us to convene an annual general meeting.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but the Amended Articles do not provide for cumulative voting.

Removal of Directors

Under the Amended Articles, subject to the Sponsor’s right to appoint and remove one individual to serve as a director (subject to the Sponsor holding 50% of the Ordinary Shares held by it on the listing date of the Shares on the NYSE), the other directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the Company; (iv) is removed from office by notice addressed to them at their last known address and signed by all of their co-directors (not being less than two in number) or, (v) is removed from office pursuant to any other provisions of the Amended Articles.

Transactions with Interested Shareholders

Although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution and Winding up

Under Cayman Islands law, a company may be wound up either compulsorily by an order of the courts of the Cayman Islands or voluntarily, by a special resolution of its members or on the occurrence of an event or expiry of period specified in its articles of association, or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Cayman Companies Act, we may commence winding up upon the passing of a special resolution of our shareholders.

Variation of Rights of Shares

Under Cayman Islands law and the Amended Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may be materially adversely varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Under the Amended Articles, the rights, privileges and restrictions of the Non-Voting Ordinary Shares and/or the Convertible Preference Share respectively set out in Schedule I and Schedule II of the Amended Articles shall not be amended, varied or otherwise modified without the written approval of Meritz (as long as Meritz holds the Convertible Preference Share).

Amendment of Governing Documents

As permitted by Cayman Islands law, the Amended Articles may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by the Amended Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Amended Articles that require us to disclose shareholder ownership above any particular ownership threshold.

SHARES ELIGIBLE FOR FUTURE SALE

We had 130,971,070 Ordinary Shares issued and outstanding as of the date of this prospectus. All of the Ordinary Shares and Warrants issued to the PCAC shareholders in connection with the Business Combination are freely transferable by persons other than by Sponsor or PCAC’s, our or FFG’s affiliates without restriction or further registration under the Securities Act.

All of the Ordinary Shares issued to FFG shareholders (other than approximately 2% of such Ordinary Shares), the Sponsor, Aspex and the PIPE Investors are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rule 144, which rule is summarized below, or another applicable exemption from registration. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. In addition, our securities held by certain shareholders are subject to lock-up restrictions described below.

Sales of substantial amounts of the Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares.

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, PCAC, the Company, a substantial number of FFG shareholders, the Sponsor and certain PCAC insiders holding founder shares entered into a lock-up agreement. Certain additional FFG shareholders subsequently entered into lock-up agreements with PCAC and FFG, on terms that are substantially the same as those applicable to the minority shareholders of FFG party to the initial lock-up agreement. Pursuant to these lock-up agreements, our securities (other than our Ordinary Shares acquired pursuant to the PIPE Subscription Agreements or in the public market) received by the Sponsor and such FFG shareholders (including all FFG Selling Securityholders) in the Business Combination (relating to more than 94% of the outstanding shares of FFG prior to the closing of the Business Combination) are locked-up and subject to transfer restrictions for a period of time following the closing of the Business Combination, subject to certain exceptions. In addition, pursuant to the Meritz Private Placement Subscription Agreement, Meritz agreed not to transfer any of Ordinary Shares held by it as of the closing of our Business Combination (relating to more than 4% of the outstanding shares of FFG prior to the closing of the Business Combination) until six months after the closing of our Business Combination provided that this transfer restriction will immediately cease to apply upon the occurrence of any specified events of default. See “Plan of Distribution—Lock-Up Agreements” for additional information.

Registration Rights

Pursuant to the PIPE Subscription Agreements, we must use reasonable best efforts to file a registration statement registering up to 15,327,225 of PIPE Shares within 30 days after the consummation of the Business Combination. Additionally, we are required to maintain the effectiveness of such registration statement until the earlier of (i) the date on which the relevant PIPE Investor ceases to hold shares covered by such registration statement, and (ii) the date all of the PIPE Investors’ shares covered by the registration statement can be sold publicly without restriction or limitation under Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act. In addition, pursuant to the Meritz Relationship Agreement, we granted similar rights to Meritz, including the undertaking to file a registration statement with the SEC for the resale of Ordinary Shares held by Meritz exchanged from FFG’s shares and shares convertible from the Convertible Preference Share within 30 days after the consummation of the Business Combination and maintain the effectiveness of such registration statement.

See also “Certain Relationships and Related Person Transactions—Investor Rights Agreement.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•	at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, reflecting its status as an entity that is not a shell company.

TAXATION

United States Federal Income Tax Considerations

General

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares and Warrants (the “Securities”). This discussion applies only to U.S. Holders (as defined below) that purchase Securities from the Selling Securityholders in this offering. No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	our officers or directors;

•	banks, financial institutions or financial services entities;

•	insurance companies;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	real estate investment trusts;

•	regulated investment companies;

•	partnerships, S corporations or other pass-through entities or their partners, shareholders or other beneficial owners;

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our shares by vote or value;

•	persons that hold Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of Securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

The discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Securities, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF SECURITIES. HOLDERS OF SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Taxation of Distributions

Subject to the possible applicability of the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a foreign-source dividend the amount of any distribution paid on our Ordinary Shares (including the amount of any tax withheld on such distribution) to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in our Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants” below). However, because we do not determine our earnings and profits under U.S. federal income tax principles, distributions on our Ordinary Shares generally will be reported to U.S. Holders as dividends taxable at ordinary income tax rates.

Dividends paid by us to a corporate U.S. Holder will not be eligible for the dividends-received deduction. With respect to non-corporate U.S. Holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends on our Ordinary Shares generally will be qualified dividend income subject to tax at preferential rates applicable to long-term capital gains provided that our Ordinary Shares are readily tradable on an established securities market in the United States, and we are not treated as a PFIC in the year the dividend is paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on the NYSE (on which our Ordinary Shares are listed) will be considered readily tradable on an established securities market in the United States. Even if the Ordinary Shares are listed on the NYSE, there can be no assurance that our Ordinary Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Ordinary Shares.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “Risk Factors—Changes in tax laws, regulations and policies in jurisdictions in which we operate may materially and adversely affect our results of operations and financial condition”), a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our Ordinary Shares. We may, however, be eligible for the benefits of the US-PRC Tax Treaty (the “Treaty”) if we are considered a PRC resident enterprise. If we are eligible for such benefits, dividends we pay on our Ordinary Shares would be eligible for the reduced rates of taxation. In addition, a U.S. Holder may be entitled, subject to generally applicable limitations and conditions, to claim a foreign tax credit in respect of PRC taxes withheld on dividends received that are subject to PRC withholding taxes. U.S. Holders who do not elect to claim a credit for any foreign income taxes paid or accrued during the taxable year may instead claim a deduction of such taxes. The rules relating to the foreign tax credit are complex, and recently issued Treasury Regulations (the “Foreign Tax Credit Regulations”) have introduced additional requirements and limitations to the foreign tax credit rules that apply to foreign taxes paid or accrued in taxable years beginning after December 27, 2021. U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits or deductions with respect to the Ordinary Shares in the event any PRC tax is withheld from our dividends.

Dividends paid in a currency other than U.S. dollars will be includable in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt whether or not the non-U.S. currency received is converted into U.S. dollars or otherwise disposed of at that time. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our Ordinary Shares or Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Ordinary Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares or Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

In the event that gain from the disposition of our Ordinary Shares is subject to tax in the PRC, such gain may be treated as PRC source gain under the Treaty. However, under the recently issued Foreign Tax Credit Regulations, a U.S. Holder that is not eligible for the benefits of the Treaty or that does not elect to apply the benefits of the Treaty may not be able to claim a foreign tax credit in respect of any PRC tax imposed on the disposition of the Ordinary Shares. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if any PRC tax were to be imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances and the potential impact of the Foreign Tax Credit Regulations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an Ordinary Share on the exercise of a Warrant. A U.S. Holder’s tax basis in an Ordinary Share received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an Ordinary Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise is treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of Warrants having an aggregate value equal to the exercise price for the total number of Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the total number of Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received would equal the U.S. Holder’s tax basis in the Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered Warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.

Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if we redeem warrants for cash or purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Exercise, Lapse or Redemption of a Warrant.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Share Capital—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interests in our assets or earnings and profits (e.g. through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a Warrant) as a result of a distribution of cash or other property to the holders of Ordinary Shares which is taxable to the U.S. Holders of such Ordinary Shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in its Warrants to the extent that such distribution is treated as a dividend.

Passive Foreign Investment Company Status

The treatment of U.S. Holders of our Ordinary Shares and Warrants could be materially different from that described above if we are or were treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We do not presently expect to be classified as a PFIC for U.S. federal income tax purposes for the current taxable year or, or foreseeable future taxable years. However, this conclusion is a factual determination made annually and, thus, is subject to change. With certain exceptions, the Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if we were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s Ordinary Shares. There can be no assurance, however, that we will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Warrants and, in the case of Ordinary Shares, the U.S. Holder did not make a qualified electing fund (“QEF”) election or a mark-to-market election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares or Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Ordinary Shares (but not the Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, we do not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election.

Alternatively, if we are a PFIC and the Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (on which the Ordinary Shares are be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Ordinary Shares and Warrants should consult their tax advisors concerning the application of the PFIC rules to Securities under their particular circumstances.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of Securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect of Ordinary Shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), or the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from the United States sources generally is subject to tax at a 30% rate or a lower applicable treaty rate).

Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described in “—U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of Securities.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to Ordinary Shares and proceeds from the sale, exchange or redemption of Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will not be subject to the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Securities, subject to certain exceptions (including an exception for Securities held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Securities.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of Securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Ordinary Shares, as the case may be, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Securities or on an instrument of transfer in respect of a LGHL Security.

The Tax Concessions Law

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, pursuant to section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, we may obtain undertakings from the Governor in Cabinet of the Cayman Islands:

(a)	that no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of our shares, debentures or other obligations; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Warrants or interests in our Ordinary Shares or Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of Ordinary Shares or Warrants held by them or interests in our Ordinary Shares or Warrants on any stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We are registering the foregoing securities so that those securities may be freely sold to the public by the Selling Securityholders. We have agreed with certain Selling Securityholders pursuant to the Investor Rights Agreement to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as such Selling Securityholders cease to hold any securities eligible for registration under the Investor Rights Agreement. The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus, and each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. However, there can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus.

We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder. The aggregate proceeds to the Selling Securityholders will be the aggregate purchase price of the securities sold less any discounts and commissions borne by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of our Ordinary Shares or Warrants. Our Ordinary Shares and Public Warrants are currently listed on the NYSE under the symbols “LANV” and “LANV-WT,” respectively.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of our Ordinary Shares or Warrants, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholder or its affiliates by pledge to secure debts and other obligations;

•	delayed delivery arrangements;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time or for any other reason.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement will be or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part may be, prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

To the extent required, we will use our best efforts to file a post-effective amendment to the registration statement of which this prospectus is part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information, and this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s Ordinary Shares or Warrants, the Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the Selling Securityholders for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, distributee or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or post-effective amendment to name specifically such person as a Selling Securityholder.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement or post-effective amendment in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders may also sell securities under Rule 144, if available, or in other transactions exempt from registration, rather than under this prospectus.

If any of the Selling Securityholders use an underwriter or underwriters for any offering, we will name such underwriter or underwriters, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus, the applicable Selling Securityholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the Selling Securityholders, the number of shares set forth in such prospectus supplement. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by one or more underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in such prospectus supplement, the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or the Selling Securityholders or perform services for us or the Selling Securityholders, in the ordinary course of business.

Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In order to facilitate the offering of the securities, any underwriters, broker-dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters, broker-dealers or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters, broker-dealers or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, broker-dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may also authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

In effecting sales, underwriters, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

A Selling Securityholder may enter into derivative transactions with third parties, including hedging transactions with broker-dealers or other financial institutions, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. We and/or the Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, PCAC, the Company, a substantial number of FFG shareholders, the Sponsor and certain PCAC insiders holding founder shares entered into a lock-up agreement. Certain additional FFG shareholders subsequently entered into lock-up agreements with PCAC and FFG, on terms that are substantially the same as those applicable to the minority shareholders of FFG party to the initial lock-up agreement. Pursuant to these lock-up agreements, our securities (other than our Ordinary Shares acquired pursuant to the PIPE Subscription Agreements or in the public market) received by the Sponsor, certain PCAC insiders and such FFG shareholders (including all FFG Selling Securityholders) in the Business Combination (relating to more than 94% of the outstanding shares of FFG prior to the closing of the Business Combination) are locked-up and subject to transfer restrictions for a period of time following the closing of the Business Combination, as described below, subject to certain exceptions, such as transfers to affiliates, gifts or charitable donations, transfer by virtue of laws of descent and distribution upon death of the holder, transfer pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement, transfer in connection with any bona fide mortgage, encumbrance or pledge to a financial institution, transfers in connection with the exercise of stock options, or transfers for other structuring purposes. The Sponsor, PCAC insiders, Fosun and holders that are Fosun’s affiliates, and their respective permitted transferees agreed not to sell, transfer or otherwise dispose of any Lock-Up Securities (as defined below) owned by them from the closing of our Business Combination until the earliest of (x) the date that is 12 months after such closing date, which is December 14, 2023; (y) the date on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (a “Liquidation Event Date”) and (z) if the last reported sale price of Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of our Business Combination. Such FFG shareholders and their respective permitted transferees (other than Fosun, its affiliates and permitted transferees) agreed not to sell, transfer or otherwise dispose of any Lock-Up Securities owned by them from the closing of our Business Combination until the earlier of (x) the date that is 180 days after the closing date of our Business Combination and (y) the Liquidation Event Date.

The “Lock-Up Securities” (i) with respect to any of the Sponsor, PCAC insiders and their respective permitted transferees, are our Ordinary Shares and Warrants (or our Ordinary Shares issued or issuable upon the conversion or exercise of the Warrants) held by such person immediately following the closing of our Business Combination (other than our Ordinary Shares acquired pursuant to the PIPE Subscription Agreements or in the public market), and (ii) with respect to any of the FFG shareholders and their respective permitted transferees, are (A) our Ordinary Shares held by such person immediately following the closing of our Business Combination (other than our Ordinary Shares acquired pursuant to the PIPE Subscription Agreements or in the public market) and (B) our Ordinary Shares issued to our directors and officers upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of our Business Combination.

In addition, pursuant to the Meritz Private Placement Subscription Agreement, Meritz agreed to not transfer any of Ordinary Shares held by it as of the closing of our Business Combination (relating to more than 4% of the outstanding shares of FFG prior to the closing of the Business Combination) until six months after the closing of our Business Combination provided that this transfer restriction will immediately cease to apply upon the occurrence of any specified events of default. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Meritz Private Placement.”

EXPENSES RELATED TO THE OFFERING

We estimate the following expenses in connection with the offer and sale of our Ordinary Shares and Warrants by the Selling Securityholders.

SEC registration fee	$155,363.36
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous costs	*

Total	*

*	To be completed by Amendment

Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under this registration statement.

LEGAL MATTERS

Maples and Calder (Hong Kong) LLP has advised us on certain legal matters as to Cayman Islands law including the issuance of the Ordinary Shares offered by this prospectus, and Freshfields Bruckhaus Deringer has advised us on the validity of the Warrants under New York law. We have been represented by Freshfields Bruckhaus Deringer with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The consolidated financial statements of FFG included in this prospectus and elsewhere in the registration statement have been so included in reliance upon such report of Grant Thornton Zhitong Certified Public Accountants LLP, independent registered public accountants, upon the authority of the said firm as experts in accounting and auditing.

The financial statements of PCAC as of December 31, 2021 and 2020, for the year ended December 31, 2021 and for the period from July 16, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and included in reliance upon such report given upon the authority of the said firm as expert in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE

UNITED STATES

We are an exempted company incorporated under the laws of the Cayman Islands. A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.

Our registered office address is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and our principal executive office is 3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai, 200010, China.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to Ordinary Shares and Warrants offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://lanvin-group.com. Through the “Investor Relations” portal available through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Fosun Fashion Group (Cayman) Limited

Interim condensed consolidated statements of profit or loss

For the six months ended June 30, 2022 and 2021

(Unaudited)

(Euro thousands except for loss per share)		For the six months ended June 30,
	Notes	2022	2021
Revenue	6	201,700	116,882
Cost of sales	7	(88,957)	(56,327)

Gross profit		112,743	60,555
Marketing and selling expenses	7	(106,810)	(70,683)
General and administrative expenses	7	(75,771)	(54,807)
Other operating income and expenses	7	8,378	1,420

Loss from operations before non-underlying items		(61,460)	(63,515)
Non-underlying items	8	570	467

Loss from operations		(60,890)	(63,048)
Finance cost – net	9	(8,080)	(5,119)

Loss before income tax		(68,970)	(68,167)
Income tax expenses	10	256	(461)

Loss for the period		(68,714)	(68,628)

Attributable to:
— Owners of the Company		(57,504)	(54,412)
— Non-controlling interests		(11,210)	(14,216)

Loss per share in Euro
— Basic and diluted (in Euro per share)	11	(0.17)	(0.17)

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Interim condensed consolidated statements of comprehensive loss

For the six months ended June 30, 2022 and 2021

(Unaudited)

	For the six months ended June 30,
(Euro thousands)	2022	2021
Loss for the period	(68,714)	(68,628)

Other comprehensive loss:
Items that may be subsequently reclassified to profit or loss
— Currency translation differences, net of tax	(8,562)	1,084
Items that will not be subsequently reclassified to profit or loss
— Employee benefit obligations: change in value resulting from actuarial losses, net of tax	272	(18)

Total comprehensive loss for the period	(77,004)	(67,562)

Attributable to:
— Owners of the Company	(64,598)	(67,390)
— Non-controlling interests	(12,406)	(172)

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Interim condensed consolidated statements of financial position

At June 30, 2022 and December 31, 2021

(Unaudited)

(Euro thousands)	Notes	At June 30, 2022	At December 31, 2021
Assets
Non-current assets
Intangible assets		181,357	181,234
Goodwill		69,323	69,323
Property, plant and equipment		41,995	40,564
Right-of-use assets	12	113,581	118,775
Deferred income tax assets		16,768	17,070
Other non-current assets	13	16,460	15,742

		439,484	442,708

Current assets
Inventories	14	109,335	92,335
Trade receivables	15	51,399	39,781
Other current assets	16	34,995	41,706
Cash and bank balances	17	51,262	88,981

		246,991	262,803

Total assets		686,475	705,511

Liabilities
Non-current liabilities
Non-current borrowings	18	9,583	11,212
Non-current lease liabilities	19	98,120	102,987
Non-current provisions		3,944	4,166
Employee benefits		17,475	18,464
Deferred income tax liabilities		53,264	54,179
Other non-current liabilities		961	1,080

		183,347	192,088

Current liabilities
Trade payables		66,273	58,151
Bank overdrafts	17	—	14
Current borrowings	18	100,443	55,559
Current lease liabilities	19	36,538	37,072
Current provisions		3,525	3,141
Other current liabilities	20	78,230	68,660

		285,009	222,597

Total liabilities		468,356	414,685

Net assets		218,119	290,826

Equity
Equity attributable to owners of the Company
Share capital	21	339,259	339,259
Treasury shares	21	(3)	(3)
Other reserves	22	146,756	149,460
Accumulated losses		(281,832)	(224,328)

		204,180	264,388
Non-controlling interests		13,939	26,438

Total equity		218,119	290,826

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Interim condensed consolidated statements of cash flows

For the six months ended June 30, 2022 and 2021

(Unaudited)

	For the six months ended June 30,
(Euro thousands)	2022	2021
Operating activities
Loss for the period	(68,714)	(68,628)
Adjustments for:
Income tax expenses	(256)	461
Depreciation and amortization	23,094	20,554
Provisions and impairment losses	6,500	5,651
Employee share-based compensation	4,297	3,373
Net (gain) / loss on disposals	(553)	1
Finance costs	7,830	4,855
Change in inventories	(23,217)	(5,861)
Change in trade receivables	(12,835)	(4,730)
Change in trade payables	8,122	13,375
Change in other operating assets and liabilities	4,115	(2,671)
Income tax paid	(208)	(283)

Net cash used in operating activities	(51,825)	(33,903)

Investing activities
Payment for the purchase of property, plant and equipment, intangible assets and other long-term assets	(9,410)	(3,817)
Proceeds from disposal of property, plant and equipment, intangible assets and other long-term assets	3,854	319

Net cash used in investing activities	(5,556)	(3,498)

Financing activities
Proceeds from shareholders’ capital injection	—	20,654
Proceeds from borrowings	107,116	96,126
Repayments of borrowings	(65,968)	(43,657)
Repayments of lease liabilities	(18,689)	(16,101)
Payment of borrowings interest	(1,483)	(813)
Payment of lease liabilities interest	(3,511)	(2,916)

Net cash generated from financing activities	17,465	53,293

Net change in cash and cash equivalents	(39,916)	15,892
Cash and cash equivalents less bank overdrafts at the beginning of the period	88,658	44,171
Effect of foreign exchange differences on cash and cash equivalents	2,185	708

Cash and cash equivalents less bank overdrafts at the end of the period	50,927	60,771

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Interim condensed consolidated statements of changes in equity

For the six months ended June 30, 2022 and 2021

(Unaudited)

	Attributable to owners of the Company					Non-controlling interests	Total equity
(Euro thousands)	Issued capital	Treasury shares	Other Reserves	Accumulated losses	Total
Balance at December 31, 2021	339,259	(3)	149,460	(224,328)	264,388	26,438	290,826

Comprehensive loss
Loss for the period	—	—	—	(57,504)	(57,504)	(11,210)	(68,714)
Currency translation difference	—	—	(7,366)	—	(7,366)	(1,196)	(8,562)
Net actuarial losses from defined benefit plans	—	—	272	—	272	—	272

Total comprehensive loss	—	—	(7,094)	(57,504)	(64,598)	(12,406)	(77,004)

Transactions with owners
Employee share-based compensation	—	—	4,297	—	4,297	—	4,297
Changes in ownership interest in subsidiaries without change of control	—	—	93	—	93	(93)	—

Total transactions with owners	—	—	4,390	—	4,390	(93)	4,297

Balance at June 30, 2022	339,259	(3)	146,756	(281,832)	204,180	13,939	218,119

Balance at December 31, 2020	289,165	—	81,198	(158,974)	211,389	39,006	250,395

Comprehensive loss
Loss for the period	—	—	—	(54,412)	(54,412)	(14,216)	(68,628)
Currency translation difference	—	—	1,255	—	1,255	(171)	1,084
Net actuarial losses from defined benefit plans	—	—	(17)	—	(17)	(1)	(18)

Total comprehensive loss	—	—	1,238	(54,412)	(53,174)	(14,388)	(67,562)

Transactions with owners
Capital injection from shareholders	22,397	—	23,293	—	45,690	—	45,690
Employee share-based compensation	—	—	3,373	—	3,373	—	3,373
Changes in ownership interest in a subsidiary without change of control	—	—	1,848	—	1,848	(1,848)	—

Total transactions with owners	22,397	—	28,514	—	50,911	(1,848)	49,063

Balance at June 30, 2021	311,562	—	110,950	(213,386)	209,126	22,770	231,896

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Notes to the Interim Condensed Consolidated Financial Statements

At and for the six months ended June 30, 2022 and 2021

(Unaudited)

1.	General information

Fosun Fashion Group (Cayman) Limited is domiciled in Cayman Islands, the incorporation number of the Company is 333622 and the registered office is at P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Fosun Fashion Group (Cayman) Limited and its subsidiaries (the “Group”) is the leading global luxury fashion group, managing iconic brands worldwide including French couture house Lanvin, Italian luxury shoemaker Sergio Rossi, Austrian skinwear specialist Wolford, iconic American womenswear brand St. John Knits, and high-end Italian menswear maker Caruso. Group’s brand portfolio covers a wide variety of fashion categories and leverages a combination of e-commerce, offline retail and wholesale channels, providing both growth opportunities as well as stability and resilience throughout the fashion cycle.

2.	Basis of preparation

Statement of compliance with IFRS

These interim condensed consolidated financial statements of the Group (the “Unaudited Interim Condensed Consolidated Financial Statements”) have been prepared in compliance with IAS 34—Interim Financial Reporting (“IAS 34”). The Interim Condensed Consolidated Financial Statements should be read in conjunction with the Group’s consolidated financial statements at and for the year ended December 31, 2021 (the “Consolidated Financial Statements”), which have been prepared in compliance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies adopted are consistent with those applied in the Consolidated Financial Statements, except for the adoption of new and amended standards as disclosed in Note 3.

These interim condensed consolidated financial statements were approved and authorized for issue by the Board of Directors of the Group on October 20, 2022.

Contents and structure of the Interim Condensed Consolidated Financial Statements

The interim condensed consolidated financial statements include the interim condensed consolidated statements of profit or loss, interim condensed consolidated statements of comprehensive loss, interim condensed consolidated statements of financial position, interim condensed consolidated statements of cash flows, interim condensed consolidated statements of changes in equity and the accompanying notes (the “Interim Condensed Consolidated Financial Statements”).

The Interim Condensed Consolidated Financial Statements are presented in Euro, which is the functional and presentation currency of the Company, and amounts are stated in thousands of Euros, unless otherwise indicated.

Going concern

For the six months ended June 30, 2022, the Group has incurred operating losses of Euro 60.89 million, and net losses of Euro 68.71 million. The Group has an accumulated losses of Euro 281.83 million as of June 30, 2022.

Management closely monitors the Group’s financial performance and liquidity position. Historically, the Group has been able to obtain debt and equity financing. The Group has funded operations primarily with issuances of preferred shares, long-term debt and net proceeds from revenues.

The Interim Condensed Consolidated Financial Statements have been prepared on a going concern basis because one of the Company’s shareholders, Fosun International Limited, has committed to continue to provide adequate support for the Company to meet its obligations as they become due for at least 12 months from the issuance date of these financial statements.

Use of estimates

The preparation of the Interim Condensed Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities as well as the disclosure of contingent liabilities. If in the future such estimates and assumptions, which are based on management’s best judgment at the date of these Interim Condensed Consolidated Financial Statements, deviate from the actual circumstances, the original estimates and assumptions will be modified as appropriate in the period in which the circumstances change. Reference should be made to the section “Use of estimates” in the Consolidated Financial Statements for a detailed description of the more significant valuation procedures used by the Group in preparing its consolidated financial statements. Moreover, in accordance with IAS 34, certain valuation procedures, in particular those of a more complex nature regarding matters such as any impairment of non-current assets, are only carried out in full during the preparation of the annual consolidated financial statements, other than in the event that there are indications of impairment, in which case an immediate assessment is performed. Similarly, the actuarial valuations that are required for the determination of employee benefit provisions are also usually carried out during the preparation of the annual consolidated financial statements, except in the event of significant market fluctuations, or significant plan amendments, curtailments or settlements.

3.	Summary of significant accounting policies

Changes in accounting policies

New Standards and Amendments issued by the IASB and applicable to the Group from January 1, 2022

New IFRS Standards and Amendments to existing standards	Effective date
IFRS 3 Business Combinations	January 1, 2022
IAS 16 Property, Plant and Equipment	January 1, 2022
IAS 37 Provisions, Contingent Liabilities and Contingent Assets	January 1, 2022
Annual Improvements 2018-2020	January 1, 2022
IFRS 17 Insurance contracts	January 1, 2022
Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2: Disclosure of Accounting policies (issued on February 12, 2021)	January 1, 2022
Amendments to IAS 8 Accounting policies, Changes in Accounting Estimates and Errors: Definition of Accounting Estimates (issued on February 12, 2021):	January 1, 2022

The introduction of these amendments did not have any effect on these Interim Condensed Consolidated Financial Statements. The Group did not have to change its accounting policies or make retrospective adjustments as a result of adopting these standards.

New standards, amendments and interpretations not yet effective

The standards and amendments issued by the IASB and not yet effective as of June 30, 2022 are described in Note 3—Summary of significant accounting policies of the annual consolidated financial statement. At the date of these Interim Condensed Consolidated Financial Statements, the Group is in the process of analyzing and assessing the potential impacts from the adoption of the new standards and amendments.

4.	Financial risk management

4.1 Capital management

The Group continuously optimizes its capital structure to maximize shareholder value while keeping the financial flexibility to execute the strategic projects. The Group’s capital structure policy and framework aim to optimize shareholder value through cash flow distribution to the Group from its subsidiaries, while maintaining an investment-grade rating and minimizing investments with returns below the Group’s weighted average cost of capital.

Cash net of debt is defined as cash and cash equivalents minus non-current and current interest-bearing loans and borrowings and bank overdrafts. Cash net of debt is a financial performance indicator that is used by the Group’s management to highlight changes in the Group’s overall liquidity position.

The following table provides a reconciliation of the Group’s cash net of debt:

(Euro thousands)	At June 30, 2022	At December 31, 2021
Cash and cash equivalents	50,927	88,672

Non-current borrowings	(9,583)	(11,212)
Current borrowings	(100,443)	(55,559)

Borrowings	(110,026)	(66,771)

Bank overdrafts	—	(14)

Cash net of debt	(59,099)	21,887

The ratio of cash net of debt to total consolidated equity was as follows:

(Euro thousands)	At June 30, 2022	At December 31, 2021
Cash net of debt	59,099	(21,887)
Total equity	218,119	290,826

Total capital	277,218	268,939

Gearing ratio	21%	(8%)

4.2 Financial risk factors

The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk and interest rate risk), credit risk and liquidity risk. The Interim Condensed Consolidated Financial Statements do not include all the financial risk management information and disclosures required in the full annual financial statements and should be read in conjunction with the consolidated financial statements of the Company as at and for the year ended December 31, 2021. There have been no changes in the risk management policies during the six months ended June 30, 2022.

(a)	Market risk

Foreign exchange risk

The Group has a vast international presence, and therefore is exposed to the risk that changes in currency exchange rates could adversely impact revenue, expenses, margins and profit. The Group’s management assesses its foreign exchange risk by performing a regular review.

The following table demonstrates the sensitivity at the end of the reporting period to a reasonably possible change in the main foreign currencies against the Euro, with all other variables held constant, of the Group’s loss before tax due to differences arising on settlement or translation of monetary assets and liabilities and the Group’s equity excluding the impact of accumulated losses due to the changes of exchange fluctuation reserve of certain overseas subsidiaries of which the functional currencies are currencies other than Euro.

	At June 30, 2022		At December 31, 2021
	Increase / (decrease) in	Increase / (decrease) in	Increase / (decrease) in	Increase / (decrease) in
	loss before tax if Euro	loss before tax if Euro	loss before tax if Euro	loss before tax if Euro
(Euro thousands)	strengthens by 5%	weakens by 5%	strengthens by 5%	weakens by 5%
USD	(6,326)	6,326	(5,418)	5,418
CNY	279	(279)	180	(180)
HKD	(17)	17	123	(123)
GBP	58	(58)	78	(78)

Total	(6,006)	6,006	(5,037)	5,037

(b) Credit risk

Credit risk is defined as the risk of financial loss caused by the failure of a counterparty to repay amounts owed or meet its contractual obligations. The maximum risk to which an entity is exposed is represented by all the financial assets recognized in the financial statements. Management considers its credit risk to relate primarily to trade receivables generated from the wholesale channel and mitigates the related effects through specific commercial and financial strategies.

With regards to trade receivables, credit risk management is carried out by monitoring the reliability and solvency of customers.

The following table provides the aging of trade receivables:

(Euro thousands)	Not yet due	0-90 days overdue	90-180 days overdue	>180 days overdue	Total
Trade receivables, gross	40,796	7,456	3,290	7,320	58,862
Loss allowance	—	(45)	(1,698)	(5,720)	(7,463)

Total trade receivables at June 30, 2022	40,796	7,411	1,592	1,600	51,399

Trade receivables, gross	28,046	8,879	1,420	7,744	46,089
Loss allowance	—	(63)	(285)	(5,960)	(6,308)

Total trade receivables at December 31, 2021	28,046	8,816	1,135	1,784	39,781

(c) Liquidity risk

Liquidity risk refers to the difficulty the Group could have in meeting its financial obligations.

According to management, the funds and credit lines currently available, in addition to those that will be generated by operating and financing activities, will enable the Group to meet its financial requirement arising from investing activities, working capital management and punctual loan repayment as planned.

As of June 30, 2022, the Group has undrawn cash credit lines of USD20.7 million (December 31, 2021: USD13.0 million) available at banks.

The table below analysis the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

	As at June 30, 2022
	On demand	Less than 1 year	1 to 3 years	Over 3 years	Total
Trade payables	26,344	39,929	—	—	66,273
Other current liabilities	14,648	24,935	—	—	39,583
Lease liabilities	39,874	33,525	20,957	62,541	156,897
Borrowings	—	100,443	6,674	2,909	110,026

	80,866	193,919	32,544	65,450	372,779

	As at December 31, 2021
	On demand	Less than 1 year	1 to 3 years	Over 3 years	Total
Trade payables	21,993	36,158	—	—	58,151
Other current liabilities	17,056	8,602	—	—	25,658
Lease liabilities	—	43,687	51,091	71,814	166,592
Bank overdrafts	14	—	—	—	14
Borrowings	—	55,559	6,619	4,593	66,771

	39,063	144,006	57,710	76,407	317,186

5.	Segment reporting

The executive committee which includes all executive directors of the Company is the Group’s chief operation decision-maker. The executive committee reviews the Group’s internal reporting in order to assess performance and allocate resources. The executive committee has determined the operating segments based on their reports. The Group’s brands and trade names are organized into five business groups — Lanvin, Wolford, Caruso, St. John and Sergio Rossi — comprise brands dealing with the same category of products that use similar production and distribution processes.

The following tables summarize selected financial information by segment for the six months ended June 30, 2022 and 2021:

	For the six months ended June 30, 2022
(Euro thousands)	Lanvin	Wolford	Caruso	St. John	Sergio Rossi	Other and holding companies	Eliminations and Unallocated	Group Consolidated
Segment results
Sales outside the Group	63,949	54,261	14,504	41,924	26,969	93	—	201,700
Intra-Group sales	—	—	415	—	—	1,845	(2,260)	—

Total revenue	63,949	54,261	14,919	41,924	26,969	1,938	(2,260)	201,700
Cost of sales	(33,901)	(15,878)	(11,188)	(16,170)	(12,171)	(64)	415	(88,957)

Gross profit	30,048	38,383	3,731	25,754	14,798	1,874	(1,845)	112,743

Loss from operations before non-underlying items								(61,460)
Non-underlying items								570
Finance costs								(8,080)

Loss before tax								(68,970)
Income tax expenses								256

Loss for the period								(68,714)

Other segment information
Depreciation and amortization	5,988	7,863	516	5,247	3,377	103	—	23,094
Of which: Right-of-use assets	4,164	6,286	335	3,841	2,296	—	—	16,922
Other	1,824	1,577	181	1,406	1,081	103	—	6,172
Provisions and impairment losses	5,544	2,329	(140)	1,227	(2,437)	(23)	—	6,500

	For the six months ended June 30, 2021
(Euro thousands)	Lanvin	Wolford	Caruso	St. John	Sergio Rossi	Other and holding companies	Eliminations and Unallocated	Group Consolidated
Segment results
Sales outside the Group	29,471	41,941	12,083	33,373	—	14	—	116,882
Intra-Group sales	—	—	245	—	—	949	(1,194)	—

Total revenue	29,471	41,941	12,328	33,373	—	963	(1,194)	116,882
Cost of sales	(14,969)	(15,025)	(9,795)	(16,967)	—	(42)	471	(56,327)

Gross profit	14,502	26,916	2,533	16,406	—	921	(723)	60,555

Loss from operations before non-underlying items								(63,515)
Non-underlying items								467
Finance costs								(5,119)

Loss before tax								(68,167)
Income tax expenses								(461)

Loss for the period								(68,628)

Other segment information
Depreciation and amortization	5,539	7,627	540	6,768	—	80	—	20,554
Of which: Right-of-use assets	4,337	5,858	341	5,593	—	1	—	16,130
Other	1,202	1,769	199	1,175	—	79	—	4,424
Provisions and impairment losses	4,545	1,012	(670)	764	—	—	—	5,651

The following table summarizes non-current assets by geography at June 30, 2022 and December 31, 2021.

	At June 30, 2022	At December 31, 2021
EMEA (1)	312,671	314,021
North America (2)	78,259	75,703
Greater China (3)	28,899	32,466
Other Asia (4)	2,887	3,448

Total non-current assets (other than deferred tax assets)	422,716	425,638

(1)	EMEA includes EU countries, the United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern Europe, Scandinavian, Azerbaijan, Kazakhstan and the Middle East.
(2)	North America includes the United States of America and Canada.
(3)	Greater China includes Mainland China, Hong Kong, Macao and Taiwan.
(4)	Other Asia includes Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, Philippines, Australia, New Zealand, India and other Southeast Asian countries.

6.	Revenue

The Group generates revenue primarily from the sale of its products (net of returns and discounts), and from fees for royalties and licenses received from third parties.

Breakdown of revenue by sales channel:

	For the six months ended June 30,
(Euro thousands)	2022	2021
Direct To Consumer (DTC)	115,191	69,275
Wholesale	83,611	44,352
Other	2,898	3,255

Total revenue by sales channel	201,700	116,882

Breakdown of revenue by geographic area:

	For the six months ended June 30,
(Euro thousands)	2022	2021
EMEA	98,674	51,712
North America	70,629	44,617
Greater China	22,888	17,317
Other Asia	9,509	3,236

Total revenue by geographic area	201,700	116,882

7.	Expenses by nature

	For the six months ended June 30,
(Euro thousands)	2022	2021
Personnel costs	97,823	72,015
Raw materials, consumables and finished goods used	82,133	40,520
Changes in inventories of finished goods and work in progress	(19,759)	(4,512)
Depreciation and amortization	23,094	20,554
Freight and selling expenses	19,505	7,843
Professional service fees	17,711	10,713
Advertising and marketing expenses	15,457	10,362
Lease expenses	9,717	5,273
Provisions and impairment losses	6,500	5,651
Studies and research expenses	4,689	3,856
Office expenses	2,020	1,495
Travel expenses	1,609	666
Taxes and surcharges	1,066	665
Net foreign exchange (gains) / losses	(7,950)	(1,977)
Other	9,545	7,273

Total expenses	263,160	180,397

Breakdown for personnel costs:

	For the six months ended June 30,
(Euro thousands)	2022	2021
Salaries and wages	72,450	52,731
Social contributions, pension plans and indemnities	16,955	13,281
Employee share-based compensation	4,297	3,373
Severance indemnities	1,350	1,437
Other benefits	2,771	1,193

Total personnel costs	97,823	72,015

Breakdown for lease expenses:

	For the six months ended June 30,
(Euro thousands)	2022	2021
Variable lease payments	5,547	2,293
Expenses relating to short-term leases	3,691	2,513
Expenses relating to low-value leases	479	467

Total lease expenses	9,717	5,273

The Group’s variable lease payments are typically linked to sales without a guaranteed minimum.

Lease payments not required to be capitalized as right-of-use assets under IFRS 16 (short-term and low-value leases) are recognized as the expense is incurred.

Breakdown for provisions and impairment losses:

	For the six months ended June 30,
(Euro thousands)	2022	2021
Allowance of obsolete inventories	4,916	4,743
Provisions for trade and other receivables	1,422	360
Other provisions	162	5
Impairment of property, plant and equipment	—	543

Total provisions and impairment losses	6,500	5,651

Impairment of property, plant and equipment and right-of-use assets primarily relate to impairment of leased stores.

8.	Non-underlying items

The non-underlying items included in the consolidated income statement are as follows:

	For the six months ended June 30,
(Euro thousands)	2022	2021
Net gain/(loss) on disposals	553	(1)
Government grants	17	468

Total non-underlying items	570	467

Non-underlying items included the net gains on disposals primarily related to disposal of long-term assets.

Non-underlying items included government grants primarily related to various grants and incentives given by local governments, based on the Group’s operations and developments in those regions.

9.	Finance costs

Breakdown for finance income, finance expenses and net foreign exchange gains or losses:

	For the six months ended June 30,
(Euro thousands)	2022	2021
Finance income
— Net foreign exchange gains	715	—
— Interest income	35	135

Total finance income	750	135

Finance expenses
— Interest expense on lease liabilities	(3,511)	(2,916)
— Interest expense on borrowings	(5,034)	(1,939)
— Net foreign exchange losses	—	(376)
— Other	(285)	(23)

Total finance expenses	(8,830)	(5,254)

Total finance costs — net	(8,080)	(5,119)

10.	Income tax expenses

	For the six months ended June 30,
(Euro thousands)	2022	2021
Current taxes	(208)	(283)
Deferred taxes	464	(178)

Income taxes	256	(461)

Breakdown of difference between statutory and effective tax rates:

The effective tax rate is as follows:

	For the six months ended June 30,
(Euro thousands)	2022	2021
Loss before tax	(68,970)	(68,167)
Total income tax expenses	256	(461)

Effective tax rate	0.37%	(0.68% )

11.	Loss per share

Basic and diluted loss per share were calculated as the ratio of net profit or (loss) attributable to the shareholders of the Company by the weighted average number of outstanding shares (basic and diluted) of the Company.

Basic and diluted net loss per share attributable to ordinary shares for the six months ended June 30, 2022 and 2021 are calculated as follows (in thousands, except share and per share amounts):

	For the six months ended June 30,
(Euro thousands)	2022	2021
Net loss attributable to owners of the Company	(57,504)	(54,412)
Net loss attributable to the issuance of Series B Preferred Shares	8,491	3,912

Net loss attributable to ordinary shares	(49,013)	(50,500)

Weighted-average shares outstanding-basic and diluted (thousand shares)	289,165	289,165

Net loss per share:
Basic and diluted (in Euro)	(0.17)	(0.17)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to ordinary shares because including them would have had an anti-dilutive effect:

	At June 30, 2022	At December 31, 2021
(Thousand shares)
Series B Preferred Shares	50,091	50,091
Treasury shares	32,129	32,129

Total outstanding shares of potentially dilutive securities	82,220	82,220

12.	Right-of-use assets

(Euro thousands)	Real estate	Other	Total net carrying amount
At December 31, 2021	117,830	945	118,775
Additions	12,273	179	12,452
Disposals	(2,548)	(44)	(2,592)
Depreciation	(16,687)	(235)	(16,922)
Contract modifications	(814)	—	(814)
Net foreign exchange differences	2,700	(18)	2,682

At June 30, 2022	112,754	827	113,581

13.	Other non-current assets

(Euro thousands)	At June 30, 2022	At December 31, 2021
Deposits of rental, utility and other	11,660	11,167
Equity investments designated at fair value through profit or loss	2,525	1,952
Other	2,275	2,623

Total other non-current assets	16,460	15,742

Other non-current assets include equity investments recognized at fair value through profit or loss in accordance with IFRS 9, with changes in value recognized in profit or loss.

The change in fair value recognized through profit or loss for the six months ended June 30, 2022 amounted to Euro 24 thousand.

14.	Inventories

(Euro thousands)	At June 30, 2022	At December 31, 2021
Raw materials, ancillary materials and consumables	17,262	16,001
Work-in-progress and semi-finished products	15,938	12,734
Finished goods	75,826	63,386
Other	309	214

Total inventories	109,335	92,335

The cost of inventories recognized as an expense in cost of sales amounted to Euro 88,957 thousand and Euro 56,327 thousand for the six months ended June 30, 2022 and 2021 respectively.

Impairment losses recognized on inventories amounted to Euro 4,916 thousand and Euro 4,743 thousand for the six months ended June 30, 2022 and 2021, respectively.

15.	Trade receivables

(Euro thousands)	At June 30, 2022	At December 31, 2021
Trade receivables	58,862	46,089
Loss allowance	(7,463)	(6,308)

Total trade receivables	51,399	39,781

The trade receivables are comprised essentially of receivables from wholesalers or agents, who are limited in number and with whom the Group maintains long-term relationships.

The following table provides a breakdown for the loss allowance:

(Euro thousands)	For the six months ended June 30, 2022
At January 1,	6,308
Provisions	1,485
Recoveries	(406)
Write off	(62)
Net foreign exchange differences	138

At June 30,	7,463

For each of the periods presented, no single customer accounted for more than 5% of the Group’s consolidated revenue. The present value of trade receivables is identical to its carrying amount.

16.	Other current assets

(Euro thousands)	At June 30, 2022	At December 31, 2021
Prepaid expenses	8,851	5,491
Advances and payments on account to vendors	8,699	7,496
Tax recoverable	5,283	10,449
Listing fee	5,230	3,950
Deposits of rental, utility and other	1,974	1,766
Governmental grants	—	9,462
Other	4,958	3,092

Total other current assets	34,995	41,706

17.	Cash and bank balances

(Euro thousands)	At June 30, 2022	At December 31, 2021
Cash on hand	323	376
Bank balances	50,604	88,296

Total cash and cash equivalents	50,927	88,672
Restricted cash	335	309

Total cash and bank balances	51,262	88,981

Cash and cash equivalents include cash on hand and bank balances.

As at June 30, 2022, the cash and cash equivalents disclosed above and in the statement of cash flows include Euro 335 thousand held at a bank for a corporate card program. These deposits are subject to restrictions and are therefore not available for general use by the Group (December 31, 2021: Euro 309 thousand).

The following table provides a reconciliation of cash and cash equivalents per cash flow statement:

(Euro thousands)	At June 30, 2022	At December 31, 2021
Total cash and cash equivalents	50,927	88,672
Bank overdrafts	—	(14)

Net cash and cash equivalents per cash flow statement	50,927	88,658

18.	Borrowings

The following table provides a breakdown for non-current and current borrowings:

(Euro thousands)	Guaranteed	Secured	Unsecured	Total borrowings
At December 31, 2021	12,457	7,840	46,474	66,771
Repayments	—	(65,338)	(630)	(65,968)
Proceeds	—	58,109	49,007	107,116
Net foreign exchange difference	—	662	1,445	2,107

At June 30, 2022	12,457	1,273	96,296	110,026

Repayable:
— Within one year	3,057	1,273	96,113	100,443
— In the second year	3,309	—	—	3,309
— In the third year	3,365	—	—	3,365
— Over three years	2,726	—	183	2,909

	12,457	1,273	96,296	110,026
Portion classified as current liabilities	(3,057)	(1,273)	(96,113)	(100,443)

Non-current portion	9,400	—	183	9,583

As at June 30, 2022, borrowings amounted to Euro 12,457 thousand (December 31, 2021: Euro 12,457 thousand) were guaranteed by a third party, SACE S.p.A., the Italian export credit agency.

As at June 30, 2022, borrowings amounted to Euro 1,273 thousand (December 31, 2021: Euro 7,840 thousand) were secured by the pledge of assets with carrying values at the end of each reporting period as follows:

(Euro thousands)	At June 30, 2022	At December 31, 2021
Pledge of assets:
— Inventories	14,373	19,187
— Property, plant and equipment	10,365	9,345
— Other current assets	3,153	—
— Trade receivables	2,409	2,493

Total pledge of assets	30,300	31,025

Apart from the above, certain borrowings are guaranteed by several subsidiaries, namely St. John Knits, Inc. and St. John Canada Corporation as at June 30, 2022.

The unsecured borrowings are principally used for operation of the Group.

The borrowings at rates ranging from 0.00% to 10.00% per annum.

The main terms of the borrowings are detailed as follows:

				At June 30, 2022
Borrower	Interest rate	Terms	Expiry date	Of which current portion	Of which non-current portion

				(Euro thousands)
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	August 2022	114	—
Sergio Rossi S.p.A	Fixed	1.45%	August 2022	1,037	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	September 2022	388	—
Fosun Fashion Group (Cayman) Limited	Fixed	10.00%	September 2022	28,729	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	October 2022	106	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	November 2022	358	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	December 2022	405	—
Fosun Fashion (Shanghai) Consulting Management Co., Ltd.	Fixed	10.00%	December 2022	7,337	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	January 2023	671	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	February 2023	78	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	March 2023	300	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	April 2023	314	—
St. John Knits, Inc.	Fixed	7.50%	April 2023	1,273	—
Fosun Fashion Group (Cayman) Limited	Fixed	10.00%	April 2023	32,080	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	May 2023	311	—
Fosun Fashion Group (Cayman) Limited	Fixed	10.00%	June 2023	23,550	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	June 2023	335	—
Fosun Fashion Brand Management Co., Limited	Interest free	0.00%	December 2023	—	183
Sergio Rossi S.p.A	Variable	ECB+6.00%	September 2025	557	1,900
Sergio Rossi S.p.A	Variable	Euribor 3m +1.90%	June 2026	2,500	7,500

Total				100,443	9,583

19.	Lease liabilities

(Euro thousands)	Lease liabilities
At December 31, 2021	140,059
Additions due to new leases and store renewals	9,799
Interest expense	3,511
Repayment of lease liabilities (including interest expense)	(22,200)
Contract modifications	(471)
Net foreign exchange differences	3,960

At June 30, 2022	134,658

Of which:
Non-current	98,120
Current	36,538

In certain countries, leases for stores entail the payment of both minimum amounts and variable amounts, especially for stores with lease payments indexed to revenue. As required by IFRS 16, only the minimum fixed lease payments are capitalized.

The following table summarizes the undiscounted contractual cash flows of lease liabilities by maturity date:

(Euro thousands)	Total contractual cash flows of lease liabilities	Year 1	Year 2	Year 3	Beyond
At June 30, 2022	156,897	39,874	33,525	20,957	62,541
At December 31, 2021	166,592	43,687	29,393	21,698	71,814

20.	Other current liabilities

(Euro thousands)	At June 30, 2022	At December 31, 2021
Payroll and employee benefits payables	23,944	25,309
Accrued expenses	22,972	14,484
Customer advances	8,872	8,718
Due to related companies	8,860	5,059
Tax payables	5,831	8,975
Rental payable	2,360	1,989
Other	5,391	4,126

Total other current liabilities	78,230	68,660

21.	Share capital

As of June 30, 2022 and as of December 31, 2021, the share capital amounted to Euro 339,256 thousand, comprising 289,165,437 fully paid-up Ordinary Shares and 50,090,730 Series B Preferred Shares with a par value of Euro 1.00 each. Excluding the 32,129,493 treasury shares, there were 339,256,167 shares issued and outstanding as of that date.

Ordinary Shares carry the following rights: the right to vote in ordinary and extraordinary shareholders meetings; the right to a share in profits (if distributed) in proportion to the share of capital held; the right to repayment of capital in the event of liquidation; pre-emptive right: in the event of a capital increase, it establishes the right to obtain new shares in proportion to those held.

Each Series B Preferred Share has the same voting rights as the Ordinary Share. The holder of Series B Preferred Shares prior and in preference to any distribution of the Company to holders of Ordinary Shares upon the occurrence of a liquidation event. Moreover, Series B Preferred shares are convertible into Ordinary Shares at a conversation ratio of 1:1 according to Company’s bylaws. Pursuant to the Company’s Memorandum of Association, the Company does not hold an unavoidable obligation to i) deliver cash or other financial assets to Series B preferred shareholders; ii) to exchange financial assets or financial liabilities with Series B preferred shareholders that are unfavorable to the Company; and iii) to deliver a variable number of the Company’s own Ordinary Share. Hence, such contribution is recognized as equity in accordance with the relevant IFRS.

22.	Other reserve

	Share premium	Other comprehensive income reserve		Other (deficits)/ reserves	Total
(Euro thousands)		Cumulative translation adjustment	Re-measurement of defined benefit plans
Balance at December 31, 2021	137,285	295	(586)	12,466	149,460
Employee share-based compensation	—	—	—	4,297	4,297
Changes in ownership interest in a subsidiary without change of control	—	—	—	93	93
Currency translation differences	—	(7,366)	—	—	(7,366)
Actuarial reserve relating to employee benefit	—	—	272	—	272

Balance at June 30, 2022	137,285	(7,071)	(314)	16,856	146,756

Balance at December 31, 2020	70,161	6,650	(181)	4,568	81,198
Capital injection from shareholders	23,293	—	—	—	23,293
Employee share-based compensation	—	—	—	3,373	3,373
Changes in ownership interest in a subsidiary without change of control	—	—	—	1,848	1,848
Currency translation differences	—	1,255	—	—	1,255
Actuarial reserve relating to employee benefit	—	—	(17)	—	(17)

Balance at June 30, 2021	93,454	7,905	(198)	9,789	110,950

Other comprehensive income reserve includes the following:

•	a translation reserve for the translation differences arising from the consolidation of subsidiaries with a functional currency different from the Euro;

•	gains and losses on the re-measurement of defined benefit plans for actuarial gains and losses arising during the period which are offset against the related net defined benefit liabilities;

23.	Related party transactions

Transactions with related parties

In addition to the transactions and balances detailed elsewhere in these financial statements, the Group had the following material transactions with related parties during the periods:

	For the six months ended June 30,
(Euro thousands)	2022	2021
(i) Proceeds of shareholder loan

Fosun International Limited (1)	44,472	73,320
Shanghai Fosun High Technology (Group) Co., Ltd. (2)	2,782	413
Shanghai Fosun High Technology Group Finance Co., Ltd. (2)	2,045	154

Total proceeds of shareholder loan	49,299	73,887

(ii) Repayments of shareholder loan

Shanghai Fosun High Technology Group Finance Co., Ltd.	169	—
Fosun International Limited	—	24,459

Total repayments of shareholder loan	169	24,459

(iii) Interest expenses

Fosun International Limited	3,169	1,125
Shanghai Fosun High Technology (Group) Co., Ltd.	284	1
Shanghai Fosun High Technology Group Finance Co., Ltd.	98	—

Total interest expenses	3,551	1,126

(iv) Rental expenses

Shanghai Fosun Bund Property Co., Ltd. (3)	606	—

(v) Consulting expenses

Shanghai Fosun High Technology (Group) Co., Ltd.	—	256

(vi) Payments on behalf of the Group

Shanghai Fosun High Technology (Group) Co., Ltd.	—	134

Balances with related parties

(Euro thousands)	At June 30, 2022	At December 31, 2021
(i) Borrowings

Fosun International Limited	84,359	39,887
Shanghai Fosun High Technology (Group) Co., Ltd.	7,520	4,687
Shanghai Fosun High Technology Group Finance Co., Ltd.	3,380	1,441

Total borrowings	95,259	46,015

(ii) Other current liabilities

Fosun International Limited	8,048	4,514
Shanghai Fosun High Technology (Group) Co., Ltd.	806	542
Shanghai Fosun High Technology Group Finance Co., Ltd.	6	3

Total other current liabilities	8,860	5,059

Notes：

(1)	A shareholder of the Group.
(2)	Subsidiaries of Fosun International Limited.
(3)	Joint venture of Fosun International Limited.

24.	Subsequent events

The Group has evaluated subsequent events through October 20, 2022 which is the date the Consolidated Financial Statements were authorized for issuance, and identified the following events, all of which are non-adjusting as defined in IAS 10:

Lanvin dispute

In September 2022, the Group received a letter from one of the minority shareholders (the “Alleging Shareholder”) alleging that the Group had improperly used the “Lanvin” corporate name in connection with the Group’s re-branding initiative and that they had not given formal approval pursuant to the terms of the shareholders’ agreement entered into by and between Fosun Industrial Holdings Limited and certain minority shareholders of Arpège SAS (as subsequently acceded to by FFG Lily (Luxembourg) S.à.r.l and then by FFG Lucky SAS) prior to the Group’s re-branding. The Alleging Shareholder had also stated in the same letter that other minority shareholders also object to the Group’s use of the “Lanvin” corporate name in connection with the Group’s re-branding initiative. The same letter further stated that, if FFG Lucky SAS cases to be an affiliate of Fosun Industrial Holdings Limited and/or Fosun International Limited, FFG Lucky SAS may be obligated to transfer the relevant equity securities in Arpège SAS back to Fosun Industrial Holdings Limited and/or Fosun International Limited. No legal proceedings have been brought by the minority shareholders to date, and the Group is actively negotiating with the minority shareholders regarding a settlement of these allegations. Any such proceedings or claims can have an adverse impact on the Group because of defense and settlement costs, diversion of resources and other factors, and there can be no assurance that the Group will prevail in any legal proceeding that may be brought by the minority shareholders or that the Group will be able to settle these allegations on a timely basis or on terms that are acceptable to the Group, or at all.

Meritz Private Placement Subscription Agreement

1.	Private Placement Investment

On October 16, 2022, the Group and Lanvin Group Holdings Limited (“LGHL”) entered into the Meritz Private Placement Subscription Agreement with Meritz Securities Co., Ltd. (“Meritz”), pursuant to which, among other things, Meritz agreed to subscribe for, and the Group agreed to issue to Meritz (the “Private Placement Investment”) 18,569,282 ordinary shares of the Group (“FFG Private Placement Subscription Shares”) at a subscription price equal to $49,999,999 and the Group’s Collateral Share (the “FFG Collateral Share”) at a subscription price equal to $1.

Upon the Closing, the FFG Private Placement Subscription Shares subscribed by Meritz will be exchanged for certain LGHL Ordinary Shares and the FFG Collateral Share will be exchanged for the LGHL Convertible Preference Share, each pursuant to the Business Combination Agreement as amended October 17, 2022 and on October 20, 2022 (as may be further amended, restated, modified or varied from time to time, the “Amended Business Combination Agreement”).

In addition, Meritz has agreed to, subject to approval of its final investment committee, subscribe for up to 1,500,000 LGHL Ordinary Shares (the “Additional Shares”) at $10 per share for total additional investment amount of up to $15 million on the Closing Date.

Meritz paid $25 million out of its total investment of $50 million to the Group at the Private Placement Investment Closing. The remaining $25 million was withheld by Meritz and will be released to the Group if no Event of Default (as defined below) has occurred and is subsisting on the Liquidity Date (as defined below). However, if an Event of Default has occurred and is subsisting on the Liquidity Date, the $25 million subscription price will not be released by Meritz, but Meritz will be obligated to immediately surrender the LGHL Ordinary Shares exchanged from an aggregate number of 9,284,641 ordinary shares of the Group upon the Closing to LGHL at nil consideration.

2.	Cash dividend

Meritz is entitled to a cash dividend in the amount of US$2.0 million per annum for three years from the closing date of the Meritz Investment. Half of the first-year cash dividend in the amount of US$1.0 million was paid on such closing date, with the remaining US$1.0 million to be paid six months after such closing date. The second- and third-year cash dividends will be paid quarterly with the first quarterly payment made on the date that falls 15 months after such closing date and the last quarterly payment made on the third anniversary of such closing date (the “Third Anniversary”). Following the consummation of the Business Combination, such cash dividend will be payable by LGHL.

3.	Lock up

Meritz has agreed to not transfer any of LGHL Ordinary Shares held by it as of the Closing until six months after the Closing provided that this transfer restriction shall immediately cease to apply upon the occurrence of any Event of Default (as defined below).

4.	Put Option

Meritz has a right to put the entire LGHL Ordinary Shares held by it (including the Additional Shares, if any, but excluding any shares of LGHL acquired after the Closing) to LGHL or any third party as nominated by LGHL (the “Put Option”) at a price equal to the Agreed Return (the “Put Option Price”) with ninety (90) days from the date of occurrence of: (a) any Credit Events; (b) the lapse of the Call Option 2 (as defined below); and (c) the Third Anniversary.

The Put Option shall lapse if (i) Meritz fails to serve the relevant exercise notice within ninety (90) days after the Put Option is triggered; or (ii) Meritz has not exercised the Put Option by the date that falls ninety (90) days after the Third Anniversary.

“Agreed Return” means an amount that is the higher of (i) 11.5% internal rate, compounded annually, of return on Meritz’s investment in the FFG Private Placement Subscription Shares and any Additional Shares and (ii) 1.115 times the sum of $50 million, in each case minus any interim return that Meritz has realized from the FFG Private Placement Subscription Shares (or LGHL Ordinary Shares converted from such shares), any Additional Shares and the LGHL Convertible Preference Share and any shares converted therefrom (including the annual cash dividend, sale proceeds from disposal of such shares and any indemnity and damages payment received by Meritz).

“Credit Events” means, among other things, the current controlling shareholder of Fosun International Limited ceases to have control of Fosun International Limited, any occurrence of insolvency, bankruptcy, liquidation or winding up of Fosun International Limited, Fosun Tourism Group (“FTG”), the Group or LGHL, delisting or suspension of trading of shares of FTG or Fosun International Limited for 15 trading days, delisting or suspension of trading of shares of LGHL for 5 trading days, non-payment or events of default by LGHL, the Group, Fosun International Limited and FTG with respect to borrowings over specified amount, and failure to pay Meritz any annual cash dividend.

5.	Security

Prior to the date on which Meritz may sell all of the LGHL Ordinary Shares it holds pursuant to an effective resale registration statement or under Rule 144 (the “Liquidity Date”), LGHL’s obligations to pay the Put Option Price and the Group’s indemnity obligations under the Meritz Private Placement Subscription Agreement shall be secured by a fixed charge over certain shares of FTG held by Fosun International Limited, subject to a top up adjustment with additional shares of FTG to be charged (the “FTG Security Shares”), and any dividends or other distribution paid on such shares to Fosun International Limited (collectively, the “Fixed Charges”).

In the event that market value of the FTG Security Shares and/or the market value of the LGHL Ordinary Shares drop below a certain level (the “Top Up Trigger Event”), upon Meritz’s notice, LGHL is obligated to, among other things, (A) provide additional security by (i) depositing additional cash in U.S. dollar by way of cash account charge in favor of Meritz (the “Cash Top Up”), (ii)(a) if the Top Up Trigger Event occurred before the Liquidity Date, procuring Fosun International Limited to grant a charge over additional shares of FTG in favor of Meritz, and (b) if the Top Up Trigger Event occurred after the Liquidity Date, procuring a charge over shares of LGHL in favor of Meritz (each of (a) and (b), as applicable, “Share Top Up”) or (iii) making a combination of Cash Top Up and Share Top Up; or (B) acquire all LGHL Ordinary Shares then held by Meritz (excluding any LGHL Ordinary Shares Meritz acquires after the Closing) at a price equal to the Agreed Return (“Top Up Obligations”).

6.	Event of Default

“Events of Defaults” are deemed to have occurred if LGHL fails to fulfil its obligations with respect the Put Option, fails to fulfil its Top Up Obligations or fails to pay Meritz the shortfall amount if Meritz did not realize the Agreed Return after disposal of shares of LGHL held by it after conversion of the LGHL Convertible Preference Share.

If an Event of Default occurs before the Liquidity Date, Meritz shall have the right to enforce the Fixed Charges to recover the amount equal to the Agreed Return, and to the extent there is a shortfall between the gross proceeds that Meritz has realized from enforcement of the Fixed Charges, LGHL remains liable to pay such shortfall to Meritz by acquiring all LGHL Ordinary Shares then held by Meritz at a price equal to such shortfall amount or having a third party investor purchase LGHL Ordinary Shares from Meritz. Immediately after Meritz has realized the Agreed Return, Meritz shall surrender any remaining LGHL Ordinary Shares held by it to LGHL at nil consideration. The Fixed Charges shall be discharged upon the Liquidity Date.

If an Event of Default occurs after the Liquidity Date, Meritz may convert the LGHL Convertible Preference Share into the number of LGHL Non-Voting Shares and/or LGHL Ordinary Shares equal to (a) the quotient of 200% times $10 times the number LGHL Ordinary Shares held by Meritz on the date of Event of Default (excluding any LGHL Ordinary Shares Meritz acquires after the Closing) divided by the market price of LGHL Ordinary Shares minus (b) the number LGHL Ordinary Shares held by Meritz on the date of Event of Default (excluding any LGHL Ordinary Shares Meritz acquires after the Closing); provided that the aggregate number of LGHL Non-Voting Shares and/or LGHL Ordinary Shares shall in no event exceed 15,000,000 (subject to any adjustment as a result of any share split or consolidation of the shares of LGHL after the Closing).

7.	Call Option

Following the Closing, LGHL shall have the right to acquire from Meritz (i) up to 70% of LGHL Ordinary Shares then held by Meritz (“Call Option 1”) after the date on which the closing share price of LGHL has been less than $5 for three (3) consecutive trading days at a purchase price equal to the Agreed Return multiplied by a fraction, the numerator of which is the total number of LGHL that is subject to Call Option 1 and the denominator of which is the total number of FFG Private Placement Subscription Shares and Additional Shares issued to Meritz (subject to any adjustment as a result of conversion of FFG Private Placement Subscription Share into LGHL Ordinary Shares on the Closing and any share split or consolidation of the shares of LGHL after the Closing); and (ii) 100% of LGHL Ordinary Shares then held by Meritz (“Call Option 2,” together with Call Option 2, the “Call Options”) after expiry of the eighteen (18)-month period following the Closing at a purchase price equal to the higher of (a) the Agreed Return; and (b) the market price of LGHL Ordinary Shares multiplied by the number of LGHL Ordinary Shares subject to the Call Option 2. LGHL may nominate third party investors to acquire the shares from Meritz in connection with its exercise of the Call Options.

8.	Nomination of observer

After the Closing, Meritz shall have a right to nominate one (1) observer to the board of directors of LGHL with no voting rights so long as Meritz holds no less than 70% of the aggregate number of the LGHL Ordinary Shares exchanged from FFG Private Placement Subscription Shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of Fosun Fashion Group (Cayman) Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Fosun Fashion Group (Cayman) Limited and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of profit or loss, comprehensive loss, cash flows and changes in equity for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grant Thornton Zhitong Certified Public Accountants LLP

We have served as the Company’s auditor since 2021.

Shanghai, China

July 11, 2022

Fosun Fashion Group (Cayman) Limited

Consolidated statements of profit or loss

For the years ended December 31, 2021 and 2020

(Euro thousands except for loss per share)		For the years ended December 31,
	Notes	2021	2020
Revenue	8	308,822	222,612
Cost of sales	9	(138,920)	(105,218)

Gross profit		169,902	117,394
Marketing and selling expenses	9	(165,502)	(151,631)
General and administrative expenses	9	(122,497)	(115,181)
Other operating income and expenses	9	10,083	(18,399)

Loss from operations before non-underlying items		(108,014)	(167,817)
Non-underlying items	10	45,206	43,546

Loss from operations		(62,808)	(124,271)
Finance cost — net	11	(9,313)	(12,989)

Loss before income tax		(72,121)	(137,260)
Income tax expenses	12	(4,331)	1,603

Loss for the year		(76,452)	(135,657)

Attributable to:
— Owners of the Company		(65,354)	(110,761)
— Non-controlling interests		(11,098)	(24,896)

Loss per share in Euro
— Basic and diluted (in Euro per share)	13	(0.19)	(0.41)

The accompanying notes are an integral part of these Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Consolidated statements of comprehensive loss

For the years ended December 31, 2021 and 2020

	For the years ended December 31,
(Euro thousands)	2021	2020
Loss for the year	(76,452)	(135,657)

Other comprehensive loss:
Items that may be subsequently reclassified to profit or loss
— Currency translation differences, net of tax	(7,612)	6,671
Items that will not be subsequently reclassified to profit or loss
— Employee benefit obligations: change in value resulting from actuarial losses, net of tax	(438)	(307)

Total comprehensive loss for the year	(84,502)	(129,293)

Attributable to:
— Owners of the Company	(72,114)	(106,049)
— Non-controlling interests	(12,388)	(23,244)

The accompanying notes are an integral part of these Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Consolidated statements of financial position

At December 31, 2021 and 2020

		At December 31,
(Euro thousands)	Notes	2021	2020
Assets
Non-current assets
Intangible assets	14	181,234	175,542
Goodwill	15	69,323	69,323
Property, plant and equipment	17	40,564	26,879
Right-of-use assets	18	118,775	117,917
Deferred income tax assets	12	17,070	13,608
Other non-current assets	19	15,742	8,280

		442,708	411,549

Current assets
Inventories	20	92,335	75,842
Trade receivables	21	39,781	22,191
Other current assets	22	41,706	23,353
Cash and bank balances	23	88,981	44,935

		262,803	166,321

Total assets		705,511	577,870

Liabilities
Non-current liabilities
Non-current borrowings	24	11,212	11,399
Non-current lease liabilities	25	102,987	104,382
Non-current provisions	26	4,166	3,286
Employee benefits	27	18,464	19,085
Deferred income tax liabilities	12	54,179	53,284
Other non-current liabilities		1,080	1,338

		192,088	192,774

Current liabilities
Trade payables		58,151	47,436
Bank overdrafts	23	14	764
Current borrowings	24	55,559	7,438
Current lease liabilities	25	37,072	32,503
Current provisions	26	3,141	2,490
Other current liabilities	28	68,660	44,070

		222,597	134,701

Total liabilities		414,685	327,475

Net assets		290,826	250,395

Equity
Equity attributable to owners of the Company
Share capital	29	339,259	289,165
Treasury shares	29	(3)	—
Other reserves	32	149,460	81,198
Accumulated losses		(224,328)	(158,974)

		264,388	211,389
Non- controlling interests	30	26,438	39,006

Total equity		290,826	250,395

The accompanying notes are an integral part of these Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Consolidated statements of cash flows

For the years ended December 31, 2021 and 2020

		For the years ended December 31,
(Euro thousands)	Notes	2021	2020
Operating activities
Loss for the year		(76,452)	(135,657)
Adjustments for:
Income tax expenses		4,331	(1,603)
Depreciation and amortization		41,584	48,332
Provisions and impairment losses		10,766	22,676
Employee share-based compensation		7,208	5,389
Negative goodwill from acquisition of a subsidiary		(7,896)	—
Gain on the debt restructuring		(7,380)	—
Net gains on disposals		(24,014)	(40,307)
Finance costs		8,564	12,497
Change in inventories		(11,890)	3,292
Change in trade receivables		(11,275)	3,018
Change in trade payables		1,298	9,714
Change in other operating assets and liabilities		(7,076)	(13,046)
Income tax paid		(856)	(1,602)

Net cash used in operating activities		(73,088)	(87,297)

Investing activities
Payment for the purchase of property, plant and equipment, intangible assets and other long-term assets		(9,876)	(5,679)
Proceeds from disposal of property, plant and equipment, intangible assets and other long-term assets	34	25,115	72,717
Acquisition of a subsidiary, net of cash acquired		(8,893)	—

Net cash generated from investing activities		6,346	67,038

Financing activities
Proceeds from shareholders’ capital injection		92,180	24,279
Proceeds from borrowings		176,174	92,408
Repayments of borrowings		(116,587)	(113,149)
Repayments of lease liabilities		(35,105)	(33,871)
Payment of borrowings interest		(1,521)	(3,327)
Payment of lease liabilities interest		(5,586)	(7,730)
Capital contribution from non-controlling interests		1,610	667
Changes in ownership interest in a subsidiary without change of control		(1,100)	(724)

Net cash generated / (used in) from financing activities	34	110,065	(41,447)

Net change in cash and cash equivalents		43,323	(61,706)

Cash and cash equivalents less bank overdrafts at the beginning of the year		44,171	106,642
Effect of foreign exchange differences on cash and cash equivalents		1,164	(765)

Cash and cash equivalents less bank overdrafts at the end of the year		88,658	44,171

The accompanying notes are an integral part of these Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Consolidated statements of changes in equity

For the years ended December 31, 2021 and 2020

		Attributable to owners of the Company					Non- controlling interests
(Euro thousands)	Notes	Issued capital	Treasury shares	Other Reserves	Accumulated losses	Total		Total equity
Balance at January 1, 2020		265,731	—	44,607	(48,213)	262,125	61,342	323,467

Comprehensive loss
Loss for the year		—	—	—	(110,761)	(110,761)	(24,896)	(135,657)
Currency translation difference		—	—	4,893	—	4,893	1,778	6,671
Net actuarial losses from defined benefit plans	32	—	—	(181)	—	(181)	(126)	(307)

Total comprehensive loss		—	—	4,712	(110,761)	(106,049)	(23,244)	(129,293)

Transactions with owners
Capital injection from shareholders	29	23,434	—	24,279	—	47,713	—	47,713
Employee share-based compensation	31	—	—	5,389	—	5,389	—	5,389
Debt forgiveness by shareholder		—	—	3,176	—	3,176	—	3,176
Capital contribution from non-controlling interests		—	—	119	—	119	548	667
Changes in ownership interest in subsidiaries without change of control		—	—	(1,084)	—	(1,084)	360	(724)

Total transactions with owners		23,434	—	31,879	—	55,313	908	56,221

Balance at December 31, 2020		289,165	—	81,198	(158,974)	211,389	39,006	250,395

Balance at January 1, 2021		289,165	—	81,198	(158,974)	211,389	39,006	250,395

Comprehensive loss
Loss for the year		—	—	—	(65,354)	(65,354)	(11,098)	(76,452)
Currency translation difference		—	—	(6,355)	—	(6,355)	(1,257)	(7,612)
Net actuarial losses from defined benefit plans	32	—	—	(405)	—	(405)	(33)	(438)

Total comprehensive loss		—	—	(6,760)	(65,354)	(72,114)	(12,388)	(84,502)

Transactions with owners
Capital injection from shareholders	29	50,091	—	67,124	—	117,215	—	117,215
Employee share-based compensation	29, 31	3	(3)	7,208	—	7,208	—	7,208
Capital contribution from non-controlling interests		—	—	566	—	566	1,044	1,610
Changes in ownership interest in a subsidiary without change of control		—	—	124	—	124	(1,224)	(1,100)

Total transactions with owners		50,094	(3)	75,022	—	125,113	(180)	124,933

Balance at December 31, 2021		339,259	(3)	149,460	(224,328)	264,388	26,438	290,826

The accompanying notes are an integral part of these Consolidated Financial Statements.

Fosun Fashion Group (Cayman) Limited

Notes to the Consolidated Financial Statements

At and for the years ended December 31, 2021 and 2020

1.	General information

Fosun Fashion Group (Cayman) Limited is domiciled in Cayman Islands, the incorporation number of the Company is 333622 and the registered office is at P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Fosun Fashion Group (Cayman) Limited and its subsidiaries (the “Group”) is the leading global luxury fashion group, managing iconic brands worldwide including French couture house Lanvin, Italian luxury shoemaker Sergio Rossi, Austrian skinwear specialist Wolford, iconic American womenswear brand St. John Knits, and high-end Italian menswear maker Caruso. Group’s brand portfolio covers a wide variety of fashion categories and leverages a combination of e-commerce, offline retail and wholesale channels, providing both growth opportunities as well as stability and resilience throughout the fashion cycle.

2.	Basis of preparation

Statement of compliance with IFRS

These consolidated financial statements of the Group have been prepared in compliance with the

International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standards Board (“IASB”).

These consolidated financial statements were approved and authorized for issue by the Board of Directors of the Group on July 11, 2022.

Contents and structure of the Consolidated Financial Statements

The consolidated financial statements include the consolidated statements of profit or loss, consolidated statements of comprehensive loss, consolidated statements of financial position, consolidated statements of cash flows, consolidated statements of changes in equity and the accompanying notes (the “Consolidated Financial Statements”).

The Group has prepared the consolidated statements of financial position presenting separately the current and non-current assets and liabilities. All details needed for accurate and complete disclosure are provided in the Notes to the Consolidated Financial Statements. Consolidated statements of profit or loss items are classified by destination. The consolidated statements of cash flows have been prepared with the indirect method. The Consolidated Financial Statements are presented in Euro, which is the functional and presentation currency of the Company, and amounts are stated in thousands of Euros, unless otherwise indicated.

Going concern

For the years ended December 31, 2021 and 2020, the Company has incurred operating losses of Euro 62.81 million and Euro 124.27 million, and net losses of Euro 76.45 million and Euro 135.66 million, respectively. The Company has an accumulated losses of Euro 224.33 million and Euro 158.97 million as of December 31, 2021 and 2020, respectively.

Management closely monitors the Group’s financial performance and liquidity position. Historically, the

Group has been able to obtain debt and equity financing as disclosed in these consolidated financial statements. The Group has funded operations primarily with issuances of preferred shares, long-term debt and net proceeds from revenues.

The Consolidated Financial Statements have been prepared on a going concern basis that one of the Company’s shareholders, Fosun International Limited, will continue to provide adequate support for the Company to meet its obligations as they become due for at least 12 months from the issuance date of these financial statements.

3.	Summary of significant accounting policies

3.1 Changes in accounting policies

New Standards and Amendments issued by the IASB and applicable to the Group from January 1, 2020

New IFRS Standards and Amendments to existing standards	Effective date
Amendments to IFRS 9, IAS 39 and IFRS 7: Interest Rate Benchmark Reform	January 1, 2020
Amendments to IFRS 3 Business Combination	January 1, 2020
COVID-Related Rent Concessions: Amendment to IFRS 16	January 1, 2020
IAS 1 and IAS 8: definition of material	January 1, 2020
Amendments to References to the Conceptual Framework in IFRS Standards	January 1, 2020
Amendments to IFRS 4 Insurance Contracts — deferral of IFRS 9	January 1, 2021
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 Interest Rate Benchmark Reform Phase 2	January 1, 2021
Amendments to IFRS 16 Leases: COVID-19-Related Rent Concessions beyond June 30, 2021 (issued on March 31, 2021)	April 1, 2021

The introduction of these amendments, with the exception of that relating to IFRS 16, did not have any effect on these Consolidated Financial Statements.

Amendment to IFRS 16 — Leases regarding COVID-related rent concessions

On March 31, 2021, the IASB extended by one year the period of application of the IFRS 16 practical expedient previously approved by the IASB on May 28, 2020. With this amendment, issued in response to the duration of the COVID-19 pandemic, immediate recognition in profit or loss of rent discounts is applicable if the reduction regards payments originally due on or before June 30, 2022 (and no longer by the original date of June 30, 2021), whereas the other terms of the standard and practical expedient adopted in 2020 remain valid. The amendment is effective for annual reporting periods beginning on or after April 1, 2021.

The Group elected not to treat COVID-19 related rent concessions as lease modifications. For the years ended December 31, 2021 and 2020, the Group accounted for COVID-related concessions of Euro 80 thousand and Euro 2,362 thousand, respectively, in the consolidated statements of profit or loss, received as a result of the effects of the COVID-19 pandemic.

New standards, amendments and interpretations not yet effective

At the date of authorization of these consolidated financial statements, several new, but not yet effective, Standards and amendments to existing Standards, and Interpretations have been published by the IASB. None of these Standards or amendments to existing Standards have been adopted early by the Group.

New IFRS Standards and Amendments to existing standards	Effective date
IFRS 3 Business Combinations	January 1, 2022
IAS 16 Property, Plant and Equipment	January 1, 2022
IAS 37 Provisions, Contingent Liabilities and Contingent Assets	January 1, 2022
Annual Improvements 2018-2020	January 1, 2022
IFRS 17 Insurance contracts	January 1, 2022
Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2: Disclosure of Accounting policies (issued on February 12, 2021)	January 1, 2022
Amendments to IAS 8 Accounting policies, Changes in Accounting Estimates and Errors: Definition of Accounting Estimates (issued on February 12, 2021):	January 1, 2022
Amendment to IAS 1 Presentation of Financial Statements (issued on January 23, 2020)	January 1, 2023
Amendments to IAS 12 Income taxes: deferred tax related to assets and liabilities arising from a single transaction	January 1, 2023
Amendments to IFRS 17 Insurance contracts: Initial application of IFRS 17 and IFRS 9 — Comparative information (issued on December 9, 2021)	January 1, 2023

Management anticipates that all relevant pronouncements will be adopted for the first period beginning on or after the effective date of the pronouncement. New Standards, amendments and Interpretations not adopted in the current year have not been disclosed as they are not expected to have a material impact on the Group’s Consolidated Financial Statements.

3.2 Basis of consolidation Subsidiaries

Subsidiaries

Subsidiaries are entities over which the Group has control. Control is achieved when the Group has the power over the investee, it is exposed, or has rights to, variable returns from its involvement with the investee, and has the ability to use its power to affect its returns. Subsidiaries are consolidated on a line by line basis from the date on which the Group obtains control. The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Subsidiaries are deconsolidated from the date when control ceases. When the Group ceases to have control over a subsidiary, it derecognizes the assets (including any goodwill) and liabilities of the subsidiaries at their carrying amounts, derecognizes the carrying amount of non-controlling interests in the former subsidiary and recognizes the fair value of any consideration received from the transaction. Any retained interest in the former subsidiary is then re-measured to its fair value.

The Group recognizes any non-controlling interests (“NCI”) in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interests’ share of the acquiree’s identifiable net assets. Net profit or loss and each component of other comprehensive income/(loss) are attributed to the owners of the parent and to the non-controlling interests.

All intra-group balances and transactions and any unrealized gains and losses arising from intra-group transactions are eliminated in preparing the Consolidated Financial Statements.

Business combinations

The Group applies the acquisition method of accounting to account for acquisitions of businesses. The cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred and equity instruments issued. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date. The excess of the cost of the acquisition over the Group’s interest in the fair value of the identifiable net assets acquired is recorded as goodwill. Positive goodwill will be stated in the consolidated statements of financial position as a separate asset at cost less accumulated impairment losses. Negative goodwill is recognized in the consolidated statements of profit or loss immediately on acquisition as a bargain purchase gain.

The allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions requiring management judgment.

Acquisition-related costs are expensed as incurred.

If the business combination is achieved in stages, the acquisition date carrying value of the Group’s previously held interest in the acquiree is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognized in profit or loss.

3.3 Foreign currency transactions

Functional and presentation currency

The Consolidated Financial Statements are presented in euros. The functional currency of the Group’s entities is the currency of their primary economic environment. Transactions in foreign currencies are recorded at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the foreign currency exchange rate prevailing at that date. Exchange differences arising on the settlement of monetary items or on reporting monetary items at rates different from those at which they were initially recorded during the period or in previous financial statements are recognized in the consolidated statements of profit or loss.

Consolidation of foreign entities

Upon consolidation, all assets and liabilities of Group entities with a functional currency other than the Euro are translated using the closing rates at the date of the consolidated statements of financial position. Income and expenses are translated into Euro at the average foreign currency exchange rate for the period. Translation differences resulting from the application of this method are recognized within other comprehensive income/(loss) until the disposal of the investment. Average foreign currency exchange rates for the period are used to translate the cash flows of foreign subsidiaries in preparing the consolidated statements of cash flows. Goodwill, assets acquired and liabilities assumed arising from the acquisition of entities with a functional currency other than the Euro are recognized in the Consolidated Financial Statements in the functional currency and translated at the foreign currency exchange rate at the acquisition date. These balances are translated at subsequent balance sheet dates at the relevant foreign currency exchange rate.

The principal foreign currency exchange rates used by the Group to translate other currencies into Euro, were as follows:

	Exchange rate at December 31, 2021	2021 Average exchange rate	Exchange rate at December 31, 2020	2020 Average exchange rate
CNY	7.2197	7.6372	8.0250	7.8704
CHF	1.0347	1.0818	1.0844	1.0706
GBP	0.8389	0.8603	0.9027	0.8891
HKD	8.8304	9.1986	9.5354	8.8482
INR	84.3226	87.5124	90.0633	84.4913
JPY	130.2725	129.8404	126.9056	121.8322
MXN	23.1683	24.0754	24.4650	24.3566
SEK	10.2407	10.1418	10.0791	10.4784
SGD	1.5303	1.5902	1.6273	1.5734
USD	1.1324	1.1835	1.2299	1.1408

3.4 Scope of consolidation

Fosun Fashion Group (Cayman) Limited is the parent company of the Group and holds, directly or indirectly, interests in the Group’s subsidiaries. The Group’s scope of consolidation at December 31, 2021 and 2020 was as follows:

		Nominal value of		% of Group
Company	Registered office	registered capital		2021	2020
Fosun Fashion Investment Holdings (HK) Limited	Hong Kong, P.R.C.	HKD	100	100.00	100.00
Fosun Fashion (Shanghai) Consulting Management Co., Ltd.	Shanghai, P.R.C.	USD	500,000	100.00	100.00
SJK Investment Holdings Limited	Grand Cayman, Cayman Island	USD	1,000	100.00	100.00
FFG Investment (Luxembourg) S.à r.l.	The Grand Duchy of Luxembourg	Euro	12,000	100.00	100.00
Fosun Fashion Brand Management Co., Limited	Hong Kong, P.R.C.	HKD	31,878	100.00	100.00
Luminary Talent Limited	Hong Kong, P.R.C.	HKD	1	100.00	100.00
FFG Lily (Luxembourg) S.à r.l.	The Grand Duchy of Luxembourg	Euro	12,000	100.00	100.00
FFG Wisdom (Luxembourg) S.à r.l.	The Grand Duchy of Luxembourg	Euro	12,000	100.00	100.00
Fosun Fashion Brands Management Co., Limited	Shanghai, P.R.C.	CNY	42,393,000	80.00	80.00
Virtuoso Investment Holdings Luxembourg S.à r.l.	The Grand Duchy of Luxembourg	Euro	12,500	100.00	100.00
FFG Lucky SAS	Paris, France	Euro	1	100.00	100.00
Fosun Fashion (Hainan) Industry Development Co., Ltd.	Hainan, P.R.C.	USD	2,000,000	100.00	100.00
Shanghai Fulang Brand Management (Group) Co., Ltd.	Shanghai, P.R.C.	USD	3,000,000	100.00	100.00
Oasis Fashion Holdings Limited	Hong Kong, P.R.C.	HKD	100	100.00	100.00
Fosun Fashion (Milan) S.R.L.	Milan, Italy	Euro	10,000	100.00	100.00
Arpège SAS	Paris, France	Euro	55,548,504	90.61	80.01
Wolford AG	Breagaz, Austria	Euro	48,848,228	58.45	58.45
Raffaele Caruso S.p.A	Soragna, Italy	Euro	2,937,145	100.00	73.79

		Nominal value of		% of Group
Company	Registered office	registered capital		2021	2020
St. John Knits International, Incorporated	Delaware, U.S.A.	USD	379,547	96.95	96.95
Sergio Rossi S.p.A	San Mauro Pascoli, Italy	Euro	44,084,197	99.00	—
JEANNE LANVIN	Paris, France	Euro	16,297,330	90.61	80.01
LANVIN MONTE-CARLO	Monaco, Monaco	Euro	150,000	90.61	80.01
Lanvin Inc.	New York, U.S.A.	USD	12,028,400	90.61	80.01
L3F CROISETTE	Paris, France	Euro	20,000	90.61	80.01
L1 Bal Harbour LLC	Miami, U.S.A.	USD	1,000	90.61	80.01
L2 Crystals LLC	Las Vegas, U.S.A.	USD	1,000	90.61	80.01
L3 Madison LLC	New York, U.S.A.	USD	1,000	90.61	80.01
L4 Rodeo Drive LLC	Beverly Hills, U.S.A.	USD	1,000	90.61	80.01
L5 US ECOM LLC	New York, U.S.A.	USD	1,000	90.61	80.01
L6 MADISON, LLC	New York, U.S.A.	USD	1,000	90.61	80.01
L7 Chicago LLC	Chicago, U.S.A.	USD	1,000	90.61	80.01
L8 South Coast Plaza LLC	Costa Mesa, U.S.A.	USD	1,000	90.61	80.01
L1 SPIGA Srl	Milan, Italy	Euro	46,587	90.61	80.01
L1 Outlet Srl	San Remo, Italy	Euro	10,000	90.61	80.01
L1 Services Srl	Padova, Italy	Euro	10,000	90.61	80.01
LANVIN JAPAN K.K.	Tokyo, Japan	JPY	100,000,000	90.61	80.01
LANVIN ASIA PACIFIC Ltd.	Hong Kong, P.R.C.	HKD	12,000,000	90.61	80.01
Lans Atelier (SHANGHAI) Trading Co., Ltd.	Shanghai, P.R.C.	USD	50,000,000	90.61	80.01
LANVIN MACAU LIMITED	Macao, P.R.C.	MOP	25,000	90.61	80.01
LANVIN TAIWAN Ltd.	Taipei, P.R.C.	TWD	31,000,000	90.61	80.01
LANVIN LIMITED	London, U.K.	GBP	1	90.61	80.01
Wolford Beteiligungs GmbH	Bregenz, Austria	Euro	35,000	58.45	58.45
Wolford proizvodnja in trgovina d.o.o.	Murska Sobota, Slovenia	Euro	500,000	58.45	58.45
Wolford Deutschland GmbH	Bielefeld, Germany	Euro	260,000	58.45	58.45
Wolford (Schweiz) AG	Opfikon, Switzerland	CHF	200,000	58.45	58.45
Wolford London Ltd.	London, U.K.	GBP	100,000	58.45	58.45
Wolford Paris S.A.R.L.	Paris, France	Euro	1,525,000	58.45	58.45
Wolford Italia S.r.l.	Mailand, Italy	Euro	500,000	58.45	58.45
Wolford España S.L.	Madrid, Spain	Euro	60,000	58.45	58.45
Wolford Scandinavia ApS	Kopenhagen, Danmark	DKK	800,000	58.45	58.45
Wolford America, Inc.	New York, U.S.A.		N.A.	58.45	58.45
Wolford Nederland B.V.	Amsterdam, Netherlands	Euro	50,000	58.45	58.45
Wolford Canada Inc.	Vancouver, Canada	CAD	100	58.45	58.45
Wolford Asia Limited	Hong Kong, P.R.C.	HKD	2,850,000	58.45	58.45
Wolford Belgium N.V.	Antwerpen, Belgium	Euro	124,000	58.45	58.45
Wolford (Shanghai) Trading Co., Ltd.	Shanghai, P.R.C.	Euro	3,000,000	58.45	58.45
St. John Knits, Inc.	California, U.S.A.	USD	0.1	96.95	96.95
St. John Asia Limited	Hong Kong, P.R.C.	HKD	1,000,000	96.95	96.95
St. John Canada Corporation	Nova Scotia, Canada		N.A.	96.95	96.95
St. John China Limited	Hong Kong, P.R.C.	HKD	100	96.95	96.95
St. John China Holdings Limited	Hong Kong, P.R.C.	USD	35,000,000	77.56	77.56
St. John (Shanghai) Trading Co., Ltd.	Shanghai, P.R.C.	USD	7,000,000	77.56	77.56
St. John de Mexico S.A. de C.V.	Tijuana Baja, Mexico	PES	25,480,200	96.95	96.95

		Nominal value of		% of Group
Company	Registered office	registered capital		2021	2020
Shanghai Caruso Trading Co., Ltd.	Shanghai, P.R.C.	CNY	1,000,000	100.00	73.79
Sergio Rossi Retail s.r.l.	San Mauro Pascoli, Italy	Euro	30,000	99.00	—
Sergio Rossi USA Inc.	New York, U.S.A.	USD	150,000	99.00	—
Sergio Rossi UK Limited	London, U.K.	GBP	2,350,000	99.00	—
Sergio Rossi Japan Limited	Tokyo, Japan	JPY	100,000,000	99.00	—
Sergio Rossi Hong Kong Limited	Hong Kong, P.R.C.	HKD	99,582,000	99.00	—
Sergio Rossi Shanghai Trading Limited	Shanghai, P.R.C.	CNY	77,997,380	99.00	—
Sergio Rossi Deutschland GmbH	München, Germany	Euro	25,000	99.00	—

3.5 Property, plant and equipment

Cost

Property, plant and equipment is initially recognized at cost, which comprises the purchase price, any costs directly attributable to bringing the assets to the location and condition necessary to be capable of operating in the manner intended by management, capitalized borrowing costs and any initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located. Self-constructed assets are initially recognized at their production cost, including labor costs. Subsequent costs are capitalized only if they increase the future economic benefits embodied in the related assets. All other expenditures are expensed as incurred. When parts are replaced, the carrying amount of the parts that are replaced are written off in the consolidated statements of profit or loss.

Property, plant and equipment is presented net of accumulated depreciation, calculated on the basis of the useful lives of the assets, and any impairment losses.

Depreciation

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Buildings	10 to 50 years
Machinery and equipment	3 to 20 years
Leasehold improvements	5 to 15 years
Office equipment	2 to 10 years
Other	2 to 10 years

Land and assets under construction are not depreciated.

If the asset being depreciated consists of separately identifiable components whose useful life differs from that of the other parts making up the asset, depreciation is charged separately for each of its component parts through the application of the “component approach”.

Property, plant and equipment is tested for impairment when impairment indicators are identified, such as a scheduled closure of a store or site, a redundancy plan or a downward revision of market forecasts.

When an asset’s recoverable amount is less than its net carrying amount, an impairment loss is recognized. Where the recoverable amount of an individual asset cannot be determined precisely, the Group determines the recoverable amount of the cash-generating unit (“CGU”) or group of CGUs to which the asset belongs.

3.6 Goodwill

Goodwill, an asset that produces future economic benefits but which is not individually identified and separately measured, is initially recognized at cost.

Goodwill is not amortized but tested for impairment every year to determine if its value has been impaired. If specific events or altered circumstances indicate the possibility that goodwill has been impaired, the impairment test is performed more frequently.

For impairment test purposes, goodwill acquired in a business combination shall be, from the acquisition date, allocated to each of the acquirer’s cash generating units that are expected to benefit from the synergies of the combination. Cash Generating Units are determined based on the organizational structure of the Group and represent groups of assets that generate independent cash inflows from continuing use of the relevant assets. The Group’s Cash Generating Units include brands, sales channels and geographical areas.

The CGUs to which goodwill has been allocated are tested for impairment annually and, whenever there is an indication of impairment, the carrying value of the CGU is compared with their recoverable amount.

The carrying amount of CGUs tested for impairment for consolidation purposes is represented by the net invested capital, which means the net equity adjusted by the net financial position including the lease liability.

Recoverable amount is the higher of fair value less costs to sell and value in use, as calculated based on an estimate of the future cash flows expected to derive from the CGU tested for impairment. Cash flow projections are based on budget, forecast and on long-term estimates prepared by the management.

An impairment loss is recognized in profit or loss for the period whenever the recoverable amount of the CGU is lower than its book value. An impairment loss recognized for goodwill is never reversed in subsequent years.

3.7 Intangible assets

Only identifiable assets controlled by the Group and capable of producing future economic benefits are included in intangible assets. Intangible assets include brands, trademarks and patents and software.

Brands with indefinite useful life

Brands with indefinite useful lives are not amortized but are tested for impairment at least annually, or more frequently if facts or circumstances indicate that the asset may be impaired.

Intangible assets with a finite useful life

Identifiable non-monetary assets without physical substance, controlled by the Group and capable of producing future economic benefits are recognized as intangible assets.

Intangible assets with a finite useful life include trademarks and patents and software.

Trademarks and patents

Trademarks and patents are recognized at cost or at the value attributed upon acquisition and include the cost of trademark registration in the various countries in which the Group operates, assuming there are no risks or limitations on control over their use.

Software

Software acquired as part of recurring operations and software developed in-house by the Group which meet all the relevant criteria are capitalized and amortized on a straight-line basis over their useful lives.

Intangible assets with a definite useful life are amortized on a straight-line basis at the following periods:

Trademarks and patents	3 to 10 years
Software	2 to 10 years
Other	1 to 5 years

3.8 Leases

Right-of-use asset and lease liability are regulated by IFRS 16 Leases which applies to all lease contracts that provide for the payment of fixed rents, including those indexed and those that set a guaranteed minimum. The Group recognizes the right-of-use asset and the lease liability at the commencement date of the lease and based on the lease term. The identification of a lease term is very important because the form, legislation and common business practice can vary considerably from one jurisdiction to another. The Group determines the lease term as the non-cancellable period of a lease, together with the periods covered by an option to extend or to terminate the lease under the control of the Company. The management evaluates the exercise of the option if it’s considered “reasonably certain” based on several factors and circumstances that create an incentive for the lessee to exercise, or not to exercise the option, including any expected changes in facts and circumstances from the commencement date until the exercise date of the option.

The lease term begins on the “commencement date” of the lease. This is defined as the date on which the lessor makes an underlying asset available for use by a lessee. It is the date on which the lessee initially recognizes and measures right-of-use asset and lease liability. The commencement date is not necessarily the date on which start the depreciation of the right-of-use asset. For retail premises, the asset leased is ready for use when works on premises are completed and, therefore, the depreciation of right-of-use asset shall begin after the completion of works necessary to bring a store to its working condition according to the management instructions (consistently with the IAS 16 requirements).

The right-of-use asset is measured at cost, identified as the initial measurement of the lease liability, increased by any initial direct costs incurred by the lessee (key money, legal fees, agent fees or other incremental costs incurred to conclude the contract) or by any dismantling cost necessary to bring back the premises to its original condition. The right-of-use asset is depreciated over the lease term. The lease liability is measured at the present value of the lease payments that are not paid at that date. The lease payments are discounted using an incremental borrowing rate calculated at Group level. The profit or loss caption “Interest expenses IFRS 16” represents the adjustment of the present value of the lease liability. Since most leases stipulated by the Group do not have an interest rate implicit in the lease, the discount rate applicable to future lease payments is determined as the risk-free rate of each country in which the leases are stipulated, with payment dates based on the terms of the specific lease, increased by the parent company’s credit spread. A lease modification occurs when there is a change in the scope of a lease, or the consideration for a lease, that was not part of the original terms and conditions of the lease (for example, adding or terminating the right to use one or more underlying assets, or extending or shortening the contractual lease term). The effective date of the modification is defined as “the date when both parties agree to a lease modification”. When this occurs, the right-of-use asset and the lease liability are updated accordingly. If a lease is terminated before the original lease term date defined at the commencement date, both right-of-use asset and the lease liability are re-measured, impacting also the profit of loss statement.

In addition, options for the extension and early termination of the lease agreements are re-evaluated and re-considered when a significant event or a change occurs in the circumstances that are under the control of the Group and this will influence the assessment of the reasonable certainty of the exercise options. Low-value contracts (the price of the asset, when new and recognized on a single component basis approach, is less than Euro 5,000) and leases whose lease term is shorter than 12 months are not in the scope of “IFRS 16 Leases”, so they are recognized through profit or loss on a straight-line basis over the lease term. Purely variable rent, typically linked to sales without a guaranteed minimum, is excluded too from the scope of application of such standard.

Based on the practical expedient set by the “Amendment to IFRS 16: COVID-Related Rent Concession”, a lessee is not required to assess whether the COVID-related rent reductions obtained by the lessors are lease modifications. Therefore, the lessee can record such rent reduction as if they were not lease modifications, thus recognizing the entire economic benefit of such discounts immediately through profit or loss. Rent discounts are eligible for the practical expedient if they occur as a direct consequence of the COVID-19 pandemic and if all of the following criteria are met:

•	any rent reduction affects only payments originally due on or before June 30, 2022;

•	there is no substantive change to the other terms and conditions of the lease;

•	the change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change.

A lessee is expected to make judgement about whether other changes are substantive based on its understanding of those changes and based on how they were historically managed by the Group. As a result in the Group’s view, a modification of the contract such as a renewal or the extension of the lease term is to be considered substantive only when it is not consistent with the usual practices applied by the Group and in the industry as a whole.

3.9 Financial instruments

The classification of a financial asset is based on the Group’s business model for managing the related financial assets and their contractual cash flows. The Group considers whether the contractual cash flows represent solely payments of principal and interest that are consistent with a basic lending arrangement. Where the contractual terms introduce exposure to risk or volatility that are inconsistent with a basic lending arrangement, the related financial assets are classified and measured at fair value through profit or loss.

With the exception of trade receivables that do not contain a significant financing component (or for which the Group has applied the practical expedient available under IFRS 15 - Revenue from contracts with customers (“IFRS 15”)), which are measured at the transaction price (as defined in IFRS 15), all financial assets are initially measured at their fair value plus, in the case of financial assets not at fair value through profit or loss only, transaction costs that are directly attributable to the acquisition of the asset.

Measurement subsequent to initial recognition is based on the classification of the financial assets into one of the following categories:

(1)	Financial assets at amortized cost;

(2)	Financial assets at fair value through other comprehensive income/(loss), with subsequent recycling of cumulative gains and losses to the statement of profit or loss (“FVOCI”); or

(3)	Financial assets at fair value through profit or loss (“FVPL”).

(1)	Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest rate method and are subject to impairment testing. Gains and losses are recognized in the statement of profit or loss when the asset is derecognized, modified or impaired.

The Group’s financial assets at amortized cost primarily include trade receivables, guarantee deposits and certain other non-current financial assets.

(2)	Financial assets at fair value through other comprehensive income/(loss)

Financial assets at FVOCI are initially recognized at fair value and subsequent fair value changes are recognized within other comprehensive income/(loss). Interest income, foreign exchange revaluations and impairment losses or reversals are recognized in the consolidated statements of profit or loss. Upon derecognition, the cumulative reserve of fair value changes recognized within other comprehensive income/(loss) is recycled to profit or loss.

The Group’s financial assets at FVOCI primarily include derivative instruments fixed income and floating income securities.

(3)	Financial assets at fair value through profit or loss

Financial assets at FVPL are initially recognized at fair value and subsequent fair value changes are recognized in the consolidated statements of profit or loss. Financial assets at FVTPL include derivative instruments and listed equity investments for which the Group has not irrevocably elected to classify the instruments at FVOCI. Dividends from listed equity investments are recognized as other income in the consolidated statements of profit or loss when the right of payment has been established.

The Group’s financial assets measured at FVPL primarily include insurance contracts, equity instruments and fixed income securities, as well as investments in hedge funds and private equity private debts, money market funds, floating income and real estate funds.

Reclassification

A financial asset is only reclassified when there is a change in the contractual terms that significantly affects the previously expected cash flows or when the Group changes its business model for managing financial assets. Reclassifications are only made prospectively from the reclassification date, without restating any previously recognized gains, losses or interest.

Derecognition

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for any obligations created or retained. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

On derecognition of a financial asset measured at amortized cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss. In addition, on derecognition of an investment in a debt instrument classified as FVOCI, the cumulative gain or loss previously accumulated in the investment revaluation reserve within other comprehensive income/(loss) is reclassified to profit or loss.

Impairment of financial assets

The Group recognizes a loss allowance for expected credit losses on investments in debt instruments that are measured at amortized cost or at FVOCI, lease receivables, trade receivables and contract assets, as well as on financial guarantee contracts. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.

The Group always recognizes lifetime expected credit losses for trade receivables, contract assets, lease receivables and securities. The expected credit losses on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.

3.10 Financial liabilities

Financial liabilities include loans, bonds, lease liabilities, trade payables and other liabilities. These instruments are recorded at fair value on initial recognition, net of any costs that can be ascribed to them. Subsequently, the financial liabilities are measured at amortized cost using the effective interest method. The Group derecognizes a financial liability when, and only when, it is extinguished, i.e. when the obligation in the contract is discharged, canceled or expired.

3.11 Cash and bank balances

Cash and bank balances comprise cash on hand and demand deposits, together with other short-term, highly liquid investments maturing within 90 days from the date of acquisition that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value. Bank overdrafts are included in liabilities. In the consolidated statements of cash flows, cash and cash equivalents are presented net of bank overdrafts.

3.12 Trade receivables and payables

Trade receivables are amounts due from clients for goods sold or services provided in the ordinary course of business. Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest rate method, less any loss allowances.

Trade receivables are recognized at their nominal value net of the bad debt provision determined on the basis of the requirements set by IFRS 9. According to this standard, receivables are written off following the application of the “expected loss” impairment method together with, if necessary, further impairments recognized upon specific doubtful conditions on the single credit positions.

Trade accounts payable are recorded at nominal amount.

Transactions denominated in foreign currency are recognized at the exchange rate as at the date of the transaction. At the reporting date, transactions denominated in foreign currencies are translated using the exchange rate as at the reporting date. Gains and losses arising from the translation are reflected in the profit or loss.

3.13 Inventories

Inventories are recognized at the lower of cost (acquisition or production) and net realizable value. Cost includes direct production costs and indirect costs that have been incurred in bringing the inventories to the location and condition necessary to be capable for their use in the production process. Cost is determined on a weighted average basis. Net realizable value is the estimated selling price less the estimated costs of completion and the estimated costs for sale and distribution.

Inventories are presented net of provisions for slow moving and obsolete inventories.

3.14 Employee benefits

Post-employment benefits

The Group operates a number of defined benefit plans, the assets of which are generally held in separate trustee-managed funds. The pension plans are generally funded by payments from employees and the Group, and for defined benefit plans, taking account of the recommendations of independent actuaries. The Group maintains funded and unfunded pension plans. Typically, defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation. For defined benefit plans, the pension expenses are assessed separately for each plan using the projected unit credit method. The projected unit credit method considers each period of service as giving rise to an additional unit of benefit entitlement. Under this method, the cost of providing pensions is charged to the consolidated income statement so as to spread the regular cost over the service lives of employees in accordance with the advice of qualified actuaries who carry out a full valuation of the plans at least every three years. The amounts charged to the consolidated income statement include current service costs, net interest cost (income), past service costs and the effect of any curtailments or settlements. Past service costs are recognized at the earlier of when the amendment/curtailment occurs or when the Group recognizes related restructuring or termination costs. The pension obligations recognized in the consolidated statements of financial position are measured at the present value of the estimated future cash outflows using interest rates based on high quality corporate bond yields, which have terms to maturity approximating the terms of the related liability, less the fair value of any plan assets. Re-measurements, comprising of actuarial gains and losses, the effect of the asset ceiling (excluding net interest) and the return on plan assets (excluding net interest) are recognized in full in the year in which they occur in the consolidated statements of comprehensive income/(loss). Re-measurements are not reclassified to profit or loss in subsequent years.

Where the calculated amount of a defined benefit liability is negative (an asset), the Group recognizes such pension asset to the extent that economic benefits are available to the Group either from refunds or reductions in future contributions.

Other long-term employee benefits

The Group’s obligations represent the present value of future benefits that employees have earned in return for their service during the current and prior periods. Remeasurement components on other long-term employee benefits are recognized in the consolidated statements of profit or loss in the period in which they arise.

3.15 Provisions for risks and charges

Provisions are recognized when the Group has a present obligation, legal or constructive, as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

A restructuring provision is recognized when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

Present obligations arising under onerous contracts are recognized and measured as provisions. An onerous contract is considered to exist where the Group has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

Provisions for the costs to restore leased plant assets to their original condition, as required by the terms and conditions of the lease, are recognized when the obligation is incurred, either at the commencement date or as a consequence of having used the underlying asset during a particular period of the lease, at the directors’ best estimate of the expenditure that would be required to restore the assets. Estimates are regularly reviewed and adjusted as appropriate for new circumstances.

3.16 Share Capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Treasury shares, whether specifically allocated for grant to the Group’s senior managements and consultants or allocated to the liquidity agreement or in any other case, as well as directly related transaction costs, are deducted directly from equity attributable to the Group. On disposal, the consideration received for these shares, net of transaction costs and the related tax impacts, is also recognized directly in equity attributable to the Group.

3.17 Revenue recognition

Revenue mainly comprises sales of goods, together with income from royalties and operating licenses.

Revenue is measured at the transaction price which is based on the amount of consideration that the Group expects to receive in exchange for transferring the promised goods or services to the customer and excludes any sales incentives, rebates or discounts (including end of season discounts offered by the retail channel), as well as taxes collected from customers that are remitted to government authorities.

Revenue from wholesale operations and direct sales to customers, through retail stores and online channels, is recognized at a point in time when control over a product is transferred to the customers.

Revenue from sales of services is recognized when the Group satisfies its performance obligation.

Under the Group’s standard contract terms, retail customers are entitled to a right to return unsold or outdated products within specified days, which enables them to receive a full or partial cash refund of the amount paid, a store coupon or another product in exchange. Exchanges of one product for another of the same type, quality, condition and price are not considered returns, unless product exchange occurs after specified days from the original sale.

Wholesalers generally do not have a contractual right of return.

Provisions for returns are presented in the consolidated statements of financial position under liabilities with a corresponding adjustment to revenue in respect of future refunds. A corresponding asset (with an offsetting adjustment to cost of sales) representing the right to recover the goods from the customer is also recognized.

The Group uses its historical experience to estimate the number of returns on a portfolio level using the expected value method.

Royalties received with respect to operating licenses are recognized in accordance with the contractual obligations specific to each agreement, which is generally when the sales occur for sales-based licensing agreements, otherwise over time as the performance obligations are satisfied for other types of licensing agreements.

Payment for retail sales is typically required at the time of purchase or within specified days, or, on occasion, in advance. Payment terms for wholesale sales are generally longer and the Group may adopt various measures aimed at ensuring collectability of the related consideration, such as requiring customers to provide advanced payments or financial guarantees, as well as performing credit analysis of customers and obtaining insurance over receivables.

3.18 Personnel costs

Personnel expenses primarily consist of wages, salaries and payroll taxes, expenses relating to pensions and other post-employment benefits under defined benefit plans. Wages, salaries and payroll taxes include fixed remuneration, variable short-term remuneration, long-term remuneration plans, expenses related to employee profit-sharing and other incentive plans, and any associated payroll taxes. Other personnel expenses notably include severance paid to individual employees or as part of a restructuring plan, and directors’ fees paid to directors of Group entities.

3.19 Advertising and promotion expenses

Advertising and promotion expenses include the costs of producing advertising media, purchasing media space, manufacturing samples, publishing catalogs and, in general, the cost of all activities designed to promote the Group’s brands and products.

Advertising and promotion expenses are recorded within marketing and selling expenses upon receipt or production of goods or upon completion of services rendered.

3.20 Government grants

Government grants are recognized at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the costs, for which it is intended to compensate, are expensed.

Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the consolidated statements of profit or loss over the expected useful life of the relevant asset by equal annual installments.

3.21 Equity-settled share-based payments

The Group’s management operates an equity-settled, share-based compensation plan, under which the entity receives services from directors and employees of the Group as consideration for equity instruments of the Group. The fair value of the employee services received in exchange for the grant of the equity instruments is recognized as an expense. The total amount to be expensed is determined by reference to the fair value of the equity instrument granted:

•	including any market performance conditions (for example, an entity’s share price);

•

excluding the impact of any service and non-market performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period); and

•	including the impact of any non-vesting conditions (for example, the requirement for employees to save or hold shares for a specified period of time).

At the end of each reporting period, the Group’s management revises its estimates of the number of equity instrument that are expected to vest based on the non-marketing performance and service conditions. It recognizes the impact of the revision to original estimates, if any, in profit or loss, with a corresponding adjustment to equity.

In addition, in some circumstances employees may provide services in advance of the grant date and therefore the grant date’s fair value is estimated for the purposes of recognizing the expense during the period between service commencement period and grant date.

Where there is any modification of terms and conditions which increases the fair value of the equity instruments granted, the Group includes the incremental fair value granted in the measurement of the amount recognized for the services received over the remainder of the vesting period. The incremental fair value is the difference between the fair value of the modified equity instrument and that of the original equity instrument, both estimated as at the date of the modification. An expense based on the incremental fair value is recognized over the period from the modification date to the date when the modified equity instruments vest in addition to any amount in respect of the original instrument, which should continue to be recognized over the remainder of the original vesting period.

3.22 Income taxes

Income tax expense comprises the current and deferred tax expenses.

Current tax

The tax currently payable is based on taxable profit for the year. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

A provision is recognized for those matters for which the tax determination is uncertain but it is considered probable that there will be a future outflow of funds to a tax authority.

Deferred tax

Deferred tax is calculated using the liability method on all temporary differences between the carrying amount recorded in the consolidated balance sheet and the tax value of assets and liabilities, except for goodwill that is not deductible for tax purposes and certain other exceptions. The valuation of deferred tax balances depends on the way in which the Group intends to recover or settle the carrying amount of assets and liabilities, using tax rates that have been enacted or substantively enacted at the end of the reporting period.

Deferred tax assets and liabilities are not discounted and are presented separately in the balance sheet within non-current assets and liabilities. A deferred tax asset is recognized on deductible temporary differences and for tax loss carry-forwards and tax credits to the extent that their future offset is probable. A deferred tax liability is recognized on taxable temporary differences relating to investments in subsidiaries and associates unless the Group is able to control the timing of the reversal of the temporary difference, and it is probable that the temporary difference will not reverse in the foreseeable future.

3.23 Earnings/(loss) per share

Basic

Basic earnings/(loss) per share is calculated by dividing the profit or loss attributable to shareholders of the parent company by the weighted average number of ordinary shares outstanding during the period, excluding treasury shares.

Diluted

Diluted earnings/(loss) per share is calculated by dividing the profit or loss attributable to holders of the parent company, excluding treasury shares, by the weighted average number of ordinary shares outstanding, taking into account all dilutive potential ordinary shares. To calculate diluted earnings/(loss) per share, the weighted average number of shares outstanding is adjusted assuming the conversion of all potential shares with dilutive effects, and the entity’s net profit is adjusted to take into account any effects, net of taxes, of the conversion.

3.24 Segment information

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The Chief operating decision-maker, who is responsible for allocating resources and assessing the performance of the operating segments, has been identified as the Board of Directors.

3.25 Non-underlying items

Non-underlying items are either income or expenses which do not occur regularly as part of the normal activities of the Group, that in management’s judgment need to be disclosed separately by virtue of their size or incidence. Such items are disclosed on the face of the consolidated income statement or separately disclosed in the notes to the consolidated financial statements. Transactions which may give rise to non-underlying items are principally debt restructuring activities, impairments and gains or losses on the acquisition or disposal of businesses.

3.26 Rounding of amount

All amounts disclosed in the financial statements and notes have been rounded off to the nearest thousand Euro unless otherwise stated.

4.	Financial risk management

4.1 Capital management

The Group continuously optimizes its capital structure to maximize shareholder value while keeping the financial flexibility to execute the strategic projects. The Group’s capital structure policy and framework aim to optimize shareholder value through cash flow distribution to the Group from its subsidiaries, while maintaining an investment-grade rating and minimizing investments with returns below the Group’s weighted average cost of capital.

Cash net of debt is defined as cash and cash equivalents minus non-current and current interest-bearing loans and borrowings and bank overdrafts. Cash net of debt is a financial performance indicator that is used by the Group’s management to highlight changes in the Group’s overall liquidity position.

The following table provides a reconciliation of the Group’s cash net of debt:

	At December 31,
(Euro thousands)	2021	2020
Cash and cash equivalents	88,672	44,935

Non-current borrowings	(11,212)	(11,399)
Current borrowings	(55,559)	(7,438)

Borrowings	(66,771)	(18,837)

Bank overdrafts	(14)	(764)

Cash net of debt	21,887	25,334

The ratio of cash net of debt to total consolidated equity was as follows:

	At December 31,
(Euro thousands)	2021		2020
Cash net of debt	(21,887)		(25,334)

Total equity	290,826		250,395

Total capital	268,939		225,061

Gearing ratio	(8%	)	(11%	)

4.2 Fair value estimation

The different levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

The following table presents the Group’s assets and liabilities that are measured at fair value at

December 31, 2021 and 2020.

	At December 31,
(Euro thousands)	2021	2020
Assets
Other non-current assets
— Equity investments designated at fair value through profit or loss
Level 1	1,259	1,323
Level 3	693	—

Total Equity investments designated at fair value through profit or loss	1,952	1,323

Equity investments designated at fair value through profit or loss included in Level 1 are publicly listed investment fund shares and included in Level 3 are non-listed investment fund shares, the fair value of which are determined using a valuation model for which not all inputs are market observable rates.

During the years ended December 31, 2021 and 2020, there are no transfers among levels of the fair value hierarchy used in measuring the fair value of financial instruments, and also no changes in the classification of financial assets as a result of a change in the purpose or use of those assets.

The carrying amount of cash and cash equivalents, trade receivables and most other current assets, as adjusted for impairment where necessary as required by IFRS 9, approximates their estimated realizable value and their fair value. Lease liabilities are reported at present value, while all of the other financial liabilities recorded at amortized cost approximate fair value.

4.3 Financial risk factors

The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance. The Group did not use any derivative financial instruments to hedge certain risk exposures.

(a) Market risk

Foreign exchange risk

The Group has a vast international presence, and therefore is exposed to the risk that changes in currency exchange rates could adversely impact revenue, expenses, margins and profit. The Group’s management assesses its foreign exchange risk by performing a regular review.

The following table demonstrates the sensitivity at the end of the reporting period to a reasonably possible change in the main foreign currencies against the Euro, with all other variables held constant, of the Group’s loss before tax due to differences arising on settlement or translation of monetary assets and liabilities and the

Group’s equity excluding the impact of accumulated losses due to the changes of exchange fluctuation reserve of certain overseas subsidiaries of which the functional currencies are currencies other than Euro.

	At December 31, 2021		At December 31, 2020
	Increase / (decrease) in	Increase / (decrease)	Increase / (decrease) in	Increase / (decrease) in
	loss before tax if Euro	in loss before tax if	loss before tax if Euro	loss before tax if Euro
(Euro thousands)	strengthens by 5%	Euro weakens by 5%	strengthens by 5%	weakens by 5%
USD	(5,418)	5,418	(5,436)	5,436
CNY	180	(180)	20	(20)
HKD	123	(123)	(153)	153
GBP	78	(78)	(261)	261

Total	(5,037)	5,037	(5,830)	5,830

Interest rate risk

The Group does not have any significant interest-bearing financial assets or liabilities except for cash and cash equivalents and borrowings, details of which are disclosed in Notes 23 and 24 respectively.

The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s borrowings with floating interest rates. The Group’s policy is to manage its interest cost using a mix of fixed and variable rate debts. As at December 31, 2021, approximately 69% (2020: 33%) of the Group’s interest-bearing borrowings bore interest at fixed rates.

The following table demonstrates the sensitivity to a reasonably possible change in interest rate, with all other variables held constant, of the Group’s loss before tax (through the impact on floating rate borrowings).

	Increase/(decrease)	Increase/(decrease)
(Euro thousands)	in basis points	in loss before tax
2021	100	328
	(100)	(328)
2020	100	122
	(100)	(122)

(b) Credit risk

Credit risk is defined as the risk of financial loss caused by the failure of a counterparty to repay amounts owed or meet its contractual obligations. The maximum risk to which an entity is exposed is represented by all the financial assets recognized in the financial statements. Management considers its credit risk to relate primarily to trade receivables generated from the wholesale channel and mitigates the related effects through specific commercial and financial strategies.

With regards to trade receivables, credit risk management is carried out by monitoring the reliability and solvency of customers.

The following table provides the aging of trade receivables:

(Euro thousands)	Not yet due	0-90 days overdue	90-180 days overdue	>180 days overdue	Total
Trade receivables, gross	28,046	8,879	1,420	7,744	46,089
Loss allowance	—	(63)	(285)	(5,960)	(6,308)

Total trade receivables at December 31, 2021	28,046	8,816	1,135	1,784	39,781

Trade receivables, gross	13,339	6,301	2,468	5,987	28,095
Loss allowance	—	(24)	(737)	(5,143)	(5,904)

Total trade receivables at December 31, 2020	13,339	6,277	1,731	844	22,191

(c) Liquidity risk

Liquidity risk refers to the difficulty the Group could have in meeting its financial obligations.

According to management, the funds and credit lines currently available, in addition to those that will be generated by operating and financing activities, will enable the Group to meet its financial requirement arising from investing activities, working capital management and punctual loan repayment as planned.

As of December 31, 2021, the Group has undrawn cash credit lines of USD13 million (December 31, 2020: USD23.2 million) available at banks.

The table below analysis the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

	As at December 31, 2021
	On demand	Less than 1 year	1 to 3 years	Over 3 years	Total
Trade payables	21,993	36,158	—	—	58,151
Other current liabilities	17,056	8,602	—	—	25,658
Lease liabilities	—	43,687	51,091	71,814	166,592
Bank overdrafts	14	—	—	—	14
Borrowings	—	55,559	6,619	4,593	66,771

	39,063	144,006	57,710	76,407	317,186

	As at December 31, 2020
	On demand	Less than 1 year	1 to 3 years	Over 3 years	Total
Trade payables	7,013	40,423	—	—	47,436
Other current liabilities	5,984	6,540	—	—	12,524
Lease liabilities	—	35,605	60,978	55,393	151,976
Bank overdrafts	764	—	—	—	764
Borrowings	—	7,438	10,837	562	18,837

	13,761	90,006	71,815	55,955	231,537

5. Use of estimates

The preparation of the Consolidated Financial Statements in accordance with IFRS requires the use of estimates, judgments and assumptions that affect the carrying amounts of assets and liabilities (as well as the assessment of contingent assets and liabilities) and the amount of income and expenses recognized. The estimates and associated assumptions are based on historical experience and on any other factors that are considered to be relevant. Actual results might not fully correspond to estimates.

The estimates and underlying assumptions are reviewed continuously by the Group. The effects of any changes to accounting estimates are recognized in the consolidated statements of profit or loss in the period in which the adjustment is made, or prospectively in future periods.

The items requiring estimates for which there is a risk that a material difference may arise in respect of the carrying amounts of assets and liabilities in the future are discussed below.

5.1 Recoverability of goodwill and brands with indefinite useful life

In accordance with IAS 36 — Impairment of Assets (“IAS 36”), goodwill and brands with indefinite useful life are not amortized and are tested for impairment annually or more frequently if facts or circumstances indicate that the asset may be impaired. The impairment test is performed by comparing the carrying amount and the recoverable amount of the CGU. The recoverable amount of the CGU is the higher of its fair value, less costs of disposal and its value in use.

5.2 Impairment of non-current assets with definite useful lives

Non-current assets with definite useful lives include property, plant and equipment, right-of-us assets, investment property and intangible assets. The Group periodically reviews the carrying amount of non-current assets with definite useful lives when events and circumstances indicate that an asset may be impaired. Impairment tests are performed by comparing the carrying amount and the recoverable amount of the CGU. The recoverable amount is the higher of the CGU’s fair value less costs of disposal and its value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU.

5.3 Recoverability of deferred tax assets

The deferred tax assets are recognized on the premise that it is more likely than not that the Group will be able to generate sufficient and suitable future taxable profits from which the reversal of the asset can be deducted. If the Group is unable to generate sufficient taxable profits in certain jurisdictions, or if there is a significant change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, the Group could be required to write-off any deferred tax assets, resulting in an increase in its effective tax rate and an adverse impact on future operating results.

5.4 Provisions for obsolete inventory

Since the Group’s products are subject to market trends and changes in fashion trends, product inventories at the end of the season are subject to impairment. Specifically, the provision for obsolete inventory of finished products reflects management’s estimate of the expected impairment losses on the products of the collections of previous seasons, considering the ability to sell them through the Group’s various distribution channels.

Generally, impairment assumptions involve percentages of impairment that become greater the older the collections are, so as to reflect the decline in selling prices in secondary channels (mainly outlets), and on the other hand, the decrease in the probability of selling them as time goes by.

The provision for obsolete raw materials reflects management’s estimates of the decline in the probability they will be used based on the calculation of slow-moving raw materials.

5.5 Provision for risks

The Group recognizes a liability when facing legal and tax disputes and lawsuits if it believes it is probable that they will require an outflow of financial resources and a reliable estimate can be made of the amount of the potential losses. Given the uncertainty surrounding the outcome of these proceedings, it is hard to reliably estimate the outflow of resources that will be required to settle them, therefore the amount of the provisions for legal and tax disputes may change as a result of future developments in the outstanding proceedings. The Group monitors the status of ongoing lawsuits and proceedings and consults with its legal advisors as well as legal and tax experts.

5.6 Fair value estimates

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. IFRS 13— fair value measurement (“IFRS 13”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

5.7 Impact of the COVID-19 outbreak

During the years ended December 31, 2021 and 2020, the COVID-19 pandemic led to a significant slow-down of the global economy, temporary closures of the Group’s sales network and distribution centers and an almost complete halt in international travel.

At the date of these financial statements, the impact and duration of the outbreak and the related measures taken to control it remain uncertain. In preparing these financial statements, these uncertainties have been considered throughout. Inventory provisions have been updated where necessary; given the nature of the Group’s inventories, additional provisions were limited. The impact of reduced levels of production has been excluded from the valuation of inventory. In assessing the carrying value of its non-current assets, the Group has performed its annual impairment testing of CGUs. This testing was based on updated cash flow forecasts which consider current assumptions on the timing and scale of the economic recovery from the COVID-19 pandemic, including that online retail would recover faster than the retail and wholesale channels. Additional impairment testing of the Group’s extensive boutique network was performed wherever indicators of impairment were identified. The credit risk arising from trade receivables is not considered to have significantly increased.

The Group’s position remains that, despite a significant short-term impact, long-term market conditions remain unlikely to change. The Group continues to monitor on a regular basis the evolution of the pandemic and the related responses and to update its expectations when necessary.

6.	Business combinations

A summary of the Group’s material business combination for the year ended December 31, 2021 is provided below. This business combination has been recognized in accordance with IFRS 3 — Business Combinations. There were no business combinations for the year ended December 31, 2020.

Acquisition of Sergio Rossi S.p.A.

In July 2021, the Group acquired 100% equity interest of Sergio Rossi S.p.A. (“Sergio Rossi”), an Italian center of excellence for made-in-Italy luxury shoes recognized worldwide, at a consideration of Euro 17,250,000.

The net value of the assets acquired is detailed as follows:

(Euro thousands)	Fair value at acquisition date
Intangible assets	6,420
Property, plant and equipment	12,621
Right-of-use assets	8,252
Deferred income tax assets	6,474
Inventories	15,118
Trade receivables	7,070
Other current assets	7,040
Cash and bank balances	8,357
Non-current borrowings	(11,034)
Non-current lease liabilities	(8,925)
Employee benefits	(962)
Deferred income tax liabilities	(866)
Trade payables	(9,417)
Current borrowings	(2,125)
Current lease liabilities	(4,387)
Current provisions	(942)
Other current liabilities	(7,548)

Net identifiable assets acquired	25,146
Consideration paid	(17,250)

Gain on acquisition	7,896

The acquisition had resulted in a negative goodwill of Euro 7,896 thousand. This was mainly attributable to a favorable purchase price due to the financial pressure exerted on Sergio Rossi (from the COVID-19 pandemic) and speed and certainty of closing of the sale process placed by the sellers.

The details of the net cash outflows related to the acquisition are shown below:

(Euro thousands)	At acquisition date
Consideration paid	17,250
Cash and bank balances acquired	(8,357)

Net cash outflow — Investing activities	8,893

The Group incurred transaction costs of Euro 688 thousand for this acquisition. The transaction costs have been expensed and are included in other operating expenses in the consolidated statements of profit or loss.

Since the acquisition, the acquired subsidiary contributed Euro 28,737 thousand to the Group’s turnover and net loss of Euro 4,274 thousand to the consolidated loss for the year ended December 31, 2021.

Had the combinations taken place at the beginning of the year, the revenue of the Group and the net losses of the Group for the year ended December 31, 2021 would have been Euro 339,290 thousand and Euro 84,290 thousand, respectively.

7.	Segment reporting

The executive committee which includes all executive directors of the Company is the Group’s chief operation decision-maker. The executive committee reviews the Group’s internal reporting in order to assess performance and allocate resources. The executive committee has determined the operating segments based on their reports. The Group’s brands and trade names are organized into five business groups — Lanvin, Wolford, Caruso, St. John and Sergio Rossi — comprise brands dealing with the same category of products that use similar production and distribution processes.

The following tables summarize selected financial information by segment for the years ended December 31, 2021 and 2020:

	For the year ended December 31, 2021
(Euro thousands)	Lanvin	Wolford	Caruso	St. John	Sergio Rossi	Other and holding companies	Eliminations and Unallocated	Group Consolidated
Segment results
Sales outside the Group	72,872	109,332	24,646	73,094	28,737	141	—	308,822
Intra-Group sales	—	—	49	—	—	6,827	(6,876)	—

Total revenue	72,872	109,332	24,695	73,094	28,737	6,968	(6,876)	308,822
Cost of sales	(38,844)	(30,262)	(20,246)	(34,107)	(15,418)	(83)	40	(138,920)

Gross profit	34,028	79,070	4,449	38,987	13,319	6,885	(6,836)	169,902

Loss from operations before non-underlying items								(108,014)
Non-underlying items								45,206
Finance costs								(9,313)

Loss before tax								(72,121)
Income tax expenses								(4,331)

Loss for the year								(76,452)

Other segment information
Depreciation and amortization	11,231	14,229	1,089	12,025	2,944	66	—	41,584
Of which: Right-of-use assets	9,079	11,054	683	9,424	1,914	—	—	32,154
Other	2,152	3,175	406	2,601	1,030	66	—	9,430
Provisions and impairment losses	9,985	(440)	(992)	(221)	2,389	45	—	10,766

	For the year ended December 31, 2020
(Euro thousands)	Lanvin	Wolford	Caruso	St. John	Sergio Rossi	Other and holding companies	Eliminations and Unallocated	Group Consolidated
Segment results
Sales outside the Group	34,989	95,384	25,251	66,512	—	476	—	222,612
Intra-Group sales	—	—	1,100	—	—	2,093	(3,193)	—

Total revenue	34,989	95,384	26,351	66,512	—	2,569	(3,193)	222,612
Cost of sales	(21,416)	(29,519)	(21,470)	(33,525)	—	(388)	1,100	(105,218)

Gross profit	13,573	65,865	4,881	32,987	—	2,181	(2,093)	117,394

Loss from operations before non-underlying items								(167,817)
Non-underlying items								43,546
Finance costs								(12,989)

Loss before tax								(137,260)
Income tax expenses								1,603

Loss for the year								(135,657)

Other segment information
Depreciation and amortization	12,215	18,263	1,155	16,703	—	(4)	—	48,332
Of which: Right-of-use assets	9,144	13,141	686	13,507	—	—	—	36,478
Other	3,071	5,122	469	3,196	—	(4)	—	11,854
Provisions and impairment losses	3,854	10,913	5,526	2,383	—	—	—	22,676

The following table summarizes non-current assets by geography at December 31, 2021 and 2020.

	At December 31,
(Euro thousands)	2021	2020
EMEA (1)	314,021	288,651
North America (2)	75,703	86,629
Greater China (3)	32,466	22,661
Other Asia (4)	3,448	—

Total non-current assets (other than deferred tax assets)	425,638	397,941

(1)	EMEA includes EU countries, the United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern Europe, Scandinavian, Azerbaijan, Kazakhstan and the Middle East.
(2)	North America includes the United States of America and Canada.
(3)	Greater China includes Mainland China, Hong Kong, Macao and Taiwan.
(4)	Other Asia includes Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, Philippines, Australia, New Zealand, India and other Southeast Asian countries.

8.	Revenue

The Group generates revenue primarily from the sale of its products (net of returns and discounts), and from fees for royalties and licenses received from third parties.

Breakdown of revenue by sales channel:

	For the years ended December 31,
(Euro thousands)	2021	2020
Direct To Consumer (DTC)	186,813	124,354
Wholesale	116,417	93,156
Other	5,592	5,102

Total revenue by sales channel	308,822	222,612

Breakdown of revenue by geographic area:

	For the years ended December 31,
(Euro thousands)	2021	2020
EMEA	148,197	113,883
North America	106,701	85,601
Greater China	42,518	18,751
Other Asia	11,406	4,377

Total revenue	308,822	222,612

9.	Expenses by nature

	For the years ended December 31,
(Euro thousands)	2021	2020
Personnel costs	154,965	151,513
Raw materials, consumables and finished goods used	115,621	70,985
Changes in inventories of finished goods and work in progress	(14,997)	1,441
Depreciation and amortization	41,584	48,332
Professional service fees	29,562	26,629
Advertising and marketing expenses	26,590	22,510
Freight and selling expenses	19,016	11,513
Lease expenses	13,625	5,690
Provisions and impairment losses	10,766	22,676
Studies and research expenses	8,552	7,458
Office expenses	4,111	3,585
Taxes and surcharges	4,006	3,972
Travel expenses	1,561	2,169
Net foreign exchange (gains) / losses	(10,489)	3,304
Other	12,363	8,652

Total expenses	416,836	390,429

Breakdown for personnel costs:

	For the years ended December 31,
(Euro thousands)	2021	2020
Salaries and wages	117,154	109,420
Social contributions, pension plans and indemnities	19,403	22,502
Employee share-based compensation	7,208	5,389
Severance indemnities	3,260	7,816
Other benefits	7,940	6,386

Total personnel costs	154,965	151,513

Breakdown for lease expenses:

	For the years ended December 31,
(Euro thousands)	2021	2020
Variable lease payments	8,433	3,533
Expenses relating to short-term leases	4,339	3,070
Expenses relating to low-value leases	933	1,449
Rent concessions	(80)	(2,362)

Total lease expenses	13,625	5,690

The Group’s variable lease payments are typically linked to sales without a guaranteed minimum.

Lease payments not required to be capitalized as right-of-use assets under IFRS 16 (short-term and low-value leases) are recognized as the expense is incurred.

Breakdown for provisions and impairment losses:

	For the years ended December 31,
(Euro thousands)	2021	2020
Allowance of obsolete inventories	8,971	4,430
Provisions for trade and other receivables	669	1,842
Other provisions	1,349	1,310
(Reversal)/impairment of right-of-use assets	(430)	8,720
Impairment of property, plant and equipment	207	1,321
Impairment of intangible assets	—	5,053

Total provisions and impairment losses	10,766	22,676

Impairment of property, plant and equipment and right-of-use assets primarily relate to impairment of leased stores.

10.	Non-underlying items

The non-underlying items included in the consolidated income statement are as follows:

	For the years ended December 31,
(Euro thousands)	2021	2020
Net gain on disposals	24,014	40,307
Negative goodwill from acquisition of a subsidiary	7,896	—
Gain on debt restructuring	7,380	—
Government grants	6,177	3,724
Other	(261)	(485)

Total non-underlying items	45,206	43,546

Non-underlying items included the net gains on disposals primarily related to disposal of long-term assets.

Non-underlying items for the year ended December 31, 2021 included negative goodwill resulted from business combination of Sergio Rossi. Refer to Note 6 for further information.

Gain on debt restructuring was included in non-underlying items. Refer to Note 24 for further information.

Non-underlying items included government grants primarily related to various grants and incentives given by local governments, based on the Group’s operations and developments in those regions.

11.	Finance costs

Breakdown for finance income, finance expenses and net foreign exchange gains or losses:

	For the years ended December 31,
(Euro thousands)	2021	2020
Finance income
— Net foreign exchange gains	2,379	—
— Interest income	7	32

Total finance income	2,386	32

Finance expenses
— Interest expense on lease liabilities	(5,586)	(7,730)
— Interest expense on borrowings	(5,357)	(3,478)
— Net foreign exchange losses	—	(1,289)
— Other	(756)	(524)

Total finance expenses	(11,699)	(13,021)

Total finance costs — net	(9,313)	(12,989)

12.	Income tax expenses

(a)	Income tax expenses

	For the years ended December 31,
(Euro thousands)	2021	2020
Current taxes	(856)	(1,602)
Deferred taxes	(3,475)	3,205

Income taxes	(4,331)	1,603

Breakdown of difference between statutory and effective tax rates:

The effective tax rate is as follows:

	For the years ended December 31,
(Euro thousands)	2021	2020
Loss before tax	(72,121)	(137,260)
Total income tax expenses	(4,331)	1,603

Effective tax rate	(6.01%)	1.17%

The reconciliation between the Group’s theoretical tax and its income taxes is presented in the table below:

	For the years ended December 31,
(Euro thousands)	2021	2020
Loss before taxes	(72,121)	(137,260)
Group’s weighted theoretical tax (calculated in absolute values on the basis of subsidiaries’ pre-taxable income/loss)	18,420	37,964

Tax effect on:
Non-deductible costs	162	475
Differences between foreign tax rates and the theoretical applicable tax rate and tax holidays	832	5,921
Taxes relating to prior years	1,629	5,117
Deferred tax assets not recognized	(25,462)	(48,189)
Other tax items	88	315

Total income tax expenses	(4,331)	1,603

(b)	Deferred tax assets and deferred tax liabilities

Deferred taxes reflect the net tax effect of temporary differences between the book value and the taxable amount of assets and liabilities.

Breakdown for deferred tax assets and deferred tax liabilities:

(Euro thousands)	At December 31, 2020	Increase from business combination	Recognized in profit or loss	Recognized in other comprehensive loss	Exchange difference and other	At December 31, 2021
Deferred tax assets arising on:
Employee benefits	2,028	—	196	42	—	2,266
Property plant and equipment	117	—	583	—	(8)	692
Deferred tax assets on rental contracts; if any	4,711	570	(3,060)	—	308	2,529
Intangible assets	1,213	2,049	—	—	—	3,262
Inventories	1,143	3,078	(276)	—	—	3,945
Provisions and accrued expenses	1,673	103	27	—	—	1,803
Receivables and other assets	395	521	(514)	—	—	402
Tax losses	2,156	—	(308)	—	92	1,940
Other	172	153	(94)	—	—	231

Total deferred tax assets	13,608	6,474	(3,446)	42	392	17,070

Deferred tax liabilities arising on:
Intangible assets	51,131	863	—	—	—	51,994
Receivables and other assets	1,436	—	(491)	—	—	945
Other	717	3	520	—	—	1,240

Total deferred tax liabilities	53,284	866	29	—	—	54,179

(Euro thousands)	At December 31, 2019	Increase from business combination	Recognized in profit or loss	Recognized in other comprehensive loss	Exchange difference and other	At December 31, 2020
Deferred tax assets arising on:
Employee benefits	313	—	1,730	102	(117)	2,028
Property plant and equipment	118	—	(1)	—	—	117
Deferred tax assets on rental contracts; if any	—	—	4,711	—	—	4,711
Intangible assets	—	—	1,213	—	—	1,213
Inventories	1,193	—	(50)	—	—	1,143
Provisions and accrued expenses	807	—	866	—	—	1,673
Receivables and other assets	1,483	—	(1,088)	—	—	395
Tax losses	3,366	—	(1,285)	—	75	2,156
Other	1,627	—	(1,455)	—	—	172

Total deferred tax assets	8,907	—	4,641	102	(42)	13,608

Deferred tax liabilities arising on:
Intangible assets	51,131	—	—	—	—	51,131
Receivables and other assets	—	—	1,436	—	—	1,436
Other	717	—	—	—	—	717

Total deferred tax liabilities	51,848	—	1,436	—	—	53,284

Each company in the Group decides to recognize deferred tax assets by assessing whether the conditions exist for the future recoverability of such assets by taking into account the basis of the most recent forecasts. Deferred tax assets and deferred tax liabilities of individual companies are offset where they may be legally offset and management has the intention to settle them through netting.

The following table provides the details of tax losses carried forward for which no deferred tax assets were recognized:

	At December 31,
(Euro thousands)	2021	2020
Expiry within 5 years	76,457	40,433
Expiry over 5 years	141,342	126,816
No expiration	569,948	437,472

Total tax losses carried forward	787,747	604,721

The Group’s management updated the deferred tax assets recognized on tax loss carryforwards taking into consideration, for their recoverability, the macroeconomic scenario and the business developments of each of the Group’s companies.

13.	Loss per share

Basic and diluted loss per share were calculated as the ratio of net profit or (loss) attributable to the shareholders of the Company by the weighted average number of outstanding shares (basic and diluted) of the Company.

Basic and diluted net loss per share attributable to ordinary shares for the years ended December 31, 2021 and 2020 are calculated as follows (in thousands, except share and per share amounts):

	For the years ended December 31,
(Euro thousands)	2021	2020
Net loss attributable to owners of the Company	(65,354)	(110,761)
Net loss attributable to the issuance of Series B Preferred Shares	9,649	—

Net loss attributable to ordinary shares	(55,705)	(110,761)

Weighted-average shares outstanding-basic and diluted (thousand shares)	289,165	269,647

Net loss per share:
Basic and diluted (in Euro)	(0.19)	(0.41)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to ordinary shares because including them would have had an anti-dilutive effect:

	At December 31,
(Thousand shares)	2021	2020
Series B Preferred Shares	50,091	—
Treasury shares	32,129	—

Total outstanding shares of potentially dilutive securities	82,220	—

14.	Intangible assets

(Euro thousands)	Brands	Trademarks and patents	Software	Intangible assets in progress	Other	Total
Historical cost

At January 1, 2020	174,086	13,675	17,114	719	2,958	208,552
Additions	—	158	121	893	—	1,172
Disposals	—	(3,141)	(55)	—	(742)	(3,938)
Net foreign exchange differences	—	46	(15)	(374)	—	(343)

At December 31, 2020	174,086	10,738	17,165	1,238	2,216	205,443
Additions	—	51	31	332	217	631
Business combination	3,301	1,811	8,313	—	4,566	17,991
Disposals	—	(764)	(1,143)	—	—	(1,907)
Net foreign exchange differences	—	64	19	—	—	83

At December 31, 2021	177,387	11,900	24,385	1,570	6,999	222,241

Amortization and impairment

At January 1, 2020	—	(10,066)	(15,223)	—	(796)	(26,085)
Amortization	—	(675)	(798)	—	—	(1,473)
Impairment losses	(5,053)	—	—	—	—	(5,053)
Disposals	—	1,862	53	—	732	2,647
Net foreign exchange differences	—	49	14	—	—	63

At December 31, 2020	(5,053)	(8,830)	(15,954)	—	(64)	(29,901)
Amortization	—	(454)	(752)	—	(89)	(1,295)
Business combination	—	(1,158)	(7,241)	—	(3,172)	(11,571)
Disposals	—	695	1,143	—	—	1,838
Net foreign exchange differences	—	(58)	(20)	—	—	(78)

At December 31, 2021	(5,053)	(9,805)	(22,824)	—	(3,325)	(41,007)

(Euro thousands)	Brands	Trademarks and patents	Software	Intangible assets in progress	Other	Total
Carrying amount

At January 1, 2020	174,086	3,609	1,891	719	2,162	182,467

At December 31, 2020	169,033	1,908	1,211	1,238	2,152	175,542

At December 31, 2021	172,334	2,095	1,561	1,570	3,674	181,234

15.	Goodwill

Goodwill originated from acquisitions made by the Group and is attributable to the following operating segments:

	At December 31,
(Euro thousands)	2021	2020
Lanvin	45,931	45,931
Wolford	11,701	11,701
St. John	11,691	11,691

Total goodwill	69,323	69,323

16.	Impairment testing of intangible assets with indefinite useful lives

Brands and other intangible assets with indefinite useful lives as well as the goodwill arising on acquisition were subject to annual impairment testing. As described in Note 3.6 and 3.7, these assets are generally valued on the basis of the present value of forecast cash flows determined in the context of multi-year business plans drawn up each fiscal year. The consequences of the COVID-19 pandemic continue to disrupt production and commercial operations, particularly due to the decrease in business travel and tourist numbers. However, the Group believes that these activities will not be significantly affected over the long term, with business activity expected to return to its 2019 level between 2022 and 2024.

The value in use discounted cash flow is based on a 10-year cash flow model. The Group uses a 10-year rather than a 5-year model as this accords with the Group’s long-term planning and business acquisition valuation methodology. The key judgments, estimates and assumptions used in the value in use discounted cash flow calculations are generally as follows:

•

In the first three years of the model, free cash flows are based on the Group’s strategic plan as approved by key management. The Group’s strategic plan is prepared per cash-generating unit and is based on external sources in respect of macro-economic assumptions, industry, inflation and foreign exchange rates, past experience and identified initiatives in terms of market share, revenue, variable and fixed cost, capital expenditure and working capital assumptions;

•

For the subsequent seven years of the model, data from the strategic plan is extrapolated generally using simplified assumptions such as macro-economic and industry assumptions, variable cost and fixed cost linked to inflation, as obtained from external sources;

•

Cash flows after the first ten-year period are extrapolated generally using expected annual long-term GDP growth rates, based on external sources, in order to calculate the terminal value, considering sensitivities on this metric; and

•

Projections are discounted at the unit’s post-tax weighted average cost of capital (“WACC”). Calculations are corroborated by valuation multiples, quoted share prices for publicly-traded subsidiaries or other available fair value indicators (i.e. recent market transactions from peers). The WACC was calculated for each CGU subject to impairment, considering the parameters specific to the geographical area, market risk premium and sovereign bond yield.

Although the Group believes that its judgments, assumptions and estimates are appropriate, actual results may differ from these estimates under different assumptions or market or macro-economic conditions.

The Group believes that all of its estimates are reasonable: they are consistent with the Group’s internal reporting and reflect management’s best estimates. However, inherent uncertainties exist that management may not be able to control. As of December 31, 2021, the intangible assets with indefinite useful lives that are the most significant in terms of their carrying amounts and the criteria used for impairment testing are as follows:

	Goodwill		Brands			Long-term growth rate (bps)
December 31, 2021	Net carrying	WACC	Net carrying	WACC	Royalty
(Euro thousands)	amount	(bps)	amount	(bps)	rate (bps)
Lanvin	45,931	1,370	100,906	1,570	518	97
Wolford	11,701	1,330	37,856	1,530	250	176
St. John	11,691	1,346	30,271	1,546	344	188
Sergio Rossi	—	N/A	3,301	1,567	125	109

Total	69,323		172,334

	Goodwill		Brands			Long-term growth rate (bps)
December 31, 2020	Net carrying	WACC	Net carrying	WACC	Royalty
(Euro thousands)	amount	(bps)	amount	(bps)	rate (bps)
Lanvin	45,931	1,122	100,906	1,322	518	101
Wolford	11,701	1,109	37,856	1,309	250	182
St. John	11,691	1,138	30,271	1,338	344	173
Caruso	—	N/A	—	1,849	125	101

Total	69,323		169,033

The following table details the sensitivity of the impairment testing to reasonably possible changes in key assumptions:

	At December 31, 2021 impairment loss due to					At December 31, 2020 impairment loss due to
	Goodwill		Brand			Goodwill		Brand
(Euro thousands)	WACC +10 bps	Long-term growth rate - 10 bps	WACC +10 bps	Long-term growth rate - 10 bps	Royalty Rate -10 bps	WACC +10 bps	Long-term growth rate - 10 bps	WACC +10 bps	Long-term growth rate - 10 bps	Royalty Rate -10 bps
Lanvin	4,002	1,563	1,035	330	2,178	6,500	3,051	1,555	591	2,577
Wolford	5,356	2,888	476	219	2,004	7,730	4,168	637	284	2,279
St. John	1,331	642	245	87	924	2,202	1,161	339	137	1,007
Sergio Rossi	N/A	N/A	31	10	351	N/A	N/A	N/A	N/A	N/A
Caruso	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7	1	39

As a result of impairment tests, the Group recognized Euro 5,053 thousand in impairment losses within other operating expenses relating to the Caruso brand for the year ended December 31, 2020 (see Note 9). Based on events foreseeable within reason at the date of this report, the Group considers that any changes impacting the key assumptions described above would not lead to the recognition of material impairment loss against other CGUs. The Group cannot predict whether an event that triggers impairment will occur, when it will occur or how it will affect the value of the asset reported.

17.	Property, plant and equipment

(Euro thousands)	Land	Buildings	Machinery and equipment	Leasehold improvements	Office equipment	Tangible fixed assets in progress	Other	Total
Historical cost
At January 1, 2020	4,591	90,032	85,486	75,880	48,902	1,254	1,477	307,622
Additions	—	727	354	1,356	479	1,511	6	4,433
Disposals	(2,574)	(66,916)	(3,735)	(9,731)	(5,896)	—	(50)	(88,902)
Transfer from tangible fixed assets in progress	—	550	294	778	237	(1,859)	—	—
Net foreign exchange differences	(133)	(1,088)	(3,881)	(3,536)	(1,371)	(133)	(43)	(10,185)

At December 31, 2020	1,884	23,305	78,518	64,747	42,351	773	1,390	212,968
Additions	—	404	403	6,543	414	410	41	8,215
Business combination	2,717	25,092	2,091	10,685	4,063	99	1,380	46,127
Disposals	—	(560)	(1,906)	(6,613)	(1,990)	—	(136)	(11,205)
Transfer from tangible fixed assets in progress	—	—	33	535	38	(606)	—	—
Net foreign exchange differences	117	1,050	3,482	3,782	1,445	43	32	9,951

At December 31, 2021	4,718	49,291	82,621	79,679	46,321	719	2,707	266,056

Depreciation and impairment
At January 1, 2020	—	(61,087)	(80,571)	(61,755)	(42,539)	—	(1,405)	(247,357)
Depreciation	—	(2,169)	(1,543)	(4,130)	(2,505)	—	(34)	(10,381)
Impairment losses	(10)	(706)	(2)	(193)	(410)	—	—	(1,321)
Disposals	10	45,882	3,058	9,629	5,305	—	50	63,934
Net foreign exchange differences	—	825	3,801	3,059	1,317	—	34	9,036

At December 31, 2020	—	(17,255)	(75,257)	(53,390)	(38,832)	—	(1,355)	(186,089)
Depreciation	—	(1,330)	(1,231)	(3,471)	(2,051)	—	(52)	(8,135)
Business combination	—	(18,144)	(2,089)	(8,967)	(3,018)	—	(1,288)	(33,506)
Impairment losses	—	—	(91)	(108)	(8)	—	—	(207)
Disposals	—	346	1,905	5,955	1,754	—	136	10,096
Net foreign exchange differences	—	(494)	(3,336)	(2,477)	(1,312)	—	(32)	(7,651)

At December 31, 2021	—	(36,877)	(80,099)	(62,458)	(43,467)	—	(2,591)	(225,492)

Carrying amount
At January 1, 2020	4,591	28,945	4,915	14,125	6,363	1,254	72	60,265

At December 31, 2020	1,884	6,050	3,261	11,357	3,519	773	35	26,879

At December 31, 2021	4,718	12,414	2,522	17,221	2,854	719	116	40,564

18.	Right-of-use assets

(Euro thousands)	Real estate	Other	Total net carrying amount
At January 1, 2020	164,735	835	165,570
Additions	7,102	770	7,872
Disposals	(453)	—	(453)
Depreciation	(35,978)	(500)	(36,478)
Impairment losses	(8,720)	—	(8,720)
Contract modifications	(3,892)	(47)	(3,939)
Net foreign exchange differences	(5,949)	14	(5,935)

At December 31, 2020	116,845	1,072	117,917
Additions	37,066	491	37,557
Disposals	(1,667)	—	(1,667)
Business combination	8,252	—	8,252
Depreciation	(31,604)	(550)	(32,154)
Impairment losses	430	—	430
Contract modifications	(15,189)	(20)	(15,209)
Net foreign exchange differences	3,697	(48)	3,649

At December 31, 2021	117,830	945	118,775

19.	Other non-current assets

	At December 31,
(Euro thousands)	2021	2020
Deposits of rental, utility and other	11,167	5,425
Equity investments designated at fair value through profit or loss	1,952	1,323
Other	2,623	1,532

Total other non-current assets	15,742	8,280

Other non-current assets mainly include equity investments recognized at fair value through profit or loss in accordance with IFRS 9, with changes in value recognized in profit or loss.

The change in fair value recognized through profit or loss in the 2021 amounted to Euro 64 thousand (2020: Euro 40 thousand).

20.	Inventories

	At December 31,
(Euro thousands)	2021	2020
Raw materials, ancillary materials and consumables	16,001	13,588
Work-in-progress and semi-finished products	12,734	10,544
Finished goods	63,386	51,647
Other	214	63

Total inventories	92,335	75,842

The cost of inventories recognized as an expense in cost of sales amounted to Euro 138,920 thousand and Euro 105,218 thousand for the years ended December 31, 2021 and 2020 respectively.

Impairment losses recognized on inventories amounted to Euro 8,971 thousand and Euro 4,430 thousand for the years ended December 31, 2021 and 2020 respectively.

21.	Trade receivables

	At December 31,
(Euro thousands)	2021	2020
Trade receivables	46,089	28,095
Loss allowance	(6,308)	(5,904)

Total trade receivables	39,781	22,191

The trade receivables balance are comprised essentially of receivables from wholesalers or agents, who are limited in number and with whom the Group maintains long-term relationships.

The following table provides a breakdown for the loss allowance:

	For the years ended December 31,
(Euro thousands)	2021	2020
At January 1,	5,904	4,358
Business combination	358	—
Provisions	626	1,868
Write off	(709)	(242)
Net foreign exchange differences	129	(80)

At December 31,	6,308	5,904

For each of the fiscal years presented, no single customer accounted for more than 5% of the Group’s consolidated revenue. The present value of trade receivables are identical to its carrying amount.

22.	Other current assets

	At December 31,
(Euro thousands)	2021	2020
Tax recoverable	10,449	5,509
Governmental grants	9,462	4,667
Advances and payments on account to vendors	7,496	2,409
Prepaid expenses	5,491	4,454
Listing fee	3,950	—
Deposits of rental, utility and other	1,766	2,714
Other	3,092	3,600

Total other current assets	41,706	23,353

23.	Cash and bank balances

	At December 31,
(Euro thousands)	2021	2020
Cash on hand	376	25
Bank balances	88,296	44,910

Total cash and cash equivalents	88,672	44,935
Restricted cash	309	—

Total cash and bank balances	88,981	44,935

Cash and cash equivalents include cash on hand and bank balances.

As at December 31, 2021, the cash and cash equivalents disclosed above and in the statement of cash flows include Euro 309 thousand held at a bank for a corporate card program. These deposits are subject to restrictions and are therefore not available for general use by the Group (December 31, 2020: Nil).

The following table provides a reconciliation of cash and cash equivalents per cash flow statement:

(Euro thousands)	At December 31,
	2021	2020
Total cash and cash equivalents	88,672	44,935
Bank overdrafts	(14)	(764)

Net cash and cash equivalents per cash flow statement	88,658	44,171

24.	Borrowings

The following table provides a breakdown for non-current and current borrowings:

	2021				2020
(Euro thousands)	Guaranteed	Secured	Unsecured	Total borrowings	Guaranteed	Secured	Unsecured	Total borrowings
At January 1,	1,500	1,452	15,885	18,837	1,500	9,652	51,442	62,594
Repayments	(2,103)	(93,709)	(20,775)	(116,587)	—	(71,883)	(41,266)	(113,149)
Conversion of debt to equity	—	—	(25,035)	(25,035)	—	—	(23,434)	(23,434)
Debt restructuring	—	—	(7,380)	(7,380)	—	—	—	—
Business combination	12,700	—	459	13,159	—	—	—	—
Proceeds	360	99,702	76,112	176,174	—	63,042	29,366	92,408
Net foreign exchange difference	—	395	7,208	7,603	—	641	(223)	418

At December 31,	12,457	7,840	46,474	66,771	1,500	1,452	15,885	18,837

Repayable:
— Within one year	1,422	7,840	46,297	55,559	1,500	1,452	4,486	7,438
— In the second year	3,282	—	—	3,282	—	—	10,837	10,837
— In the third year	3,337	—	—	3,337	—	—	—	—
— Over three years	4,416	—	177	4,593	—	—	562	562

	12,457	7,840	46,474	66,771	1,500	1,452	15,885	18,837
Portion classified as current liabilities	(1,422)	(7,840)	(46,297)	(55,559)	(1,500)	(1,452)	(4,486)	(7,438)

Non-current portion	11,035	—	177	11,212	—	—	11,399	11,399

As at December 31, 2021, borrowings amounted to Euro 12,457 thousand (December 31, 2020: Euro 1,500 thousand) were guaranteed by a third party, SACE S.p.A., the Italian export credit agency.

As at December 31, 2021, borrowings amounted to Euro 7,840 thousand (December 31, 2020: Euro 1,452 thousand) were secured by the pledge of assets with carrying values at the end of each reporting period as follows:

	At December 31,
(Euro thousands)	2021	2020
Pledge of assets:
— Property, plant and equipment	9,345	8,613
— Inventories	19,187	20,224
— Trade receivables	2,493	1,001

At December 31,	31,025	29,838

Apart from the above, certain borrowings are guaranteed by several subsidiaries, namely St. John Knits, Inc. and St. John Canada Corporation as at December 31, 2021.

The unsecured borrowings are principally used for operation of the Group.

The borrowings at rates ranging from 0.00% to 10.00% (2020: 0.50% to 14.15%) per annum.

The main terms of the borrowings are detailed as follows:

				At December 31, 2021
Borrower	Interest rate	Terms	Expiry date	Of which current portion	Of which non- current portion

				(Euro thousands)
Sergio Rossi S.p.A	Fixed	0.90%	March 2022	1	—
Sergio Rossi S.p.A	Fixed	1.45%	April 2022	458	—
Fosun Fashion Group (Cayman) Limited	Fixed	10.00%	April 2022	16,337	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	June 2022	166	—
Fosun Fashion Group (Cayman) Limited	Fixed	10.00%	June 2022	23,550	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	August 2022	111	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	September 2022	376	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	October 2022	103	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	November 2022	348	—
Fosun Fashion Brand Management Co., Limited	Fixed	7.50%	December 2022	337	—
Fosun Fashion (Shanghai) Consulting Management Co., Ltd.	Fixed	10.00%	December 2022	4,510	—
St. John Knits, Inc.	Fixed	7.50%	April 2023	7,840	—
Fosun Fashion Brand Management Co., Limited	Interest free	0.00%	December 2023	—	177
Sergio Rossi S.p.A	Variable	ECB+6.00%	September 2025	172	2,285
Sergio Rossi S.p.A	Variable	Euribor 3m+1.90%	June 2026	1,250	8,750

Total				55,559	11,212

				At December 31, 2020
Borrower	Interest rate	Terms	Expiry date	Of which current portion	Of which non- current portion

				(Euro thousands)
Fosun Fashion Group (Cayman) Limited	Fixed	10.00%	April 2021	2,845	—
Raffaele Caruso S.p.A	Fixed	0.50%	June 2021	181	—
St. John Knits, Inc.	Variable	ABR+1.00%	June 2022	1,451	—
Fosun Fashion Brand Management Co., Limited	Interest free	0.00%	December 2023	—	562
Raffaele Caruso S.p.A (1)	Fixed	2.45%	December 2026	471	2,042
Raffaele Caruso S.p.A (1)	Variable	Euribor 3m+1.65%	December 2026	152	983
Raffaele Caruso S.p.A (1)	Variable	Euribor 6m+1.90%	December 2026	353	1,147
Raffaele Caruso S.p.A (1)	Variable	Euribor 3m+1.96%	December 2026	615	1,701
Raffaele Caruso S.p.A (1)	Variable	Euribor 3m+1.25%	December 2026	478	1,553
Raffaele Caruso S.p.A (1)	Variable	Euribor 3m+2.56%	December 2026	693	3,005
Raffaele Caruso S.p.A (1)	Fixed	14.15%	December 2026	199	406

Total				7,438	11,399

Notes:

(1)

On July 21, 2021, the Group and each of certain bankers (the “Banks”) entered into a debt restructuring deed (the “Debt Restructuring Deed”), pursuant to which the Banks agree to assign and transfer to the Group all of its rights, titles, benefits and interests in the certain bank borrowings (“Defaulted Bank Borrowings”), for a consideration of approximately Euro 8,013 thousand upon fulfillment of certain conditions while the outstanding balance of the Defaulted Bank Borrowings as at the date of the Debt Restructuring Deed was Euro 15,609 thousand.

During the year ended December 31, 2021, the Group has repaid total consideration to the Banks and the Defaulted Bank Borrowings have been fully settled. The Group recognized a gain on the debt restructuring in profit or loss. As at December 31, 2021, the Group is not in breach of any loan covenants of any bank borrowings.

25.	Lease liabilities

	At December 31,
(Euro thousands)	2021	2020
At January 1,	136,885	169,410
Additions due to new leases and store renewals	36,607	16,594
Business combination	13,312	—
Decrease due to COVID-19 concessions	(80)	(2,362)
Interest expense	5,586	7,730
Repayment of lease liabilities (including interest expense)	(40,691)	(41,601)
Contract modifications	(15,132)	(4,082)
Disposals	(1,821)	(593)
Net foreign exchange differences	5,393	(8,211)

At December 31,	140,059	136,885

Of which:
Non-current	102,987	104,382
Current	37,072	32,503

In certain countries, leases for stores entail the payment of both minimum amounts and variable amounts, especially for stores with lease payments indexed to revenue. As required by IFRS 16, only the minimum fixed lease payments are capitalized.

The following table summarizes the undiscounted contractual cash flows of lease liabilities by maturity date:

(Euro thousands)	Total contractual cash flows of lease liabilities	Year 1	Year 2	Year 3	Beyond
At December 31, 2021	166,592	43,687	29,393	21,698	71,814
At December 31, 2020	151,977	35,605	32,382	28,597	55,393

26.	Provisions

The Provisions, which amount to Euro 7,307 thousand in 2021 (Euro 5,776 thousand in 2020) represent management’s best estimate of the potential liabilities. In managements’ opinion, based on the information available to them, the total amount allocated for risks and charges at the reporting date is adequate in respect of the liabilities that could arise from the underlying circumstances.

The following tables show the movement of the provisions in 2021 and 2020:

(Euro thousands)	Provisions for litigation	Provisions for contingencies and losses	Other provisions	Total provisions
At January 1, 2020	1,042	3,362	1,032	5,436
Of which current	—	1,052	604	1,656
Of which non-current	1,042	2,310	428	3,780
Provisions	350	1,258	333	1,941
Releases	(292)	(276)	(63)	(631)
Utilizations	(302)	(419)	—	(721)
Exchange differences	—	(249)	—	(249)

At December 31, 2020	798	3,676	1,302	5,776
Of which current	—	1,914	576	2,490
Of which non-current	798	1,762	726	3,286
Provisions	1,036	536	133	1,705
Business combination	—	942	—	942
Releases	(39)	(32)	(285)	(356)
Utilizations	(21)	(956)	—	(977)
Exchange differences	—	217	—	217

At December 31, 2021	1,774	4,383	1,150	7,307

Of which current	—	2,476	665	3,141
Of which non-current	1,774	1,907	485	4,166

The provision for litigation includes provisions for various litigated matters that have occurred in the ordinary course of business.

The Group is a defendant in various other legal and fiscal lawsuits arising in the ordinary course of business. It is the opinion of the management of the Company that it has meritorious defenses against all such outstanding claims, which the Company will vigorously pursue, and that the outcome of such claims, individually or in the aggregate, will not have a material adverse effect on the Group’s consolidated financial position or results of operations.

27.	Employee benefits

The following table shows the employee benefits of the Group.

	At December 31,
(Euro thousands)	2021	2020
Post-employment benefits	16,016	17,047
Other long-term employee benefits	2,448	2,038

Total long-term employee benefits	18,464	19,085

The net balance of post-employee benefits as at December 31, 2021 is a liability of Euro 16,016 thousand (Euro 17,047 thousand as of December 31, 2020) and all the benefits are classified as defined-benefit plans.

The following table presents the changes in long-term employee benefits:

(Euro thousands)	Defined-benefit plan in Italy (TFR)	Defined-benefit plans in Austria	Other long-term employee benefits	Total
At January 1, 2020	2,576	15,068	2,210	19,854
Current service costs	36	1,447	136	1,619
Interest expenses	8	183	20	211
Actuarial losses in other comprehensive loss	17	392	—	409
Actuarial gains in profit or loss	—	—	(68)	(68)
Benefits paid	(145)	(2,375)	(260)	(2,780)
Contributions	—	(78)	—	(78)
Exchange differences	—	(82)	—	(82)

At December 31, 2020	2,492	14,555	2,038	19,085
Business combination	962	—	—	962
Current service costs	83	609	747	1,439
Interest expenses	6	107	10	123
Actuarial losses in other comprehensive loss	360	120	—	480
Actuarial gains in profit or loss	—	—	(184)	(184)
Benefits paid	(909)	(2,289)	(169)	(3,367)
Contributions	—	(100)	—	(100)
Exchange differences	3	17	6	26

At December 31, 2021	2,997	13,019	2,448	18,464

The current service costs and interest expenses are recognized in the statement of profit or loss. The actuarial differences for other long-term employee benefits are also recognized in the statement of profit or loss.

The breakdown of the defined-benefit obligations by type of benefit plan is as follows:

	At December 31,
(Euro thousands)	2021	2020
Defined-benefit plan in Italy
— Italian leaving indemnities	2,997	2,492

Defined-benefit plans in Austria
— Severance payments	8,139	9,280
— Pensions liability	4,880	5,275

	13,019	14,555

Total defined-benefit obligations	16,016	17,047

Defined-benefit plan in Italy

Defined-benefit plan in Italy was Trattamento di Fine Rapporto (“TFR”), a legally required end-of-service allowance, paid regardless of the reason for the employee’s departure from the company.

Defined-benefit plans in Austria

These commitments include the legal requirements for entitled employees who joined the Austrian parent company before 2003 to a one-off severance compensation payment if their employment relationship is terminated or when they retire. The amount of these payments depends on the length of service and the employee’s wages or salaries at the end of employment. These commitments include individual commitments to three former Management Board members.

As at December 31, 2021, the fair value of defined-benefit plans attributable to Group companies operating in the Austria is a net recognized commitment of Euro 13.02 million (Euro 14.56 million as of December 31, 2020). It is detailed below:

	At December 31,
(Euro thousands)	2021	2020
Fair value of plan liabilities	14,263	15,497
Fair value of plan assets	(1,244)	(942)

Defined-benefit plans in Austria	13,019	14,555

The composition of the main plan assets on the reporting date is as follows:

	At December 31,
(Euro thousands)	2021	2020
Equity investments	614	482
Real estates	323	233
Bonds	130	114
Alternative investments	65	37
Liquid funds	112	76

Total plan assets	1,244	942

The main actuarial assumptions used are as follows:

	At December 31, 2021		At December 31, 2020
	Defined-benefit plan in Italy (TFR)	Defined-benefit plans in Austria	Defined-benefit plan in Italy (TFR)	Defined-benefit plans in Austria
Average duration of plan (years)	9.80~14.90	9.10~13.20	9.80	9.40~13.25
Discount rate	0.44%	0.99%~1.23%	-0.02%	0.78%
Inflation rate	1.75%	0.00%	0.80%	0.00%
Salary increase rate	2.81%	2.30%	2.10%	1.80%

For the demographic assumptions used in measuring the defined benefit liabilities, the figure used as a benchmark for the mortality rate is the standard one for each local population, broken down by age and gender, while for the staff turnover rate annual frequencies have been calculated based on the individual companies’ data.

With respect to the December 31, 2021 liability, a sensitivity analysis was performed on the main actuarial variables such as discount rate, salary changes and inflation rate. The analysis did not lead to significant changes in the liability, except for the sensitivity analysis conducted on the discount rate. A 100-basis-point decrease in the discount rate would result in a Euro 1.80 million increase in the amount of the defined-benefit obligation as of December 31, 2021(December 31, 2020: Euro 2.01 million).

28.	Other current liabilities

	At December 31,
(Euro thousands)	2021	2020
Payroll and employee benefits payables	25,309	18,503
Accrued expenses	14,484	3,558
Tax payables	8,975	7,963
Customer advances	8,718	5,080
Due to related companies	5,059	599
Rental Payable	1,989	3,402
Other	4,126	4,965

Total other current liabilities	68,660	44,070

29.	Share capital

As of December 31, 2021, the share capital amounted to Euro 339,256 thousand, comprising 289,165,437 fully paid-up Ordinary Shares and 50,090,730 Series B Preferred Shares with a par value of Euro 1.00 each (289,165,437 Ordinary Shares as of December 31, 2020 and 265,730,501 Ordinary Shares at January 1, 2020). Excluding the 32,129,493 treasury shares, there were 339,256,167 shares issued and outstanding as of that date.

	Number of ordinary shares (thousands)	Nominal value of ordinary shares (Euro thousands)	Number of preferred shares (thousand)	Nominal value of preferred shares (Euro thousands)
Authorized:
As at January 1, 2020	265,731	265,731	—	—
Increased in authorized Ordinary Shares of Euro 1.00 each	23,434	23,434	—	—

As at December 31, 2020	289,165	289,165	—	—
Increased in authorized Series B Preferred Shares of Euro 1.00 each	—	—	59,442	59,442
Increased in authorized Class B Non-voting Ordinary Shares of Euro 0.0001 each	32,130	3	—	—

As at December 31, 2021	321,295	289,168	59,442	59,442

	Number of ordinary shares (thousands)	Nominal value of shares (Euro thousands)	Share premium (Euro thousands)
Issued and paid:
As at January 1, 2020	265,731	265,731	45,882
Issuance of Ordinary Shares of Euro 1.00 each	23,434	23,434	24,279

As at December 31, 2020	289,165	289,165	70,161
Issuance of Series B Preferred Shares of Euro 1.00 each	50,091	50,091	67,124
Issuance of Class B Non-voting Ordinary Shares of Euro 0.0001 each (Note 31)	32,130	3	—

As at December 31, 2021	371,386	339,259	137,285

Ordinary Shares carry the following rights: the right to vote in ordinary and extraordinary shareholders meetings; the right to a share in profits (if distributed) in proportion to the share of capital held; the right to repayment of capital in the event of liquidation; pre-emptive right: in the event of a capital increase, it establishes the right to obtain new shares in proportion to those held.

Each Series B Preferred Share has the same voting rights as the Ordinary Share. The holder of Series B Preferred Shares prior and in preference to any distribution of the Company to holders of Ordinary Shares upon the occurrence of a liquidation event. Moreover, Series B Preferred shares are convertible into Ordinary Shares at a conversation ratio of 1:1 according to Company’s bylaws. Pursuant to the Company’s Memorandum of Association, the Company does not hold an unavoidable obligation to i) deliver cash or other financial assets to Series B preferred shareholders; ii) to exchange financial assets or financial liabilities with Series B preferred shareholders that are unfavorable to the Company; and iii) to deliver a variable number of the Company’s own Ordinary Share. Hence, such contribution is recognized as equity in accordance with the relevant IFRS.

30.	Non-controlling interests

The following table shows the financial information of consolidated companies not entirely controlled by the Group, as required by IFRS 12. The amounts disclosed for each subsidiary are before intercompany eliminations and at and for the year ended December 31, 2021.

(Functional currency thousand) Company	Group’s percentage interest	Non- controlling interest percentage	Functional currency	Total assets	Total equity/ (deficits)	Net revenues	Net loss
Arpège SAS	91%	9%	Euro	200,884	110,204	72,872	(20,593)
Wolford AG	58%	42%	Euro	170,971	42,362	109,331	(13,013)
St. John Knits International, Incorporated	97%	3%	USD	94,727	(58,867)	73,094	(37,978)
St. John China Holdings Limited	80%	20%	HKD	5,445	(3,780)	4,635	(1,918)
Sergio Rossi S.p.A	99%	1%	Euro	87,840	25,336	28,737	(4,274)
Fosun Fashion Brands Management Co., Limited	80%	20%	CNY	4,145	22,896	2,011	(1,750)

31.	Share-based payment

On September 23, 2020, the Company adopted a restricted share units scheme (“the RSUs Scheme”) for the purpose of recognizing the contribution of participants including its senior management members and consultants to the growth of the Group. The RSUs Scheme will remain in force for the period of 10 years up to September 22, 2030 and the maximum number of shares to be granted will not exceed 32,129,493 shares.

On September 23, 2020, restricted share units (“RSUs”) to subscribe for an aggregate of 17,051,419 ordinary shares were granted to nine senior management members and consultants. The exercise price of granted restricted share unit is Euro 1.00 per share to eight of them and Euro 2.04 per share to one of them. The RSUs included certain performance conditions, which required the senior management members and consultants to complete a service period and still in the same position as when granted. The vesting term of the RSUs includes a three-year vesting schedule respectively. The first twenty-five percent (25%) of RSUs immediately vested as of the grant date. The remaining portions vesting schedule consists of a cliff vesting of twenty-five percent (25%) on every anniversary of the grant date. All options shall expire in nine years from the respective grant dates.

On September 23, 2021, RSUs to subscribe for an aggregate of 12,688,696 ordinary shares were granted to 15 senior management members and consultants. The exercise price of granted restricted share unit is Euro 2.04 per ordinary share. The RSUs included certain performance conditions, which required the senior management members and consultants to complete a service period and still in the same position as when granted. The vesting term of the RSUs includes a four-year vesting schedule respectively. The vesting schedule consists of a cliff vesting of twenty-five percent (25%) on every anniversary of the grant date. All options shall expire in ten years from the respective grant dates.

In December 2021, the Group adopted a share economic beneficial interest right scheme (the “SEBIRs scheme”) that modifies all RSUs originally granted to senior management members and consultants according to the RSUs scheme into share economic beneficial interest rights (“SEBIRs”), in which RSUs that have met the vesting conditions will be converted the same copies of SEBIRs that can be exercised immediately, RSUs that fail to meet the vesting conditions will be converted into the same copies of SEBIRs, vesting period and conditions as those under the original grant agreement. The Group issued 32,129,493 Class B Non-voting Ordinary Shares with the par value of Euro 0.0001 to Brilliant Fashion Holdings Limited, which has been established for the SEBIRs scheme, as the maximum number of shares granted by Brilliant Fashion Holdings Limited to senior management members and consultants under the SEBIRs scheme.

For the years ended December 31, 2021 and 2020, movements in the number of RSUs / copies of SEBIRs granted but not yet vested according to the SEBIRs scheme and their related weighted average exercise prices are as follows (each copy of SEBIR corresponds to one share of the Company.):

	For the years ended December 31,
	2021		2020
	Average exercise price in Euro per share/copy	SEBIRs/RSUs (thousand)	Average exercise price in Euro per share/copy	RSUs (thousand)
At January 1,	1.10	17,051	—	—
Granted	2.04	12,689	1.10	17,051

At December 31,	1.50	29,740	1.10	17,051

The RSUs and SEBIRs outstanding in thousands at the end of the year have the following expiry dates and exercise prices:

Expiry date	Exercise price in Euro per RSU/ SEBIR	Shares/Copies (thousand)
		2021	2020
September 22, 2029	1.00	15,481	15,481
September 22, 2029	2.04	1,570	1,570
September 22, 2031	2.04	12,689	—

		29,740	17,051

The fair value of RSUs granted on September 23, 2020 was determined using the Binomial Option-Pricing Model. The significant inputs into the model included the share price of Euro 1.82 per share at the grant date, exercise price shown above, expected annual risk-free interest rate of 0.61%, expected no dividend and volatility of 32.61%. The total fair value of these RSUs was Euro 14,652,000. Euro 5,820,000 and Euro 5,388,000 was charged to administrative expenses for the years ended December 31, 2021 and 2020, respectively.

The fair value of RSUs granted on September 23, 2021 was determined using the Binomial Option-Pricing Model. The significant inputs into the model included the share price of Euro 2.23 per share at the grant date, exercise price shown above, expected annual risk-free interest rate of 1.35%, expected no dividend and volatility of 32.52%. The total fair value of these RSUs was Euro 10,492,000. Euro 1,388,000 was charged to administrative expenses for the year ended December 31, 2021.

Since the modification of the share-based payment scheme in 2021 does not change the vesting conditions and grant quantity of the original plan, there is no increased service expenses on the modification date.

32.	Other reserve

		Other comprehensive income reserve
(Euro thousands)	Share premium	Cumulative translation adjustment	Re-measurement of defined benefit plans	Other (deficits)/ reserves	Total
Balance at January 1, 2020	45,882	1,757	—	(3,032)	44,607
Capital injection from shareholders	24,279	—	—	—	24,279
Employee share-based compensation	—	—	—	5,389	5,389
Debt forgiveness by shareholder	—	—	—	3,176	3,176
Capital contribution from non-controlling interests	—	—	—	119	119
Changes in ownership interest in a subsidiary without change of control	—	—	—	(1,084)	(1,084)
Currency translation differences	—	4,893	—	—	4,893
Actuarial reserve relating to employee benefit	—	—	(181)	—	(181)

Balance at December 31, 2020	70,161	6,650	(181)	4,568	81,198
Capital injection from shareholders	67,124	—	—	—	67,124
Employee share-based compensation	—	—	—	7,208	7,208
Capital contribution from non-controlling interests	—	—	—	566	566
Changes in ownership interest in a subsidiary without change of control	—	—	—	124	124
Currency translation differences	—	(6,355)	—	—	(6,355)
Actuarial reserve relating to employee benefit	—	—	(405)	—	(405)

Balance at December 31, 2021	137,285	295	(586)	12,466	149,460

Other comprehensive income reserve includes the following:

•	a translation reserve for the translation differences arising from the consolidation of subsidiaries with a functional currency different from the Euro;

•	gains and losses on the re-measurement of defined benefit plans for actuarial gains and losses arising during the period which are offset against the related net defined benefit liabilities;

33.	Related party transactions

Transactions with directors and executive board management members (key management personnel)

Pursuant to IAS 24 — Related Party Disclosures, the related parties of the Group are all entities and individuals capable of exercising control, joint control or significant influence over the Group and its subsidiaries. In addition, members of the Board of Directors and executives with strategic responsibilities and their families are also considered related parties. The following tables summarize remuneration of directors, key executives with strategic responsibilities:

	For the years ended December 31,
(Euro thousands)	2021	2020
Short-term employee benefits (1)	2,218	1,425
Employee share-based compensation	4,876	3,751

Total	7,094	5,176

Notes:

(1)	Includes corporate bodies fees, consultancy fees and personnel compensation.

Transactions with related parties

In addition to the transactions and balances detailed elsewhere in these financial statements, the Group had the following material transactions with related parties during the year:

	For the years ended December 31,
(Euro thousands)	2021	2020
(i) Proceeds of shareholder loan

Fosun International Limited (1)	79,684	27,238
Shanghai Fosun High Technology (Group) Co., Ltd. (2)	4,510	—
Shanghai Fosun High Technology Group Finance Co., Ltd. (2)	1,518	—

Total proceeds of shareholder loan	85,712	27,238

(ii) Repayments of shareholder loan

Fosun International Limited	42,642	34,392
Shanghai Fosun High Technology (Group) Co., Ltd.	385	3,214
Shanghai Fosun High Technology Group Finance Co., Ltd.	77	—

Total repayments of shareholder loan	43,104	37,606

(iii) Interest expenses

Fosun International Limited	3,754	1,185
Shanghai Fosun High Technology (Group) Co., Ltd.	79	—
Shanghai Fosun High Technology Group Finance Co., Ltd.	25	—

Total interest expenses	3,858	1,185

(iv) Rental expenses

Shanghai Fosun Bund Property Co., Ltd. (3)	371	—

(v) Consulting expenses

Shanghai Fosun High Technology (Group) Co., Ltd.	263	—

(vi) Payments on behalf of the Group

Shanghai Fosun High Technology (Group) Co., Ltd.	147	—

Balances with related parties

	At December 31,
(Euro thousands)	2021	2020
(i) Borrowings

Fosun International Limited	39,887	2,845
Shanghai Fosun High Technology (Group) Co., Ltd.	4,687	562
Shanghai Fosun High Technology Group Finance Co., Ltd.	1,441	—

Total borrowings	46,015	3,407

(ii) Other current liabilities

Fosun International Limited	4,514	599
Shanghai Fosun High Technology (Group) Co., Ltd.	542	—
Shanghai Fosun High Technology Group Finance Co., Ltd.	3	—

Total other current liabilities	5,059	599

Notes:

(1)	A shareholder of the Group.
(2)	Subsidiaries of Fosun International Limited.
(3)	Joint venture of Fosun International Limited.

34.	Notes to consolidated statements of cash flows

Major non-cash transactions

During the year, the Group had non-cash additions to right-of-use assets and lease liabilities (including COVID-19 concessions) of Euro 37,557 thousand and Euro 36,527 thousand, respectively, in respect of lease arrangements for real estate and other equipment (2020: Euro 7,872 thousand and Euro 14,232 thousand).

Proceeds from disposal of long-term assets comprised:

	For the years ended December 31,
(Euro thousands)	2021	2020
Net book value	1,101	32,402
Net gain on disposals (Note 10)	24,014	40,307

Total proceeds from disposal of long-term assets	25,115	72,709

Changes in liabilities arising from financing activities

The table below details changes in the Group’s liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows were, or future cash flows will be classified in the Group’s consolidated statements of cash flows from financing activities.

(Euro thousands)	Borrowings	Lease liabilities	Interest payable
As at January 1, 2020	62,594	169,410	495
Changes from financing cash flows	(20,741)	(41,601)	—
Interest paid	—	—	(3,327)
Conversion of debt to equity	(23,434)	—	—
Debt forgiveness by the Group’s shareholder	—	—	—
New leases	—	16,594	—
Contract modifications	—	(4,082)	—
Disposals	—	(593)	—
Interest expense	—	7,730	3,478
COVID-19-related rent concessions from lessors	—	(2,362)	—
Foreign exchange movement	418	(8,211)	(47)

As at December 31, 2020	18,837	136,885	599
Changes from financing cash flows	59,587	(40,691)	—
Interest paid	—	—	(1,521)
Conversion of debt to equity	(25,035)	—	—
Changes due to debt restructuring	(7,380)	—	—
Business combination	13,159	13,312	—
New leases	—	36,607	—
Contract modifications	—	(15,132)	—
Disposals	—	(1,821)	—
Interest expense	—	5,586	5,357
COVID-19-related rent concessions from lessors	—	(80)	—
Foreign exchange movement	7,603	5,393	193

As at December 31, 2021	66,771	140,059	4,628

Total cash outflow for leases

The total cash outflow for leases included in the statement of cash flows is as follows:

	For the years ended December 31,
(Euro thousands)	2021	2020
Within operating activities	(13,625)	(5,690)
Within investing activities	22,997	(357)
Within financing activities	(40,691)	(41,601)

Total cash outflow for leases	(31,319)	(47,648)

35.	Subsequent events

The Group has evaluated subsequent events through July 11, 2022 which is the date the Consolidated Financial Statements were authorized for issuance, and identified the following events, all of which are non-adjusting as defined in IAS 10:

On March 23, 2022, Primavera Capital Acquisition Corporation (“PCAC”), Lanvin Group Holdings Limited (“LGHL”), Lanvin Group Heritage I Limited (“Merger Sub 1”) and Lanvin Group Heritage II Limited (“Merger Sub 2”) and the Company entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•

at the Closing and immediately prior to the Initial Merger Effective Time, LGHL will effect a share subdivision such that each authorized, issued and unissued share of LGHL of a par value of US$1.00 is subdivided on a 1,000,000:1 basis into 1,000,000 shares of a par value US$0.000001 each (the “Share Subdivision”);

•	immediately upon completion of the Share Sub-division, Fosun Fashion Holdings (Cayman) Limited will transfer all of the share capital of LGHL to the Sponsor for nil consideration;

•

the subscriptions by each of (i) Apex Master Fund and (ii) Sky Venture Partners L.P. (collectively, the “Forward Purchase Investors”) of certain PCAC Class A Ordinary Shares and PCAC Warrants in accordance with the terms of the applicable Forward Purchase Agreement, dated January 5, 2021, by and among PCAC, the Sponsor and such Forward Purchase Investor (collectively and as may be amended and supplemented from time to time in accordance with the terms therein, the “Forward Purchase Agreements”) shall be consummated immediately prior to the completion of the Initial Merger or otherwise in accordance with the terms of the Forward Purchase Agreements (collectively, the “Forward Purchase Subscriptions”);

•	at the Initial Merger Effective Time, PCAC will merge with and into Merger Sub 1, with Merger Sub 1 being the surviving entity and becoming a wholly-owned subsidiary of LGHL;

•

in connection with the Initial Merger, (i) each PCAC Unit outstanding immediately prior to the Initial Merger Effective Time will (to the extent not already separated) be automatically severed and the holder thereof will be deemed to hold one PCAC Class A ordinary share and one-half of a PCAC Warrant, (ii) immediately following the separation of each PCAC Unit, (A) each Eligible PCAC Share shall automatically be canceled in exchange for the right to receive a number of newly issued ordinary share of LGHL (“LGHL Ordinary Shares”) equal to (x) the sum of the aggregate number of Eligible PCAC Shares and the Bonus Pool Size, divided by (y) the aggregate number of Eligible PCAC Shares, subject to rounding pursuant to the terms of the Business Combination Agreement, and shall no longer be outstanding and be canceled and cease to exist by virtue of the Initial Merger, and (B) each (x) PCAC Class A ordinary share other than the Eligible PCAC Shares and (y) PCAC Class B ordinary share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be canceled in exchange for the right to receive one (1) newly issued LGHL Ordinary Share, and shall no longer be outstanding and be canceled and cease to exist by virtue of the Initial Merger, (iii) each PCAC Warrant outstanding immediately prior to the Initial Merger Effective Time will be assumed by LGHL and converted into a warrant to purchase one LGHL Ordinary Share, (iv) the share in the capital of Merger Sub 1 issued and outstanding immediately prior to the Initial Merger Effective Time will continue existing and constitute the only issued and outstanding share in the capital of Merger Sub 1, and (v) all LGHL Ordinary Shares issued and outstanding immediately prior to the Initial Merger Effective Time will be surrendered by the Sponsor and canceled for no consideration;

•

immediately following the Initial Merger, Merger Sub 2 will merge with and into Lanvin Group, with Lanvin Group being the surviving entity and becoming a wholly-owned subsidiary of LGHL (Lanvin Group is hereinafter referred to for the periods from and after the Second Merger Effective Time as the “Surviving Company”);

•

in connection with the Second Merger, (i) each ordinary share, non-voting ordinary share and preferred share of Lanvin Group issued and outstanding immediately prior to the Second Merger Effective Time

(other than any such shares that are held by shareholders of Lanvin Group who have complied with all of the requirements of Section 238 of the Cayman Companies Act prior to the vote on the Second Merger, the “Lanvin Group Dissenting Shares”) will automatically be canceled in exchange for the right to receive, such number of newly issued LGHL Ordinary Shares that is equal to the Exchange Ratio, subject to rounding pursuant to the terms of the Business Combination Agreement, and will no longer be outstanding and be canceled and cease to exist by virtue of the Second Merger, (ii) each Lanvin Group Dissenting Share shall automatically be canceled and cease to exist and shall thereafter represent only the right to receive the applicable payments as set forth in the Business Combination Agreement, being the fair value for such Lanvin Group Dissenting Share and such other rights as such holder may be entitled under the Cayman Companies Act, and (iii) the share in the capital of Merger Sub 2 issued and outstanding immediately prior to the Second Merger Effective Time will automatically be converted into one ordinary share of the Surviving Company, which ordinary share will constitute the only issued and outstanding share in the share capital of the Surviving Company;

•	immediately following the completion of the First Merger and the Second Merger, the PIPE Investment shall be consummated;

•	immediately following the PIPE Investment, Merger Sub 1 will merge with and into the Surviving Company, with the Surviving Company being the surviving entity; and

•

in connection with the Third Merger, (i) the ordinary share of the Surviving Company issued and outstanding immediately prior to the Third Merger Effective Time will be canceled and cease to exist by virtue of the Third Merger, and (ii) the share in the capital of Merger Sub 1 issued and outstanding immediately prior to the Third Merger Effective Time will automatically be converted into one ordinary share of the Surviving Company, which ordinary share will constitute the only issued and outstanding share in the share capital of the Surviving Company.

Effect of the Transactions on Existing PCAC Securities in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•

each PCAC Unit will (to the extent not already separated) be automatically severed and the holder thereof will be deemed to hold one PCAC Class A ordinary share and one-half of a PCAC Warrant, which underlying PCAC securities shall be treated in accordance with the following terms, as applicable:

•

each Eligible PCAC Share shall automatically be canceled in exchange for the right to receive a number of LGHL Ordinary Shares equal to (x) the sum of the aggregate number of Eligible PCAC Shares and the Bonus Pool Size, divided by (y) the aggregate number of Eligible PCAC Shares, subject to rounding pursuant to the terms of the Business Combination Agreement;

•

each (i) PCAC Class A ordinary share other than the Eligible PCAC Shares and (ii) PCAC Class B ordinary share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be canceled in exchange for the right to receive one (1) newly issued LGHL Ordinary Share; and

•

each PCAC Warrant will automatically cease to represent a right to acquire PCAC Class A Ordinary Shares and will be converted into a warrant to purchase one (1) LGHL Ordinary Share on substantially the same terms and conditions as were applicable to such PCAC Warrant immediately prior to the Initial Merger Effective Time.

Conditions to Closing of the Business Combination

The respective obligations of each party to the Business Combination Agreement to consummate the Transactions, are subject to the satisfaction, or written waiver by all of the parties thereto, at or prior to the Closing of the following conditions:

•	the PCAC Shareholders Approval shall have been obtained and remain in full force and effect;

•	the Lanvin Group Shareholders Approval shall have been obtained and remain in full force and effect;

•

the waiting period or periods (including any extension thereof) applicable to the consummation of the transactions contemplated under the Business Combination Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have terminated or expired;

•

this proxy statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•

(i) LGHL’s initial listing application with NYSE in connection with the Transactions shall have been approved and LGHL will, immediately following the Closing, satisfy any applicable initial and continuing listing requirements of NYSE, and LGHL shall not have received any notice of non-compliance therewith, and (ii) the LGHL Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject to official notice of issuance;

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

•	upon the Closing and after giving effect to any redemption of PCAC Ordinary Shares and the Private Placement, LGHL will have net tangible assets of at least US$5,000,001.

Ancillary Agreements

•	Subscription Agreements (PIPE Investment)

Concurrently with the execution of the Business Combination Agreement, LGHL and PCAC entered into subscription agreements (the “Initial PIPE Subscription Agreements”, and together with the Additional PIPE Subscription Agreements, the “PIPE Subscription Agreements”) with certain investors. Pursuant to the Initial PIPE Subscription Agreements, certain investors (the “Initial PIPE Investors”) agreed to subscribe for, and LGHL agreed to issue to such Initial PIPE Investors certain LGHL Ordinary Shares (together with additional subscription by certain investors, if any, of certain LGHL Ordinary Shares pursuant to certain additional subscription agreements to be entered after the date of the Business Combination Agreement and prior to the date on which PCAC Shareholders Approval is obtained (the “Additional PIPE Subscription Agreements”), the “PIPE Investment”, and together with the Forward Purchase Subscriptions, the “Private Placement”). The PIPE Subscription Agreements provide for certain customary registration rights.

•	Sponsor Support Deed

Concurrently with the execution of the Business Combination Agreement, PCAC, LGHL, the Sponsor, certain other holder of Class B ordinary shares of PCAC (the “Other Class B Shareholders”) and Lanvin Group entered into the Sponsor Support Deed (the “Sponsor Support Deed”), pursuant to which the Sponsor and such Other Class B Shareholders agreed to, among other things, (i) vote all of their ordinary shares and preferred shares of PCAC held of record or thereafter acquired in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) be bound by certain covenants and agreements in the Business Combination Agreement, including non-solicitation and (iii) be bound by certain transfer restrictions with respect to their shares of PCAC, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Deed, and pursuant to which the Sponsor also agreed to, immediately prior to the consummation of the Initial Merger, irrevocably forfeit and surrender certain Class B ordinary shares of PCAC to PCAC for nil consideration.

•	Lanvin Group Shareholder Support Deed

Concurrently with the execution of the Business Combination Agreement, PCAC, LGHL, Lanvin Group and certain existing shareholders of Lanvin Group entered into a Shareholder Support Deed (the “Lanvin Group Shareholder Support Deed”), pursuant to which such existing shareholders of Lanvin Group have agreed to, among other things, (i) vote all of their ordinary shares and preferred shares of Lanvin Group held of record or thereafter acquired in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) be bound by certain covenants and agreements in the Business Combination Agreement, including non-solicitation and (iii) be bound by certain transfer restrictions with respect to their shares of Lanvin Group, in each case on the terms and subject to the conditions set forth in the Lanvin Group Shareholder Support Deed, and pursuant to which Fosun Fashion Holdings (Cayman) Limited also agreed to, immediately prior to the consummation of the Second Merger, irrevocably forfeit and surrender certain ordinary shares of Lanvin Group to Lanvin Group for nil consideration.

•	Lock-up Agreement

Concurrently with the execution of the Business Combination Agreement, LGHL, PCAC, certain existing shareholders of Lanvin Group, the Sponsor and the Other Class B Shareholders entered into a Lock-Up Agreement.

•	Investor Rights Agreement

Concurrently with the execution of the Business Combination Agreement, LGHL, the Sponsor, PCAC, Lanvin Group and certain existing shareholders of Lanvin Group entered into the Investor Rights Agreement, pursuant to which among other things, (i) LGHL agreed to register for resale, pursuant to Rule 415 under the Securities Act, within certain period after the Closing Date, certain LGHL ordinary shares and other equity securities of LGHL held by certain parties from time to time, (ii) the Sponsor and such existing shareholders of Lanvin Group will be granted certain registration rights with respect to their respective LGHL ordinary shares, in each case, on the terms and subject to the conditions set forth in the Investor Rights Agreement, and (iii) LGHL agreed that its board of directors shall initially consist of seven (7) directors, with the Sponsor having the right to appoint and remove one (1) individual to serve as a director and the remaining directors nominated by the nominating and corporate governance committee of the board of directors of LGHL in consultation with the Sponsor and in accordance with the nominating and corporate governance committee’s policies and procedures.

•	Warrant Assignment, Assumption and Amendment Agreement

Concurrently with the execution of the Business Combination Agreement, LGHL, PCAC and Continental Stock Transfer & Trust Company entered into an amendment and restatement (the “Assignment, Assumption and Amendment Agreement”) of that certain Warrant Agreement, dated January 21, 2021, by and between PCAC and Continental Stock Transfer & Trust Company (the “Existing Warrant Agreement”), pursuant to which, among other things, effective as of the effective time of the Initial Merger, PCAC will agree to assign all of its right, title and interest in the Existing Warrant Agreement to LGHL.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets
Cash	$59,320	$497,619
Prepaid expenses	161,087	25,984

Total Current Assets	220,407	523,603
Forward Purchase Agreement (FPA) asset	—	572,828
Investment held in Trust Account	416,518,838	414,024,299

TOTAL ASSETS	$416,739,245	$415,120,730

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses and accounts payable	$5,620,856	$2,526,858
Due to related party	—	110,000
Promissory note—related party	7,000	7,000
Convertible promissory note	429,141	—

Total Current Liabilities	6,056,997	2,643,858
Forward Purchase Agreement (FPA) liability	523,235	—
Warrant liabilities	4,027,400	20,879,840
Deferred underwriting fee payable	14,490,000	14,490,000

Total Liabilities	25,097,632	38,013,698

Commitments and Contingencies (Note 6)
Class A redeemable ordinary shares subject to possible redemption, $0.0001 par value, 400,000,000 shares authorized; 41,400,000 shares at $10.06 and $10.00 per share redemption value as of September 30, 2022 and December 31, 2021, respectively	416,518,838	414,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class B non-redeemable ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 12,350,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	1,235	1,235
Additional paid-in capital	—	—
Accumulated deficit	(24,878,460)	(36,894,203)

Total Shareholders’ Deficit	(24,877,225)	(36,892,968)

TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$416,739,245	$415,120,730

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
General and administrative expenses	$1,298,895	$274,098	$3,987,194	$804,733

Loss from operations	(1,298,895)	(274,098)	(3,987,194)	(804,733)

Other income (expense)
Change in fair value of FPA	(565,509)	507,890	(1,096,063)	266,569
Change in fair value of warrant liabilities	4,118,244	5,067,437	16,852,440	20,031,789
Transaction costs allocable to warrant liabilities	—	—	—	(2,092,043)
Change in fair value of convertible promissory note	75,782	—	70,859	—
Interest earned on investment held in Trust Account	1,872,092	6,361	2,494,539	17,078
Gain from debt forgiveness	200,000	—	200,000	—

Total other income, net	$5,700,609	$5,581,688	$18,521,775	$18,223,393

Net income	$4,401,714	$5,307,590	$14,534,581	$17,418,660

Weighted average shares outstanding, Class A redeemable ordinary shares	41,400,000	41,400,000	41,400,000	37,457,143

Basic and diluted net income per share, Class A redeemable ordinary shares	$0.08	$0.10	$0.27	$0.35

Weighted average shares outstanding, Class B non-redeemable ordinary shares	12,350,000	12,350,000	12,350,000	12,221,429

Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.08	$0.10	$0.27	$0.35

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	—	$—	12,350,000	$1,235	$—	$(36,894,203)	$(36,892,968)
Net income	—	—	—	—	—	286,634	286,634

Balance as of March 31, 2022	—	—	12,350,000	1,235	—	(36,607,569)	(36,606,334)

Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(646,746)	(646,746)
Net income	—	—	—	—	—	9,846,233	9,846,233

Balance as of June 30, 2022	—	—	12,350,000	1,235	—	(27,408,082)	(27,406,847)

Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(1,872,092)	(1,872,092)
Net income	—	—	—	—	—	4,401,714	4,401,714

Balance as of September 30, 2022	—	$—	12,350,000	$1,235	$—	$(24,878,460)	$(24,877,225)

The accompanying notes are an integral part of this unaudited condensed financial statement.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	—	$—	12,350,000	$1,235	$23,765	$(5,000)	$20,000
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	(23,765)	(57,768,245)	(57,792,010)
Net income	—	—	—	—	—	18,430,219	18,430,219

Balance as of March 31, 2021	—	—	12,350,000	1,235	—	(39,343,026)	(39,341,791)

Net loss	—	—	—	—	—	(6,319,149)	(6,319,149)

Balance as of June 30, 2021	—	—	12,350,000	1,235	—	(45,662,175)	(45,660,940)

Net income	—	—	—	—	—	5,307,590	5,307,590

Balance as of September 30, 2021	—	$—	12,350,000	$1,235	$—	$(40,354,585)	$(40,353,350)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
Cash Flows from Operating Activities:
Net income	$14,534,581	$17,418,660
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investment held in Trust Account	(2,494,539)	(17,078)
Change in fair value of FPA	1,096,063	(266,569)
Change in fair value of warrant liabilities	(16,852,440)	(20,031,789)
Change in fair value of convertible promissory note	(70,859)	—
Gain from debt forgiveness	(200,000)
Transaction costs allocable to warrant liabilities	—	2,092,043
Changes in operating assets and liabilities:
Prepaid expenses	(135,103)	(139,817)
Accrued expenses and accounts payable	3,093,998	204,526
Accrued offering costs	—	(326,235)
Due to related party	90,000	80,000

Net cash used in operating activities	(938,299)	(986,259)

Cash Flows from Investing Activities:
Investment of cash held in Trust Account	—	(414,000,000)

Net cash used in investing activities	—	(414,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	405,720,000
Proceeds from sale of Private Placement Warrants	—	10,280,000
Proceeds from the convertible promissory note – related party	500,000	—
Repayment of Sponsor loan	—	(191,819)
Payment of offering costs	—	(139,169)

Net cash provided by financing activities	500,000	415,669,012

Net Change in Cash	(438,299)	682,753
Cash – Beginning of period	497,619	100

Cash – End of period	$59,320	$682,853

Non-Cash investing and financing activities:
Offering costs paid through promissory note	$—	$62,825

Deferred underwriting commissions charged to additional paid-in capital	$—	$14,490,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Primavera Capital Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 16, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on global consumer companies with a significant China presence or a compelling China potential. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2022, the Company had not commenced any operations. All activity for the period from July 16, 2020 (inception) through September 30, 2022, relates to the Company’s formation and the proposed initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on January 21, 2021. On January 26, 2021, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of its over-allotment option in the amount of 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,280,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Primavera Capital Acquisition LLC (the “Sponsor”), generating gross proceeds of $10,280,000, which is described in Note 4.

Transaction costs amounted to $23,454,123, consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $684,123 of other offering costs.

Following the closing of the Initial Public Offering on January 26, 2021, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale from the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the

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amount of any deferred underwriting discount held in the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company provided the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus for the Initial Public Offering. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company proceeded with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares it will receive (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights

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or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until January 26, 2023, to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of trust assets, less taxes payable, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target

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businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Merger

On March 23, 2022, as disclosed in the Company’s Form 8-K filed March 23, 2022, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”) by and among (i) the Company, (ii) Lanvin Group Holdings Limited, a Cayman Islands exempted company (“PubCo”), (iii) Lanvin Group Heritage I Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) Lanvin Group Heritage II Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and (v) Fosun Fashion Group (Cayman) Limited, a Cayman Islands exempted company (“FFG”).

Pursuant to the BCA, on the closing of the Business Combination (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) and in sequential order, (i) the Forward Purchase Subscriptions will be consummated immediately prior to the completion of the Initial Merger or otherwise in accordance with the terms thereof, (ii) the Company will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving entity in the merger, and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (iii) Merger Sub 2 will merge with and into FFG, with FFG as the surviving entity in the merger (such surviving entity, the “Surviving Company”), and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Second Merger”), (iv) the PIPE Investment shall be consummated immediately following the completion of the Initial Merger and the Second Merger, and (v) Merger Sub 1 will merge with and into the Surviving Company, with the Surviving Company as the surviving entity in the merger (the “Third Merger”). The Forward Purchase Subscriptions, the Initial Merger, the Second Merger, the PIPE Investment, the Third Merger, and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.”

On October 17, 2022, the aforementioned parties entered into an amendment to the BCA (“Amendment No. 1”) to, amongst other matters, (i) change the “Price per Company Share” from US$3.365773 to US$2.6926188 and (ii) provide that the US$50 million equity investment by Meritz Securities Co., Ltd. pursuant to a share subscription agreement with FFG and PubCo in respect of shares of FFG, which was executed on October 16, 2022 (the “Meritz Investment”), will be deemed part of the “Private Placement” under the BCA and, accordingly, its proceeds will count towards satisfaction of the minimum cash condition for closing the Business Combination.

On October 20, 2022, the aforementioned parties entered into Amendment No. 2 to BCA (“Amendment No. 2”) to (i) update the form of the amended and restated memorandum and articles of association of PubCo and make certain adjustments to the Second Merger (as defined in the BCA), in each case, in light of the US$50 million equity investment by Meritz Securities Co., Ltd. pursuant to a share subscription agreement with FFG and PubCo in relation to the shares of FFG, which was executed on October 16, 2022, and (ii) include an additional closing condition in favor of the Company relating to the delivery of an undertaking by Fosun International Limited, a company incorporated in Hong Kong with limited liability.

Going Concern

As of September 30, 2022, the Company had working capital deficit of $5,836,590 and $59,320 of cash held outside the Trust Account available for working capital needs. All cash and securities held in the Trust Account

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are generally unavailable for the Company’s use, prior to an initial Business Combination, and are restricted for use either in a Business Combination or to redeem ordinary shares. As of September 30, 2022, none of the amount in the Trust Account was available to be withdrawn as described above.

On February 14, 2022, the Company drew down $500,000 of the Convertible Promissory Note (as defined in Note 5). The Convertible Promissory Note bears no interest and shall be payable on the earlier of: (i) twenty-four (24) months from the closing of the initial public offering (or such later date as may be extended in accordance with the terms of the Company’s memorandum and articles of association) or (ii) the date on which the Company consummates a Business Combination (see Note 5).

The Company believes it may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In addition, if the Company is not able to consummate a Business Combination before January 26, 2023, the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that the liquidity condition and automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 26, 2023. Management plans to continue efforts to close a Business Combination within the prescribed time frame.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 31, 2022, which contains the audited financial statements and notes thereto. The interim results for the three and nine months ended September 30, 2022, are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain

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exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. Management notes that the fair value of warrant liabilities and forward purchase agreements (“forward purchase agreements” or “FPA”) liability is a significant estimate.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated on a relative fair value basis between shareholders’ equity and expense. The portion of the offering costs associated with the issuance of the Class A ordinary shares issued were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

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September 30, 2022

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At the IPO, offering costs amounted to $23,454,123, of which $21,362,080 were charged to temporary equity upon the completion of the Initial Public Offering and $2,092,043 were expensed to the condensed statement of operations.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2022 and December 31, 2021, the 41,400,000 Class A ordinary shares subject to possible redemption, are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. As of September 30, 2022 and December 31, 2021, there were $2,518,838 and $0 change to the redemption value of the Class A ordinary shares, respectively.

At September 30, 2022 and December 31, 2021, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$414,000,000
Less: Proceeds allocated to Public Warrants	(36,429,930)
Less: Class A ordinary shares issuance costs	(21,362,080)
Add: Accretion of carrying value to redemption value	57,792,010

Class A ordinary shares subject to possible redemption as of December 31, 2021	414,000,000
Add: Remeasurement on Class A ordinary shares subject to possible redemption	2,518,838

Class A ordinary shares subject to possible redemption as of September 30, 2022	$416,518,838

Convertible Promissory Note

The Company accounts for its convertible promissory note under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825, Financial Instruments (“ASC 825”). The Company has made such election for its convertible promissory note. Using the fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Differences between the face value of the convertible promissory note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution

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(if issued at a discount). Any material changes in the estimated fair value of the convertible promissory note are recognized as non-cash gains or losses in the condensed statements of operations. The fair value of the option to convert into private warrants was valued utilizing the Monte Carlo model.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the Warrants and FPA in accordance with the guidance contained in ASC 815-40, under which the Warrants and FPA do not meet the criteria for equity treatment and must be recorded as liabilities or assets. Accordingly, the Company classifies the Warrants and FPA as liabilities at their fair value and adjust the Warrants and FPA to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 30,980,000 potential Class A ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the three and nine months ended September 30, 2022 and 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods. The table below presents a

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reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

	For the Three Months Ended September 30, 2022		For the Three Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$3,390,343	$1,011,371	$4,088,079	$1,219,511
Denominator
Weighted-average shares outstanding	41,400,000	12,350,000	41,400,000	12,350,000
Basic and diluted net income per share	$0.08	$0.08	$0.10	$0.10

	For the Nine Months Ended September 30, 2022		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$11,195,008	$3,339,573	$13,133,494	$4,285,166
Denominator
Weighted-average shares outstanding	41,400,000	12,350,000	37,457,143	12,221,429
Basic and diluted net income per share	$0.27	$0.27	$0.35	$0.35

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Warrants, FPA and Convertible Promissory Note (see Note 9).

Recent Adopted Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units which included a full exercise by the underwriters of their over-allotment option in the amount of 5,400,000 Units, at a purchase price of $10.00 per

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Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 10,280,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $10,280,000 in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 17, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”) (after giving effect to a share recapitalization), initially held by an affiliate of the Sponsor. On August 24, 2020, the Sponsor transferred 215,625 Founder Shares to Chenling Zhang, the Company’s independent director, for an aggregate purchase price of $625. On September 21, 2020, the Company effected a share capitalization, pursuant to which an additional 2,000,000 Founder Shares were issued for no consideration, resulting in there being 10,625,000 Founder Shares outstanding. Following the share capitalization on September 21, 2020 and Ms. Zhang’s waiver of her right to receive shares under such capitalization, the Sponsor held an aggregate of 10,409,375 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. On December 30, 2020, the Sponsor transferred 40,000 Founder Shares to each of the other independent directors for approximately $0.003 per share. On January 5, 2021, the Sponsor transferred to the anchor investors an aggregate of 1,000,000 Founder Shares for no cash consideration. On January 21, 2021, the Company effected a share capitalization pursuant to which 1,725,000 Founder Shares were issued, resulting in 12,350,000 Founder Shares outstanding, of which 11,014,375 Founder Shares are held by the Sponsor. The Founder Shares held by the Sponsor include an aggregate of up to 1,350,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised and 2,000,000 Class B ordinary shares issued and retained by the Sponsor in connection with the forward purchase agreements, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the sum of the Company’s issued and outstanding ordinary shares after the Initial Public Offering plus 8,000,000 Class A ordinary shares to be sold pursuant to the forward purchase agreements. As a result of the underwriters’ election to fully exercise their over-allotment option on January 26, 2021, a total of 1,350,000 Founder Shares were no longer subject to forfeiture.

The initial shareholder has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

Commencing on January 21, 2021, the Company entered into an agreement to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2022, the Company incurred $30,000 and $90,000 in fees for these services, for the three and nine months ended September 30, 2021, the Company incurred $20,000 and $50,000 in fees for these services.

On September 29, 2022, the Company entered into a waiver letter with the Sponsor, pursuant to which, the Sponsor waives its right to receive any amount from the Company under the Administrative Services Agreement, to the extent such amount has not already been received by the Sponsor as of the date hereof. As of September 30, 2022 and December 31, 2021, there are $0 and $110,000 in due to related party incurred by administrative service fee.

Promissory Note — Related Party

On July 17, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to an affiliate of the Sponsor, which was assigned to the Sponsor on August 24, 2020, pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Initial Public Offering. On January 26, 2021, at the closing of the Initial Public Offering, $191,819 was repaid. As of September 30, 2022 and December 31, 2021, there is $7,000 in borrowings outstanding under the Promissory Note, which is currently due on demand.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2022 and December 31, 2021, there were no amounts outstanding under the Working Capital Loans.

On January 28, 2022, the Company issued an unsecured promissory note (the “Convertible Promissory Note”) in the amount of up to $500,000 to the Sponsor. The Convertible Promissory Note bears no interest and shall be payable on the earlier of: (i) twenty-four (24) months from the closing of the initial public offering (or such later date as may be extended in accordance with the terms of the Company’s memorandum and articles of association) or (ii) the date on which the Company consummates a business combination. On February 14, 2022, the Company drew down the full amount of the Convertible Promissory Note. The Sponsor may elect to convert

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

all or any portion of the unpaid principal balance of this Convertible Promissory Note into that number of warrants consisting of one warrant exercisable for one ordinary share of the Company (the “Conversion Warrants”), equal to: (x) the portion of the principal amount of the Convertible Promissory Note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants. The Conversion Warrants shall be identical to the Private Placement Warrants.

The Convertible Promissory Note was valued using the fair value method. As of September 30, 2022, $500,000 was drawn on the loan, presented at its fair value of $429,141 on the accompanying unaudited condensed balance sheets. As of December 31, 2021, the Company had no Working Capital Loan borrowings. (See Note 9).

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Director Compensation

On August 24, 2020, the Company entered into a fee arrangement with Ms. Zhang pursuant to which, in consideration for her services as an independent director and her expertise to source and/or evaluate potential acquisition targets, the Company will pay Ms. Zhang a fee in the aggregate amount of $250,000, which is payable upon the closing of the Business Combination. As of September 30, 2022 and December 31, 2021, the Company recognized $250,000 in fees for these services, of which $250,000 is included in accrued expenses in the accompanying condensed balance sheets.

Registration Rights

Pursuant to a registration and shareholders rights agreement entered into on January 21, 2021, the holders of the Founder Shares, Private Placement Warrants (and the Class A ordinary shares underlying such private placement warrants) and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of these securities will be entitled to making up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,490,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

Certain accredited investors (the “anchor investors”) have entered into forward purchase agreements with the Company which provide for the purchase by the anchor investors of an aggregate of 8,000,000 Class A ordinary shares, plus an aggregate of 2,000,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $80,000,000, or $10.00 per Class A ordinary share, in a private placement to close concurrently with the closing of a Business Combination. The proceeds from the sale of forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-transaction company. These purchases will be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. The anchor investors will not have the ability to approve a Business Combination prior to the signing of a material definitive agreement and, if the Company seeks shareholder approval, have agreed to vote their Founder Shares and any Public Shares held by them in favor of a Business Combination. The forward purchase securities will be issued only in connection with the closing of a Business Combination.

Business Combination Agreement

On March 23, 2022, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”) by and among (i) the Company, (ii) Lanvin Group Holdings Limited, a Cayman Islands exempted company (“PubCo”), (iii) Lanvin Group Heritage I Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) Lanvin Group Heritage II Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and (v) Fosun Fashion Group (Cayman) Limited, a Cayman Islands exempted company (“FFG”).

On October 17, 2022, the aforementioned parties entered into an amendment to the BCA (“Amendment No. 1”) to, amongst other matters, (i) change the “Price per Company Share” from US$3.365773 to US$2.6926188 and (ii) provide that the US$50 million equity investment by Meritz Securities Co., Ltd. pursuant to a share subscription agreement with FFG and PubCo in respect of shares of FFG, which was executed on October 16, 2022 (the “Meritz Investment”), will be deemed part of the “Private Placement” under the BCA and, accordingly, its proceeds will count towards satisfaction of the minimum cash condition for closing the Business Combination.

On October 20, 2022, the aforementioned parties entered into Amendment No. 2 to BCA (“Amendment No. 2”) to (i) update the form of the amended and restated memorandum and articles of association of PubCo and make certain adjustments to the Second Merger (as defined in the BCA), in each case, in light of the US$50 million equity investment by Meritz Securities Co., Ltd. pursuant to a share subscription agreement with FFG and PubCo in relation to the shares of FFG, which was executed on October 16, 2022, and (ii) include an additional closing condition in favor of the Company relating to the delivery of an undertaking by Fosun International Limited, a company incorporated in Hong Kong with limited liability.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 41,400,000 Class A ordinary shares issued and outstanding, all of which are subject to possible redemption and presented as temporary equity.

Class B Ordinary Shares — The Company is authorized to issue 40,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, there were effectively 12,350,000 Class B ordinary shares issued and outstanding. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares, which includes the 2,000,000 Founder Shares issued in connection with the forward purchase agreements, will equal, in the aggregate, 20% of the sum of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders) plus 8,000,000 Class A ordinary shares to be sold pursuant to the forward purchase agreements, including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8. WARRANTS

As of September 30, 2022, and December 31, 2021, there were 20,700,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

As of September 30, 2022, and December 31, 2021, there were 10,280,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level

2:     Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2022 and December 31, 2021, assets held in the Trust Account were comprised of $416,518,838 and $414,024,299 in money market funds, which are invested in U.S. Treasury Securities. Through September 30, 2022 and December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	September 30, 2022	December 31, 2021
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Funds	1	$416,518,838	$414,024,299
FPA Asset	3	$—	$572,828
Liabilities:
Warrant Liability – Public Warrants	1	$2,691,000	$13,869,000
Warrant Liability – Private Placement Warrants	2	$1,336,400	$7,010,840
Convertible promissory note – related party	3	$429,141	$—
FPA Liability	3	$523,235	$—

The Warrants, FPA and convertible promissory note are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities, FPA liability, convertible promissory note in the accompanying condensed balance sheets. The warrant liabilities, FPA liability and convertible promissory note are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the condensed statements of operations.

The Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

Initial Measurement

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable blank-check companies without an identified target.

The Public Warrants were initially valued using a Monte Carlo simulation implementing the Black Scholes Option Pricing Model that is modified to capture the redemption features of the Public Warrants. The primary unobservable inputs utilized in determining the fair value of the Public Warrants are the expected volatility of the ordinary shares and the share price.

The FPA liability was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $80 million pursuant to the FPA is discounted to present value and compared to the fair value of the ordinary shares and warrants to be issued pursuant to the FPA. The fair value of the ordinary shares and warrants to be issued under the FPA is based on the public trading price of the Units issued in the Company’s Initial Public Offering. The excess (liability) or deficit (asset) of the fair value of the ordinary shares and warrants to be issued compared to the $80 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination.

The fair value of the option to convert the convertible promissory note into private warrants was initially valued utilizing a Monte Carlo model that values the embedded conversion feature.

Subsequent Measurement

The Private Placement Warrants were valued using a Modified Black Scholes Model after the initial issuance, which is considered to be a Level 3 fair value measurement. For the three months ended September 30, 2022, the Private Placement Warrants were estimated using the public warrants publicly listed trading price and that due to the make-whole provision in the warrant agreement, the value of the public and private warrants is approximately the same, as such the private warrants were reclassified to level 2 as of September 30, 2022. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements:

December 31, 2021
Unit price	$9.71
Term to initial Business Combination (in years)	0.53
Volatility	11.6%
Risk-free rate	1.31%
Dividend yield	0.0%

The FPA liability was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

The following table presents a summary of the changes in the fair value of level 3 warrant liabilities for the nine months ended September 30, 2022 and 2021:

	Private Placement	Public	Total Warrant Liabilities
Fair value as of January 1, 2022	$7,010,840	$—	$7,010,840
Change in fair value-Private Warrants	(2,177,196)	—	(2,177,196)

Fair value as of June 30, 2022	4,833,644	—	4,833,644
Change in fair value-Private Warrants	(3,497,244)	—	(3,497,244)
Transfer to Level 2	(1,336,400)	—	(1,336,400)
Fair value as of September 30, 2022	—	—	—

	Private Placement	Public	Total Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 26, 2021	18,391,549	36,429,930	54,821,479
Transfer to Level 1	—	(36,429,930)	(36,429,930)
Change in fair value-Private Warrants	(9,308,408)	—	(9,308,408)

Fair value as of September 30, 2021	$9,083,141	$—	$9,083,141

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

The following table presents the changes in the fair value of FPA liability (asset) for the nine months ended September 30, 2022 and 2021:

Forward Purchase Units
Fair value as of January 1, 2022	$(572,828)
Change in fair value	175,771
Fair value as of March 31, 2022	(397,057)
Change in fair value	354,783

Fair value as of June 30, 2022	$(42,274)
Change in fair value	565,509

Fair value as of September 30, 2022	$523,235

Forward Purchase Units
Fair value as of January 1, 2021	$—
Initial measurement on January 26, 2021	3,752,168
Change in fair value	(3,663,866)
Fair value as of March 31, 2021	88,302
Change in fair value	153,019

Fair value as of June 30, 2021	$241,321
Change in fair value	(507,890)

Fair value as of September 30, 2021	$(266,569)

Convertible Promissory Note – Related Party

The fair value of the option to convert the convertible promissory note into private warrants was valued utilizing a Monte Carlo model that values the embedded conversion feature. The convertible promissory note is classified within Level 3 of the fair value hierarchy at the measurement date due to the use of unobservable inputs.

The estimated fair value of the convertible promissory note was based on the following significant inputs:

	September 30, 2022	February 14, 2022
Stock price	$9.95	$9.76
Weighted time to conversion (in years)	5.28	5.46
Volatility	19.3%	7.5%
Risk-free rate	4.06%	1.92%

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

The following table presents the changes in the fair value of the Level 3 convertible promissory note:

Convertible Promissory Note
Fair value as of January 1, 2022	$—
Proceeds received through Convertible Promissory Note on February 14, 2022	500,000
Change in fair value	4,923

Fair value as of June 30, 2022	$504,923
Change in fair value	(75,782)

Fair value as of September 30, 2022	$429,141

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the nine months ended September 30, 2022 for the convertible promissory note.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed financial statements date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than noted below, the Company determined that, there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.

On October 17, 2022, each party of the BCA entered into an amendment to the BCA (“Amendment No. 1”) to, amongst other matters, (i) change the “Price per Company Share” from US$3.365773 to US$2.6926188 and (ii) provide that the US$50 million equity investment by Meritz Securities Co., Ltd. pursuant to a share subscription agreement with FFG and PubCo in respect of shares of FFG, which was executed on October 16, 2022 (the “Meritz Investment”), will be deemed part of the “Private Placement” under the BCA and, accordingly, its proceeds will count towards satisfaction of the minimum cash condition for closing the Business Combination.

On October 20, 2022, the aforementioned parties entered into Amendment No. 2 to BCA (“Amendment No. 2”) to (i) update the form of the amended and restated memorandum and articles of association of PubCo and make certain adjustments to the Second Merger (as defined in the BCA), in each case, in light of the US$50 million equity investment by Meritz Securities Co., Ltd. pursuant to a share subscription agreement with FFG and PubCo in relation to the shares of FFG, which was executed on October 16, 2022, and (ii) include an additional closing condition in favor of the Company relating to the delivery of an undertaking by Fosun International Limited, a company incorporated in Hong Kong with limited liability.

On October 28, 2022, the aforementioned parties entered into Amendment No. 3 to the BCA (“BCA Amendment No. 3”) to remove the arrangements relating to the bonus pool of up to 3,600,000 ordinary shares of Pubco for eligible holders of the Company’s Class A ordinary shares who do not redeem their shares in connection with the transactions contemplated by the BCA . The foregoing description of BCA Amendment No. 3 does not purport to be complete and is qualified in its entirety by the terms and conditions of BCA Amendment No. 3, a copy of which is attached as Exhibit 2.1 in the Form 8-K filed with SEC on October 28, 2022.

On October 28, 2022, Fosun Fashion Holdings (Cayman) Limited, Fosun International Limited and certain other parties thereto entered into an Amended and Restated Subscription Agreement (the “A&R Subscription

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2022

(Unaudited)

Agreement”), pursuant to which Fosun Fashion Holdings (Cayman) Limited has agreed to subscribe for a total of 13,327,225 Pubco ordinary shares at a price of $10 per share, upsizing its PIPE subscription investment by approximately $95 million, from $38 million to approximately $133 million. The additional approximately $95 million PIPE subscription commitment from Fosun Fashion Holdings (Cayman) Limited will be effected by way of re-investment of all of the repayment proceeds of certain existing shareholder loans that were borrowed by Lanvin Group from Fosun International Limited for working capital purposes. The closing of the PIPE investment by Fosun Fashion Holdings (Cayman) Limited and the other PIPE investors is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The foregoing description of the A&R Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the A&R Subscription Agreement, a copy of which is attached as Exhibit 10.1 in the Form 8-K filed with SEC on October 28, 2022.

On November 3, 2022, the registration statement on Form F-4 of the PubCo filed in connection with the Business Combination was declared effective by the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Primavera Capital Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Primavera Capital Acquisition Corporation (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2021 and the period from July 16, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from July 16, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by January 26, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 30, 2022

PCAOB Number 100

PRIMAVERA CAPITAL ACQUISITION CORPORATION

BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$497,619	$100
Prepaid expenses	25,984	—

Total Current Assets	523,603	100

Deferred offering costs	—	482,129
Forward Purchase Agreement (FPA) asset	572,828	—
Investment held in Trust Account	414,024,299	—

TOTAL ASSETS	$415,120,730	$482,229

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$2,526,858	$—
Accrued offering costs	—	326,235
Due to related party	110,000	—
Promissory note — related party	7,000	135,994

Total Current Liabilities	2,643,858	462,229

Warrant liabilities	20,879,840	—
Deferred underwriting fee payable	14,490,000	—

Total Liabilities	38,013,698	462,229

Commitments and Contingencies (Note 6)
Class A redeemable ordinary shares subject to possible redemption, $0.0001 par value, 400,000,000 shares authorized; 41,400,000 and 0 shares at $10.00 per share redemption value as of December 31, 2021 and December 31, 2020, respectively	414,000,000	—
Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class B non-redeemable ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 12,350,000 shares issued and outstanding at December 31, 2021 and December 31, 2020	1,235	1,235
Additional paid-in capital	—	23,765
Accumulated deficit	(36,894,203)	(5,000)

Total Shareholders’ Equity (Deficit)	(36,892,968)	20,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$415,120,730	$482,229

The accompanying notes are an integral part of these financial statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the period from July 16, 2020 through (inception) December 31, 2020
General and administrative expenses	$3,456,132	$5,000

Loss from operations	(3,456,132)	(5,000)
Other income (expense)
Change in fair value of FPA	572,828	—
Change in fair value of warrant liabilities	25,830,090	—
Transaction costs allocable to warrant liabilities	(2,092,043)	—
Interest earned on investment held in Trust Account	24,299	—

Other income (expense), net	$24,335,174	$—

Net income (loss)	$20,879,042	$(5,000)

Weighted average shares outstanding, Class A redeemable ordinary shares	38,450,959	—

Basic and diluted net income per share, Class A redeemable ordinary shares	$0.41	$0.00

Weighted average shares outstanding, Class B non-redeemable ordinary shares	12,257,534	11,000,000

Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.41	$(0.00)

The accompanying notes are an integral part of these financial statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2021

	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	—	$—	12,350,000	$1,235	$23,765	$(5,000)	$20,000
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	(23,765)	(57,768,245)	(57,792,010)
Net income	—	—	—	—	—	20,879,042	20,879,042

Balance as of December 31, 2021	—	$—	12,350,000	$1,235	$—	$(36,894,203)	$(36,892,968)

The accompanying notes are an integral part of these financial statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD FROM JULY 16, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of July 16, 2020 (inception)	—	$—	—	$—	$—	$—	$
Issuance of Class B ordinary shares to Sponsor (1)	—	—	12,350,000	1,235	23,765	—		25,000
Net loss	—	—	—	—	—	(5,000)		(5,000)

Balance as of December 31, 2020	—	$—	12,350,000	$1,235	$23,765	$(5,000)		$20,000

(1)

Includes an aggregate of up to 1,350,000 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (see Note 5). On September 21, 2020, the Company effected a share capitalization pursuant to which an additional 2,000,000 Founder Shares were issued for no consideration and on January 21, 2021 the Company effected a share capitalization pursuant to which an additional 1,725,000 Founder Shares were issued, resulting in there being 12,350,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalizations.

The accompanying notes are an integral part of these financial statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	For the Year ended December 31, 2021	For the period from July 16, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$20,879,042	$(5,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	—	5,000
Interest earned on investment held in Trust Account	(24,299)	—
Change in fair value of FPA	(572,828)	—
Change in fair value of warrant liabilities	(25,830,090)	—
Transaction costs allocable to warrant liabilities	2,092,043	—
Changes in operating assets and liabilities:
Prepaid expenses	(25,984)	—
Accrued expenses	2,526,858	—
Accrued offering costs	(326,235)	—
Due to related party	110,000	—

Net cash used in operating activities	(1,171,493)	—

Cash Flows from Investing Activities:
Investment of cash held in Trust Account	(414,000,000)	—

Net cash used in investing activities	(414,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	405,720,000	—
Proceeds from sale of Private Placement Warrants	10,280,000	—
Proceeds from promissory note — related party	—	100
Repayment of promissory note — related party	(191,819)	—
Payment of offering costs	(139,169)	—

Net cash provided by financing activities	415,669,012	100

Net Change in Cash	497,519	100
Cash - Beginning of period	100	—

Cash - End of period	$497,619	$100

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$326,235

Offering costs paid through promissory note	$62,825	$135,894

Deferred offering costs paid by initial shareholder in exchange for the issuance of Class B ordinary shares	$—	$20,000

Deferred underwriting fee payable	$14,490,000	$—

The accompanying notes are an integral part of the financial statements.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Primavera Capital Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 16, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on global consumer companies with a significant China presence or a compelling China potential. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from July 16, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the proposed initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination and Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on January 21, 2021. On January 26, 2021, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of its over-allotment option in the amount of 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,280,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Primavera Capital Acquisition LLC (the “Sponsor”), generating gross proceeds of $10,280,000, which is described in Note 4.

Transaction costs amounted to $23,454,123, consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $684,123 of other offering costs.

Following the closing of the Initial Public Offering on January 26, 2021, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale from the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account). The Company will only complete a

Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company provided the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus for the Initial Public Offering. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company proceeded with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares it will receive (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until January 26, 2023 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Merger

On March 23, 2022, as disclosed in the Company’s Form 8-K filed March 23, 2022, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”) by and among (i) the Company, (ii) Lanvin Group Holdings Limited, a Cayman Islands exempted company (“PubCo”), (iii) Lanvin Group Heritage I Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) Lanvin Group Heritage II Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub 2”, and together with

Merger Sub 1, the “Merger Subs”), and (v) Fosun Fashion Group (Cayman) Limited, a Cayman Islands exempted company (“FFG”).

Pursuant to the BCA, on the closing of the Business Combination (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) and in sequential order, (i) the Forward Purchase Subscriptions will be consummated immediately prior to the completion of the Initial Merger or otherwise in accordance with the terms thereof, (ii) the Company will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving entity in the merger, and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (iii) Merger Sub 2 will merge with and into FFG, with FFG as the surviving entity in the merger (such surviving entity, the “Surviving Company”), and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Second Merger”), (iv) the PIPE Investment shall be consummated immediately following the completion of the Initial Merger and the Second Merger, and (v) Merger Sub 1 will merge with and into the Surviving Company, with the Surviving Company as the surviving entity in the merger (the “Third Merger”). The Forward Purchase Subscriptions, the Initial Merger, the Second Merger, the PIPE Investment, the Third Merger, and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.”

Going Concern

As of December 31, 2021, the Company had working capital deficit of $2,120,255 and $497,619 of cash held outside the Trust Account available for working capital needs. All cash and securities held in the Trust Account are generally unavailable for the Company’s use, prior to an initial Business Combination, and are restricted for use either in a Business Combination or to redeem ordinary shares. As of December 31, 20201, none of the amount in the Trust Account was available to be withdrawn as described above.

The Company anticipates that the $497,619 outside of the Trust Account as of December 31, 2021, will not be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, Promissory Note from Sponsor and any additional Working Capital Loans (as defined below) from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors (which is described in Note 5), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination. On January 28, 2022, the Company issued an unsecured promissory note (the “Note”) in the amount of up to $500,000 to Primavera Capital Acquisition LLC (the “Payee”). The proceeds of the Note, which may be drawn down from time to time until the Company consummates its initial business combination, will be used for general working capital purposes (which is described in Note 10).

The Company believes it may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In addition, if the Company is not able to consummate a Business Combination before January 26, 2023, the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 26, 2023. Management plans to continue efforts to close a Business Combination within the prescribed time frame.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. Management notes that the fair value of warrant liabilities and forward purchase agreements (“forward purchase agreements” or “FPA”) asset is a significant estimate.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and December 31, 2020.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated on a relative fair value basis between shareholders’ equity and expense. The portion of the offering costs associated with the issuance of the Class A ordinary shares issued were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

As of December 31, 2021, offering costs amounted to $23,454,123, of which $21,362,080 were charged to temporary equity upon the completion of the Initial Public Offering and $2,092,043 were expensed to the statement of operations.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at January 26, 2021 and December 31, 2021, the 41,400,000 Class A ordinary shares subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. As of January 26, 2021 and December 31, 2021 there was no change to the redemption value of the Class A ordinary shares.

At December 31, 2021 and January 26, 2021, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$414,000,000
Less: Proceeds allocated to Public Warrants	(36,429,930)
Less: Class A ordinary shares issuance costs	(21,362,080)
Add: Accretion of carrying value to redemption value	57,792,010

Class A ordinary shares subject to possible redemption	$414,000,000

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the Warrants and FPA in accordance with the guidance contained in ASC 815-40, under which the Warrants and FPA do not meet the criteria for equity treatment and must be recorded as liabilities or assets. Accordingly, the Company classifies the Warrants as liabilities and the FPA as an asset at their fair value and adjust the Warrants and FPA to fair value at each reporting period. These liabilities and asset are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net income (loss) per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 30,980,000 potential Class A ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the year ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

	For the year ended December 31, 2021		For the Period from July 16, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss)	$15,833,201	$5,045,841	$—	$(5,000)
Denominator
Weighted-average shares outstanding	38,450,959	12,257,534	—	11,000,000
Basic and diluted net income per share	$0.41	$0.41	$—	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the Warrants and FPA (see Note 9).

Recent Adopted Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units which included a full exercise by the underwriters of their over-allotment option in the amount of 5,400,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 10,280,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $10,280,000 in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 17, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”) (after giving effect to a share recapitalization), initially held by an affiliate of the Sponsor. On August 24, 2020, the Sponsor transferred 215,625 Founder Shares to Chenling Zhang, the Company’s independent director, for an aggregate purchase price of $625. On September 21, 2020, the Company effected a share capitalization, pursuant to which an additional 2,000,000 Founder Shares were issued for no consideration, resulting in there being 10,625,000

Founder Shares outstanding. Following the share capitalization on September 21, 2020 and Ms. Zhang’s waiver of her right to receive shares under such capitalization, the Sponsor held an aggregate of 10,409,375 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. On December 30, 2020, the Sponsor transferred 40,000 Founder Shares to each of the other independent directors for approximately $0.003 per share. On January 5, 2021, the Sponsor transferred to the Forward Purchase Investors an aggregate of 1,000,000 Founder Shares for no cash consideration. On January 21, 2021, the Company effected a share capitalization pursuant to which 1,725,000 Founder Shares were issued, resulting in 12,350,000 Founder Shares outstanding, of which 11,014,375 Founder Shares are held by the Sponsor. The Founder Shares held by the Sponsor include an aggregate of up to 1,350,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised and 2,000,000 Class B ordinary shares issued and retained by the Sponsor in connection with the forward purchase agreements, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the sum of the Company’s issued and outstanding ordinary shares after the Initial Public Offering plus 8,000,000 Class A ordinary shares to be sold pursuant to the forward purchase agreements. As a result of the underwriters’ election to fully exercise their over-allotment option on January 26, 2021, a total of 1,350,000 Founder Shares were no longer subject to forfeiture.

The initial shareholder has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

Commencing on January 21, 2021, the Company entered into an agreement to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from January 21, 2021 through December 31, 2021, the Company incurred $110,000 in fees for these services, of which $110,000 is included in due to related party in the accompanying balance sheets. For the period from July 16, 2020 (inception) through December 31, 2020, the Company incurred $0 in fees for these services.

Promissory Note - Related Party

On July 17, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to an affiliate of the Sponsor, which was assigned to the Sponsor on August 24, 2020, pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Initial Public Offering. On January 26, 2021, at the closing of the Initial Public Offering, $191,819 was repaid. As of December 31, 2021 and December 31, 2020, there is $7,000 and $135,994 in borrowings outstanding under the Promissory Note, which is currently due on demand.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement

Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021 and December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Director Compensation

On August 24, 2020, the Company entered into a fee arrangement with Ms. Zhang pursuant to which, in consideration for her services as an independent director and her expertise to source and/or evaluate potential acquisition targets, the Company will pay Ms. Zhang a fee in the aggregate amount of $250,000, which is payable upon the closing of the Business Combination.

Registration Rights

Pursuant to a registration and shareholders rights agreement entered into on January 21, 2021, the holders of the Founder Shares, Private Placement Warrants (and the Class A ordinary shares underlying such private placement warrants) and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of these securities will be entitled to making up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,490,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

Certain accredited investors (the “Forward Purchase Investors”) have entered into forward purchase agreements with the Company which provide for the purchase by the Forward Purchase Investors of an aggregate of 8,000,000 Class A ordinary shares, plus an aggregate of 2,000,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $80,000,000, or $10.00 per Class A ordinary share, in a private placement to close concurrently with the closing of a Business Combination. The proceeds from the sale of forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-transaction company. These purchases will be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. The Forward Purchase Investors will not have the ability to approve a Business Combination prior to the signing of a material definitive agreement and, if the Company seeks shareholder approval, have agreed to vote their Founder Shares and any Public Shares held by them in favor of a Business Combination. The forward purchase securities will be issued only in connection with the closing of a Business Combination.

NOTE 7. SHAREHOLDERS’ EQUITY (DEFICIT)

Preference Shares - The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued and outstanding. At December 31, 2021, there were 41,400,000 Class A ordinary shares issued and outstanding, all of which are subject to possible redemption and presented as temporary equity.

Class B Ordinary Shares - The Company is authorized to issue 40,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of December 31, 2021 and December 31, 2020, there were effectively 12,350,000 Class B ordinary shares issued and outstanding. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares, which includes the 2,000,000 Founder Shares issued in connection with the forward purchase agreements, will equal, in the aggregate, 20% of the sum of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders) plus 8,000,000 Class A ordinary shares to be sold pursuant to the forward purchase agreements, including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2021, assets held in the Trust Account were comprised of $414,024,299 in money market funds, which are invested in U.S. Treasury Securities. At December 31, 2020, there were no assets held in the Trust Account. Through December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021
Assets:
Investments held in Trust Account - U.S. Treasury Securities Money Market Funds	1	$414,024,299
FPA Asset	3	$572,828
Liabilities:
Warrant Liability - Public Warrants	1	$13,869,000
Warrant Liability - Private Placement Warrants	3	$7,010,840

The Warrants are accounted for as liabilities and the FPA is accounted for as an asset in accordance with ASC 815-40 and are presented within warrant liabilities and FPA asset in the accompanying balance sheets. The warrant liabilities and FPA asset are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statements of operations.

The Warrants are measured at fair value on a recurring basis. The Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

Initial Measurement

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable blank-check companies without an identified target.

The Public Warrants were initially valued using a Monte Carlo simulation implementing the Black Scholes Option Pricing Model that is modified to capture the redemption features of the Public Warrants. The primary unobservable inputs utilized in determining the fair value of the Public Warrants are the expected volatility of the ordinary shares and the share price.

The asset for the FPA was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $80 million pursuant to the FPA is discounted to present value and compared to the fair value of the ordinary shares and warrants to be issued pursuant to the FPA. The fair value of the ordinary shares and warrants to be issued under the FPA is based on the public trading price of the Units issued in the Company’s Initial Public Offering. The excess (liability) or deficit (asset) of the fair value of the ordinary shares and warrants to be issued compared to the $80 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination.

Subsequent Measurement

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date.

The asset for the FPA was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement.

The following table presents the quantitative information regarding Level 3 fair value measurements:

	January 26, 2021 (Initial measurement)	December 31, 2021
Unit price	$10.90	$9.71
Term to initial Business Combination (in years)	1.0	0.53
Volatility	10.0%	11.6%
Risk-free rate	0.58%	1.31%
Dividend yield	0.0%	0.0%

The following table presents a summary of the changes in the fair value of level 3 warrant liabilities:

	Private Placement	Public	Total Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial fair value measurement on January 26, 2021	18,391,549	36,429,930	54,821,479
Change in fair value-Public Warrants	—	(19,455,930)	(19,455,930)
Transfer to Level 1	—	(16,974,000)	(16,974,000)
Change in fair value-Private Warrants	(11,380,709)	—	(11,380,709)

Fair value as of December 31, 2021	$7,010,840	$—	$7,010,840

The following table presents the changes in the fair value of FPA liability (asset):

Forward Purchase Units
Fair value as of January 1, 2021	$—
Initial measurement on January 26, 2021	3,752,168
Change in fair value	(4,324,996)

Fair value as of December 31, 2021	$(572,828)

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $16,974,000, when the Public Warrants were separately listed and traded.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company determined that, there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

On January 28, 2022, Primavera Capital Acquisition Corporation (the “Company”) issued an unsecured promissory note (the “Note”) in the amount of up to $500,000 to Primavera Capital Acquisition LLC (the “Payee”). The proceeds of the Note, which may be drawn down from time to time until the Company consummates its initial business combination, will be used for general working capital purposes. On February 14, 2022, the Company drew down the full amount of the Note.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On March 23, 2022, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”) by and among (i) the Company, (ii) Lanvin Group Holdings Limited, a Cayman Islands exempted company (“PubCo”), (iii) Lanvin Group Heritage I Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) Lanvin Group Heritage II Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and (v) Fosun Fashion Group (Cayman) Limited, a Cayman Islands exempted company (“FFG”).

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Amended Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

We have also entered into indemnification agreements with our directors and executive officers under the laws of the Cayman Islands, pursuant to which we have agreed to indemnify each such person and hold him or her harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he or she has been made a party or in which he or she became involved by reason of the fact that he or she is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

In the past three years, we have issued the following securities that were not registered under the Securities Act. Each of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and/or Regulation S under the Securities Act. No underwriters were involved in these issuances of securities.

•

On December 14, 2022, in connection with the Business Combination and the related transactions described in this registration statement, we (i) issued 15,327,225 Ordinary Shares on a private placement basis at a price of $10.00 per share to the PIPE Investors for aggregate proceeds of $153,272,250 pursuant to their subscription agreements, (ii) issued to Aspex (a) 4,000,000 Ordinary Shares in exchange for the 4,000,000 Class A ordinary shares of PCAC that were issued to Aspex by PCAC on a private placement basis at a price of $10.00 per share (assuming no value is assigned to Private Placement Warrants originally issued to Aspex) and (b) 500,000 Ordinary Shares in exchange for the 500,000 founder shares that were transferred to Aspex by the Sponsor on a private placement basis for no consideration, pursuant to Aspex’s forward purchase agreement (iii) issued 4,999,999 Ordinary Shares to Meritz in exchange for the 18,569,282 ordinary shares of FFG issued to Meritz by FFG on a private placement basis at a price of approximately $2.69 per share (or an effective price of $10.00 per share, as adjusted for the Exchange Ratio) and one Convertible Preference Share to Meritz in exchange for the FFG Collateral Share issued to Meritz by FFG on a private placement basis at a price of $1.00 pursuant to Meritz’s subscription agreement, (iv) issued 97,628,302 Ordinary Shares that were issued to FFG Selling Securityholders in exchange for the 362,577,510 FFG ordinary shares issued to FFG Selling Securityholders by FFG on a private placement basis pursuant to their subscription agreements, and (v) issued 5,000,000 Ordinary Shares to the Sponsor in exchange for the 5,000,000 founder shares issued to the Sponsor by PCAC at an effective price of $0.005 per share, each in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act. Such Ordinary Shares are being registered pursuant to this registration statement.

•

On December 14, 2022, in connection with the Business Combination and the related transactions described in this registration statement, we assumed (i) 1,000,000 of Private Placement Warrants that were originally issued to Aspex pursuant to its forward purchase agreement and (ii) 10,280,000 of Private Placement Warrants that were originally issued to the Sponsor at a price of $1.00 per warrant in connection with PCAC’s initial public offering, in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act. Such Private Placement Warrants are being registered pursuant to this registration statement.

Item 8.	Exhibits

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

2.1	Business Combination Agreement, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4	333-266095	2.1	July 11, 2022

2.2	Amendment No.1 to the Business Combination Agreement, dated as of October 17, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4/A	333-266095	2.2	October 20, 2022

2.3	Amendment No. 2 to the Business Combination Agreement, dated as of October 20, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4/A	333-266095	2.3	October 20, 2022

2.4	Amendment No. 3 to the Business Combination Agreement, dated as of October 28, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4/A	333-266095	2.4	October 31, 2022

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

2.5	Amendment No. 4 to the Business Combination Agreement, dated as of December 2, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4/A	333-266095	2.5	December 6, 2022

3.1	Amended and Restated Memorandum and Articles of Association of Lanvin Group Holdings Limited	F-4/A	333-266095	3.1	September 27, 2022

4.1	Specimen ordinary share certificate of LGHL	F-4/A	333-266095	4.1	September 9, 2022

4.2	Specimen warrant certificate of LGHL	F-4/A	333-266095	4.2	September 9, 2022

4.3	Warrant Agreement, dated as of January 21, 2021, between Primavera Capital Acquisition Corporation and Continental Stock Transfer & Trust Company	8-K	001-39915	4.1	January 26, 2021

4.4	Assignment, Assumption and Amendment Agreement, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, Lanvin Group Holdings Limited, and Continental Stock Transfer & Trust Company	F-4	333-266095	10.6	July 11, 2022

5.1*	Opinion of Maples and Calder (Hong Kong) LLP as to the validity of the Ordinary Shares

5.2*	Opinion of Freshfields Bruckhaus Deringer as to the Warrants

10.1	Form of PIPE Subscription Agreements	F-4	333-266095	10.1	July 11, 2022

10.2	Sponsor Support Deed, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Primavera Capital Acquisition LLC, Lanvin Group Holdings Limited, and certain other parties thereto	F-4	333-266095	10.2	July 11, 2022

10.3	FFG Shareholder Support Deed, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, and certain other parties thereto	F-4	333-266095	10.3	July 11, 2022

10.4	Lock-Up Agreement, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, Primavera Capital Acquisition LLC, Lanvin Group Holdings Limited, and certain other parties thereto	F-4	333-266095	10.4	July 11, 2022

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.5	Investor Rights Agreement, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, Primavera Capital Acquisition LLC, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, and certain other parties thereto	F-4	333-266095	10.5	July 11, 2022

10.6†	English translation of the form of Employment Agreement between the Registrant and its executive officers

10.7	Form of Indemnification Agreement between LGHL and each director and executive officer of LGHL	F-4	333-266095	10.7	July 11, 2022

10.8	Letter Agreement, dated January 21, 2021, among Primavera Capital Acquisition Corporation and its officers and directors and Primavera Capital Acquisition LLC	8-K	001-39915	10.1	January 26, 2021

10.9	Investment Management Trust Agreement, dated January 21, 2021, between Primavera Capital Acquisition Corporation and Continental Stock Transfer & Trust Company, as trustee	8-K	001-39915	10.2	January 26, 2021

10.10	Registration Rights Agreement, dated January 21, 2021, between Primavera Capital Acquisition Corporation and certain security holders	8-K	001-39915	10.3	January 26, 2021

10.11	Administrative Services Agreement, dated January 21, 2021, between Primavera Capital Acquisition Corporation and Primavera Capital Acquisition LLC	8-K	001-39915	10.4	January 26, 2021

10.12	Private Placement Warrants Purchase Agreement, dated January 21, 2021, between Primavera Capital Acquisition Corporation and Primavera Capital Acquisition LLC	8-K	001-39915	10.5	January 26, 2021

10.13	Indemnity Agreement, dated January 21, 2021, between Primavera Capital Acquisition Corporation and Tong Chen	8-K	001-39915	10.6	January 26, 2021

10.14	Indemnity Agreement, dated January 21, 2021, between Primavera Capital Acquisition Corporation and Chenling Zhang	8-K	001-39915	10.7	January 26, 2021

10.15	Indemnity Agreement, dated January 21, 2021, between Primavera Capital Acquisition Corporation and Muktesh Pant	8-K	001-39915	10.8	January 26, 2021

10.16	Indemnity Agreement, dated January 21, 2021, between Primavera Capital Acquisition Corporation and Teresa Teague	8-K	001-39915	10.9	January 26, 2021

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.17	Indemnity Agreement, dated January 21, 2021, between Primavera Capital Acquisition Corporation and Sonia Cheng Chi-Man	8-K	001-39915	10.10	January 26, 2021

10.18	Promissory Note, dated January 28, 2022, issued by Primavera Capital Acquisition Corporation to Primavera Capital Acquisition LLC	8-K	001-39915	10.1	January 28, 2021

10.19	Forward Purchase Agreement dated as of January 5, 2021, between Primavera Acquisition Corporation, Primavera Capital Acquisition LLC and Aspex Master Fund	F-4/A	333-266095	10.19	August 18, 2022

10.20	Forward Purchase Agreement dated as of January 4, 2021, between Primavera Acquisition Corporation, Primavera Capital Acquisition LLC and Sky Venture Partners L.P.	F-4/A	333-266095	10.20	August 18, 2022

10.21	Share Subscription Agreement in relation to the shares of Fosun Fashion Group (Cayman) Limited dated as of October 16, 2022 between Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited and Meritz Securities Co., Ltd.	F-4/A	333-266095	10.21	October 20, 2022

10.22	Relationship Agreement dated October 19, 2022 between Lanvin Group Holdings Limited, Meritz Securities Co., Ltd.	F-4/A	333-266095	10.22	October 31, 2022

10.23	Letter Agreement, dated September 29, 2022, between Primavera Capital Acquisition Corporation and Primavera Capital Acquisition LLC	F-4/A	333-266095	10.23	October 20, 2022

10.24	Amended and Restated Subscription Agreement, dated October 28, 2022, between Lanvin Group Holdings Limited, Primavera Capital Acquisition Corporation, Fosun Fashion Holdings (Cayman) Limited, Fosun Fashion Group (Cayman) Limited and Fosun International Limited	F-4/A	333-266095	10.24	October 31, 2022

10.25	Amendment No.1 to Sponsor Support Deed dated October 28, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Primavera Capital Acquisition LLC, Lanvin Group Holdings Limited, and certain other parties thereto	F-4/A	333-266095	10.25	October 31, 2022

10.26	Letter Agreement to the Shareholder Support Deed dated October 28, 2022, between Primavera Capital Acquisition Corporation, Lanvin Group Holdings Limited, Fosun Fashion Group (Cayman) Limited and Fosun Fashion Holdings (Cayman) Limited	F-4/A	333-266095	10.26	October 31, 2022

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.27	Form of Non-redemption agreement to be entered into between Primavera Capital Acquisition Corporation, Lanvin Group Holdings Limited, Fosun Fashion Group (Cayman) Limited and certain holders of Class A Ordinary Shares of Primavera Capital Acquisition Corporation	F-4/A	333-266095	10.27	October 31, 2022

10.28	Share Surrender Letter Agreement, dated as of December 2, 2022, by and among Primavera Capital Acquisition Corporation, Lanvin Group Holdings Limited, Primavera Capital Acquisition LLC and Fosun Fashion Holdings (Cayman) Limited	F-4/A	333-266095	10.28	December 6, 2022

10.29	Waiver Letter Agreement, dated as of December 2, 2022, by and among Primavera Capital Acquisition Corporation and Primavera Capital Acquisition LLC	F-4/A	333-266095	10.29	December 6, 2022

10.30	Brilliant Fashion Incentive Award Plan	20-F	001-41569	4.7	December 20, 2022

21.1	List of subsidiaries of Lanvin Group Holdings Limited	20-F	001-41569	8.1	December 20, 2022

23.1*	Consent of WithumSmith+Brown, PC

23.2*	Consent of Grant Thornton Zhitong Certified Public Accountants LLP

23.4*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.5*	Consent of Freshfields Bruckhaus Deringer as to the Warrants (included in Exhibit 5.2)

24.1†	Power of Attorney (included on the signature page of this registration statement)

107†	Calculation of Filing Fee Table

*	Filed herewith.
†	Previously filed.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Shanghai, China on the 9th day of February, 2023.

Lanvin Group Holding Limited

By:	/s/ Yun Cheng
Name:	Yun Cheng
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Yun Cheng Yun Cheng	Chairman and Chief Executive Office (Principal Executive Officer)	February 9, 2023

/s/ Kat Yu David Chan Kat Yu David Chan	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2023

* Tong “Max” Chen	Director	February 9, 2023

* Zhen Huang	Director	February 9, 2023

* Shunjiang Qian	Director	February 9, 2023

* Mitchell Alan Garber	Director	February 9, 2023

* Jennifer Fleiss	Director	February 9, 2023

* Jurjan Wouda Kuipers	Director	February 9, 2023

* Ceci Kurzman	Director	February 9, 2023

*By	/s/ Yun Cheng
Name: Yun Cheng
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Lanvin Group Holdings Limited, has signed this registration statement in the City of Newark, State of Delaware, on 9th day of February, 2023.

Authorized U.S. Representative PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative